    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 13, 1995

                                                      REGISTRATION NO. 33-
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------
                          FLEET FINANCIAL GROUP, INC.
             (Exact name of Registrant as specified in its charter)

          RHODE ISLAND                   05-0341324                           6711
(State or other jurisdiction of       (I.R.S. Employer              (Primary Standard Industrial
 incorporation or organization)      Identification No.)             Classification Code Number)

                50 KENNEDY PLAZA, PROVIDENCE, RHODE ISLAND 02903
                                  401-278-5800
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------
                          WILLIAM C. MUTTERPERL, ESQ.
                          FLEET FINANCIAL GROUP, INC.
                50 Kennedy Plaza, Providence, Rhode Island 02903
                                 (401) 278-5880
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------
                                   Copies to:

                           LAURA N. WILKINSON, ESQ.
                               EDWARDS & ANGELL
                           2700 Hospital Trust Tower
                        Providence, Rhode Island 02903
                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                                                  CALCULATION OF REGISTRATION FEE
================================================================================================================
                                                                           PROPOSED     PROPOSED
                                                                            MAXIMUM      MAXIMUM
                                                            AMOUNT         OFFERING     AGGREGATE    AMOUNT OF
              TITLE OF EACH CLASS OF                         TO BE           PRICE      OFFERING    REGISTRATION
           SECURITIES TO BE REGISTERED                    REGISTERED       PER SHARE      PRICE         FEE
- ----------------------------------------------------------------------------------------------------------------
Warrants to Purchase Common Stock........................ 2,773 warrants   $ 2.15(1)    $5,962(1)      $100
- ----------------------------------------------------------------------------------------------------------------
Common Stock Issuable upon exercise of the Warrants(2)... 2,773 shares(3)
- ----------------------------------------------------------------------------------------------------------------
          Total .........................................                                              $100
================================================================================================================

(1)  Computed pursuant to Rule 457(g), based on the offering price of the warrants as determined by Fleet.

(2)  Including preferred share purchase rights.

(3)  Pursuant to Rule 416, there are also being registered such additional shares of Common Stock as may become issuable pursuant to anti-dilution provisions of the Warrants.

     Pursuant to Rule 429 of the rules and regulations of the Securities and Exchange Commission under the Securities Act of 1933, as amended, the Prospectus and Prospectus Supplement contained herein also relate to Common Stock, Warrants and Common Stock issuable upon exercise of the Warrants previously registered under Registration Statement No. 33-55579 and this Registration Statement on Form S-4 constitutes Post-Effective Amendment No. 1 to such Registration Statement.
                                   ------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATES AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================


                          FLEET FINANCIAL GROUP, INC.

          CROSS-REFERENCE SHEET FOR REGISTRATION STATEMENT ON FORM S-4
                                      AND
                          PROXY STATEMENT-PROSPECTUS.

                       S-4 ITEM                      LOCATION IN PROXY STATEMENT-PROSPECTUS
                       --------                      --------------------------------------
  1.  Forepart of Registration Statement and
      Outside Front Cover Page of Prospectus....   Facing Page of Registration Statement;
                                                   Cross-Reference Sheet; Cover Page
  2.  Inside Front and Outside Back Cover Pages
      of Prospectus.............................   Table of Contents; Available Information;
                                                   Information Incorporated by Reference
  3.  Risk Factors, Ratio of Earnings to Fixed
      Charges and Other Information.............   Summary of Proxy Statement-Prospectus
  4.  Terms of the Transaction..................   Summary of Proxy Statement-Prospectus; The
                                                   Merger; Comparison of Stockholders' Rights
                                                   under Rhode Island and Delaware Law
  5.  Pro Forma Financial Information...........   Not Applicable
  6.  Material Contacts with the Company being
      Acquired..................................   The Merger
  7.  Additional Information Required for
      Reoffering by Persons and Parties Deemed
      to be Underwriters........................   Not Applicable
  8.  Interests of Named Experts and Counsel....   Legal Opinions
  9.  Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities...............................   Not Applicable
 10.  Information with Respect to S-3
      Registrants...............................   Information Incorporated by Reference
 11.  Incorporation of Certain Information by
      Reference.................................   Information Incorporated by Reference
 12.  Information with Respect to S-2 or S-3
      Registrants...............................   Not Applicable
 13.  Incorporation of Certain Information by
      Reference.................................   Not Applicable
 14.  Information with Respect to Registrants
      Other Than S-2 or S-3 Registrants.........   Not Applicable
 15.  Information with Respect to S-3
      Companies.................................   Information Incorporated by Reference
 16.  Information with Respect to S-2 or S-3
      Companies.................................   Not Applicable
 17.  Information with Respect to Companies
      Other Than S-2 or S-3 Companies...........   Not Applicable
 18.  Information if Proxies, Consents or
      Authorizations are to be Solicited........   Cover Page; Summary of Proxy Statement-
                                                   Prospectus; Meeting Information; The
                                                   Merger; Information Incorporated by
                                                   Reference; Experts; Solicitation of
                                                   Proxies; Stockholder Proposals
 19.  Information if Proxies, Consents or
      Authorizations are not to be Solicited, or
      in an Exchange Offer......................   Not Applicable

                             PROSPECTUS SUPPLEMENT
                                       TO

                           PROXY STATEMENT-PROSPECTUS

                          FLEET FINANCIAL GROUP, INC.
                                50 KENNEDY PLAZA
                         PROVIDENCE, RHODE ISLAND 02903

     This Prospectus Supplement ("Supplement") is being furnished to holders of NBB Bancorp, Inc. ("NBB") common stock, $0.10 par value ("NBB Common Stock"), as a supplement to the Proxy Statement-Prospectus, dated October 26, 1994 (the "Proxy Statement-Prospectus"), previously sent to NBB stockholders in connection with the special meeting of shareholders of NBB held on December 15, 1994. This Supplement updates certain information contained in the Proxy Statement-Prospectus and is to be used by stockholders of NBB in electing to receive either cash or shares of Common Stock, $1.00 par value, including the associated preferred share purchase rights ("Fleet Common Stock") of Fleet Financial Group, Inc. ("Fleet"), all in connection with the Merger (the "Merger") of NBB into Fleet. The Merger was consummated on January 27, 1995 (the "Effective Date").

     As a result of the Merger, each NBB stockholder has the right to receive, for each share of NBB Common Stock held by such stockholder, except for shares held by dissenting shareholders or shares held by Fleet or its subsidiaries or by NBB or its subsidiaries (other than in both cases shares held in a fiduciary capacity or as a result of debts previously contracted), either 1.457 shares of Fleet Common Stock or $48.50 in cash. In addition, each NBB stockholder has the right to receive .280 warrants to purchase Fleet Common Stock (the "Warrants").

     Please read this Supplement carefully. Failure of NBB stockholders to properly complete and file the accompanying Election Form and Letter of Transmittal (the "Election Form") by 5:00 p.m., Providence Time, on February 21, 1995 (the "Election Deadline"), and to comply with the procedures described in this Supplement will affect the type of consideration received in the Merger.

     The determination of whether an NBB stockholder will receive Fleet Common Stock or cash, or a combination of both, will depend on (i) the stated preference of the NBB stockholder as indicated on the Election Form and (ii) allocation procedures to be followed by Fleet if the total number of shares of NBB Common Stock held by NBB stockholders who have elected to receive Fleet Common Stock does not equal 4,231,923, calculated by dividing the 6,165,912 shares of Fleet Common Stock issued in the Merger by 1.457. See "EXCHANGE OF CERTIFICATES; ELECTION PROCEDURE; FRACTIONAL SHARES".

     Each Warrant entitles the holder thereof to purchase Fleet Common Stock at $43.875 per share at any time during the five-year period commencing on January 27, 1996 and ending on January 26, 2001.

     Fleet has filed a Registration Statement on Form S-4 (File No. 33-55555) (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "Commission") covering the Warrants and shares of Fleet Common Stock, representing shares to be issued in connection with the Merger and shares issuable upon exercise of the Warrants (the "Warrant Shares").

     Neither the Proxy Statement-Prospectus nor this Supplement covers any resales of Fleet Common Stock or Warrants received by stockholders of NBB upon consummation of the Merger or the Warrant Shares, and no person is authorized to make use of the Proxy Statement-Prospectus or this Supplement in connection with any such resale.

     THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THE PROXY STATEMENT-PROSPECTUS AND THIS SUPPLEMENT. THE MERGER AND THE ELECTION PROCEDURES ARE COMPLEX. STOCKHOLDERS ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THE PROXY STATEMENT-PROSPECTUS AND THIS SUPPLEMENT IN THEIR ENTIRETY.

     THE WARRANTS AND SHARES OF FLEET COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF FLEET AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, BANK INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY.

     THE SECURITIES OF FLEET OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS SUPPLEMENT NOR ANY DISTRIBUTION OF THE SHARES OF FLEET COMMON STOCK OR WARRANTS HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF FLEET SINCE THE DATE HEREOF.

                The date of this Supplement is January 30, 1995.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                       ------
AVAILABLE INFORMATION................................................................       4
INFORMATION INCORPORATED BY REFERENCE................................................       4
SUMMARY..............................................................................       6
SELECTED CONSOLIDATED FINANCIAL DATA.................................................      12
THE MERGER...........................................................................      15
CONVERSION OF NBB COMMON STOCK AND OTHER MATTERS.....................................      15
EXCHANGE OF CERTIFICATES; ELECTION PROCEDURE; FRACTIONAL SHARES......................      16
CERTAIN FEDERAL INCOME TAX CONSEQUENCES..............................................      17
STOCK PRICES AND DIVIDENDS...........................................................      20
RECENT DEVELOPMENTS..................................................................      20
ACCOUNTING TREATMENT.................................................................      21
RESALE OF FLEET COMMON STOCK, WARRANTS AND WARRANT SHARES............................      21
APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS..........................................      22
CERTAIN REGULATORY CONSIDERATIONS....................................................      22
RECENT LEGISLATION AND RELATED MATTERS...............................................      23
DESCRIPTION OF FLEET CAPITAL STOCK AND WARRANTS......................................      27
EXPERTS..............................................................................      35
LEGAL OPINIONS.......................................................................      35

                             AVAILABLE INFORMATION

     Additional information concerning Fleet is available from several sources described below. NBB stockholders who wish to obtain this additional information should act promptly to ensure that the information can be received and considered prior to the Election Deadline.

SEC FILINGS

     Fleet is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Proxy statements, reports and other information concerning Fleet can be inspected and copied at the Commission's office at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and the Commission's Regional Offices in New York (Suite 1300, Seven World Trade Center, New York, New York 10048) and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661), and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Fleet Common Stock and the Warrants are listed on the New York Stock Exchange. Reports, proxy materials and other information concerning Fleet also may be inspected at the offices of the New York Stock Exchange, Inc. (the "Stock Exchange"), 20 Broad Street, New York, New York 10005. This Supplement does not contain all the information set forth in the Registration Statement and Exhibits thereto which Fleet has filed with the Commission under the Securities Act, which may be obtained from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees, and to which reference is hereby made.

     THIS SUPPLEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS THERETO, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS SUPPLEMENT IS DELIVERED UPON WRITTEN OR ORAL REQUEST TO:

                       Robert W. Lougee, Jr.
                       Director of Investor Relations
                       Fleet Financial Group, Inc.
                       50 Kennedy Plaza
                       Providence, Rhode Island 02903
                       401-278-5879

ADDITIONAL COPIES

     Additional copies of the Proxy Statement-Prospectus, the Election Form and this Supplement are available by writing or calling the Exchange Agent, Fleet National Bank, 111 Westminster Street, Providence, Rhode Island 02903 (telephone 1-800-538-1516).

                     INFORMATION INCORPORATED BY REFERENCE

     The following documents are incorporated by reference herein:

          (1) Fleet's Annual Report on Form 10-K for the year ended December 31, 1993;

          (2) Fleet's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994, June 30, 1994 (as amended by a Form 10-Q/A dated October 26, 1994) and September 30, 1994;

          (3) Fleet's Current Reports on Form 8-K dated March 10, 1994, May 9, 1994, August 15, 1994, September 7, 1994, October 19, 1994, October 21,
     1994, November 28, 1994, December 28, 1994 and January 18, 1995;

          (4) The description of the Fleet Common Stock contained in a Registration Statement filed by Industrial National Corporation (predecessor to Fleet) on Form 8-B dated May 29, 1970, and any amendment or report filed for the purpose of updating such description;

          (5) The description of the preferred share purchase rights contained in Fleet's Registration Statement on Form 8-A dated November 29, 1990 (as amended by an Amendment to Application or Report on Form 8 dated September 6, 1991); and

          (6) The description of the Warrants contained in Fleet's Registration Statement on Form 8-A dated December 27, 1994, and any amendment or report filed for the purpose of updating such description.

     Such incorporation by reference shall not be deemed to specifically incorporate by reference the information referred to in Item 402(a)(8) of Regulation S-K.

     All documents filed with the Commission by Fleet pursuant to Sections 13, 14 or 15(d) of the Exchange Act subsequent to the date of this Supplement are incorporated herein by reference and such documents shall be deemed to be a part hereof from the date of filing of such documents. Any statement contained in this Supplement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Supplement.

                                    SUMMARY

     The following is a brief summary, which is necessarily incomplete, of certain information contained elsewhere in this Supplement or in documents incorporated herein by reference. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information contained in the Proxy Statement-Prospectus, this Supplement and in the documents incorporated by reference herein. Each stockholder is urged to read the Supplement with care.

FLEET FINANCIAL GROUP, INC.

     Fleet is a diversified financial services company organized under the laws of the State of Rhode Island. At September 30, 1994, Fleet was the 17th largest banking institution in the United States in terms of total assets, with total assets of $47.0 billion, total deposits of $33.6 billion and stockholders' equity of $3.4 billion.

     Fleet is engaged in a general commercial banking and trust business throughout the states of Rhode Island, New York, Connecticut, Massachusetts, Maine and New Hampshire, through its banking subsidiaries, Fleet Bank ("Fleet-NY"), Fleet National Bank ("Fleet-RI"), Fleet Bank, National Association ("Fleet-CT"), Fleet Bank of Massachusetts, N.A. (the "Surviving Bank"), Fleet Bank of Maine and Fleet Bank-NH. Fleet provides, through its nonbanking subsidiaries, a variety of financial services, including mortgage banking, asset-based lending, equipment leasing, consumer finance, real estate financing, credit-related life and accident/health insurance, securities brokerage services, investment banking, investment advice and management, data processing and student loan servicing. The principal office of Fleet is located at 50 Kennedy Plaza, Providence, Rhode Island 02903, telephone number (401) 278-5800.

THE MERGER

     The Merger was consummated on January 27, 1995 (the "Effective Date"). At the effective time of the Merger (the "Effective Time") each then outstanding share of NBB Common Stock (except for shares held by dissenting shareholders or shares held by Fleet or its subsidiaries, or by NBB or its subsidiaries (other than in both cases shares held in a fiduciary capacity or as a result of debts previously contracted)) was automatically converted into the right to receive
(i) either 1.457 shares of Fleet Common Stock (the "Per Share Stock Consideration") or $48.50 in cash (the "Per Share Cash Consideration") and (ii) .280 Warrants.

     The determination of the number of shares of Fleet Common Stock to be received for each share of NBB Common Stock was based on the average of the closing sales price (the "Average Closing Price") for Fleet Common Stock on the Stock Exchange during the ten trading day period which ended on the fifth business day preceding (but not including) the Effective Date. Whether an NBB stockholder will receive Fleet Common Stock or cash, or a combination of both, in the Merger will depend on (i) the stated preference of the NBB stockholder as indicated on the Election Form and (ii) allocation procedures to be used by Fleet if the total number of shares of NBB Common Stock held by NBB stockholders who have elected to receive Fleet Common Stock does not equal 4,231,923 calculated by dividing the 6,165,912 shares of Fleet Common Stock issued in the Merger by 1.457, the Per Share Stock Consideration.

     Each Warrant will entitle the holder to purchase one share of Fleet Common Stock at $43.875 per share at any time during the five-year period commencing on January 27, 1996 and ending January 26, 2001.

     No fractional shares of Fleet Common Stock will be issued. In lieu thereof, each holder of NBB Common Stock who otherwise would have been entitled to a fractional share of Fleet Common Stock will receive cash in an amount equal to such fraction multiplied by the Average Closing Price of $33.29. Calculations will be made to the nearest one-thousandth of a share of Fleet Common Stock and to the nearest cent.

     Each stock option to acquire NBB Common Stock granted under the NBB Stock Option Plan which was outstanding at the Effective Time and not exercised or cancelled was converted at the Effective Time into options to purchase Fleet Common Stock plus .280 Warrants. Fleet has adopted the Fleet Financial Group, Inc. 1995 New Bedford Acquisition Stock Option Plan (the "NBB Acquisition Option Plan") under which such options will be granted. The rights to Fleet Common Stock received by holders of NBB stock options in the Merger are the same as the rights such optionees had under the NBB Stock Option Plan immediately prior to the Effective Time, except that the number of shares of Fleet Common Stock subject to such options and the exercise price of such options have been adjusted to give effect to the Per Share Stock Consideration. Fleet has filed a Registration Statement on Form S-8 covering the shares of Fleet Common Stock issuable upon exercise of the options which were converted in the Merger.

     Immediately following the consummation of the Merger, Fleet transferred the ten branches of New Bedford Institution for Savings, a wholly-owned subsidiary of NBB prior to the Merger (the "Bank"), located in the State of Rhode Island and the loans associated therewith to Fleet-RI, a wholly-owned subsidiary of Fleet, in exchange for Fleet-RI's assumption of deposit and other liabilities related thereto and a cash payment equal to the net fair market value of the transferred assets, and then caused the consummation of the merger of the Bank with and into the Surviving Bank.

     See "CONVERSION OF NBB COMMON STOCK AND OTHER MATTERS", and "EXCHANGE OF CERTIFICATES; ELECTION PROCEDURE; FRACTIONAL SHARES".

ELECTION PROCEDURES

     The conversion of NBB Common Stock into the right to receive Fleet Common Stock and/or cash and Warrants occurred automatically at the Effective Time. Accompanying this Supplement is the Election Form. The Election Form contains instructions with respect to the surrender of certificates representing NBB Common Stock. The Election Form will permit each NBB stockholder, with respect to each share of NBB Common Stock, to elect to receive Fleet Common Stock, to receive cash or to make no election. ANY SUCH ELECTION SHALL HAVE BEEN PROPERLY MADE ONLY IF THE EXCHANGE AGENT SHALL HAVE ACTUALLY RECEIVED A PROPERLY COMPLETED ELECTION FORM BY 5:00 P.M. ON FEBRUARY 21, 1995 (THE "ELECTION DEADLINE"). AN ELECTION FORM SHALL BE DEEMED PROPERLY COMPLETED ONLY IF ACCOMPANIED BY ONE OR MORE CERTIFICATES REPRESENTING ALL SHARES OF NBB COMMON STOCK COVERED BY SUCH ELECTION FORM, TOGETHER WITH DULY EXECUTED TRANSMITTAL MATERIALS INCLUDED WITH THE ELECTION FORM. ANY HOLDER OF NBB COMMON STOCK WHO SHALL NOT HAVE SUBMITTED TO THE EXCHANGE AGENT AN EFFECTIVE, PROPERLY COMPLETED ELECTION FORM ON OR BEFORE THE ELECTION DEADLINE WILL BE DEEMED TO HAVE MADE NO ELECTION.

     Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline by written notice to the Exchange Agent, which notice must be received by the Exchange Agent at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of NBB Common Stock represented by such Election Form shall be deemed to have made no election.

     Notwithstanding the elections made, upon consummation of the Merger, shares of Fleet Common Stock will be issued in exchange for 4,231,923 shares of NBB Common Stock (the "Stock Conversion Number"), calculated by dividing the 6,165,912 shares of Fleet Common Stock issued in the Merger (the "Aggregate Parent Stock Amount") by 1.457, the Per Share Stock Consideration. In the event that the number of shares held by NBB stockholders that elect to receive Fleet Common Stock is less than the Stock Conversion Number, then all shares electing to receive Fleet Common Stock will be converted into the right to receive Fleet Common Stock and the Exchange Agent will select on a pro rata basis, first from the holders who made no election and then if necessary from those electing to receive cash, a sufficient number of shares of NBB Common Stock such that the number of such selected shares will, when added to the number of shares electing to receive Fleet Common Stock, equal as closely as practicable the Stock Conversion Number. Under such circumstances, such selected shares will be converted into the right to receive Fleet Common Stock and any shares not so selected will be converted into the right to receive cash.

     On the other hand, in the event that the number of shares held by NBB stockholders that elect to receive Fleet Common Stock is more than the Stock Conversion Number, then all shares electing to receive cash will be converted into the right to receive cash, and the Exchange Agent will select on a pro rata basis first from the holders who made no election and then if necessary from those electing to receive Fleet Common Stock, a sufficient number of shares of NBB Common Stock such that the number of such selected shares will, when added to the number of shares electing to receive cash, equal the difference between the number of shares of NBB Common Stock outstanding as of the Effective Time which are being converted and the Stock Conversion Number. Any shares which are not so selected will be converted into the right to receive Fleet Common Stock.

     FLEET MAKES NO RECOMMENDATION AS TO THE MANNER IN WHICH EACH INDIVIDUAL NBB STOCKHOLDER'S ELECTION SHOULD BE MADE. EACH NBB STOCKHOLDER SHOULD CONSIDER, AMONG OTHER THINGS, HIS OR HER DESIRE TO RECEIVE CASH, THE RISKS RELATED TO THE FLEET COMMON STOCK, HIS OR HER DESIRE TO ASSUME THOSE RISKS AND THE RESPECTIVE TAX CONSEQUENCES OF RECEIVING CASH OR FLEET COMMON STOCK. SEE "CERTAIN FEDERAL INCOME TAX CONSEQUENCES".

     Until the certificates representing NBB Common Stock are surrendered for exchange after the Effective Time of the Merger, holders of such certificates will accrue but will not be paid dividends or other distributions on any shares of Fleet Common Stock into which their shares have been converted. When such certificates are surrendered, any unpaid dividends or other distributions will be paid, without interest. No interest will be paid or accrued on the cash into which their shares have been converted or the cash in lieu of fractional shares payable to holders of such certificates. For all other purposes, however, each certificate which represented outstanding shares of NBB Common Stock outstanding at the Effective Time of the Merger will be deemed to evidence ownership of the Warrants, shares of Fleet Common Stock and/or cash into which those shares have been converted pursuant to the Merger.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Neither Fleet nor NBB requested an advance ruling from the Internal Revenue Service as to the tax consequences of the Merger. On the Effective Date of the Merger, NBB received an opinion from Goodwin, Procter and Hoar, its counsel, dated as of such date, based upon certain customary representations and assumptions set forth therein, substantially to the effect that for federal income tax purposes the Merger constituted a reorganization within the meaning of section 368(a) of the Code, and Fleet and NBB each were a party to the reorganization within the meaning of section 368(b) of the Code (noting, however, that the nontaxability of the stockholders of NBB resulting from such reorganization does not extend to the Warrants and any cash received as Per Share Cash Consideration, cash in lieu of a fractional share interest in Fleet Common Stock or cash received by dissenting stockholders).

     Based on such opinion, the material federal income tax results of the Merger are as follows. No gain or loss will be recognized by NBB or by Fleet as a result of the Merger. An NBB stockholder who receives solely cash and Warrants in exchange for all of his shares of NBB Common Stock will recognize a gain or loss for federal income tax purposes equal to the difference between (i) the sum of the cash and the fair market value of the Warrants, as of the Effective Time, and (ii) the stockholder's tax basis in the NBB Common Stock surrendered in exchange therefor. Assuming such NBB stockholder, at the time of the exchange, holds NBB Common Stock as a capital asset, such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the stockholder's holding period is more than one year. There are limitations on the extent to which stockholders may deduct capital losses from ordinary income.

     If the consideration received in the Merger by an NBB stockholder consists in part of Fleet Common Stock, and such stockholder's adjusted basis in the shares of NBB Common Stock surrendered in the transaction is less than the sum of the fair market value, as of the Effective Time, of the Fleet Common Stock and Warrants and the amount of any cash received (other than for a fractional share of Fleet Common Stock), such stockholder will realize a gain on the transaction (a "Realized Gain"). Such stockholder will recognize a gain equal to the lesser of (i) such Realized Gain and (ii) the sum of the fair market value of the Warrants and the amount of any cash received (other than for a fractional share of Fleet Common Stock). Provided the exchange does not have the effect of a dividend, the gain so recognized will be characterized as a capital gain (assuming the NBB Common Stock exchanged was a capital asset in the hands of the stockholder). If an NBB stockholder who receives part Fleet Common Stock in the Merger realizes a loss, such loss will not be currently recognized for federal income tax purposes. Such disallowed loss will be reflected in the adjusted tax basis of the shares of Fleet Common Stock received in the Merger.

     Stockholders should consult their own tax advisors as to the tax consequences of the Merger to them under Federal, state, local or any other applicable law.

     See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES".

ACCOUNTING

     The Merger is intended to be accounted for as a "purchase" transaction, as more fully described under "ACCOUNTING TREATMENT".

APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS

     Holders of NBB Common Stock who did not vote to approve and adopt the Merger Agreement and who comply with the requirements of Section 262 of the Delaware General Corporation Law will be entitled to appraisal rights. A copy of
Section 262 was attached to the Proxy Statement-Prospectus as Exhibit C.

     See "APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS".

STOCK PRICES AND DIVIDENDS

     The shares of Fleet Common Stock are listed and traded on the Stock Exchange. The table below sets forth the high and low sales prices for Fleet Common Stock as reported on the Stock Exchange and the cash dividends declared, for the periods indicated:

                                                                               FLEET
                                                                    ---------------------------
                                                                     HIGH      LOW    DIVIDENDS
                                                                    -------  -------  ---------
1991............................................................... $26.250  $ 9.625   $ 0.800
1992...............................................................  33.875   24.250     0.825
1993...............................................................  37.875   28.250     1.025
1994...............................................................  41.375   29.875     1.400
1995 (through January 27, 1995)....................................  35.125   29.875       N/A

     On May 6, 1994, the business day immediately preceding the public announcement of the proposed Merger, the closing sales price for Fleet Common Stock as reported on the Stock Exchange Composite Tape was $36.875 per share. On January 27, 1995, the Effective Date of the Merger, the closing sales price for Fleet Common Stock as so reported was $31.875 per share.

     See "STOCK PRICES AND DIVIDENDS".

SELECTED HISTORICAL AND PRO FORMA PER SHARE DATA

     The following unaudited information reflects certain per common share data related to income per share, cash dividends declared per share, book value per share, and market value per share (i) on an historical basis for Fleet; and (ii) on a pro forma combined basis per share of Fleet Common Stock to give effect to the consummation of the Merger and the use of repurchased Fleet Common Stock to pay the Per Share Stock Consideration. Such pro forma calculations do not include the effect of the Warrants. The Warrants would not have a dilutive effect on Fleet Common Stock on a pro forma basis since the average market price of the Fleet Common Stock for each of the nine months ended September 30, 1994 and the year ended December 31, 1993 did not exceed the exercise price of the Warrants.

     The information shown below should be read in conjunction with the consolidated historical financial statements of Fleet, including the respective notes thereto, which are incorporated by reference in this Proxy
Statement-Prospectus. See "INFORMATION INCORPORATED BY REFERENCE".

                                                                   NINE MONTHS          YEAR ENDED
                                                               ENDED SEPTEMBER 30,     DECEMBER 31,
                                                                      1994                 1993
                                                               -------------------     -------------
FLEET COMMON STOCK:
Income per share from continuing operations:
     Primary:
          Historical.........................................        $  2.70              $  3.01
          Pro forma -- Fleet and NBB(1)......................           2.68                 3.02
     Fully Diluted:
          Historical.........................................           2.70                 3.01
          Pro forma -- Fleet and NBB(1)......................           2.67                 3.02
Cash dividends declared per share:
          Historical.........................................           1.00                1.025
          Pro forma -- Fleet and NBB(2)......................           1.00                1.025
Book value per share at period end:
          Historical(3)......................................          22.50                22.84
          Pro forma -- Fleet and NBB(4)......................          22.50                22.84

(1) Pro forma combined primary and fully diluted income per share data has been computed based on the pro forma net income available to holders of Fleet Common Stock and NBB Common Stock, using the historical weighted average shares outstanding and common stock equivalents relating to stock options, Fleet's Dual Convertible Preferred Stock, $1.00 par value (the "Dual Convertible Preferred Stock"), and rights to acquire Fleet Common Stock issued to holders of the Dual Convertible Preferred Stock, each outstanding at period end, and the exercise of stock options as may be appropriate as of the beginning of the earliest period presented, adjusted to the equivalent number of shares of Fleet Common Stock. These calculations assume the exchange of 1.457 shares of Fleet Common Stock for each share of NBB Common Stock, that an aggregate of 6,165,912 shares of Fleet Common Stock are issued in the Merger and that Fleet has repurchased all of such shares in the open market prior to the Effective Time. Earnings used in the calculation of pro forma primary and fully diluted income per share data are adjusted by the dividend requirements of all preferred stock.

(2) Pro forma combined cash dividends declared per share of Fleet Common Stock amounts are determined by dividing aggregate pro forma cash dividends declared by the equivalent pro forma combined average outstanding shares of Fleet Common Stock giving effect to the Merger and assuming the exchange of
    1.457 shares of Fleet Common Stock for each share of NBB Common Stock, the issuance of an aggregate of 6,165,912 shares of Fleet Common Stock in the Merger and the repurchase by Fleet of all of such shares in the open market prior to the Effective Time.

(3) Effective January 1, 1994 and December 31, 1993, respectively, Fleet adopted Financial Accounting Standards Board (FASB) Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The standard requires that securities available for sale be reported at fair value, with unrealized gains or losses reflected as a separate component of stockholders' equity net of related tax.

    Previously, these securities were recorded at the lower of aggregate cost or market value with any net unrealized loss included in earnings. Historical book value per common share at September 30, 1994 for Fleet includes any adjustments for unrealized gains or losses relating to securities available for sale.

(4) Pro forma combined book values per share represent the book values per share giving effect to the Merger and assuming the exchange of 1.457 shares of Fleet Common Stock for each share of NBB Common Stock, the issuance of an aggregate of 6,165,912 shares of Fleet Common Stock in the Merger and the repurchase by Fleet of all of such shares in the open market prior to the Effective Time.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following tables set forth certain unaudited historical consolidated financial data for Fleet. This data is based on the consolidated financial statements of Fleet, including the respective notes thereto, which are incorporated by reference in this Supplement and should be read in conjunction therewith. See "INFORMATION INCORPORATED BY REFERENCE". The summary data for the nine months ended September 30, 1994 and 1993 of Fleet is based on unaudited financial statements which include all adjustments (consisting of normal recurring items) that, in the opinion of the management of Fleet, are necessary for a fair presentation of the results of the respective interim periods. The results of operations for the nine months ended September 30, 1994 and September 30, 1993 are not necessarily indicative of the results for any other period. Certain amounts in prior periods have been reclassified to conform to current-year presentation.

                      SELECTED CONSOLIDATED FINANCIAL DATA

                          FLEET FINANCIAL GROUP, INC.

                                  (HISTORICAL)

                                       NINE MONTHS ENDED
                                         SEPTEMBER 30,                         YEAR ENDED DECEMBER 31,
                                    ------------------------  ----------------------------------------------------------
                                     1994(1)         1993        1993        1992      1991(2)     1990(3)       1989
                                    ----------    ----------  ----------  ----------  ----------  ----------  ----------
                                                          (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Consolidated Summary of Operations:
  Interest income..................    $ 2,448       $ 2,417     $ 3,212     $ 3,416     $ 3,329     $ 3,279     $ 3,068
  Interest expense.................        948           880       1,161       1,463       1,930       2,126       1,816
  Net interest income..............      1,500         1,537       2,051       1,953       1,399       1,153       1,252
  Provision for credit losses......         45           215         271         486         509         762         160
  Net interest income after
    provision for credit losses....      1,455         1,322       1,780       1,467         890         391       1,092
  Noninterest income...............        863         1,146       1,465       1,368       1,082         735         576
  Noninterest expense..............      1,566         1,872       2,424       2,318       1,819       1,289       1,128
  Income (loss) before income
    taxes..........................        752           596         821         517         153        (163)        540
  Income tax expense (benefit).....        296           241         327         228          55         (89)        169
  Net income (loss) before minority
    interest.......................        456           355         494         289          98         (74)        371
  Minority interest in FMG (after-
    tax)(4)........................          8             3           6           9           0           0           0
                                         -----         -----       -----       -----       -----       -----       -----
  Net income (loss)................     $  448        $  352      $  488      $  280      $   98      $  (74)     $  371
                                         -----         -----       -----       -----       -----       -----       -----
                                         -----         -----       -----       -----       -----       -----       -----
Earnings (loss) per common share
  (5):
  Primary..........................      $2.70         $2.17       $3.01       $1.78        $.67       $(.75)      $3.34
  Fully diluted                           2.70          2.16        3.01        1.77         .67        (.75)       3.30
  Weighted average primary shares
    outstanding                    161,037,511   153,935,320 154,666,307 141,469,658 124,966,226 109,415,386 108,706,377
  Weighted average fully diluted
    shares outstanding.............161,163,382   154,397,390 154,899,995 142,778,665 127,092,029 111,259,336 111,025,858
  Book value per common share(6)...     $22.50        $22.17      $22.84      $19.50      $18.15      $17.65      $19.87
  Cash dividends declared per
    common share...................       1.00          .725       1.025        .825         .80        1.25        1.31
  Common dividend payout
    ratio(7).......................       30.8%         28.1%       28.7%       36.1%       96.7%         --(7)     38.3%
Ratio of Earnings to Fixed
  Charges(8):
  Excluding interest on deposits...       2.73x         2.80x       2.81x       2.22x       1.32x         --(8)     1.93x
  Including interest on deposits...       1.76          1.65        1.68        1.34        1.08          --(8)     1.29
Ratio of Earnings to Fixed Charges
  and Dividends on Preferred
  Stock(9):
  Excluding interest on deposits...       2.68          2.71        2.67        2.09        1.31          --(9)     1.91
  Including interest on deposits...       1.75          1.64        1.66        1.33        1.08          --(9)     1.29
Consolidated Balance Sheet --
  Average Balances:
  Total assets.....................    $49,134       $45,542     $45,966     $45,166     $38,839     $34,363     $29,798
  Securities held to
    maturity(10)...................        858         1,882       2,496         650       6,787       7,127       4,894
  Securities available for sale....     15,338        10,786      10,442      11,059       1,376          --          --
  Loans and leases, net of unearned
    income.........................     26,450        26,109      26,144      26,615      23,995      21,027      20,371
  Interest-bearing deposits........     25,568        25,340      25,173      26,551      24,248      18,607      16,914

                                       NINE MONTHS ENDED
                                         SEPTEMBER 30,                         YEAR ENDED DECEMBER 31,
                                    ------------------------  ----------------------------------------------------------
                                     1994(1)         1993        1993        1992      1991(2)     1990(3)       1989
                                    ----------    ----------  ----------  ----------  ----------  ----------  ----------
                                                         (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
  Short-term borrowings(11)........     $8,401        $5,552      $5,971      $4,753      $3,284      $6,366      $4,260
  Long-term debt/subordinated notes
    and debentures(12).............      3,362         3,724       3,718       3,127       3,020       2,544       1,809
  Dual Convertible Preferred
    Stock(13)......................         --            --          --         283         134          --          --
  Stockholders' equity.............      3,661         3,410       3,453       2,611       2,269       2,197       2,182
Consolidated Ratios(14):
  Net interest margin (fully
    taxable equivalent)............       4.62%         5.06%       5.02%       4.80%       4.09%       3.92%       4.96%
  Return (loss) on average
    assets.........................       1.22          1.03        1.06         .62         .25        (.21)       1.25
  Return (loss) on average common
    stockholders' equity...........      17.87(15)     15.76       16.07       11.01        4.02       (3.93)      17.70
  Return (loss) on average
    stockholders' equity...........      16.35(15)     13.80       14.14       10.72        4.31       (3.35)      17.02
  Average stockholders' equity to
    average assets.................       7.45(16)      7.49(16)    7.51(16)    5.78(16)    5.84(16)    6.39        7.32
  Tier 1 risk-based capital
    ratio(17)......................      10.58         11.57       11.76       10.44        9.77        7.58        7.26
  Total risk-based capital
    ratio(17)......................      14.96         16.51       16.62       15.38       13.79       11.19       10.70
  Period-end reserve for possible
    loan and lease losses to
    period-end loans and leases,
    net of unearned income.........       3.58          3.86        3.80        3.86        3.81        3.42        1.58
  Net charge-offs to average loans
    and leases, net of unearned
    income.........................        .36          1.14        1.11        2.05        1.65        1.92         .72
  Period-end nonperforming assets
    to period-end loans and leases,
    net of unearned income, and
    other real estate owned(18)....       1.94          2.78        2.27        3.68        5.89        6.64        1.84

- ---------------

 (1) Effective January 1, 1994, Fleet adopted FASB Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The standard requires that securities available for sale be reported at fair value, with unrealized gains or losses reflected as a separate component of stockholders' equity. In connection with the adoption of FASB Statement No. 115, Fleet transferred securities netting to $767 million from the held to maturity portfolio to the available for sale portfolio. Fleet's Tier I capital and total capital ratios do not include any adjustments for unrealized gains or losses relating to securities available for sale. All 1994 information has been restated to include the acquisition of Sterling Bancshares Corporation as if it had occurred on January 1, 1994.

 (2) Data for the year ended December 31, 1991 includes results of the banks acquired in the Bank of New England acquisition from July 14, 1991.

 (3) Results for the year ended December 31, 1990 reflect the restatement of earnings relating to Fleet's accounting for declines in the market value of its marketable equity securities discussed in Fleet's Current Reports on Form 8-K dated May 3, 1991 and August 16, 1991 and its Annual Report on Form 10-K for the year ended December 31, 1991.

 (4) For the year ended December 31, 1992, the minority interest deduction for Fleet Mortgage Group, Inc. ("FMG") totalled approximately 19% of FMG's earnings from the date of the initial public offering (August 7, 1992) to the end of the period.

 (5) Earnings (losses) used in the calculation of primary and fully diluted earnings per share are adjusted by the dividend requirements of all outstanding preferred stock. Weighted average primary shares outstanding have been computed using the historical weighted average shares outstanding and common stock equivalents relating to stock options, Fleet's Dual Convertible Preferred Stock and rights to acquire Fleet Common Stock issued to holders of the Dual Convertible Preferred Stock, each outstanding at period end, and the exercise of stock options as may be appropriate as of the beginning of the earliest period presented, adjusted to the equivalent number of shares of Fleet Common Stock using the average closing price of Fleet Common Stock for the respective periods presented. Weighted average fully diluted shares outstanding have been computed as described above using the higher of the average closing price for the respective periods or closing price at the respective period end, in each case of Fleet Common Stock, to compute the equivalent number of shares of Fleet Common Stock.

 (6) Common stockholders' equity (used to compute book value per common share) is equal to the difference between total assets and total liabilities less total preferred stockholders' equity. Total assets of Fleet for each relevant period-end include goodwill and core deposit intangible. Such goodwill and core deposit intangible amounted to $331 million, $361 million, $341 million, $212 million and $229 million, at December 31, 1993, 1992, 1991, 1990 and 1989, respectively, and $325 million and $342 million at September 30, 1994 and 1993, respectively. Fleet adopted FASB Statement No. 115 effective January 1, 1994. Fleet's book value per common share for the nine months ended September 30, 1994 includes the average unrealized gains and losses on securities available for sale. Excluding the impact of FASB Statement No. 115, Fleet's book value per common share would have been $24.34 for the nine months ended September 30, 1994.

 (7) The common dividend payout ratio is equal to the ratio of aggregate common dividends declared during the indicated period to the consolidated net income of Fleet during such period. For the year ended December 31, 1990, common dividends aggregated $137 million and the net loss was $74 million.

 (8) Earnings consist of income before income taxes plus fixed charges (excluding capitalized interest). Fixed charges consist of interest on short-term debt and long-term debt (including interest related to capitalized leases and capitalized interest) and one-third of rent expense, which approximates the interest component of such expense. In addition, where indicated, fixed charges include interest on deposits. Fixed charges exceeded earnings by $164 million (excluding interest on deposits) and by $164 million (including interest on deposits) for the year ended December 31, 1990.

 (9) Earnings consist of income before income taxes plus fixed charges (excluding capitalized interest) and the pretax equivalent of dividends on preferred stock. Fixed charges and dividends on preferred stock consist of interest on short-term debt and long-term debt (including interest related to capitalized leases and capitalized interest) and one-third of rent expense, which approximates the interest component of such expense, plus the pretax equivalent of dividends on preferred stock. In addition, where indicated, fixed charges include interest on deposits. The sum of fixed charges and dividends exceeded earnings by $164 million (excluding interest on deposits) and by $164 million (including interest on deposits) for the year ended December 31, 1990.

(10) For a discussion of Fleet's reclassification in 1992 of its "portfolio securities" to "securities held for sale", see Fleet's Current Report on Form 8-K dated October 21, 1992.

(11) Short-term borrowings consist mainly of federal funds purchased, securities sold under agreements to repurchase, commercial paper and bank debt.

(12) On October 21, 1994, Fleet issued $200 million of 7 1/4% Senior Notes due October 15, 1997, the proceeds of which were used for general corporate purposes. In January, 1995, Fleet issued an aggregate of $119 million of its senior Medium-Term Notes due in 1996, the proceeds of which were used for general corporate purposes.

(13) The Dual Convertible Preferred Stock was issued in 1991 and reclassified to stockholders' equity as of December 31, 1992.

(14) Interim financial percentages have been annualized, where appropriate.

(15) Fleet adopted FASB Statement No. 115 effective January 1, 1994. Fleet's return on average common stockholders' equity, return on average stockholders' equity and average stockholders' equity to average assets ratios include the average unrealized gains and losses on securities available for sale. Excluding the impact of FASB Statement No. 115, Fleet's return on average common stockholders' equity, return on average stockholders' equity and average stockholders' equity to average assets ratios would have been 16.14%, 17.61% and 7.54%, respectively for the nine months ended September 30, 1994.

(16) Excludes $283 million of Fleet's Dual Convertible Preferred Stock at December 31, 1992 and December 31, 1991 and includes $283 million of Fleet's Dual Convertible Preferred Stock at September 30, 1994, September 30, 1993 and December 31, 1993. Including the $283 million of Dual Convertible Preferred Stock, this ratio would be 6.41% and 6.19% at December 31, 1992 and December 31, 1991, respectively. The Dual Convertible Preferred Stock was reclassified to stockholders' equity as of December 31, 1992.

(17) Calculated using final 1992 risk-based capital guidelines.

(18) Nonperforming assets include loans and leases on a nonaccrual basis, loans renegotiated due to the financial deterioration of the borrower and OREO, defined as insubstance foreclosures and other real estate owned.

                                   THE MERGER

     Fleet and NBB entered into the Merger Agreement on May 9, 1994, and amended and restated the Merger Agreement on August 26, 1994. A copy of the Merger Agreement was attached to the Proxy Statement-Prospectus as Exhibit A. The Merger was consummated on the Effective Date.

     At the Effective Time, NBB merged with and into Fleet. Fleet was the surviving corporation in the Merger, and will continue its corporate existence under Rhode Island law under the name Fleet Financial Group, Inc. and at the Effective Time, the separate corporate existence of NBB terminated. The articles of incorporation and by-laws of Fleet, as in effect at the Effective Time, continued as the articles of incorporation and by-laws of the surviving corporation.

     Stock certificates representing the shares of Fleet Common Stock issued in the Merger, warrant certificates representing the Warrants issued in the Merger, checks in payment of fractional shares and checks in payment of cash paid in the Merger will be distributed to NBB stockholders as soon as practicable after the Effective Date of the Merger and the completion by the Exchange Agent of its processing of the Election Forms. See "EXCHANGE OF CERTIFICATES; ELECTION PROCEDURES; FRACTIONAL SHARES".

                CONVERSION OF NBB COMMON STOCK AND OTHER MATTERS

     In the Merger, each share of NBB Common Stock outstanding (other than shares (a) held by NBB as treasury stock or (b) held by Fleet or NBB or any subsidiary thereof (other than in both cases shares held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties ("Trust Account Shares") or as a result of debts previously contracted ("DPC Shares") or (c) held by dissenting stockholders) was converted into and exchangeable for the right to receive (i) .280 Warrants and (ii) at the election of the NBB stockholder, subject to the allocation procedures discussed below, either the Per Share Stock Consideration which is equal to 1.457 shares of Fleet Common Stock or the Per Share Cash Consideration which is equal to $48.50 in cash.

     The determination of the number of shares of Fleet Common Stock to be received for each share of NBB Common Stock was based on the average of the closing sales price (the "Average Closing Price") for Fleet Common Stock on the Stock Exchange during the ten trading day period which ended on the fifth business day preceding (but not including) the Effective Date. Whether an NBB stockholder will receive Fleet Common Stock or cash, or a combination of both, in the Merger will depend on (i) the stated preference of the NBB stockholder as indicated on the Election Form and (ii) allocation procedures to be used by Fleet if the total number of shares of NBB Common Stock held by NBB stockholders who have elected to receive Fleet Common Stock does not equal 4,231,923, calculated by dividing the 6,165,912 shares of Fleet Common Stock issued in the Merger by 1.457, the Per Share Stock Consideration. See "EXCHANGE OF CERTIFICATES; ELECTION PROCEDURE; FRACTIONAL SHARES".

     Each Warrant will entitle the holder to purchase one share of Fleet Common Stock at $43.875 per share at any time during the five year period commencing on January 27, 1996 and ending on January 26, 2001. See "DESCRIPTION OF FLEET CAPITAL STOCK AND WARRANTS".

     Shares of NBB Common Stock which were issued and outstanding immediately prior to the Effective Time and which were owned by NBB stockholders who, pursuant to applicable law, (a) delivered to NBB, before the taking of the vote of the NBB stockholders on the Merger Agreement and each of the transactions contemplated thereby, written demand for the appraisal of their shares, and (b) whose shares were not voted in favor of the Merger Agreement and each of the transactions contemplated thereby, nor consented thereto in writing (the "Dissenting Shares"), were not converted at the Effective Time into Fleet Common Stock and/or cash and Warrants, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their right of appraisal and payment under applicable law. If any such holder fails to perfect or shall have effectively withdrawn or lost such right of appraisal, the NBB Common Stock of such holder will thereupon be deemed to have been converted into the right to receive and become exchangeable for, as of the Effective Time, that number of whole shares of Fleet Common Stock and/or cash and Warrants as set forth above. Holders of NBB Common Stock who become entitled pursuant to the provisions of Section 262 of Delaware law to payment for their shares of NBB Common Stock under the provisions thereof will receive payment therefor from Fleet and such shares of NBB Common Stock will be cancelled. See "APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS".

     Each stock option to acquire NBB Common Stock granted under the NBB Stock Option Plan which was outstanding at the Effective Time and not exercised or cancelled, was converted at the Effective Time into options to purchase Fleet Common Stock plus .280 Warrants. Fleet has adopted the NBB Acquisition Option Plan under which such options have been granted. The rights to Fleet Common Stock received by holders of NBB stock options in the Merger are the same as the rights such optionees had under the NBB Stock Option Plan immediately prior to the Effective Time, except that (a) the number of shares of Fleet Common Stock subject to the new option are equal to the product of the number of shares of NBB Common Stock subject to the original option and the Per Share Stock Consideration, rounded to the nearest share, and (b) the exercise price per share of Fleet Common Stock subject to the new option is equal to the exercise price per share of NBB Common Stock under the original option divided by the Per Share Stock Consideration, rounded to the nearest cent. The duration and other terms of each new option are the same as the original option except that all references in such option to NBB shall be deemed to be references to Fleet. Fleet has filed a Registration Statement on Form S-8 covering the shares of Fleet Common Stock issuable upon exercise of the options which were converted in the Merger.

     Shares of Fleet capital stock (including Fleet Common Stock) issued and outstanding immediately prior to the Effective Time remained issued and outstanding immediately after the Merger.

        EXCHANGE OF CERTIFICATES; ELECTION PROCEDURE; FRACTIONAL SHARES

     The following is a summary of information concerning the election procedures. The procedures for completing the Election Form are described in detail therein and in the accompanying instructions, which stockholders are urged to read carefully. The election and allocation procedures are set forth in the Merger Agreement and are also described in the Proxy Statement-Prospectus under the heading "THE MERGER -- Exchange of Certificates; Election Procedures; Fractional Shares".

     The conversion of NBB Common Stock into the right to receive Fleet Common Stock and/or cash and Warrants occurred automatically at the Effective Time. Accompanying this Supplement is the Election Form. The Election Form contains instructions with respect to the surrender of certificates representing NBB Common Stock, and will permit each NBB stockholder, with respect to each share of NBB Common Stock, to elect to receive Fleet Common Stock, to receive cash or to make no election. ANY SUCH ELECTION SHALL HAVE BEEN PROPERLY MADE ONLY IF THE EXCHANGE AGENT SHALL HAVE ACTUALLY RECEIVED A PROPERLY COMPLETED ELECTION FORM BY 5:00 P.M. ON FEBRUARY 21, 1995 (THE "ELECTION DEADLINE"). AN ELECTION FORM SHALL BE DEEMED PROPERLY COMPLETED ONLY IF ACCOMPANIED BY ONE OR MORE CERTIFICATES REPRESENTING ALL SHARES OF NBB COMMON STOCK COVERED BY SUCH ELECTION FORM, TOGETHER WITH DULY EXECUTED TRANSMITTAL MATERIALS INCLUDED WITH THE ELECTION FORM. ANY HOLDER OF NBB COMMON STOCK WHO SHALL NOT HAVE SUBMITTED TO THE EXCHANGE AGENT AN EFFECTIVE, PROPERLY COMPLETED ELECTION FORM ON OR BEFORE THE ELECTION DEADLINE WILL BE DEEMED TO HAVE MADE NO ELECTION.

     Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline by written notice to the Exchange Agent, which notice must be received by the Exchange Agent at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of NBB Common Stock represented by such Election Form shall be deemed to have made no election.

     Notwithstanding the elections made, upon consummation of the Merger, shares of Fleet Common Stock will be issued in exchange for 4,231,923 shares of NBB Common Stock (the "Stock Conversion Number"), calculated by dividing the 6,165,912 shares of Fleet Common Stock issued in the Merger (the "Aggregate Parent Stock Amount") by 1.457, the Per Stock Consideration. In the event that the number of shares held by NBB stockholders that elect to receive Fleet Common Stock is less than the Stock Conversion Number, then all shares electing to receive Fleet Common Stock will be converted into the right to receive Fleet Common Stock and the Exchange Agent will select on a pro rata basis, first from the holders who made no election and then if necessary from those electing to receive cash, a sufficient number of shares of NBB Common Stock such that the number of such selected shares will, when added to the number of shares electing to receive Fleet Common Stock, equal as closely as practicable the Stock Conversion Number. Under such circumstances, such selected shares will be converted into the right to receive Fleet Common Stock and any shares not so selected will be converted into the right to receive cash.

     On the other hand, in the event that the number of shares held by NBB stockholders that elect to receive Fleet Common Stock is more than the Stock Conversion Number, then all shares electing to receive cash will be converted into the right to receive cash, and the Exchange Agent will select on a pro rata basis first from the holders who made no election and then if necessary from those electing to receive Fleet Common Stock, a sufficient number of shares of NBB Common Stock such that the number of such selected shares will, when added to the number of shares electing to receive cash, equal the difference between the number of shares of NBB Common Stock outstanding as of the Effective Time which are being converted and the Stock Conversion Number. Any shares which are not so selected will be converted into the right to receive Fleet Common Stock.

     FLEET MAKES NO RECOMMENDATION AS TO THE MANNER IN WHICH EACH INDIVIDUAL NBB STOCKHOLDER'S ELECTION SHOULD BE MADE. EACH NBB STOCKHOLDER SHOULD CONSIDER, AMONG OTHER THINGS, HIS OR HER DESIRE TO RECEIVE CASH, THE RISKS RELATED TO THE FLEET COMMON STOCK, HIS OR HER DESIRE TO ASSUME THOSE RISKS AND THE RESPECTIVE TAX CONSEQUENCES OF RECEIVING CASH OR FLEET COMMON STOCK. SEE "CERTAIN FEDERAL INCOME TAX CONSEQUENCES".

     Until the certificates representing NBB Common Stock are surrendered for exchange after the Effective Time of the Merger, holders of such certificates will accrue but will not be paid dividends or other distributions on any Fleet Common Stock into which their shares have been converted. When such certificates are surrendered, any unpaid dividends or other distributions will be paid, without interest. No interest will be paid or accrued on the cash into which their shares have been converted or the cash in lieu of fractional shares payable to holders of such certificates. For all other purposes, however, each certificate which represented outstanding shares of NBB Common Stock outstanding at the Effective Time of the Merger will be deemed to evidence ownership of the Warrants, shares of Fleet Common Stock and/or cash into which those shares have been converted pursuant to the Merger.

     No fractional shares of Fleet Common Stock will be issued to any NBB stockholder. For each fractional share that would otherwise be issued, Fleet will pay cash in an amount equal to such fraction multiplied by the Average Closing Price of $33.29. Calculations will be made to the nearest one-thousandth of a share of Fleet Common Stock and to the nearest cent.

     Fleet will pay all stock transfer taxes, if any, owing in connection with the exchange of shares of NBB Common Stock for Warrants, shares of Fleet Common Stock and/or cash. Fleet will not pay any stock transfer taxes resulting from such issuances and/or payment to any person other than a registered holder.

     For a description of the capital stock and Warrants of Fleet, see "DESCRIPTION OF FLEET CAPITAL STOCK AND WARRANTS".

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     General. The following is a summary description of the material federal income tax consequences of the Merger. This summary is not a complete description of all of the consequences of the Merger and, in particular, may not address federal income tax considerations that may affect the treatment of a stockholder which, at the Effective Time, already owned some Fleet capital stock, was a foreign corporation, a tax exempt entity, or an individual who acquired NBB Common Stock pursuant to an employee stock option, or exercised some form of control over NBB. In addition, no information is provided herein with respect to the tax consequences of the Merger under applicable foreign, state or local laws. Consequently, each NBB stockholder is advised to consult a tax advisor as to the specific tax consequences of the transaction to that stockholder. The following discussion is included for general information only and is based on the Code as in effect on the date of this Supplement without consideration of the particular facts or circumstances of any holder of NBB Common Stock.

     Unless an exemption applies, the Exchange Agent will be required to withhold, and will withhold, 31% of any cash payments to which a NBB stockholder or other payee is entitled pursuant to the Merger Agreement unless the NBB stockholder or other payee provides his tax identification number (social security number or employer identification number) and certifies that such stockholder or other payee is not subject to back-up withholding. Each NBB stockholder and, if applicable, each other payee should complete and sign the substitute Form W-9 that will be included as part of the Election Form to avoid back-up withholding, unless an applicable exemption exists and is proved in a manner satisfactory to Fleet and the Exchange Agent.

     The Merger. Neither Fleet nor NBB requested an advance ruling from the Internal Revenue Service as to the tax consequences of the Merger. On the Effective Date of the Merger, NBB received an opinion from Goodwin, Procter and Hoar, its counsel, dated as of such date, based upon certain customary representations and assumptions set forth therein, substantially to the effect that for federal income tax purposes the Merger constituted a reorganization within the meaning of Section 368(a) of the Code, and Fleet and NBB each will be a party to the reorganization within the meaning of Section 368(b) of the Code (noting, however, that the nontaxability of the stockholders of NBB resulting from such reorganization does not extend to the Warrants or to any cash received as Per Share Cash Consideration, cash in lieu of a fractional share interest in Fleet Common Stock or cash received by dissenting stockholders).

     Based on such opinion, the material federal income tax results of the Merger are as follows. No gain or loss will be recognized by NBB or by Fleet as a result of the Merger. An NBB stockholder who receives solely cash and Warrants in exchange for all of his shares of NBB Common Stock will recognize a gain or loss for federal income tax purposes equal to the difference between (i) the sum of the cash and the fair market value of the Warrants as of the Effective Time and (ii) the stockholder's tax basis in the NBB Common Stock surrendered in exchange therefor. Assuming such NBB stockholder, at the time of the exchange, holds NBB Common Stock as a capital asset, such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the stockholder's holding period is more than one year. There are limitations on the extent to which stockholders may deduct capital losses from ordinary income.

     If the consideration received in the Merger by an NBB stockholder consists in part of Fleet Common Stock, and such stockholder's adjusted basis in the shares of NBB Common Stock surrendered in the transaction is less than the sum of the fair market value, as of the Effective Time, of the Fleet Common Stock and Warrants and the amount of any cash received (other than for a fractional share of Fleet Common Stock), such stockholder will realize a gain on the transaction (a "Realized Gain"). Such stockholder will recognize a gain equal to the lesser of (i) such Realized Gain and (ii) the sum of the fair market value of the Warrants and the amount of any cash received (other than for a fractional share of Fleet Common Stock). Provided the exchange does not have the effect of a dividend, the gain so recognized will be characterized as a capital gain (assuming the NBB Common Stock exchanged was a capital asset in the hands of the stockholder). If an NBB stockholder who receives part Fleet Common Stock in the Merger realizes a loss, such loss will not be currently recognized for federal income tax purposes. Such disallowed loss will be reflected in the adjusted tax basis of the shares of Fleet Common Stock received in the Merger. If an NBB stockholder who receives part Fleet Common Stock in the Merger acquired his NBB Common Stock at different times at different prices, the foregoing calculations must be done on a block-by-block-basis, allocating a proportionate part of the Fleet Common Stock, the Warrants and any cash received among the various blocks based upon the relative value of each such block. (Cash received in lieu of a fractional share is subject to different treatment, described below.)

     The determination of whether the Warrants and any cash received in the Merger by an NBB stockholder has the effect of the distribution of a dividend will be made by comparing the proportionate interest of such stockholder after the Merger with the proportionate interest the stockholder would have had if the stockholder had received solely Fleet Common Stock in the Merger. This comparison is made as though Fleet had issued in the Merger to such stockholder solely Fleet Common Stock and, in a hypothetical redemption under the rules of section 302 of the Code, Fleet had redeemed such portion of Fleet Common Stock as represented in value, at the time of the Merger, the amount of any cash and the fair market value of the Warrants the stockholder received. For this purpose, the constructive ownership rules in section 318 of the Code apply. These rules apply in certain specified circumstances to attribute ownership of shares of a corporation from the stockholder actually owning the shares, whether an individual, a trust, a partnership or a corporation, to certain members of the individual's family or to certain individuals, trusts, partnerships or corporations in which that stockholder has an ownership or beneficial interest, or which have an ownership or beneficial interest in that stockholder. A stockholder is also considered under these rules to own any shares with respect to which he holds exercisable options. The amount of any such dividend, so determined, is limited to that stockholder's ratable share of the accumulated earnings and profits of NBB at the Effective Time.

     Under IRS guidelines interpreting the rules of Section 302(b)(1) of the Code, if a hypothetical redemption involves a minority Fleet stockholder whose relative stock interest in Fleet is minimal, who exercises no control over the affairs of Fleet and who experiences a reduction in his proportionate stock interest, such stockholder will not receive dividend treatment on the Warrants and any cash received. Because the determination of whether the receipt of Warrants or any cash will be treated as having the effect of the distribution of a dividend generally will depend in part upon the facts and circumstances of each NBB stockholder, such stockholders are strongly advised to consult their own tax advisors regarding the tax treatment of the Warrants and any cash received in the Merger.

     If an NBB stockholder receives part Fleet Common Stock in the Merger, the stockholder's basis in the Fleet Common Stock received will equal his basis in the NBB Common Stock surrendered in exchange therefor less the fair market value of the Warrants and any cash received, increased by any gain recognized. Provided the NBB Common Stock surrendered was held as a capital asset at the time of the exchange, the holding period of the Fleet Common Stock received will include the holding period of the shares of NBB Common Stock surrendered.

     The tax basis of a Warrant in the hands of an NBB stockholder will be equal to the fair market value of the Warrant at the Effective Time of the Merger.

     Holders of NBB Common Stock who receive cash in lieu of fractional share interests of Fleet Common Stock will be treated as having received such fraction of a share of Fleet Common Stock and then as having received cash in redemption of the fractional share interest, subject to the provisions of section 302 of the Code.

     The transaction will be a fully taxable event for federal income tax purposes for holders of shares of NBB Common Stock who seek appraisal and receive solely cash in exchange for their shares. An NBB stockholder who receives solely cash through the exercise of rights of appraisal and, as a result of the surrender of all of his shares, owns no shares either directly or through the constructive ownership rules of section 318 of the Code, would recognize capital gain or loss (assuming that the shares are held by such stockholder as a capital asset) equal to the difference between the amount of cash received and the stockholder's tax basis in the shares.

     Warrants received by holders of options issued under the NBB Stock Option Plan which are being converted into stock options under the Fleet Stock Option Plan are also subject to federal income tax.

                           STOCK PRICES AND DIVIDENDS

     Fleet Common Stock is listed on the Stock Exchange under the symbol FLT. The following table sets forth the high and low sales prices for Fleet Common Stock as reported on the New York Stock Exchange Composite Tape, and the cash dividends declared, for the calendar periods indicated.

                                                                  PRICE              CASH
                                                           -------------------     DIVIDENDS
                             YEAR                           HIGH         LOW       DECLARED
     ----------------------------------------------------  -------     -------     ---------
     1991
       First Quarter.....................................  $18.000     $ 9.625       $.200
       Second Quarter....................................   25.875      15.500        .200
       Third Quarter.....................................   26.250      21.500        .200
       Fourth Quarter....................................   25.500      20.125        .200
     1992
       First Quarter.....................................  $30.750     $24.250       $.200
       Second Quarter....................................   31.000      26.750        .200
       Third Quarter.....................................   30.875      25.750        .200
       Fourth Quarter....................................   33.875      27.500        .225

     1993
       First Quarter.....................................  $37.875     $30.250       $.225
       Second Quarter....................................   37.625      28.250        .250
       Third Quarter.....................................   35.500      30.375        .250
       Fourth Quarter....................................   35.625      29.500        .300

     1994
       First Quarter.....................................  $38.000     $31.750       $.300
       Second Quarter....................................   41.375      34.375        .350
       Third Quarter.....................................   40.500      34.875        .350
       Fourth Quarter....................................   37.875      29.875        .400

     1995
       First Quarter (through January 27, 1995)..........   35.125      29.875         N/A

     On the Effective Date, the closing sales price for Fleet Common Stock as reported on the New York Stock Exchange Composite Tape was $31.875 per share. On May 6, 1994, the last full trading day prior to the announcement of the proposed Merger, the closing sales price of Fleet Common Stock as so reported was $36.875 per share.

                              RECENT DEVELOPMENTS

1994 FOURTH QUARTER AND YEAR-END

     Fleet's net income for the quarter ended December 31, 1994, was $165 million, or $1.05 per fully diluted share, compared to net income of $136 million, or $0.85 per fully diluted share for the fourth quarter of 1993. Net income for the year ended December 31, 1994 was $613 million, or $3.75 per fully diluted share, compared to net income in 1993 of $488 million, or $3.01 per fully diluted share.

     Included in the results for the quarter ended December 31, 1994 was $60 million of pre-tax income relating to a tax settlement with the Internal Revenue Service, which was offset by $24 million in charges at Fleet Finance, Inc. ("Fleet Finance") relating to a $12 million restructuring charge relating to Fleet Finance's efficiency improvement program and $12 million relating to additional OREO (Other Real Estate Owned) reserves, a loss of $21 million on the sale of $2.5 billion in securities and a $9 million market writedown on investments by Fleet Equity Partners, Fleet's venture capital subsidiary.

     Net interest income for the fourth quarter and for the year ended December 31, 1994 totaled $493 million and $2.0 billion, respectively, compared to $522 million and $2.1 billion for the comparable periods in the previous year. The net interest margin for the fourth quarter was 4.75%, an increase of 30 basis points compared to the third quarter of 1994. The net interest margin for the year ended December 31, 1994 was 4.64%, compared to 5.02% for the previous year.

     Noninterest income (excluding securities gains/losses) for the year ended December 31, 1994 was $1.17 billion, compared to $1.18 billion for the previous year. Noninterest income for the fourth quarter of 1994, excluding securities losses of $21 million, totaled $331 million compared to $296 million in 1993, excluding securities gains of $23 million. Results for the fourth quarter of 1994 include the previously mentioned $60 million tax settlement and a $9 million market writedown at Fleet Equity Partners.

     Noninterest expense for the year ended December 31, 1994 totaled $2.0 billion, excluding $44 million of restructuring charges. Excluding the $125 million restructuring charge and a $90 million charge related to the accelerated amortization of mortgage servicing assets recorded in 1993, noninterest expense was reduced by approximately $185 million, or 8%. Noninterest expense for the fourth quarter of 1994 totaled $504 million, compared to $552 million in 1993. Fourth quarter results included a $12 million restructuring charge related to an efficiency improvement study and $12 million of additional OREO reserves at Fleet Finance. Excluding such charges, noninterest expenses were $480 million and the resulting efficiency ratio was 61.6%.

     Fleet's provision for credit losses was $62 million for the year ended December 31, 1994, compared to $271 million in 1993. The decline was due to continued improvements in asset quality and significant reductions in net charge-offs. Such provisions for the fourth quarter were $17 million, compared to $55 million in the fourth quarter of 1993.

     As of December 31, 1994, nonperforming assets were $518 million, compared to $601 million at December 31, 1993, a reduction of $83 million, or 14%.

     Fleet's reserve for credit losses was $953 million at December 31, 1994, representing 3.46% of loans, compared to $1 billion, or 3.80% of loans, at December 31, 1993.

     At December 31, 1994, Fleet had total assets of $48.8 billion and total stockholders' equity of $3.4 billion, compared to total assets of $47.9 billion and stockholders' equity of $3.6 billion at December 31, 1993. The decrease in stockholders' equity reflects the previously announced repurchase of Fleet Common Stock in anticipation of the Merger. At December 31, 1994, Fleet's capital ratios exceeded all minimum regulatory capital requirements.

     All 1994 financial information has been restated to include the acquisition of Sterling Bancshares Corporation as if it had occurred on January 1, 1994.

                              ACCOUNTING TREATMENT

     The Merger will be accounted for as a "purchase" transaction. Under such method of accounting, the book value of the assets and liabilities of NBB, as reported on its balance sheet, will be increased or decreased to their fair market value at the Effective Time and goodwill will be recorded to the extent that the purchase price exceeds the fair market value of the net assets and liabilities. The income of NBB will be included in the consolidated income of Fleet from the Effective Time, and not for the entire fiscal year.

           RESALE OF FLEET COMMON STOCK, WARRANTS AND WARRANT SHARES

     The Fleet Common Stock issued pursuant to the Merger will be freely transferable under the Securities Act, except for shares issued to any NBB stockholder who may be deemed to be an affiliate of Fleet for purposes of Rule 144 promulgated under the Securities Act ("Rule 144") or an affiliate of NBB for purposes of Rule 145 promulgated under the Securities Act ("Rule 145") (each an "Affiliate"). Affiliates are generally defined as persons (generally executive officers, directors and ten percent stockholders) who control, are controlled by, or are under common control with (a) Fleet or NBB at the time of the Special Meeting or (b) Fleet at or after the Effective Time.

     Rules 144 and 145 restrict the sale of Fleet Common Stock received in the Merger by Affiliates and certain of their family members and related interests. Generally speaking, during the two years following the Effective Time, Affiliates of NBB, provided they are not Affiliates of Fleet, may publicly resell the Fleet Common Stock received by them in the Merger, subject to certain limitations as to the amount of Fleet Common Stock sold by them in any three-month period and as to the manner of sale. After the two-year period, such Affiliates of NBB who are not Affiliates of Fleet may resell their shares without such restrictions so long as there is adequate current public information with respect to Fleet as required by Rule 144. Persons who become Affiliates of Fleet prior to, at or after the Effective Time may publicly resell the Fleet Common Stock received by them in the Merger subject to similar limitations and subject to certain filing requirements specified in Rule 144.

     The ability of Affiliates to resell shares of Fleet Common Stock received in the Merger under Rule 144 or 145 as summarized herein generally will be subject to Fleet's having satisfied its Exchange Act reporting requirements for specified periods prior to the time of sale. Affiliates also would be permitted to resell Fleet Common Stock received in the Merger pursuant to an effective registration statement under the Securities Act or another available exemption from the Securities Act registration requirements.

     Resales of the Warrants and Warrant Shares would be governed by resale restrictions under Rule 144 and 145 which are similar to those described for Fleet Common Stock, except that in the case of the Warrant Shares, the two year period commences on the date of exercise of the applicable Warrant.

     Neither the Proxy Statement-Prospectus nor this Supplement covers any resales of Fleet Common Stock, Warrants or the Warrant Shares received by persons who may be deemed to be Affiliates of Fleet or NBB.

                  APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS

     A holder of record of NBB Common Stock on the date of making a demand for appraisal, as described below, who continued to hold such shares through the Effective Time and who strictly complies with the procedures set forth under
Section 262 of the Delaware General Corporation Law ("Section 262") will be entitled to have such shares appraised by the Delaware Court of Chancery under
Section 262 and to receive payment of the "fair value" of such shares in lieu of the consideration provided for in the Merger Agreement. The Proxy Statement-Prospectus was sent to all holders of record of NBB Common Stock at the Record Date and constituted notice of the appraisal rights available to such holders under Section 262. THE STATUTORY RIGHT OF APPRAISAL GRANTED BY SECTION 262 REQUIRES STRICT COMPLIANCE WITH THE PROCEDURES SET FORTH IN SECTION 262. FAILURE TO FOLLOW ANY OF SUCH PROCEDURES MAY RESULT IN A TERMINATION OR WAIVER OF DISSENTERS' RIGHTS UNDER SECTION 262. The Proxy Statement-Prospectus contained a summary of the provisions of the appraisal rights of dissenting stockholders under the heading "THE MERGER -- Appraisal Rights of Dissenting Stockholders." In addition, a copy of Section 262 was attached to the Proxy Statement-Prospectus as Exhibit C. A NBB stockholder who has thus far complied with such provisions should review such summary and Section 262 to ensure further compliance therewith.

                       CERTAIN REGULATORY CONSIDERATIONS

GENERAL

     As a bank holding company, Fleet is subject to regulation by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). Fleet Bank of Maine, Fleet Bank-NH and Fleet-NY are state-chartered banks that are members of the Federal Reserve System; as such, they are subject to regulation by the Federal Reserve Board and bank regulators in their respective states. Fleet-RI, Fleet-CT and the Surviving Bank are national banks subject to regulation and supervision by the Office of the Comptroller (the "OCC"). Each subsidiary bank's deposits are insured by the Federal Deposit Insurance Corporation (the "FDIC") and is therefore subject to FDIC supervision and regulation. Fleet is also subject to the reporting and other requirements of the Exchange Act.

     The credit quality of the assets held by certain of Fleet's subsidiaries is subject to periodic review by the state and federal bank regulatory agencies noted above. While Fleet believes its present reserve for credit losses is adequate in light of prevailing economic conditions and the current regulatory environment, there can be no assurance that Fleet's subsidiaries will not be required to make certain adjustments to their reserves for credit losses and charge-off policies in response to changing economic conditions or regulatory examinations.

     Neither Fleet nor any of its subsidiaries has entered into formal written agreements with state and federal regulators. At the request of its regulators, Fleet and its subsidiaries continue to evaluate and refine oversight and reporting systems and procedures to enhance the ability of such companies to respond to the changing economic environment.

PAYMENT OF DIVIDENDS

     Fleet is a legal entity separate and distinct from its subsidiaries. The ability of holders of debt and equity securities of Fleet, including NBB stockholders who become holders of Fleet Common Stock and Warrants upon consummation of the Merger and Warrant Shares upon exercise of the Warrants, to benefit from the distribution of assets of a subsidiary upon the liquidation or reorganization of such subsidiary is subordinate to prior claims of creditors of the subsidiary (including depositors, in the case of banking subsidiaries) except to the extent that a claim of Fleet as a creditor may be recognized.

     There are various statutory and regulatory limitations on the extent to which banking subsidiaries of Fleet can finance or otherwise transfer funds to Fleet or its nonbanking subsidiaries, whether in the form of loans, extensions of credit, investments or asset purchases. Such transfers by any subsidiary bank to Fleet or any nonbanking subsidiary are limited in amount to 10% of the bank's capital and surplus and, with respect to Fleet and all such nonbanking subsidiaries, to an aggregate of 20% of each such bank's capital and surplus. Furthermore, loans and extensions of credit are required to be secured in specified amounts and are required to be on terms and conditions consistent with safe and sound banking practices. Under applicable banking statutes, at September 30, 1994, Fleet's banking subsidiaries could have declared additional dividends of approximately $618 million, of which $295 million could have been declared by the Surviving Bank and Fleet-CT. Federal and state regulatory agencies also have the authority to limit further Fleet's banking subsidiaries' payment of dividends based on other factors, such as the maintenance of adequate capital for such subsidiary bank. Further, holders of Fleet's Dual Convertible Preferred Stock are entitled to dividends equal to one-half of the total dividends declared (after the first $15 million in dividends) to Fleet, if any, on the common stock of Fleet Banking Group, Inc., a subsidiary of Fleet which holds the capital stock of the Surviving Bank and Fleet-CT ("Fleet Banking Group"). As of the date of this Supplement, Fleet Banking Group has not paid any dividends on its common stock to Fleet. Federal and state regulatory agencies also have the authority to limit further Fleet's banking subsidiaries' payment of dividends based on other factors, such as the maintenance of adequate capital for such subsidiary bank.

     Under the policies of the Federal Reserve Board, Fleet is expected to act as a source of financial strength to each subsidiary bank and to commit resources to support such subsidiary bank in circumstances where it might not do so absent such policy. In addition, any subordinated loans by Fleet to any of the subsidiary banks would also be subordinate in right of payment to deposits and obligations to general creditors of such subsidiary bank. Further, the Crime Control Act of 1990 provides that in the event of the bankruptcy of Fleet, any commitment by Fleet to its regulators to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

                     RECENT LEGISLATION AND RELATED MATTERS

     In addition to extensive existing government regulation, Federal and state statutes and regulations are subject to changes that may have significant impact on the way in which banks may conduct business. The likelihood and potential effects of any such changes cannot be predicted. Legislation enacted in recent years has substantially increased the level of competition among commercial banks, thrift institutions and non-banking institutions, including insurance companies, brokerage firms, mutual funds, investment banks and major retailers. In addition, the enactment of recent banking legislation such as the Financial Institutions Reform, Recovery and Enforcement Act ("FIRREA") and the Federal Deposit Insurance Corporation Improvement Act of 1991 (the "FDICIA") have affected the banking industry by, among other things, broadening the regulatory powers of the federal banking agencies in a number of areas. The following summary is qualified in its entirety by the text of the relevant statutes and regulations.

FIRREA

     As a result of the enactment of FIRREA on August 9, 1989, any or all of Fleet's subsidiary banks can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with (a) the default of any other of Fleet's subsidiary banks or (b) any assistance provided by the FDIC to any other of Fleet's subsidiary banks in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur without regulatory assistance.

FDICIA

     The FDICIA, which was enacted on December 19, 1991, provides for, among other things, increased funding for the Bank Insurance Fund (the "BIF") of the FDIC and expanded regulation of depository institutions and their affiliates, including parent holding companies. A summary of certain provisions of FDICIA and its implementing regulations is provided below.

     Risk Based Deposit Insurance Assessments. A significant portion of the additional funding to BIF is in the form of borrowings to be repaid by insurance premiums assessed on BIF members. In addition, the FDICIA provides for an increase in the ratio of the reserves to insured deposits of the BIF to 1.25% by the end of the 15-year period that began with the semi-annual assessment period ending December 31, 1991, also to be financed by insurance premiums. The FDICIA also provides authority for special assessments against insured deposits and for the development of a general risk-based assessment system. The FDIC has set assessment rates for BIF-insured institutions ranging from 0.23% to 0.31%, based on a risk assessment of the institution. Each financial institution is assigned to one of three capital groups -- "well capitalized", "adequately capitalized" or "undercapitalized" -- and further assigned to one of three subgroups within each capital group, on the basis of supervisory evaluations by the institution's primary federal and, if applicable, state supervisors and other information relevant to the institution's financial condition and the risk posed to the applicable insurance fund. For purposes of the risk-based assessment system, a well-capitalized institution is one that has a total risk-based capital ratio of 10% or more, a Tier 1 risk-based capital of 6% or more, and a leverage ratio of 5% or more. An adequately capitalized institution has a total risk-based capital ratio of 8% or more, a Tier 1 risk-based capital ratio of 4% or more, and a leverage ratio of 4% or more.

     An undercapitalized institution is one that does not meet either of the foregoing definitions. The actual assessment rate applicable to a particular institution, therefore, depends in part upon the risk assessment classification so assigned to the institution by the FDIC. As of September 30, 1994, each of Fleet's banking subsidiaries was classified as "well-capitalized" under these provisions.

     Prompt Corrective Action. The FDICIA also provides the federal banking agencies with broad powers to take prompt corrective action to resolve problems of insured depository institutions, depending upon a particular institution's level of capital. The FDICIA establishes five tiers of capital measurement for regulatory purposes ranging from "well-capitalized" to "critically undercapitalized." Under prompt corrective action regulations adopted by the federal banking agencies in December 1992, a depository institution is (a) "well-capitalized" if it has a total risk-based capital ratio of 10% or more, a Tier 1 risk-based ratio of 6% or more, a leverage ratio of 5% or more and is not subject to any written agreement, order or capital directive or prompt corrective action directive issued by the primary regulator to meet and maintain a specific capital measure; (b) "adequately capitalized" if it has a total risk-based capital ratio of 8% or more, a Tier 1 risk-based capital ratio of 4% or more and a leverage ratio of 4% or more (3% if the bank is rated composite 1 under the CAMEL rating system in its most recent examination and is not experiencing or anticipating significant growth) and does not qualify as "well-capitalized"; (c) "undercapitalized" if it has a total risk-based capital ratio that is less than 8%, a Tier 1 risk-based capital ratio that is less than 4% or a leverage ratio that is less than 4% (3% if the bank is rated composite 1 under the CAMEL rating system in its most recent examination and is not experiencing or anticipating significant growth); (d) "significantly undercapitalized" if the bank has a total risk-based capital ratio that is less than 6%, a Tier 1 risk-based capital ratio that is less than 3% or a leverage ratio that is less than 3%; and (e) "critically undercapitalized" if the depository institution has a ratio of tangible equity to total assets that is equal to or less than 2% of total assets, or otherwise fails to meet certain established critical capital levels. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position under certain circumstances. At September 30, 1994, each of Fleet's subsidiary depository institutions was classified as "well-capitalized" under the prompt corrective action regulations described above.

     Any depository institution that is undercapitalized and which fails to meet regulatory capital requirements specified in the FDICIA must submit a capital restoration plan guaranteed by the bank holding company controlling such institution, and the regulatory agencies may place limits on the asset growth and restrict activities of the institution (including transactions with affiliates), require the institution to raise additional capital, dispose of subsidiaries or assets or to be acquired and, ultimately, require the appointment of a receiver. The guarantee of a controlling bank holding company under the FDICIA of performance of a capital restoration plan is limited to the lower of 5% of an undercapitalized banking subsidiary's assets or the amount required for the bank to be classified as adequately capitalized. Federal banking agencies may not accept a capital restoration plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. If a depository institution fails to submit an acceptable plan within the time required (generally 45 days after receiving notice that the institution is undercapitalized, significantly undercapitalized or critically undercapitalized), it is treated as if it is significantly undercapitalized. If the controlling bank holding company fails to fulfill its guaranty obligations under the FDICIA and files (or has filed against it) a petition under the federal Bankruptcy Code, the applicable regulatory agency would have a claim as a general creditor of the bank holding company and, if the capital restoration plan were deemed to be a commitment to maintain capital under the Federal Bankruptcy Code, the claim would be entitled to a priority in such bankruptcy proceeding over unsecured third party creditors of the bank holding company.

     In addition to the requirement of mandatory submission of a capital restoration plan, under the FDICIA, an undercapitalized institution may not pay management fees to any person having control of the institution nor may an institution, except under certain circumstances and with prior regulatory approval, make any capital distribution if, after making such payment or distribution, the institution would be undercapitalized. Further, undercapitalized depository institutions are subject to restrictions on borrowing from the Federal Reserve System.

     Undercapitalized and significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. In addition, significantly undercapitalized depository institutions also are prohibited from awarding bonuses or increasing compensation of senior executive officers until approval of a capital restoration plan. Critically undercapitalized depository institutions are subject to appointment of a receiver or conservator.

     Brokered Deposits and Pass-Through Deposit Insurance Limitation. Under the FDICIA, a depository institution that is well-capitalized may accept brokered deposits and offer interest rates on deposits "significantly higher" than the prevailing rate in its market. A depository institution that is adequately capitalized may accept brokered deposits if it obtains the prior approval of the FDIC. An undercapitalized depository institution may not accept brokered deposits. The definitions of "well-capitalized", "adequately capitalized" and "undercapitalized" conform to the definitions described above for prompt corrective action, except that the term "undercapitalized" also includes an institution that is "significantly undercapitalized" or "critically undercapitalized" under the prompt corrective action requirements. In addition, "pass-through" insurance coverage may not be available for certain employee benefit accounts. In Fleet's opinion, these limitations do not have a material effect on Fleet.

     Safety and Soundness Standards. The FDICIA directs each federal banking agency to prescribe safety and soundness standards for depository institutions and depository institution holding companies relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, a maximum ratio of classified assets to capital, minimum earnings sufficient to absorb losses without impairing capital and, to the extent feasible, a minimum ratio of market value to book value for publicly traded shares. Proposed regulations to implement the safety and soundness standards were issued in November 1993. The ultimate cumulative effect of these standards cannot currently be forecast.

     The FDICIA also contains a variety of other provisions that may affect Fleet's operations, including new reporting requirements, regulatory standards for real estate lending, "truth in savings" provisions, and the requirement that a depository institution give 90 days' prior notice to customers and regulatory authorities before closing any branch.

     Capital Guidelines. Under the capital guidelines adopted by the Federal Reserve Board, the minimum ratio of total capital to risk-adjusted assets (including certain off-balance sheet items, such as standby letters of credit) is 8%. At least half of the total capital is to be comprised of common equity, retained earnings, minority interests in the equity accounts of consolidated subsidiaries and a limited amount of perpetual preferred stock, less goodwill ("Tier 1 capital"). The remainder may consist of perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, other preferred stock and a limited amount of loan loss reserves ("Tier 2 capital"). In addition, the Federal Reserve Board requires a leverage ratio (Tier 1 capital to total assets, net of goodwill) of 3% for bank holding companies that meet certain specified criteria, including that they have the highest regulatory rating. Such rule indicates that the minimum leverage ratio should be 1% to 2% higher for holding companies undertaking major expansion programs or that do not have the highest regulatory rating. Fleet's national banking subsidiaries, including the Surviving Bank, are subject to similar capital requirements adopted by the OCC.

     The federal banking agencies continue to indicate their desire to raise capital requirements applicable to banking organizations, and recently proposed amendments to their risk-based capital regulations to provide for the consideration of interest rate risk in the determination of a bank's minimum capital requirements. The proposed amendments are intended to require that banks effectively measure and monitor their interest rate risk and that they maintain capital adequate for that risk. Under the proposed amendments, banks with interest rate risk in excess of a defined supervisory threshold would be required to maintain additional capital beyond that generally required. In addition, effective January 17, 1995, the federal banking agencies adopted amendments to their risk-based capital standards to provide for the concentration of credit risk and certain risks arising from nontraditional activities, as well as a bank's ability to manage these risks, as important factors in assessing a bank's overall capital adequacy.

     As of September 30, 1994, Fleet's capital ratios on a historical basis exceeded all minimum regulatory capital requirements.

Under FIRREA and the FDICIA, failure to meet the minimum regulatory capital requirements could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including the termination of deposit insurance by the FDIC and seizure of the institution.

INTERSTATE BANKING LEGISLATION

     On September 29, 1994, President Clinton signed into law the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act"). The Interstate Act generally authorizes bank holding companies to acquire banks located in any state commencing one year after its enactment. In addition, it generally authorizes national and state chartered banks to merge across state lines (and to thereby create interstate branches) commencing June 1, 1997. Under the provisions of the Interstate Act, states are permitted to opt out of this latter interstate branching authority by taking action prior to the commencement date. States may also "opt in" early (i.e., prior to June 1, 1997) to the interstate merger provisions. Further, the Interstate Act provides that states may act affirmatively to permit de novo branching by banking institutions across state lines. Fleet does not currently have any plans to consolidate its banking subsidiaries or to take any other actions as a result of this new statute. However, Fleet is considering the potential benefits in cost savings and convenience to its customers that might be achieved through combinations of two or more of its existing banking subsidiaries.

                DESCRIPTION OF FLEET CAPITAL STOCK AND WARRANTS

GENERAL

     Fleet's Restated Articles of Incorporation (the "Fleet Restated Articles") currently authorize the issuance of 300,000,000 shares of Fleet Common Stock, 16,000,000 shares of Preferred Stock, $1.00 par value (the "Fleet $1 Par Preferred Stock"), issuable in one or more series from time to time by action of the Board of Directors, and 1,500,000 shares of Preferred Stock with Cumulative and Adjustable Dividends, $20.00 par value (the "Fleet $20 Par Adjustable Rate Preferred Stock" and, together with any series of issued and outstanding Fleet $1 Par Preferred Stock, the "Preferred Stock").

     At September 30, 1994, 136,359,034 shares of Fleet Common Stock were issued and outstanding. In addition, as of September 30, 1994, Fleet had outstanding three series of Fleet $1 Par Preferred Stock as follows: (i) 1,100,000 shares of Series III 10.12% Perpetual Preferred Stock (the "Series III Preferred"), having a liquidation value of $100 per share, plus accrued and unpaid dividends, were designated and 519,758 shares were issued and outstanding, (ii) 1,000,000 shares of Series IV 9.375% Perpetual Preferred Stock (the "Series IV Preferred"), having a liquidation value of $100 per share, plus accrued and unpaid dividends, were designated and 478,838 shares were issued and outstanding and (iii) 1,415,000 shares of Dual Convertible Preferred Stock (the "Dual Convertible Preferred Stock"), having a liquidation preference of $200 per share, plus accrued and unpaid dividends, were designated and 1,415,000 shares were issued and outstanding. In addition, as of September 30, 1994, the Board of Directors of Fleet had established a series of 1,500,000 shares of Cumulative Participating Junior Preferred Stock, par value $1 per share (the "Junior Preferred Stock") issuable upon exercise of the Preferred Share Purchase Rights described below of which no shares were issued and outstanding. As of September 30, 1994, Fleet also had authorized 1,500,000 shares of a separate class of Preferred Stock with Cumulative and Adjustable Dividends, $20 par value (the "Fleet $20 Par Adjustable Rate Preferred Stock"), having a liquidation value of $50 per share, plus accrued and unpaid dividends, none of which were issued and outstanding as of September 30, 1994. Each such outstanding series and class is described below under "Description of Existing Preferred Stock".

     The following summary does not purport to be complete and is subject in all respects to the applicable provisions of the Rhode Island Business Corporation Act ("Rhode Island law") and the Fleet Restated Articles and Fleet By-Laws.

FLEET COMMON STOCK

     General. Holders of the Fleet Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of any funds legally available therefor, and are entitled upon liquidation, after claims of creditors and preferences of the Preferred Stock, and any other series of preferred stock at the time outstanding, to receive pro rata the net assets of Fleet. Dividends are paid on the Fleet Common Stock only if all dividends on the outstanding classes or series of Preferred Stock for the then-current period and, in the case of cumulative Preferred Stock, all prior periods have been paid or provided for.

     Fleet $1 Par Preferred Stock and any other class of preferred stock have, or upon issuance will have, preference over the Fleet Common Stock with respect to the payment of dividends and the distribution of assets in the event of liquidation or dissolution of Fleet and such other preferences as may be fixed by the Board of Directors.

     The holders of the Fleet Common Stock are entitled to one vote for each share held and are vested with all of the voting power except as the Board of Directors has provided with respect to the Preferred Stock or may provide, in the future, with respect to any other series of preferred stock which it may hereafter authorize. See "-- Preferred Stock". Shares of Fleet Common Stock are not redeemable and have no subscription, conversion or preemptive rights.

     The affirmative vote of not less than 80% of Fleet's outstanding voting stock, voting separately as a class, is required for certain Business Combinations between Fleet and/or its subsidiaries and persons owning 10% or more of its voting stock. See "-- Selected Provisions in the Restated Articles of Fleet; Business Combinations with Related Persons".

     The Fleet Common Stock is listed on the Stock Exchange. The outstanding shares of Fleet Common Stock are, and the shares to be issued to NBB stockholders upon consummation of the Merger will be, validly issued, fully paid and non-assessable and the holders thereof are not, and will not be, subject to any liability as stockholders.

     Restrictions on Ownership. The BHCA requires any "bank holding company", as such term is defined therein, to obtain the approval of the Federal Reserve Board prior to the acquisition of 5% or more of the Fleet Common Stock. Any person other than a bank holding company is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of the Fleet Common Stock under the Change in Bank Control Act (the "CBCA"). The partnerships which purchased the Dual Convertible Preferred Stock (the "Partnerships") made a filing under the CBCA because of their acquisition of such stock. Any holder of 25% or more of the Fleet Common Stock (or a holder of 5% or more if such holder otherwise exercises a "controlling influence" over Fleet) is subject to regulation as a bank holding company under the BHCA.

     Preferred Share Purchase Rights. On November 21, 1990, the Board of Directors of Fleet declared a dividend of one preferred share purchase right ("Right") for each outstanding share of Fleet Common Stock. The dividend was paid on December 4, 1990 to the shareholders of record on that date. Each Right, when exercisable, will entitle the registered holder to purchase from Fleet one one-hundredth of a share of the Junior Preferred Stock of Fleet, at an exercise price of $50 per one one-hundredth of a share of Junior Preferred Stock (the "Purchase Price"), subject to certain adjustments. Until the earlier to occur of the Distribution Date and the Expiration Date (each as hereinafter defined), Fleet will issue one Right with each share of Fleet Common Stock; accordingly, each stockholder of NBB who receives Fleet Common Stock upon consummation of the Merger shall automatically receive one Right with each such share issued. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Rights Agreement dated as of November 21, 1990 between Fleet and Fleet National Bank, as Rights Agent, a copy of which was filed as an exhibit to the Registration Statement on Form 8-A dated November 29, 1990, as amended by a First Amendment to Rights Agreement dated March 28, 1991 and a Second Amendment to Rights Agreement dated July 12, 1991, copies of which were filed as exhibits to Fleet's Amendment to Application or Report on Form 8 dated September 6, 1991 (as amended, the "Rights Agreement").

     The Rights are not represented by separate certificates and are not exercisable or transferable apart from the Fleet Common Stock until the earlier to occur of (i) the tenth day after a public announcement by Fleet (x) that a person or group of affiliated or associated persons has, subsequent to November 21, 1990 (the "Declaration Date") acquired, or obtained the right to acquire, beneficial ownership (as defined in the Rights Agreement) of 10% or more (or, in the case of a qualifying institutional investor, acting in the ordinary course of business and not with the purpose of changing or influencing control of Fleet (a "Qualifying Investor"), 15% or more) of the outstanding shares of Fleet Common Stock, (y) that any person or group of Affiliated or associated persons, which beneficially owned 10% or more (or, in the case of a Qualifying Investor, 15% or more) of the outstanding shares on the Declaration Date, or which acquired beneficial ownership of 10% or more (or, in the case of a Qualifying Investor, 15% or more) of the outstanding shares as a result of any repurchase of shares by Fleet, thereafter acquired beneficial ownership of additional shares constituting 1% or more of the outstanding shares, or (z) that any person who was a Qualifying Investor owning 10% or more of the outstanding shares of Fleet Common Stock ceased to qualify as a Qualifying Investor and thereafter acquired beneficial ownership of additional shares constituting 1% or more of the outstanding shares (any person described in clause (x), (y) or (z) being an "Acquiring Person"); and (ii) the tenth day (or such later day as may be determined by action of the Board of Directors of Fleet prior to such time as any person becomes an Acquiring Person) after the date of the commencement of a tender or exchange offer by any person (other than Fleet) to acquire (when added to any shares as to which such person is the beneficial owner immediately prior to such commencement) beneficial ownership of 10% or more of the issued and outstanding shares of Fleet Common Stock (the earlier of such dates being called the "Distribution Date"). On March 28, 1991 and July 12, 1991 the Rights Agreement was amended to change the definition of an "Acquiring Person" (i) to permit the sale of the Dual Convertible Preferred Stock and issuance of rights to purchase Fleet Common Stock to the Partnerships and (ii) to permit the Board of Directors of Fleet to determine that a person who would otherwise be an "Acquiring Person" had become such inadvertently and therefore allow divestiture of a sufficient number of shares to avoid such designation.

     The Rights will first become exercisable on the Distribution Date and could then begin trading separately from the Fleet Common Stock. The Rights will expire on the earliest of November 21, 2000 (the "Final Expiration Date"), the date on which the Rights are earlier redeemed by Fleet or the date on which the Rights are exchanged (such earliest date being referred to as the "Expiration Date").

     In the event any person becomes an Acquiring Person, the Rights would give holders (other than such Acquiring Person and its transferees) the right to buy, for the Purchase Price (and in lieu of Junior Preferred Stock), Fleet Common Stock (or, under certain circumstances, cash, property or other debt or equity securities ("Fleet Common Stock equivalents")) with a market value of twice the Purchase Price. In addition, at any time after any person becomes an Acquiring Person, the Board may, at its option and in lieu of any transaction described in the preceding sentence, exchange the outstanding and exercisable Rights (other than Rights held by any such Acquiring Person and its transferees) for shares of Fleet Common Stock or Fleet Common Stock equivalents at an exchange ratio of one share of Fleet Common Stock per Right, subject to certain adjustments.

     In any merger or consolidation involving Fleet after the Rights become exercisable, each Right will be converted into the right to purchase, for the Purchase Price, common stock of the surviving corporation (which may be Fleet) with a market value of twice the Purchase Price.

     The Board of Directors of Fleet may amend the Rights Agreement or redeem the Rights for $.01 each at any time until the date of a public announcement by Fleet that there is an Acquiring Person. Thereafter, the Board of Directors may amend the Rights Agreement only to eliminate ambiguities or to provide additional benefits to, and if the amendment would not adversely affect, the holders of the Rights (other than the Acquiring Person).

     Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of Fleet, including, without limitation, the right to vote or to receive dividends.

     The Purchase Price payable, and the number of shares of Junior Preferred Stock or other securities or property issuable, upon exercise of the Rights, and the number of outstanding Rights, are subject to customary antidilution adjustments.

     The Rights have certain "anti-takeover" effects. The Rights may cause substantial dilution to a person or group that attempts to acquire Fleet on terms not approved by the Board of Directors of Fleet, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors prior to the time that there is an Acquiring Person (at which time holders of the Rights become entitled to exercise their Rights for shares of Fleet Common Stock at one-half the market price), since until such time the Rights generally may be redeemed by the Board of Directors of Fleet at $.01 per Right.

     Transfer Agent and Registrar. The Transfer Agent and Registrar for the Fleet Common Stock is Fleet-RI.

WARRANTS

     The Warrants are being issued under a Warrant Agreement, dated as of the Effective Time (the "Warrant Agreement"), between the Company and Fleet-RI, as Warrant Agent (the "Warrant Agent"), a form of which was filed as an exhibit to the Registration Statement of which the Proxy Statement-Prospectus and this Supplement is a part. The following summaries of certain provisions of the Warrant Agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Warrants and the Warrant Agreement, including the definitions therein of certain terms.

     Each whole Warrant entitles the registered holder thereof (the "holder"), subject to and upon compliance with the provisions thereof and of the Warrant Agreement, at such holder's option at any time from 9:00 a.m., New York City time, on the first anniversary of the Effective Time until 5:00 p.m., New York

City time on the day prior to the sixth anniversary of the Effective Time, to purchase from Fleet one share of Fleet Common Stock at a purchase price of $43.875 per share (the "Exercise Price"). The Exercise Price is subject to adjustment as discussed below.

     Warrants may be exercised by surrendering the Warrant certificate evidencing such Warrants with the form of election to purchase shares set forth on the reverse side thereof duly completed and executed by the holder thereof and paying in full the Exercise Price for each such Warrant (and any other amounts required to be paid under the Merger Agreement) at the office or agency designated for such purpose, which will initially be the office or agency of the Warrant Agent in New York, New York and Providence, Rhode Island. Each Warrant may only be exercised in whole. The Exercise Price must be paid by certified or official bank check or by wire transfer of immediately available funds.

     The Warrant certificates evidencing the Warrants may be surrendered for exercise, exchange or registration of transfer at the office or agency of Fleet maintained for such purpose, which initially will be the office or agency of the Warrant Agent in New York, New York and Providence, Rhode Island. The Warrant certificates will be issued only in fully registered form. No service charge will be made for any exercise, exchange or registration of transfer of Warrant certificates, but Fleet may require payment of a sum sufficient to cover any stamp or other tax or other governmental charge payable in connection therewith.

     Holders of Warrants are not entitled, by virtue of being such holders, to receive dividends, vote, receive notice of any meetings of stockholders or otherwise have any right of stockholders of Fleet.

     The Exercise Price of a Warrant is subject to adjustment from time to time upon the occurrence of certain events, including (a) dividends or distributions on Fleet Common Stock payable in Fleet Common Stock or certain other capital stock; (b) subdivisions, combinations or certain reclassifications of Fleet Common Stock; (c) distributions to all holders of Fleet Common Stock of certain rights, warrants or options to purchase Fleet Common Stock expiring within 60 days at a price per share less than the Quoted Price (defined in the Warrant Agreement as the average of the closing prices of the Fleet Common Stock as reported by the Stock Exchange over a specified period of time); and (d) distributions to such holders of assets or debt securities of Fleet or certain rights, warrants or options to purchase securities of Fleet (excluding ordinary cash dividends or other cash distributions from current or retained earnings and dividends or distributions or rights or warrants referred to in subsections (a),
(b) or (c) above). In cases where the fair market value of the assets, debt securities or certain rights, warrants or options to purchase securities of Fleet distributed to stockholders equals or exceeds the Quoted Price of the Fleet Common Stock, rather than being entitled to an adjustment in the Exercise Price, the holder of a Warrant upon exercise thereof will be entitled to receive in addition to the shares of Fleet Common Stock for which the Warrant is exercisable, the kind and amount of securities, cash or other assets comprising the distribution that such holder would have received if such holder had exercised such Warrant immediately prior to the record date for determining the stockholders entitled to receive the distribution.

     If Fleet is a party to a consolidation, merger or binding share exchange, or certain transfers of all or substantially all of its assets occur, the right to exercise a Warrant for Fleet Common Stock may be changed into a right to receive securities, cash or other assets of Fleet or another person.

     In the event of a taxable distribution to holders of Fleet Common Stock which results in an adjustment to the Exercise Price at which a Warrant may be exercised, the holders of the Warrants may, in certain circumstances, be deemed to have received a distribution subject to United States Federal income tax as a dividend.

     Fractional shares of Fleet Common Stock are not required to be issued upon exercise of Warrants, but in lieu thereof Fleet will pay a cash adjustment.

     The Warrant Agreement permits, with certain exceptions, the amendment thereof and the modification of the rights and obligations of Fleet and the rights of the holders of Warrants under the Warrant Agreement at any time by Fleet and the Warrant Agent with the consent of the holders of Warrants representing a majority in number of the then outstanding Warrants.

     The Warrants are listed on the Stock Exchange, and are freely transferable under the Securities Act, subject to the restrictions discussed under "RESALE OF FLEET COMMON STOCK, WARRANTS AND WARRANT SHARES".

PREFERRED STOCK

  Fleet $1 Par Preferred Stock

     Fleet $1 Par Preferred Stock is issuable in series, with such relative rights, preferences and limitations of each series (including dividend rights, dividend rate, liquidation preference, voting rights, conversion rights and term of redemption (including sinking fund provisions), redemption price or prices and the number of shares constituting any series) as may be fixed by the Board of Directors of Fleet.

     As of the date of this Supplement, Fleet has three series of Fleet $1 Par Preferred Stock outstanding, and one series designated but unissued.

     Series III Preferred. In the event of the dissolution, liquidation or winding up of Fleet, holders of shares of the outstanding Series III Preferred are entitled to receive a distribution of $100 per share, plus accrued and unpaid dividends, if any.

     The holders of Series III Preferred are entitled to receive dividends at the rate of 10.12% per annum computed on the basis of the issue price thereof of $100 per share, payable quarterly, before any dividend shall be declared or paid upon the Fleet Common Stock or the Junior Preferred Stock. The dividends on Series III Preferred are cumulative. The Series III Preferred is redeemable, in whole or in part, at Fleet's option, on and after June 1, 1996, commencing at $105.06 per share and declining ratably on June 1 of each year to $100 per share on or after June 1, 2001, plus, in each case, accrued and unpaid dividends, if any.

     Except as indicated below or except as expressly required by applicable law, the holders of the Series III Preferred are not entitled to vote. If the equivalent of six quarterly dividends payable on the Series III Preferred or any other class or series of preferred stock (other than any other class of preferred stock expressly entitled to elect additional directors by a separate and distinct vote) are in default, the number of directors of Fleet will be increased by two (without duplication of any increase made pursuant to the terms of any other series of preferred stock of Fleet), and the holders of the Series III Preferred, voting as a single class with the holders of shares of any one or more other series of Fleet $1 Par Preferred Stock (other than any other class of preferred stock expressly entitled to elect additional directors by a separate and distinct vote) and any other class of Fleet preferred stock ranking on a parity with the Series III Preferred either as to dividends or distribution of assets and upon which like voting rights have been conferred and are exercisable, will be entitled to elect two directors to fill each of the two newly-created directorships. Such right shall continue until full cumulative dividends for all past dividend periods on all preferred shares of Fleet (other than any other class of preferred stock expressly entitled to elect additional directors by a separate and distinct vote), including any shares of the Series III Preferred, have been paid or declared and set apart for payment. Any such elected directors shall serve until Fleet's next annual meeting of stockholders (notwithstanding that prior to the end of such term the dividend default shall cease to exist) or until their respective successors shall be elected and qualify.

     The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Series III Preferred is required for any amendment of the Fleet Restated Articles (or any certificate supplemental thereto) which will adversely affect the powers, preferences, privileges or rights of the Series III Preferred. The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Series III Preferred and any other series of Fleet $1 Par Preferred Stock ranking on a parity with the Series III Preferred either as to dividends or upon liquidation, voting as a single class without regard to series, is required to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any additional class or series of stock ranking prior to the Series III Preferred as to dividends or upon liquidation, or to reclassify any authorized stock of Fleet into such prior shares.

     Series IV Preferred. In the event of the dissolution, liquidation or winding up of Fleet, holders of shares of the outstanding Series IV Preferred are entitled to receive a distribution of $100 per share, plus accrued and unpaid dividends, if any.

     The holders of Series IV Preferred are entitled to receive dividends at the rate of 9.375% per annum computed on the basis of the issue price thereof of $100 per share, payable quarterly, before any dividend shall be declared or paid upon the Fleet Common Stock or the Junior Preferred Stock. The dividends on Series IV Preferred are cumulative. The Series IV Preferred is redeemable, in whole or in part, at Fleet's option, on and after December 1, 1996, at $100 per share, plus accrued and unpaid dividends, if any.

     Except as indicated below or except as expressly required by applicable law, the holders of the Series IV Preferred are not entitled to vote. If the equivalent of six quarterly dividends payable on the Series IV Preferred or any other class or series of preferred stock are in default (other than any other class of preferred stock expressly entitled to elect additional directors by a separate and distinct vote), the number of directors of Fleet will be increased by two (without duplication of any increase made pursuant to the terms of any other series of preferred stock of Fleet), and the holders of the Series IV Preferred, voting as a single class with the holders of shares of any one or more other series of Fleet $1 Par Preferred Stock (other than any other class of preferred stock expressly entitled to elect additional directors by a separate and distinct vote) and any other class of Fleet preferred stock ranking on a parity with the Series IV Preferred either as to dividends or distribution of assets and upon which like voting rights have been conferred and are exercisable, will be entitled to elect such directors to fill each of the two newly-created directorships. Such right shall continue until full cumulative dividends for all past dividend periods on all preferred shares of Fleet (other than any other class of preferred stock expressly entitled to elect additional directors by a separate and distinct vote), including any shares of the Series IV Preferred, have been paid or declared and set apart for payment. Any such elected directors shall serve until Fleet's next annual meeting of stockholders (notwithstanding that prior to the end of such term the dividend default shall cease to exist) or until their respective successors shall be elected and qualify.

     The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Series IV Preferred is required for any amendment of the Fleet Restated Articles (or any certificate supplemental thereto) which will adversely affect the powers, preferences, privileges or rights of the Series IV Preferred. The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Series IV Preferred and any other series of Fleet $1 Par Preferred Stock ranking on a parity with the Series IV Preferred either as to dividends or upon liquidation, voting as a single class without regard to series, is required to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any additional class or series of stock ranking prior to the Series IV Preferred as to dividends or upon liquidation, or to reclassify any authorized stock of Fleet into such prior shares.

     Dual Convertible Preferred Stock. The Dual Convertible Preferred Stock has no voting rights except as provided by Rhode Island law or as indicated below. The Dual Convertible Preferred Stock is not entitled to vote for the election of directors in any circumstances, including dividend arrearages, and the holders thereof have agreed to vote the Dual Convertible Preferred Stock as directed by Fleet's board of directors on any matters upon which the shares are entitled to vote under Rhode Island law, except on those matters adversely affecting the rights of holders of Dual Convertible Preferred Stock. The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of Dual Convertible Preferred Stock, voting as a class, given in person or by proxy, either in writing or by resolution adopted at a special meeting called for the purpose, is required to authorize any new class of equity securities of Fleet to which the Dual Convertible Preferred Stock ranks junior, whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise. In addition, the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of Dual Convertible Preferred Stock, voting as a class, given in person or by proxy, either in writing or by resolution adopted at a special meeting called for the purpose, shall be required for any amendment of Fleet's Restated Articles (or the certificate of designation of the Dual Convertible Preferred Stock), which would affect materially and adversely the specified rights, preferences, privileges or voting rights of shares of Dual Convertible Preferred Stock.

     The holders of Dual Convertible Preferred Stock are entitled to dividends equal to one-half of the total dividends declared (after the first $15 million in dividends), if any, by Fleet Banking Group on its common stock. Such dividends, if accrued and unpaid, will be cumulative. In the event of the liquidation, dissolution or winding up of Fleet, the holders of the outstanding Dual Convertible Preferred Stock are entitled to receive a distribution of $200 per share, plus accrued and unpaid dividends, if any.

     On July 31, 1991, the date of issuance of the Dual Convertible Preferred Stock, Fleet granted to the Partnerships which purchased the Dual Convertible Preferred Stock rights (the "DCP Rights") to purchase 6,500,000 shares of Fleet Common Stock at $17.65 per share.

     The Dual Convertible Preferred Stock is convertible into Fleet Common Stock at a conversion price of $17.65 per share at any time. The total number of shares issuable upon such conversion is 16,033,994 shares, subject to customary anti-dilution adjustments. If any of such stock is converted prior to July 12, 2001, all of such stock must be converted. After July 12, 2001, any holder of Dual Convertible Preferred Stock may convert its stock into Fleet Common Stock independently of any other holder.

     The Dual Convertible Preferred Stock is also convertible into 50% of the common stock of Fleet Banking Group at any time after the later of (i) July 12, 1995 and (ii) the date on which the Partnerships distribute all the shares of Dual Convertible Preferred Stock then held by them to the partners therein (which distribution date will be July 12, 1997 unless the Federal Reserve Board consents to an alternative distribution date, but in no event earlier than July 12, 1995). The Dual Convertible Preferred Stock is also convertible into Fleet Banking Group common stock on an earlier date in the event that the quotient of
(i) Fleet's Tier 1 capital as of the date of determination (adjusted to include goodwill of Fleet as of July 12, 1991) divided by (ii) total assets, falls below 3%. The Dual Convertible Preferred Stock is not convertible into Fleet Banking Group common stock after July 12, 2001 or at any time while it is held by the Partnerships. After the Dual Convertible Preferred Stock becomes convertible into Fleet Banking Group common stock, the holders of the Dual Convertible Preferred Stock will have the right to obtain an appraisal of the fair value of the common stock of Fleet Banking Group (the "Appraisal") as if all such shares were to be sold to a third party in a transaction reflecting a control premium. If such Appraisal is acceptable to the holders of the Dual Convertible Preferred Stock, the Dual Convertible Preferred Stock may be converted into 50% of the common stock of Fleet Banking Group on or after the date that is six months after such acceptance or, in the case of the earlier date due to the capital deficiency described above, on or after the date that is 60 days after the notice of such deficiency. During the period after acceptance but prior to the date on which such shares become convertible, Fleet will have the option to redeem the Dual Convertible Preferred Stock at a redemption price equal to 50% of the Appraisal price less the sum of (i) the market value of the shares of Fleet Common Stock into which the Dual Convertible Preferred Stock are then convertible (and such shares of Fleet Common Stock shall be distributed to the holders of Dual Convertible Preferred Stock) and (ii) the value of the DCP Rights. Fleet has the option to pay such redemption price in cash or in any combination of Fleet securities having a realizable market value equal to such redemption price. If Fleet does not exercise this option, the holders of the Dual Convertible Preferred Stock may convert their shares into 50% of the common stock of Fleet Banking Group. Any such conversion must be for all of the Dual Convertible Preferred Stock.

     Junior Preferred Stock. The Junior Preferred Stock will be issued upon the exercise of a Right issued to holders of the Fleet Common Stock. As of the date of this Proxy Statement-Prospectus, there were 1,500,000 shares of Fleet $1 Par Preferred Stock reserved for issuance upon the exercise of the Rights. See
"-- Common Stock -- Preferred Share Purchase Rights". Shares of Junior Preferred Stock purchasable upon exercise of the Rights will rank junior to the Fleet $1 Par Preferred Stock and the Fleet $20 Par Adjustable Rate Preferred Stock and will not be redeemable. Each share of Junior Preferred Stock will, subject to the rights of such senior securities of Fleet, be entitled to a preferential cumulative quarterly dividend payment equal to the greater of $1.00 per share or, subject to certain adjustments, 100 times the dividend declared per share of Fleet Common Stock. Upon the liquidation, dissolution or winding up of Fleet, the holders of the Junior Preferred Stock will, subject to the rights of such senior securities, be entitled to a preferential liquidation payment equal to the greater of $1.00 per share plus all accrued and unpaid dividends or 100 times the payment made per share of Fleet Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Fleet Common Stock are exchanged, each share of Junior Preferred Stock will, subject to the rights of such senior securities, be entitled to receive 100 times the amount received per share of Fleet Common Stock. Each share of Junior Preferred Stock will have 100 votes, voting together with the Fleet Common Stock. The rights of the Junior Preferred Stock are protected by customary antidilution provisions.

SELECTED PROVISIONS IN THE FLEET RESTATED ARTICLES

     Business Combinations with Related Persons. The Fleet Restated Articles require that neither Fleet nor any of its subsidiaries may engage in a Business Combination with a Related Person unless such Business Combination (a) was approved by an 80% vote of the Board of Directors prior to the time the Related Person became such; (b) is approved by a vote of 80% of the Continuing Directors and a majority of the entire Board and certain conditions as to price and procedure are complied with; or (c) is approved by a vote of 80% of Fleet's outstanding shares of Fleet capital stock entitled to vote generally in the election of directors, voting as a single class. Under the Fleet Restated Articles, a "Business Combination" includes any merger or consolidation of Fleet or any of its subsidiaries into or with a Related Person or any of its affiliates or associates; any sale, exchange, lease, transfer or other disposition to or with a Related Person or any of its affiliates or associates of all, substantially all or any Substantial Part (defined as assets having a value of more than 5% of the total consolidated assets of Fleet and its subsidiaries) of the assets of Fleet or any of its subsidiaries; any purchase, exchange, lease or other acquisition by Fleet or any of its subsidiaries of all or any Substantial Part of the assets or business of a Related Person or any of its affiliates or associates; any reclassification of securities, recapitalization or other transaction which has the effect, directly or indirectly, of increasing the proportionate amount of voting shares of Fleet or any subsidiary which are beneficially owned by a Related Person; and the acquisition by a Related Person of beneficial ownership of voting securities, securities convertible into voting securities or any rights, warrants or options to acquire voting securities of a subsidiary of Fleet; a "Related Person" includes any person who is the beneficial owner of 10% or more of Fleet's voting shares, as of the date on which a binding agreement providing for a Business Combination is authorized by the Board of Directors or prior to the consummation of a Business Combination or any person who is an affiliate of Fleet and was the beneficial owner of 10% or more of Fleet's then outstanding voting shares at any time within the five years preceding the date on which a binding agreement providing for a Business Combination is authorized by the Board of Directors; and the "Continuing Directors" are those individuals who were members of the Fleet Board of Directors prior to the time a Related Person became the beneficial owner of 10% or more of Fleet's voting stock or those individuals designated as Continuing Directors (prior to their initial election as directors) by a majority of the then Continuing Directors. To amend these provisions, a super majority vote (80%) of the Board of Directors, a majority vote of the Continuing Directors and a super majority vote (80%) of the stockholders is required unless the amendment is recommended to the stockholders by a majority of the Board of Directors and not less than 80% of the Continuing Directors, in which event only the vote provided under Rhode Island law is required.

     Directors. The Fleet Restated Articles contain a number of additional provisions which are intended to delay an insurgent's ability to take control of Fleet's Board of Directors, even after an insurgent has obtained majority ownership of the Fleet Common Stock. The Fleet Restated Articles provide for a classified Board of Directors, consisting of three classes of directors serving staggered three-year terms. Directors of Fleet may only be removed for cause and only (a) by a vote of the holders of 80% of the outstanding shares of Fleet stock entitled to vote thereon voting separately as a class at a meeting called for that purpose or (b) by a vote of a majority of the Continuing Directors and a majority of the Board of Directors as constituted at that time. Vacancies on the Board of Directors, whether due to resignation, death, incapacity or an increase in the number of directors, may only be filled by the Board, acting by a vote of 80% of the directors then in office. The Fleet Restated Articles provide that the number of directors of Fleet (exclusive of directors to be elected by the holders of any one or more series of the Preferred Stock voting separately as a class or classes) that shall constitute the Board of Directors shall be 13, unless otherwise determined by resolution adopted by a super majority vote (80%) of the Board of Directors and a majority of the Continuing Directors. Pursuant to such an adopted resolution, the number of directors that may serve is currently fixed at twenty-two, except in the event that quarterly dividends are not paid on non-voting Preferred Stock as described above, and may only be increased by the affirmative vote of 80% of the Board of Directors and a majority of the Continuing Directors. A super majority vote (80%) of the Board of Directors, a majority vote of the Continuing Directors and a super majority vote (80%) of the outstanding shares of Fleet stock entitled to vote thereon voting separately as a class are required to amend any of these provisions.

                                    EXPERTS

     The consolidated financial statements of Fleet appearing in Fleet's 1993 Annual Report to Stockholders and incorporated by reference in Fleet's 1993 Annual Report on Form 10-K for the year ended December 31, 1993, incorporated by reference herein (and elsewhere in the Registration Statement) have been incorporated by reference herein (and elsewhere in the Registration Statement) in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL OPINIONS

     The legality of the shares of Fleet Common Stock issued to the NBB stockholders pursuant to the Merger, the Warrants and Warrant Shares and certain other legal matters in connection with the Merger, was passed upon by Edwards & Angell, 2700 Hospital Trust Tower, Providence, Rhode Island 02903. V. Duncan Johnson, a partner of Edwards & Angell, is a director of Fleet-RI, Fleet-CT and the Surviving Bank and beneficially owns 4,052 shares of Fleet Common Stock. Edwards & Angell has from time to time acted as counsel in advising NBB and its affiliates with respect to certain regulatory and labor matters and in connection with various transactions. Edwards & Angell did not act as counsel to NBB or its affiliates with respect to the Merger or any transaction in connection therewith.

     Goodwin, Procter & Hoar, Boston, Massachusetts, rendered an opinion to NBB on the Effective Date substantially to the effect that the Merger constituted a "reorganization" under Section 368(a) of the Code and Fleet and NBB are parties to the reorganization within Section 368(b) of the Code. Goodwin, Procter & Hoar, counsel to NBB, has from time to time acted as counsel in advising Fleet and its affiliates with respect to certain regulatory matters and in connection with various transactions. Goodwin, Procter & Hoar did not act as counsel to Fleet or its affiliates with respect to the Merger or any transaction in connection therewith.

NBB BANCORP, INC.                      FLEET FINANCIAL GROUP, INC.
174 Union Street                       50 Kennedy Plaza
New Bedford, Massachusetts 02740       Providence, Rhode Island 02903
(508) 996-5000                         (401) 278-5800

                           PROXY STATEMENT-PROSPECTUS

                        SPECIAL MEETING OF STOCKHOLDERS
                               NBB BANCORP, INC.

                               DECEMBER 15, 1994

     This Proxy Statement-Prospectus is furnished in connection with the solicitation of proxies by the Board of Directors of NBB Bancorp, Inc. ("NBB") to be used at a Special Meeting of NBB stockholders to be held on December 15, 1994 (the "Special Meeting") for the purpose of considering and voting upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of May 9, 1994, as amended and restated as of August 26, 1994 (the "Merger Agreement") by and between NBB and Fleet Financial Group, Inc. ("Fleet") providing for the merger of NBB with and into Fleet, with a provision for use of an alternative structure under certain circumstances. See "THE MERGER -- Conversion of NBB Common Stock and Other Matters". The Merger Agreement is attached hereto as Exhibit A and is incorporated herein by reference. Although not a condition to the consummation of the Merger, the parties also contemplate that promptly following consummation of the Merger, Fleet intends to cause (i) the transfer of the ten branches of New Bedford Institution for Savings, a wholly-owned subsidiary of NBB (the "Bank") located in the State of Rhode Island and the loans associated therewith, to Fleet National Bank ("Fleet-RI"), a wholly-owned subsidiary of Fleet (the "Branch Transfer"), and (ii) the merger (the "Bank Merger") of the Bank with and into Fleet Bank of Massachusetts, National Association (the "Surviving Bank"), an indirect wholly-owned subsidiary of Fleet, pursuant to a Bank Agreement and Plan of Merger (the "Bank Merger Agreement") to be entered into between the Bank and the Surviving Bank. See "THE MERGER -- Structure of the Bank Merger; Transfer of Rhode Island Branches". This Proxy Statement-Prospectus and the form of proxy are first being mailed to stockholders of NBB on or about October 28, 1994.

     At the effective time of the Merger, each NBB stockholder will receive, for each share of common stock, $0.10 par value of NBB ("NBB Common Stock") held by such stockholder, except for shares held by dissenting shareholders or shares held by Fleet or its subsidiaries or by NBB or its subsidiaries (other than in both cases shares held in a fiduciary capacity or as a result of debts previously contracted), either $48.50 in Fleet Common Stock, $1.00 par value, including the associated preferred share purchase rights ("Fleet Common Stock") or $48.50 in cash. In addition, each NBB stockholder is entitled to receive a pro rata portion of 2,500,000 warrants to purchase Fleet Common Stock (the "Warrants"). The number of shares of Fleet Common Stock to be received for each share of NBB Common Stock will be determined by dividing $48.50 by the average of Fleet Common Stock's closing price over a 10 trading day period which ends 5 days prior to the effective time of the Merger, rounded to the nearest thousandth of a share.

     The determination of whether an NBB Stockholder will receive Fleet Common Stock or cash, or a combination of both, will depend on (i) the stated preference of the NBB stockholder as indicated on a written election form to be provided to such stockholder shortly after the Merger and (ii) allocation procedures to be followed by Fleet if the total number of shares of Fleet Common Stock which NBB stockholders have elected to receive does not equal the total number of shares which Fleet will issue in the Merger. See "THE MERGER -- Exchange of Certificates; Election Procedure; Fractional Shares." Unless the alternative structure for the Merger is used, Fleet is expected to issue between 5,700,000 and 6,300,000 shares of Fleet Common Stock in the Merger but is obligated to issue additional shares in order to ensure that Fleet Common Stock represents at least 45% of the total amount paid in the Merger.

     Each Warrant entitles the holder thereof to purchase Fleet Common Stock at $43.875 per share at any time during the five-year period commencing on the first anniversary of the effective time of the Merger.

     Fleet has filed a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "Commission") covering a maximum of 2,500,000 Warrants and a maximum of 9,500,000 shares of Fleet Common Stock, representing shares to be issued in connection with the Merger and shares issuable upon exercise of the Warrants to be issued in connection with the Merger (the "Warrant Shares"). This Proxy Statement-Prospectus also constitutes the Prospectus of Fleet filed as a part of such Registration Statement.

     This Proxy Statement-Prospectus does not cover any resales of Fleet Common Stock or Warrants received by stockholders of NBB upon consummation of the Merger or the Warrant Shares, and no person is authorized to make use of this Proxy Statement-Prospectus in connection with any such resale.

     All information contained in this Proxy Statement-Prospectus with respect to Fleet has been supplied by Fleet and all information with respect to NBB has been supplied by NBB.

     THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS PROXY STATEMENT-PROSPECTUS. THE PROPOSED MERGER IS A COMPLEX TRANSACTION. STOCKHOLDERS ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS PROXY STATEMENT-PROSPECTUS IN ITS ENTIRETY.

     THE WARRANTS AND SHARES OF FLEET COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF FLEET AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, BANK INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY.

     THE SECURITIES OF FLEET OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT-PROSPECTUS NOR ANY DISTRIBUTION OF THE SHARES OF FLEET COMMON STOCK OR WARRANTS HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF FLEET OR NBB SINCE THE DATE HEREOF.

     The date of this Proxy Statement-Prospectus is October 26, 1994

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                       ------
AVAILABLE INFORMATION................................................................    4
INFORMATION INCORPORATED BY REFERENCE................................................    4
SUMMARY OF PROXY STATEMENT-PROSPECTUS................................................    6
MEETING INFORMATION..................................................................   20
     The Special Meeting.............................................................   20
     Record Date.....................................................................   20
     Proxies; Voting and Revocation..................................................   20
     Votes Required..................................................................   21
THE MERGER...........................................................................   21
     General.........................................................................   21
     Background of the Merger........................................................   21
     Recommendation of the NBB Board of Directors and Reasons for the Merger.........   23
     Fairness Opinion of Financial Advisor...........................................   26
     Structure of the Merger.........................................................   30
     Management and Operations after the Merger......................................   30
     Organization of Merger Subsidiary...............................................   30
     Conversion of NBB Common Stock and Other Matters................................   30
     Exchange of Certificates; Election Procedure; Fractional Shares.................   32
     Effective Time..................................................................   34
     Representations and Warranties..................................................   34
     Conduct of Business Pending the Merger..........................................   35
     Conditions to the Consummation of the Merger....................................   37
     Structure of the Bank Merger; Transfer of Rhode Island Branches.................   38
     NBB Shareholder Rights Agreement................................................   38
     Regulatory Matters..............................................................   38
     Certain Federal Income Tax Consequences.........................................   40
     Accounting Treatment............................................................   42
     Termination of the Merger Agreement.............................................   43
     Waiver and Amendment of the Merger Agreement....................................   43
     No Solicitation; Expense Fee....................................................   44
     Effect on Employee Benefits.....................................................   44
     Interests of Certain Persons in the Merger......................................   45
     Resale of Fleet Common Stock, Warrants and Warrant Shares.......................   47
     Dividend Reinvestment and Stock Purchase Plan...................................   47
     Appraisal Rights of Dissenting Stockholders.....................................   48
MATERIAL CONTACTS BETWEEN AFFILIATES OF NBB AND FLEET................................   50
INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS.............................................   50
CERTAIN REGULATORY CONSIDERATIONS....................................................   50
RECENT LEGISLATION AND RELATED MATTERS...............................................   51
RECENT DEVELOPMENTS..................................................................   55
DESCRIPTION OF FLEET CAPITAL STOCK AND WARRANTS......................................   56
COMPARISON OF STOCKHOLDERS' RIGHTS UNDER RHODE ISLAND AND DELAWARE LAW...............   64
COMPARATIVE STOCK PRICES AND DIVIDENDS...............................................   73
EXPERTS..............................................................................   74
LEGAL OPINIONS.......................................................................   75
SOLICITATION OF PROXIES..............................................................   75
STOCKHOLDER PROPOSALS................................................................   75

                                    EXHIBITS

A. Agreement and Plan of Merger......................................................   A-1
B. Opinion of Salomon Brothers Inc to NBB Board of Directors.........................   B-1
C. Delaware General Corporation Law Section 262......................................   C-1

                             AVAILABLE INFORMATION

        Each of Fleet and NBB is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Proxy statements, reports and other information concerning either Fleet or NBB can be inspected and copied at the Commission's office at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and the Commission's Regional Offices in New York (Suite 1300, Seven World Trade Center, New York, New York 10048) and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661), and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Fleet Common Stock and NBB Common Stock are each listed on the New York Stock Exchange. Reports, proxy materials and other information concerning Fleet and NBB also may be inspected at the offices of the New York Stock Exchange, Inc. (the "Stock Exchange"), 20 Broad Street, New York, New York 10005. This Proxy Statement-Prospectus does not contain all the information set forth in the Registration Statement and Exhibits thereto which Fleet has filed with the Commission under the Securities Act, which may be obtained from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees, and to which reference is hereby made.

     THIS PROXY STATEMENT-PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS THERETO, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT-PROSPECTUS IS DELIVERED UPON WRITTEN OR ORAL REQUEST TO THE FOLLOWING:

             FLEET DOCUMENTS                                   NBB DOCUMENTS
- ------------------------------------------     ----------------------------------------------
Robert W. Lougee, Jr.                          Carol E. Correia
Director of Corporate Communications           Secretary
Fleet Financial Group, Inc.                    NBB Bancorp, Inc.
50 Kennedy Plaza                               174 Union Street
Providence, Rhode Island 02903                 New Bedford, Massachusetts 02740
401-278-5879                                   508-996-5000

     IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, A REQUEST MUST BE RECEIVED NO LATER THAN DECEMBER 8, 1994.

                     INFORMATION INCORPORATED BY REFERENCE

     The following Fleet documents are incorporated by reference herein:

          (1) Fleet's Annual Report on Form 10-K for the year ended December 31, 1993;

          (2) Fleet's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994 and June 30, 1994 (as amended by a Form 10-Q/A dated October 26, 1994);

          (3) Fleet's Current Reports on Form 8-K dated March 10, 1994, May 9, 1994, August 15, 1994, September 7, 1994, October 19, 1994 and October 21, 1994;

          (4) The description of the Fleet Common Stock contained in a Registration Statement filed by Industrial National Corporation (predecessor to Fleet) on Form 8-B dated May 29, 1970, and any amendment or report filed for the purpose of updating such description; and

          (5) The description of the preferred share purchase rights contained in Fleet's Registration Statement on Form 8-A dated November 29, 1990 (as amended by an Amendment to Application or Report on Form 8 dated September 6, 1991).

     Such incorporation by reference shall not be deemed to specifically incorporate by reference the information referred to in Item 402(a)(8) of Regulation S-K.

     The following NBB documents are incorporated by reference herein:

          (1) NBB's Annual Report on Form 10-K for the year ended December 31, 1993;

          (2) NBB's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994 and June 30, 1994;

          (3) NBB's Current Report on Form 8-K dated September 12, 1994;

          (4) The description of NBB Common Stock contained in NBB's Registration Statement on Form S-4 (File No. 33-20219) filed with the Commission on February 19, 1988, as amended by Amendment No. 1 dated March 25, 1988 and Post-Effective Amendment No. 1 dated April 27, 1988; and

          (5) The description of certain preferred stock purchase rights granted to holders of NBB Common Stock pursuant to the NBB Shareholder Rights Agreement between NBB and The First National Bank of Boston, as Rights Agent, dated as of November 14, 1989, contained in a Registration Statement on Form 8-A filed on November 14, 1989.

     Such incorporation by reference shall not be deemed to specifically incorporate by reference the information referred to in Item 402(a)(8) of Regulation S-K.

     All documents filed with the Commission by Fleet and NBB pursuant to Sections 13, 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement-Prospectus and prior to the Special Meeting are incorporated herein by reference and such documents shall be deemed to be a part hereof from the date of filing of such documents. Any statement contained in this Proxy Statement-Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement-Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement-Prospectus.

                     SUMMARY OF PROXY STATEMENT-PROSPECTUS

     The following is a brief summary, which is necessarily incomplete, of certain information contained elsewhere in this Proxy Statement-Prospectus or in documents incorporated herein by reference. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information contained herein, the Exhibits hereto and the documents incorporated by reference herein. Each stockholder is urged to read the Proxy Statement-Prospectus with care.

THE PARTIES

     Fleet. Fleet is a diversified financial services company organized under the laws of the State of Rhode Island. At June 30, 1994, Fleet was the 17th largest banking institution in the United States in terms of total assets, with total assets of $48.2 billion, total deposits of $31.8 billion and stockholders' equity of $3.5 billion.

     Fleet is engaged in a general commercial banking and trust business throughout the states of Rhode Island, New York, Connecticut, Massachusetts, Maine and New Hampshire, through its banking subsidiaries, Fleet Bank ("Fleet-NY"), Fleet-RI, Fleet Bank, National Association ("Fleet-CT"), the Surviving Bank, Fleet Bank of Maine and Fleet Bank-NH. Fleet provides, through its nonbanking subsidiaries, a variety of financial services, including mortgage banking, asset-based lending, equipment leasing, consumer finance, real estate financing, credit-related life and accident/health insurance, securities brokerage services, investment banking, investment advice and management, data processing and student loan servicing. The principal office of Fleet is located at 50 Kennedy Plaza, Providence, Rhode Island 02903, telephone number (401) 278-5800.

     The Surviving Bank is a national banking association with total assets of $9.2 billion and total deposits of $6.9 billion at June 30, 1994, without giving effect to the contemplated Bank Merger. The Surviving Bank currently has 154 branches throughout Massachusetts, 34 of which are located in southeastern Massachusetts and Cape Cod. The principal office of the Surviving Bank is located at 75 State Street, Boston, Massachusetts 02109, telephone number (617) 346-4000.

     NBB. NBB is a Delaware corporation and the holding company for the Bank. NBB's principal business consists of the business of the Bank. At June 30, 1994, NBB, on a consolidated basis, had total assets of $2.4 billion and total deposits of $2.2 billion. NBB's only office and principal place of business is located at the main office of the Bank at 174 Union Street, New Bedford, Massachusetts 02740. Its telephone number is (508) 996-5000.

     The Bank is a Massachusetts-chartered savings bank serving a market area including a significant portion of southeastern Massachusetts, Cape Cod and eastern Rhode Island. The Bank is engaged principally in the business of attracting deposits from the general public, originating residential and commercial real estate mortgages, originating construction, commercial and consumer loans, and investing in various securities. The Bank's main office and headquarters building is located at 174 Union Street, New Bedford, Massachusetts 02740 and its telephone number is (508) 996-5000. In addition to its main office, the Bank has a network of 52 offices, 10 of which are located in eastern Rhode Island, 30 in southeastern Massachusetts and 12 throughout Cape Cod.

DATE, TIME AND PLACE OF SPECIAL MEETING

     The Special Meeting will be held at the Hawthorne Country Club, 970 Tucker Road, North Dartmouth, Massachusetts, at 11:00 am. on Thursday, December 15, 1994.

PURPOSES OF SPECIAL MEETING

     The Special Meeting will be held for the purpose of considering and voting upon a proposal to adopt and approve the Merger Agreement and each of the transactions contemplated thereby, and to conduct any other business that may properly come before the Special Meeting, or any adjournments or postponements thereof. See "MEETING INFORMATION -- The Special Meeting".

VOTES REQUIRED

     The Board of Directors has fixed the close of business on October 21, 1994 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Special Meeting. Only the holders of record of the outstanding shares of NBB Common Stock on the Record Date will be entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof. The presence, in person or by proxy, of a majority of the aggregate number of shares of NBB Common Stock outstanding and entitled to vote on the Record Date is necessary to constitute a quorum at the Special Meeting.

     At October 21, 1994, 8,669,194 shares of NBB Common Stock were outstanding and entitled to vote, of which approximately 263,675 shares, or approximately 3%, were held by directors and executive officers of NBB, the Bank and their respective affiliates. Each such director and officer of NBB has indicated his or her intention to vote the NBB Common Stock beneficially owned by him or her for approval of the Merger Agreement and each of the transactions contemplated thereby. The affirmative vote of the holders of a majority of the shares of NBB Common Stock issued, outstanding and entitled to vote at the Special Meeting will be required to approve the Merger Agreement and each of the transactions contemplated thereby. Consequently, assuming that each director and officer of NBB and their respective affiliates votes in favor of the Merger Agreement, the affirmative vote of holders of approximately 4,070,923 additional shares of NBB Common Stock, representing approximately 47% of the shares issued and outstanding on October 21, 1994, will be required. The approval of the Merger Agreement by NBB stockholders is a condition to the consummation of the Merger.

     See "MEETING INFORMATION -- Votes Required".

TERMS OF THE MERGER

     At the effective time of the Merger each then outstanding share of NBB Common Stock (except for shares held by dissenting shareholders or shares held by Fleet or its subsidiaries, or by NBB or its subsidiaries (other than in both cases shares held in a fiduciary capacity or as a result of debts previously contracted)) will be converted into the right to receive either $48.50 in Fleet Common Stock (the "Per Share Stock Consideration") or $48.50 in cash (the "Per Share Cash Consideration"). Each NBB stockholder will also be entitled to receive a pro rata portion of 2,500,000 Warrants. If the Merger has not occurred on or prior to March 31, 1995, the amount received as Per Share Stock Consideration and Per Share Cash Consideration will be increased by $0.25 per share per month for each full month thereafter until the effective time of the Merger.

     The determination of the number of shares of Fleet Common Stock to be received for each share of NBB Common Stock is based on the average of the closing sales price (the "Average Closing Price") for Fleet Common Stock on the Stock Exchange during the ten trading day period which ends on the fifth business day preceding (but not including) the effective time of the Merger. Whether an NBB stockholder will receive Fleet Common Stock or cash, or a combination of both, in the Merger will depend on (i) the stated preference of the NBB stockholder as indicated on an election form to be furnished to each stockholder shortly after the Merger and (ii) allocation procedures to be used by Fleet if the total number of shares which NBB stockholders have elected to receive does not equal the number of shares of Fleet Common Stock to be issued by Fleet in the Merger.

     Except as described below, Fleet is expected to issue between 5,700,000 and 6,300,000 shares of Fleet Common Stock in the Merger but is required to issue additional shares in order to ensure that Fleet Common Stock represents at least 45% of the total amount paid in the Merger. Fleet has repurchased approximately 6,300,000 shares of Fleet Common Stock in the public market, some or all of which will be issued to NBB stockholders in the Merger.

     Each Warrant will entitle the holder to purchase one share of Fleet Common Stock at $43.875 per share at any time during the five-year period commencing on the first anniversary of the effective time of the Merger.

     If the Average Closing Price is equal to or less than $29.50, the consideration payable in the Merger will consist (in addition to the Warrants) solely of cash unless Fleet elects to pay part of the consideration using Fleet Common Stock. If Fleet elects to use Fleet Common Stock under this circumstance, the Fleet Common Stock will be valued based on the Average Closing Price. If the number of shares of Fleet Common Stock to be used by Fleet to pay the consideration in the Merger would prevent NBB's counsel from providing an opinion in form and substance reasonably satisfactory to Fleet and its counsel that the Merger would be a tax-free reorganization for federal income tax purposes, then the Merger will be completed using an alternative structure. Under the alternative structure, a wholly-owned subsidiary of Fleet organized as a Delaware corporation ("Merger Subsidiary"), will merge with and into NBB (the "Alternative Merger"). See "THE MERGER -- Conversion of NBB Common Stock and Other Matters." As used in this Proxy Statement-Prospectus, the term "Merger" means either the Merger or the Alternative Merger, whichever is to be consummated.

     No fractional shares of Fleet Common Stock will be issued in the Merger. In lieu thereof, each holder of NBB Common Stock who otherwise would have been entitled to a fractional share of Fleet Common Stock will receive cash in an amount equal to such fraction multiplied by the Average Closing Price. Calculations will be made to the nearest one-thousandth of a share of Fleet Common Stock and to the nearest cent.

     The Merger will become effective on the date and time (the "Effective Time") as set forth in the certificate of merger which shall be filed with the Secretary of State of Delaware and, unless the Alternative Merger is consummated, the articles of merger which shall be filed with the Secretary of State of Rhode Island.

     Commencing at least 15 days prior to the Effective Time, each stock option to acquire NBB Common Stock granted under the NBB Stock Option Plan which is outstanding at such time, whether or not then exercisable, will be immediately exercisable and if not exercised prior to the Effective Time, the option holder may elect at or immediately prior to the Effective Time to have such option cancelled in exchange for cash in an amount equal to the difference between $48.50 (subject to upward adjustment if the Effective Time has not occurred on or prior to March 31, 1995) and the per share exercise price, multiplied by the number of shares covered by the option. Any such options which are not so exercised or cancelled will be converted at the Effective Time into options under the Fleet Stock Option Plan to purchase Fleet Common Stock plus their pro rata portion of Warrants. The rights to Fleet Common Stock to be received by holders of NBB stock options upon consummation of the Merger will be the same as the rights such optionees had under the NBB Stock Option Plan immediately prior to the Effective Time, except that the number of shares of Fleet Common Stock subject to such options and the exercise price of such options will be adjusted to give effect to the Per Share Stock Consideration.

     Although not a condition to the consummation of the Merger, the parties contemplate that promptly following the consummation of the Merger, Fleet intends to cause the transfer of the ten branches of the Bank located in the State of Rhode Island and the loans associated therewith to Fleet-RI, a wholly-owned subsidiary of Fleet, in exchange for Fleet-RI's assumption of deposit and other liabilities related thereto, and the merger of the Bank with and into the Surviving Bank.

     See "THE MERGER -- Conversion of NBB Common Stock and Other Matters", "-- Exchange of Certificates; Election Procedure; Fractional Shares", "-- Effective Time", "-- Structure of the Merger", "-- Structure of the Bank Merger; Transfer of Rhode Island Branches", "-- Regulatory Matters" and "-- Appraisal Rights of Dissenting Stockholders".

RECOMMENDATION OF THE BOARD OF DIRECTORS AND REASONS FOR THE MERGER

     THE BOARD OF DIRECTORS OF NBB HAS UNANIMOUSLY ADOPTED A RESOLUTION APPROVING THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND EACH OF THE TRANSACTIONS CONTEMPLATED THEREBY BY NBB'S STOCKHOLDERS. NBB's Board has adopted that resolution and makes that recommendation because it believes that the terms of the Merger Agreement are fair and in the best interests of NBB and its stockholders. The terms of the Merger Agreement were reached on the basis of arms' length negotiations between NBB and Fleet. In the course of reaching its decision to approve the Merger Agreement, the Board of Directors of NBB consulted with its legal advisors regarding the legal terms of the Merger Agreement and the Board of Directors' obligations in its consideration thereof and with Salomon Brothers Inc ("Salomon"), its financial advisor, regarding the financial terms and fairness, from a financial point of view, of the consideration to be received by the holders of NBB Common Stock in the proposed Merger.

     See "THE MERGER -- Background of the Merger" and "-- Recommendation of the Board of Directors and Reasons for the Merger".

FAIRNESS OPINION OF FINANCIAL ADVISOR

     Salomon, NBB's financial advisor, has rendered its written opinion to the Board of Directors of NBB that, as of May 8, 1994 and as of the date of this Proxy Statement-Prospectus, the consideration to be received in the Merger by the holders of NBB Common Stock is fair, from a financial point of view, to the holders of NBB Common Stock. The opinion, dated the date of this Proxy Statement-Prospectus, which is attached hereto as Exhibit B, should be read in its entirety with respect to the assumptions made, matters considered and limits of the review undertaken by Salomon in rendering its opinion, and for a description of investment banking and financial advisory services provided in the past by Salomon for NBB and for Fleet. See "THE MERGER -- Fairness Opinion of Financial Advisor" for a further description of the opinion of Salomon and of the fees payable to Salomon by NBB.

     See "THE MERGER -- Background of the Merger", "-- Fairness Opinion of Financial Advisor" and Exhibit B to this Proxy Statement-Prospectus.

CONDITIONS TO THE CONSUMMATION OF THE MERGER

     Consummation of the Merger is subject to various conditions, including the approval of NBB's stockholders solicited hereby; the effectiveness of the Registration Statement of which this Proxy Statement-Prospectus forms a part; approval of the Merger and the Bank Merger by certain federal and Massachusetts regulatory authorities; receipt by NBB of an opinion of counsel as to the tax-free nature of the Merger for federal income tax purposes, except for the Warrants, cash received as Per Share Cash Consideration, cash in lieu of fractional shares, cash received by dissenting stockholders (except in the event the Alternative Merger is consummated); the listing, subject to notice of issuance, on the Stock Exchange of the Fleet Common Stock and Warrants to be issued in the Merger and the Warrant Shares; and other customary closing conditions. There is no assurance that the foregoing conditions will be satisfied or as to the timing of the satisfaction of such conditions.

     See "THE MERGER -- Conditions to the Consummation of the Merger" and "-- Regulatory Matters".

TERMINATION OF THE MERGER AGREEMENT; PAYMENT OF EXPENSES

     The Merger Agreement may be terminated at any time prior to the Effective Time by the mutual consent of Fleet, Merger Subsidiary and NBB by a majority vote of the members of each company's entire Board of Directors. Subject to certain limitations in cases where the party seeking termination is in breach of the Merger Agreement, the Merger Agreement may also be terminated by either Fleet and Merger Subsidiary or NBB, acting individually, (a) 90 days after the date on which any request or application for regulatory approval required to consummate the Merger shall have been denied or withdrawn at the request or recommendation of any governmental entity which must grant such regulatory approval, unless within the 90 day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with such governmental entity; (b) if any governmental entity shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by the Merger Agreement; (c) if the Effective Time has not occurred by May 31, 1995; (d) if there is a material breach by the other party of any representation, warranty, covenant or agreement contained in the Merger Agreement which is not timely cured; (e) if the vote of NBB's stockholders required to approve the Merger Agreement is not obtained; or
(f) if NBB's Board of Directors determines that it will not recommend to its stockholders approval, or modifies or withdraws its recommendation, of the Merger Agreement and each of the transactions contemplated thereby and such other matters as may be submitted to its stockholders in connection with the Merger Agreement, if the Board shall have concluded with the advice of counsel that such action is required to prevent such Board from breaching its fiduciary obligations to NBB's stockholders.

     Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger and the transactions contemplated thereby will be paid by the party incurring such expenses, except as follows:

          (i) Fleet will bear the costs and expenses of printing and mailing the Proxy Statement-Prospectus, and all filing and other fees paid to the Commission or any other governmental entity in connection with the Merger, the Bank Merger and the other transactions contemplated thereby;

          (ii) In the event that the Merger Agreement is terminated due to the failure to receive required regulatory approvals described in subsection
     (a) of the foregoing paragraph, any governmental entity shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by the Merger Agreement, the Effective Time has not occurred by May 31, 1995 or the transactions contemplated by the Merger Agreement otherwise fail to be consummated, in any such case because of the failure to receive any required regulatory approval, then NBB will be reimbursed by Fleet for all of its expenses up to a maximum of $1,500,000.

          (iii) In the event that the Merger Agreement is terminated as a result of a material breach by the other party of its representations, warranties, covenants or agreements caused by the willful conduct or gross negligence of such party, then such party will be liable to the other party for all out-of-pocket costs and expenses.

          (iv) In the event that (x)(i) the Merger Agreement is terminated by NBB due to the failure to receive the requisite approval of the NBB stockholders, the determination by NBB's Board not to recommend stockholder approval or modification or withdrawal of its recommendation or (ii) by Fleet and Merger Subsidiary as a result of a material breach by NBB of its covenants, agreements or representations and warranties under the Merger Agreement caused by the willful conduct or gross negligence of NBB and
     (y)(1) within six months thereafter NBB enters into an agreement for, or the NBB Board shall have approved or recommended stockholder approval of, a merger, consolidation, sale, lease or other disposition of 25% or more of its assets or a tender or exchange offer for 25% or more of the outstanding NBB Common Stock with any person other than Fleet or any subsidiary or affiliate of Fleet or (2) in the case of termination described in (x)(i) above, a bona fide proposal by any person other than Fleet or an affiliate or subsidiary of Fleet for any such transaction shall have been publicly disclosed at the time of such termination, then NBB will make a cash payment to Fleet of $8,000,000.

     See "THE MERGER -- Termination of the Merger Agreement" and "-- No Solicitation; Expense Fee".

WAIVER

     Fleet and NBB, with the authorization of their respective Boards of Directors, may, to the extent legally allowable, (a) extend the time for the performance of any of the obligations or other acts required of the other party contained in the Merger Agreement; (b) waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; or (c) waive compliance by the other party of any of its agreements or conditions contained in the Merger Agreement, except that after NBB stockholder approval, no extension or waiver shall reduce the amount or change the form of consideration to be delivered to each of NBB's stockholders as contemplated by the Merger Agreement without further approval of NBB's stockholders, except as contemplated by the Merger Agreement.

     See "THE MERGER -- Waiver and Amendment to the Merger Agreement".

AMENDMENT

     Any term or provision of the Merger Agreement may be amended in writing (subject to compliance with applicable law) at any time, except that after NBB stockholder approval, no amendment shall reduce the amount or change the form of the consideration to be delivered to each of NBB's stockholders under the Merger Agreement other than as contemplated by the Merger Agreement. In addition, Delaware law prohibits, among other things, any change in any of the terms and conditions of the Merger Agreement if such change or alteration would adversely affect any holder of NBB Common Stock.

     See "THE MERGER -- Waiver and Amendment of the Merger Agreement".

REGULATORY APPROVALS

     As provided in Section 225.12(d)(2) of Regulation Y promulgated by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), Fleet has filed a notice with the Federal Reserve Board seeking a waiver of the requirement for prior approval of the Merger by the Federal Reserve Board pursuant to Section 3 of the Bank Holding Company Act, as amended (the "BHC Act"). Since the Merger consists in substance of bank-to-bank transactions among the Surviving Bank, Fleet-RI and the Bank, Fleet believes that the Merger qualifies for such a Federal Reserve Board waiver. If the Federal Reserve Board declines to approve Fleet's waiver request, Fleet will be required to file an application under the BHC Act for approval of the Merger. Assuming Fleet obtains the Federal Reserve Board's waiver, the Merger is subject to approval by the Comptroller of the Currency (the "Comptroller") pursuant to the Bank Merger Act, which among other things, amended Section 18(c) of the Federal Deposit Insurance Act (the "Bank Merger Act") and 12 U.S.C Section 215a, and by the Board of Bank Incorporation of the Commonwealth of Massachusetts (the "Massachusetts BBI") under Sections 2 and 4 of Chapter 167A of the Massachusetts General Laws. Assuming receipt of the Federal Reserve Board waiver and the Comptroller approval, the Merger may not be consummated for 30 days after such approval, during which time the United States Department of Justice may challenge the Merger on antitrust grounds. Fleet has filed applications with the Comptroller with respect to the Branch Transfer and the Bank Merger, the request for a waiver with the Federal Reserve Board and an application with the Massachusetts BBI with respect to the Merger. The Merger will not proceed until all regulatory approvals required to consummate the Merger and the Bank Merger have been obtained, such approvals are in full force and effect and all statutory waiting periods in respect thereof have expired. There can be no assurance that the Federal Reserve Board waiver will be obtained or that the Merger will be approved by the Comptroller or the Massachusetts BBI. If such approvals and waiver are received, there can be no assurance as to the date of such approvals and waiver or the absence of any litigation challenging such approvals or waiver.

     See "THE MERGER -- Structure of the Bank Merger; Transfer of Rhode Island Branches" and "-- Regulatory Matters".

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Neither Fleet nor NBB has requested or will request an advance ruling from the Internal Revenue Service as to the tax consequences of the Merger. NBB's obligation to effect the Merger is conditioned (except in the event that the Alternative Merger is consummated) on delivery of an opinion from Goodwin, Procter and Hoar, its counsel, dated as of the Effective Time, based upon certain customary representations and assumptions set forth therein, substantially to the effect that for federal income tax purposes the Merger constitutes a reorganization within the meaning of section 368(a) of the Code, and Fleet and NBB each will be a party to the reorganization within the meaning of section 368(b) of the Code (noting, however, that the nontaxability of the stockholders of NBB resulting from such reorganization does not extend to the Warrants and any cash received as Per Share Cash Consideration, cash in lieu of a fractional share interest in Fleet Common Stock or cash received by dissenting stockholders).

     Based on such opinion, the material federal income tax results of the Merger would be as follows. No gain or loss will be recognized by NBB or by Fleet as a result of the Merger. An NBB stockholder who receives solely cash and Warrants in exchange for all of his shares of NBB Common Stock will recognize a gain or loss for federal income tax purposes equal to the difference between (i) the sum of the cash and the fair market value of the Warrants, as of the Effective Time, and (ii) the stockholder's tax basis in the NBB Common Stock surrendered in exchange therefor. Assuming such NBB stockholder, at the time of the exchange, holds NBB Common Stock as a capital asset, such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the stockholder's holding period is more than one year. There are limitations on the extent to which stockholders may deduct capital losses from ordinary income.

     If the consideration received in the Merger by an NBB stockholder consists in part of Fleet Common Stock, and such stockholder's adjusted basis in the shares of NBB Common Stock surrendered in the transaction is less than the sum of the fair market value, as of the Effective Time, of the Fleet Common Stock and Warrants and the amount of any cash received (other than for a fractional share of Fleet Common Stock), such stockholder will realize a gain on the transaction (a "Realized Gain"). Such stockholder will recognize a gain equal to the lesser of (i) such Realized Gain and (ii) the sum of the fair market value of the Warrants and the amount of any cash received (other than for a fractional share of Fleet Common Stock). Provided the exchange does not have the effect of a dividend, the gain so recognized will be characterized as a capital gain (assuming the NBB Common Stock exchanged was a capital asset in the hands of the stockholder). If an NBB stockholder who receives part Fleet Common Stock in the Merger realizes a loss, such loss will not be currently recognized for federal income tax purposes. Such disallowed loss will be reflected in the adjusted tax basis of the shares of Fleet Common Stock received in the Merger.

     Although no gain or loss would be recognized by NBB or Fleet as a result of the Alternative Merger, it is anticipated that the Alternative Merger would be a taxable transaction to NBB stockholders. In such event, NBB stockholders would recognize a gain or loss for federal income tax purposes equal to the difference between (a) the sum of the fair market value, as of the Effective Time, of the Warrants and any Fleet Common Stock received in the Alternative Merger plus any cash received in the Alternative Merger and (b) the stockholder's tax basis in the NBB Common Stock surrendered in exchange therefor.

     Stockholders should consult their own tax advisors as to the tax consequences of the Merger or the Alternative Merger to them under Federal, state, local or any other applicable law.

     See "THE MERGER -- Certain Federal Income Tax Consequences".

ACCOUNTING

     The Merger is intended to be accounted for as a "purchase" transaction, as more fully described under "THE MERGER -- Accounting Treatment".

MANAGEMENT AND OPERATIONS AFTER THE MERGER

     Except in the event the Alternative Merger is consummated, upon consummation of the Merger, the directors and officers of Fleet immediately prior to the Effective Time shall remain the directors and officers of the surviving corporation, to hold office in accordance with the charter documents and bylaws of the surviving corporation until their respective successors are duly elected or appointed and qualified.

     See "THE MERGER -- Management and Operations after the Merger".

APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS

     Holders of NBB Common Stock who do not vote to approve and adopt the Merger Agreement and who comply with the requirements of Section 262 of the Delaware General Corporation Law will be entitled to appraisal rights. A copy of Section 262 is attached to this Proxy Statement-Prospectus as Exhibit C.

     See "THE MERGER -- Appraisal Rights of Dissenting Stockholders".

CERTAIN DIFFERENCES IN THE RIGHTS OF STOCKHOLDERS

     The rights of stockholders of NBB are currently governed by the Delaware General Corporation Law, NBB's Certificate of Incorporation and NBB's by-laws. Upon consummation of the Merger, NBB's stockholders who receive Fleet Common Stock in the Merger will become stockholders of Fleet, and their rights will be governed by the Rhode Island Business Corporation Act, the Fleet Restated Articles of Incorporation and Fleet's by-laws.

     See "COMPARISON OF STOCKHOLDERS' RIGHTS UNDER RHODE ISLAND AND DELAWARE
LAW".

COMPARATIVE STOCK PRICES AND DIVIDENDS

     The shares of Fleet Common Stock and NBB Common Stock are each listed and traded on the Stock Exchange. The table below sets forth the high and low sales prices for Fleet Common Stock and NBB Common Stock as reported on the Stock Exchange and the cash dividends declared, for the periods indicated, as well as certain pro forma data per share of NBB Common Stock, assuming consummation of the Merger:

                                                                                              NBB
                                           FLEET                         NBB               PRO FORMA
                                ---------------------------  ---------------------------   EQUIVALENT
                                 HIGH      LOW    DIVIDENDS   HIGH      LOW    DIVIDENDS  DIVIDENDS(1)
                                -------  -------  ---------  -------  -------  ---------  ------------
1991........................... $26.250  $ 9.625   $ 0.800   $15.125  $ 7.875    $0.64       $ 1.13
1992...........................  33.875   24.250     0.825    29.500   14.375     0.84       $ 1.17
1993...........................  37.875   28.250     1.025    41.250   25.250     1.04       $ 1.45
1994 (through
  October 21, 1994)............  41.375   31.750     1.400    49.000   35.000     1.20       $ 1.98

(1) Represents data for Fleet Common Stock multiplied by 1.416, which would be the Per Share Stock Consideration assuming, for illustration purposes only, that the Average Closing Price is $34.250, the closing price of the Fleet Common Stock on October 21, 1994. See "THE MERGER -- Conversion of NBB Common Stock and Other Matters".

     On May 6, 1994, the business day immediately preceding the public announcement of the proposed Merger, the closing sales price for Fleet Common Stock as reported on the Stock Exchange Composite Tape was $36.875 per share, and the closing sales price for NBB Common Stock as reported by the Stock Exchange Composite Tape was $48.125 per share. On October 21, 1994, the closing sales price for Fleet Common Stock as so reported was $34.250 per share, and the closing sales price for NBB Common Stock as so reported was $47.750 per share.

     See "COMPARATIVE STOCK PRICES AND DIVIDENDS".

SELECTED HISTORICAL AND PRO FORMA PER SHARE DATA

     The following unaudited information reflects certain comparative per common share data related to income per share, cash dividends declared per share, book value per share, and market value per share (i) on an historical basis for Fleet and NBB; (ii) on a pro forma combined basis per share of Fleet Common Stock assuming consummation of the Merger and the use of repurchased Fleet Common Stock to pay the Per Share Stock Consideration; and (iii) on an equivalent pro forma basis per share of NBB Common Stock assuming consummation of the Merger. Such pro forma calculations do not include the effect of the Warrants. The Warrants would not have a dilutive effect on Fleet Common Stock on a pro forma basis since the average market price of the Fleet Common Stock for each of the six months ended June 30, 1994 and the year ended December 31, 1993 did not exceed the exercise price of the Warrants.

     The information shown below should be read in conjunction with the consolidated historical financial statements of Fleet and NBB, including the respective notes thereto, which are incorporated by reference in this Proxy Statement-Prospectus. See "INFORMATION INCORPORATED BY REFERENCE".

                                                                     SIX MONTHS        YEAR ENDED
                                                                   ENDED JUNE 30,     DECEMBER 31,
                                                                        1994              1993
                                                                   --------------     -------------
FLEET COMMON STOCK:
Income per share from continuing operations:
     Primary:
          Historical.............................................      $ 1.74            $  3.01
          Pro forma -- Fleet and NBB(1)..........................        1.75               3.02
     Fully Diluted:
          Historical.............................................        1.74               3.01
          Pro forma -- Fleet and NBB(1)..........................        1.75               3.02
Cash dividends declared per share:
          Historical.............................................         .65              1.025
          Pro forma -- Fleet and NBB(2)..........................         .65              1.025
Book value per share at period end:
          Historical(3)..........................................       22.82              22.84
          Pro forma -- Fleet and NBB(4)..........................       22.82              22.84
NBB COMMON STOCK:
Income per share from continuing operations:
     Primary:
          Historical.............................................        1.71               3.26
          Pro forma equivalent -- Fleet and NBB(5)...............        2.48               4.28
     Fully Diluted:
          Historical.............................................        1.71               3.26
          Pro forma equivalent -- Fleet and NBB(5)...............        2.47               4.27
Cash dividends declared per share:
          Historical.............................................         .60               1.04
          Pro forma equivalent -- Fleet and NBB(5)...............         .92               1.45
Book value per share at period end:
          Historical(3)..........................................       28.85              29.45
          Pro forma equivalent -- Fleet and NBB(4)...............       32.31              32.35

                                                          CLOSING SALES PRICE
                                                      ---------------------------          NBB
                                                         FLEET           NBB           EQUIVALENT
                                                      COMMON STOCK   COMMON STOCK     PER SHARE (5)
                                                      ------------   ------------     -------------
Market value per share:
     May 6, 1994(6).................................    $ 36.875       $ 48.125          $ 48.50
     October 21, 1994(5)............................    $ 34.250       $ 47.750          $ 48.50

(1) Pro forma combined primary and fully diluted income per share data has been computed based on the pro forma net income available to holders of Fleet Common Stock and NBB Common Stock, using the historical weighted average shares outstanding and common stock equivalents relating to stock options,

    Fleet's Dual Convertible Preferred Stock, $1.00 par value (the "Dual Convertible Preferred Stock") and rights to acquire Fleet Common Stock issued to holders of the Dual Convertible Preferred Stock, each outstanding at period end, and the exercise of stock options as may be appropriate as of the beginning of the earliest period presented, adjusted to the equivalent number of shares of Fleet Common Stock. These calculations assume the exchange of 1.416 shares of Fleet Common Stock for each share of NBB Common Stock which would represent the Per Share Stock Consideration, assuming, for illustration purposes only, that the Average Closing Price is $34.250, the closing price for Fleet Common Stock on October 21, 1994, that an aggregate of 6,000,000 shares of Fleet Common Stock are issued in the Merger and that Fleet has repurchased all of such 6,000,000 shares in the open market prior to the Effective Time. Earnings used in the calculation of pro forma primary and fully diluted income per share data are adjusted by the dividend requirements of all preferred stock.

(2) Pro forma combined cash dividends declared per share of Fleet Common Stock amounts are determined by dividing aggregate pro forma cash dividends declared by the equivalent pro forma combined average outstanding shares of Fleet Common Stock giving effect to the Merger and the exchange of 1.416 shares of Fleet Common Stock for each share of NBB Common Stock which would represent the Per Share Stock Consideration, assuming, for illustration purposes only, that the Average Closing Price is $34.250, the closing price for Fleet Common Stock on October 21, 1994, that an aggregate of 6,000,000 shares of Fleet Common Stock are issued in the Merger and that Fleet has repurchased all of such 6,000,000 shares in the open market prior to the Effective Time.

(3) Effective January 1, 1994 and December 31, 1993, respectively, Fleet and NBB adopted Financial Accounting Standards Board (FASB) Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The standard requires that securities available for sale be reported at fair value, with unrealized gains or losses reflected as a separate component of stockholders' equity net of related tax. Previously, these securities were recorded at the lower of aggregate cost or market value with any net unrealized loss included in earnings. Historical book value per common share at December 31, 1993 and June 30, 1994 for NBB and at June 30, 1994 for Fleet includes any adjustments for unrealized gains or losses relating to securities available for sale.

(4) Pro forma combined book values per share represent the book values per share giving effect to the Merger and the exchange of 1.416 shares of Fleet Common Stock for each share of NBB Common Stock which would represent the Per Share Stock Consideration, assuming, for illustration purposes only, that the Average Closing Price is $34.250, the closing price for Fleet Common Stock on October 21, 1994, that an aggregate of 6,000,000 shares of Fleet Common Stock are issued in the Merger and that Fleet has repurchased all of such 6,000,000 shares in the open market prior to the Effective Time.

(5) Equivalent pro forma income, cash dividends declared, and book value per share of NBB Common Stock represent the income, cash dividends declared, and book value per share amounts of Fleet Common Stock on a pro forma combined basis multiplied by 1.416, which would represent the Per Share Stock Consideration, assuming, for illustration purposes only, that the Average Closing Price is $34.250, the closing price for Fleet Common Stock on October 21, 1994, that an aggregate of 6,000,000 shares of Fleet Common Stock are issued in the Merger and that Fleet has repurchased all of such 6,000,000 shares in the open market prior to the Effective Time. Equivalent market value per share of NBB Common Stock represents the closing sales price of Fleet Common Stock, as reported in The Wall Street Journal, on May 6, 1994 (the business day immediately preceding the public announcement of the proposed Merger) and October 21, 1994 multiplied by 1.315 and 1.416, respectively, which would represent the Per Share Stock Consideration, assuming, for illustration purposes only, that the Average Closing Price is $36.875 and $34.250, the closing prices for Fleet Common Stock on May 6, 1994 and October 21, 1994, respectively.

(6) The business day immediately preceding the public announcement of the proposed Merger.

SELECTED CONSOLIDATED FINANCIAL DATA

     The following tables set forth certain unaudited historical consolidated financial data for each of Fleet and NBB. This data is based on the respective consolidated financial statements of Fleet and NBB, including the respective notes thereto, which are incorporated by reference in this Proxy Statement-Prospectus and should be read in conjunction therewith. See "INFORMATION INCORPORATED BY REFERENCE". The summary data for the six months ended June 30, 1994 and 1993 of Fleet and NBB, respectively, is based on unaudited financial statements which include all adjustments (consisting of normal recurring items) that, in the opinion of the respective managements of Fleet and NBB, are necessary for a fair presentation of the results of the respective interim periods. The results of operations for the six months ended June 30, 1994 and June 30, 1993 are not necessarily indicative of the results for any other period. Certain amounts in prior periods have been reclassified to conform to current-year presentation.

                      SELECTED CONSOLIDATED FINANCIAL DATA

                          FLEET FINANCIAL GROUP, INC.

                                  (HISTORICAL)

                                        SIX MONTHS ENDED
                                            JUNE 30,                           YEAR ENDED DECEMBER 31,
                                    ------------------------  ----------------------------------------------------------
                                     1994(1)         1993        1993        1992      1991(2)     1990(3)       1989
                                    ----------    ----------  ----------  ----------  ----------  ----------  ----------
                                                        (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Consolidated Summary of Operations:
  Interest income..................     $1,565        $1,616      $3,212      $3,416      $3,329      $3,279      $3,068
  Interest expense.................        575           601       1,161       1,463       1,930       2,126       1,816
  Net interest income..............        990         1,015       2,051       1,953       1,399       1,153       1,252
  Provision for credit losses......         34           155         271         486         509         762         160
  Net interest income after
    provision for credit losses....        956           860       1,780       1,467         890         391       1,092
  Noninterest income...............        575           700       1,465       1,368       1,082         735         576
  Noninterest expense..............      1,050         1,184       2,424       2,318       1,819       1,289       1,128
  Income (loss) before income
    taxes..........................        481           376         821         517         153        (163)        540
  Income tax expense (benefit).....        191           153         327         228          55         (89)        169
  Net income (loss) before minority
    interest.......................        290           223         494         289          98         (74)        371
  Minority interest in FMG (after-
    tax)(4)........................          5            (2)          6           9           0           0           0
                                    ----------    ----------  ----------  ----------  ----------  ----------  ----------
  Net income (loss)................       $285          $225        $488        $280         $98        $(74)       $371
                                    ==========    ==========  ==========  ==========  ==========  ==========  ==========
Earnings (loss) per common share
  (5):
  Primary..........................      $1.74         $1.39       $3.01       $1.78        $.67       $(.75)      $3.34
  Fully diluted....................       1.74          1.38        3.01        1.77         .67        (.75)       3.30
  Weighted average primary shares
    outstanding....................157,920,587   152,621,535 154,666,307 141,469,658 124,966,226 109,415,386 108,706,377
  Weighted average fully diluted
    shares outstanding.............158,139,767   152,936,904 154,899,995 142,778,665 127,092,029 111,259,336 111,025,858
  Book value per common share(6)...     $22.82        $21.50      $22.84      $19.50      $18.15      $17.65      $19.87
  Cash dividends declared per
    common share...................        .65          .475       1.025        .825         .80        1.25        1.31
  Common dividend payout
    ratio(7).......................       31.4%         28.8%       28.7%       36.1%       96.7%         --(7)     38.3%
Ratio of Earnings to Fixed
  Charges(8):
  Excluding interest on deposits...       2.80x         2.73x       2.81x       2.22x       1.32x         --(8)     1.93x
  Including interest on deposits...       1.80          1.61        1.68        1.34        1.08          --(8)     1.29
Ratio of Earnings to Fixed Charges
  and Dividends on Preferred
  Stock(9):
  Excluding interest on deposits...       2.73          2.62        2.67        2.09        1.31          --(9)     1.91
  Including interest on deposits...       1.79          1.60        1.66        1.33        1.08          --(9)     1.29
Consolidated Balance Sheet --
  Average Balances:
  Total assets.....................    $47,636       $45,207     $45,966     $45,166     $38,839     $34,363     $29,798
  Securities held to
    maturity(10)...................        855         1,969       2,496         650       6,787       7,127       4,894
  Securities available for sale....     14,334        10,482      10,442      11,059       1,376          --          --
  Loans and leases, net of unearned
    income.........................     25,823        26,127      26,144      26,615      23,995      21,027      20,371

                                        SIX MONTHS ENDED
                                            JUNE 30,                           YEAR ENDED DECEMBER 31,
                                    ------------------------  ----------------------------------------------------------
                                     1994(1)         1993        1993        1992      1991(2)     1990(3)       1989
                                    ----------    ----------  ----------  ----------  ----------  ----------  ----------
                                                          (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
  Interest-bearing deposits........     24,487        25,411      25,173      26,551      24,248      18,607      16,914
  Short-term borrowings(11)........      8,002         5,141       5,971       4,753       3,284       6,366       4,260
  Long-term debt/subordinated notes
    and debentures(12).............      3,364         3,788       3,718       3,127       3,020       2,544       1,809
  Dual Convertible Preferred
    Stock(13)......................         --            --          --         283         134          --          --
  Stockholders' equity.............      3,634         3,375       3,453       2,611       2,269       2,197       2,182
Consolidated Ratios(14):
  Net interest margin (fully
    taxable equivalent)............       4.74%         5.05%       5.02%       4.80%       4.09%       3.92%       4.96%
  Return (loss) on average
    assets.........................       1.21          1.00        1.06         .62         .25        (.21)       1.25
  Return (loss) on average common
    stockholders' equity...........      17.25(15)     15.38       16.07       11.01        4.02       (3.93)      17.70
  Return (loss) on average
    stockholders' equity...........      15.83(15)     13.44       14.14       10.72        4.31       (3.35)      17.02
  Average stockholders' equity to
    average assets.................       7.63)(16)     7.47(16)    7.51(16)    5.78(16)    5.84(16)    6.39        7.32
  Tier 1 risk-based capital
    ratio(17)......................      11.82         11.57       11.76       10.44        9.77        7.58        7.26
  Total risk-based capital
    ratio(17)......................      16.59         16.70       16.62       15.38       13.79       11.19       10.70
  Period-end reserve for possible
    loan and lease losses to
    period-end loans and leases,
    net of unearned income.........       3.69          3.94        3.80        3.86        3.81        3.42        1.58
  Net charge-offs to average loans
    and leases, net of unearned
    income.........................        .41          1.17        1.11        2.05        1.65        1.92         .72
  Period-end nonperforming assets
    to period-end loans and leases,
    net of unearned income, and
    other real estate owned(18)....       2.12          3.24        2.27        3.68        5.89        6.64        1.84

- ---------------

 (1) Effective January 1, 1994, Fleet adopted FASB Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The standard requires that securities available for sale be reported at fair value, with unrealized gains or losses reflected as a separate component of stockholders' equity. In connection with the adoption of FASB Statement No. 115, Fleet transferred securities netting to $767 million from the held to maturity portfolio to the available for sale portfolio. Fleet's Tier I capital and total capital ratios do not include any adjustments for unrealized gains or losses relating to securities available for sale.

 (2) Data for the year ended December 31, 1991 includes results of the banks acquired in the Bank of New England acquisition from July 14, 1991.

 (3) Results for the year ended December 31, 1990 reflect the restatement of earnings relating to Fleet's accounting for declines in the market value of its marketable equity securities discussed in Fleet's Current Reports on Form 8-K dated May 3, 1991 and August 16, 1991 and its Annual Report on Form 10-K for the year ended December 31, 1991.

 (4) For the year ended December 31, 1992, the minority interest deduction for Fleet Mortgage Group, Inc. ("FMG") totalled approximately 19% of FMG's earnings from the date of the initial public offering (August 7, 1992) to the end of the period.

 (5) Earnings (losses) used in the calculation of primary and fully diluted earnings per share are adjusted by the dividend requirements of all outstanding preferred stock. Weighted average primary shares outstanding have been computed using the historical weighted average shares outstanding and common stock equivalents relating to stock options, Fleet's Dual Convertible Preferred Stock and rights to acquire Fleet Common Stock issued to holders of the Dual Convertible Preferred Stock, each outstanding at period end, and the exercise of stock options as may be appropriate as of the beginning of the earliest period presented, adjusted to the equivalent number of shares of Fleet Common Stock using the average closing price of Fleet Common Stock for the respective periods presented. Weighted average fully diluted shares outstanding have been computed as described above using the higher of the average closing price for the respective periods or closing price at the respective period end, in each case of Fleet Common Stock, to compute the equivalent number of shares of Fleet Common Stock.

 (6) Common stockholders' equity (used to compute book value per common share) is equal to the difference between total assets and total liabilities less total preferred stockholders' equity. Total assets of Fleet for each relevant period-end include goodwill and core deposit intangible. Such goodwill and core deposit intangible amounted to $331 million, $361 million, $341 million, $212 million and $229 million, at December 31, 1993, 1992, 1991, 1990 and 1989, respectively, and $336 million and $354 million at June 30, 1994 and 1993, respectively. Fleet adopted FASB Statement No. 115 effective January 1, 1994. Fleet's book value per common share for the six months ended June 30, 1994 includes the average unrealized gains and losses on securities available for sale. Excluding the impact of FASB Statement No. 115, Fleet's book value per common share would have been $24.20 for the six months ended June 30, 1994.

 (7) The common dividend payout ratio is equal to the ratio of aggregate common dividends declared during the indicated period to the consolidated net income of Fleet during such period. For the year ended December 31, 1990, common dividends aggregated $137 million and the net loss was $74 million.

 (8) Earnings consist of income before income taxes plus fixed charges (excluding capitalized interest). Fixed charges consist of interest on short-term debt and long-term debt (including interest related to capitalized leases and capitalized interest) and one-third of rent expense, which approximates the interest component of such expense. In addition, where indicated, fixed charges include interest on deposits. Fixed charges exceeded earnings by $164 million (excluding interest on deposits) and by $164 million (including interest on deposits) for the year ended December 31, 1990.

 (9) Earnings consist of income before income taxes plus fixed charges (excluding capitalized interest) and the pretax equivalent of dividends on preferred stock. Fixed charges and dividends on preferred stock consist of interest on short-term debt and long-term debt (including interest related to capitalized leases and capitalized interest) and one-third of rent expense, which approximates the interest component of such expense, plus the pretax equivalent of dividends on preferred stock. In addition, where indicated, fixed charges include interest on deposits. The sum of fixed charges and dividends exceeded earnings by $164 million (excluding interest on deposits) and by $164 million (including interest on deposits) for the year ended December 31, 1990.

(10) For a discussion of Fleet's reclassification in 1992 of its "portfolio securities" to "securities held for sale", see Fleet's Current Report on Form 8-K dated October 21, 1992.

(11) Short-term borrowings consist mainly of federal funds purchased, securities sold under agreements to repurchase, commercial paper and bank debt.

(12) Fleet issued $200 million of 7 1/4% Notes due 1999 on September 7, 1994, the proceeds of which are intended to be used for general corporate purposes, including the repurchase of Fleet Common Stock in connection with the Merger. On October 21, 1994, Fleet issued $200 million of 7 1/4% Senior Notes due October 15, 1997, the proceeds of which are intended to be used for general corporate purposes.

(13) The Dual Convertible Preferred Stock was issued in 1991 and reclassified to stockholders' equity as of December 31, 1992.

(14) Interim financial percentages have been annualized, where appropriate.

(15) Fleet adopted FASB Statement No. 115 effective January 1, 1994. Fleet's return on average common stockholders' equity, return on average stockholders' equity and average stockholders' equity to average assets ratios include the average unrealized gains and losses on securities available for sale. Excluding the impact of FASB Statement No. 115, Fleet's return on average common stockholders' equity, return on average stockholders' equity and average stockholders' equity to average assets ratios would have been 17.31%, 15.88% and 7.61%, respectively for the six months ended June 30, 1994.

(16) Excludes $283 million of Fleet's Dual Convertible Preferred Stock at December 31, 1992 and December 31, 1991 and includes $283 million of Fleet's Dual Convertible Preferred Stock at June 30, 1994, June 30, 1993 and December 31, 1993. Including the $283 million of Dual Convertible Preferred Stock, this ratio would be 6.41% and 6.19% at December 31, 1992 and December 31, 1991, respectively. The Dual Convertible Preferred Stock was reclassified to stockholders' equity as of December 31, 1992.

(17) Calculated using final 1992 risk-based capital guidelines.

(18) Nonperforming assets include loans and leases on a nonaccrual basis, loans renegotiated due to the financial deterioration of the borrower and OREO, defined as insubstance foreclosures and other real estate owned.

                      SELECTED CONSOLIDATED FINANCIAL DATA

                               NBB BANCORP, INC.
                                    (HISTORICAL)

                                                    SIX MONTHS
                                                       ENDED
                                                     JUNE 30,                          YEAR ENDED DECEMBER 31,
                                                -------------------    --------------------------------------------------------
                                                 1994        1993        1993      1992(1)     1991(2)       1990        1989
                                                -------     -------    --------    --------    --------    --------    --------
                                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Consolidated Summary of Operations:
  Interest and dividend income..............    $82,658     $85,918    $170,344    $151,340    $126,994    $112,300    $110,173
  Interest expense..........................     33,593      38,044      73,733      76,595      78,568      72,553      69,001
  Net interest income.......................     49,065      47,874      96,611      74,745      48,426      39,747      41,172
  Provision for loan losses.................        350       2,200       3,300       6,215       9,496      10,659       4,385
  Gain (loss) on sales of securities, net...       (389)      1,527       3,859       5,377       9,647       1,594       1,833
  Non-interest income.......................      3,437       3,263       7,469       5,184       4,025       2,152       2,278
  Operating expenses........................     24,160      24,533      48,962      36,220      25,501      21,018      20,320
  Provisions/write-down of OREO.............      1,019       1,468       3,685         977       3,754       3,999         847
  Other real estate owned expense...........      1,169         712       1,614         619         955         179          19
  Equity in loss (income) of unconsolidated
    subsidiary..............................        (22)       (112)       (519)        211          86         170          --
  Income before income taxes................     25,437      23,863      50,897      41,064      22,306       7,468      19,712
  Provision for income taxes................     10,593      10,662      22,805      18,136       9,415       5,155       8,025
  Change in accounting principle............         --          --          --       5,000          --          --          --
                                                -------     -------    --------    --------    --------    --------    --------
Net income..................................    $14,844     $13,201    $ 28,092    $ 27,928    $ 12,891    $  2,313    $ 11,687
                                                =======     =======    ========    ========    ========    ========    ========

Earnings per share -- operations............      $1.71       $1.53       $3.26       $2.68       $1.51       $0.26       $1.24
Cumulative effect of change in accounting
  for income taxes..........................         --          --          --        0.58          --          --          --
Net income per share........................       1.71        1.53        3.26        3.26        1.51        0.26        1.24
Weighted average common shares
  outstanding...............................  8,659,610   8,603,447   8,615,399   8,565,279   8,559,995   8,908,993   9,416,113
Book value per common share (3).............     $28.85      $27.52      $29.45      $26.52      $24.11      $23.13      $22.69
Cash dividends declared per common share....       0.60        0.50        1.04        0.84        0.64        0.92        0.89
Common dividend payout ratio................      35.09%      32.68%      31.90%      25.77%      42.38%     353.85%      71.77%
Consolidated Balance Sheet -- Average
  Balances:
  Total assets.............................. $2,447,789  $2,380,319  $2,407,632  $1,964,437  $1,472,139  $1,213,549  $1,171,250
  Investment securities.....................    417,432     466,667     480,325     314,621     147,748     152,396     128,888
  Securities available for sale.............    559,116     426,363     452,027     378,233     208,938          --          --
  Loans and leases, net of unearned
    income..................................  1,333,239   1,344,027   1,332,974   1,144,565     979,805     942,797     917,763
  Interest-bearing deposits.................  2,101,058   2,060,597   2,079,713   1,688,688   1,227,979     978,971     922,676
  Long-term debt............................         --         283         236         519         825       2,235       5,455
  Stockholders' equity(3)...................    251,726     230,872     235,866     216,879     200,903     208,178     213,316
Consolidated Ratios:
  Net interest margin.......................       4.21%       4.23%       4.24%       4.03%       3.53%       3.47%       3.75%
  Return on average assets..................       1.22        1.12        1.17        1.42        0.88        0.19        1.00
  Return on average common stockholders'
    equity(3)...............................      11.89       11.53       11.91       12.88        6.42        1.11        5.48
  Average stockholders' equity to average
    assets..................................      10.28        9.70        9.80       11.04       13.65       17.15       18.21
  Tier 1 risk-based capital ratio...........      20.41       17.41       19.23       16.94       18.88       24.92       28.34
  Total risk-based capital ratio............      21.39       18.39       20.31       17.84       20.04       26.00       28.97
  Period-end reserve for possible loan and
    lease losses to period-end loans and
    leases, net of unearned income..........       2.12        2.52        2.24        2.55        1.65        1.01        0.67
  Net charge-offs to average loans and
    leases, net of unearned income..........       0.17        0.43        0.61        0.42        0.62        0.80        0.03
  Period-end nonperforming assets to
    period-end loans and leases, net of
    unearned income, and other real estate
    owned...................................       2.32        3.60        2.74        4.11        4.76        4.93        1.54

- ---------------

(1) Reflects the acquisition of deposits and certain assets from the Federal Deposit Insurance Corporation during 1992.

(2) Reflects the acquisition of deposits and certain assets from the Resolution Trust Corporation during 1991.

(3) NBB adopted FASB Statement No. 115 effective December 31, 1993. NBB's return on average common stockholders' equity and average stockholders' equity to average assets ratios and its book value include the average unrealized gains and losses on securities available for sale. Excluding the impact of FASB Statement No. 115, NBB's return on common stockholders' equity and average stockholders' equity to average assets ratios and its book value would have been 11.89%, 10.53% and $29.77, and 11.91%, 10.18% and $28.67,
    respectively, for the six months ended June 30, 1994 and the year ended December 31, 1993.

                              MEETING INFORMATION

THE SPECIAL MEETING

     This Proxy Statement-Prospectus is being furnished in connection with the solicitation of proxies by the Board of Directors of NBB for use at the Special Meeting. The Special Meeting will be held at the Hawthorne Country Club, 970 Tucker Road, North Dartmouth, Massachusetts, at 11:00 am. on December 15, 1994.

     The Special Meeting will be held for the purpose of considering and voting upon a proposal to approve and adopt the Merger Agreement and each of the transactions contemplated thereby, and to conduct any other business that may properly come before the Special Meeting, or any adjournments or postponements thereof. Any action may be taken on the foregoing proposal at the Special Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Special Meeting may be adjourned, or to which the Special Meeting may be postponed.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND EACH OF THE TRANSACTIONS CONTEMPLATED THEREBY.

RECORD DATE

     The Board of Directors has fixed the close of business on October 21, 1994 as the Record Date. Only the holders of record of the outstanding shares of NBB Common Stock on the Record Date will be entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof. At the Record Date, 8,669,194 shares of NBB Common Stock were outstanding and entitled to vote. The presence, in person or by proxy, of a majority of the aggregate number of shares of NBB Common Stock outstanding and entitled to vote on the Record Date is necessary to constitute a quorum at the Special Meeting.

PROXIES; VOTING AND REVOCATION

     Shares represented by a properly executed proxy received prior to the vote at the Special Meeting and not revoked will be voted at the Special Meeting as directed in the proxy. IF A PROXY IS SUBMITTED AND NO DIRECTIONS ARE GIVEN, THE PROXY WILL BE VOTED FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND EACH OF THE TRANSACTIONS CONTEMPLATED THEREBY. NBB intends to count shares of NBB Common Stock present in person at the Special Meeting but not voting, and shares of NBB Common Stock for which it has received proxies but with respect to which holders of shares have abstained on any matter, as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of business. Since the affirmative vote of the holders of a majority of the outstanding shares of NBB Common Stock entitled to vote on the Merger is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, such non-voting shares and abstentions will have the effect of a negative vote. In addition, under the rules of the Stock Exchange, brokers who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers on the approval and adoption of the Merger Agreement without specific instructions from such customers. Given that Delaware law requires the affirmative vote of the holders of a majority of the outstanding shares of NBB Common Stock entitled to vote on the Merger Agreement in order to approve and adopt the Merger Agreement, the failure of such customers to provide specific instructions with respect to their shares of NBB Common Stock to their broker will have the effect of a negative vote.

     Each share of NBB Common Stock is entitled to one vote on each matter voted upon at the Special Meeting. The persons named as proxies by a stockholder may propose and vote for one or more adjournments or postponements of the Special Meeting to permit further solicitation of proxies in favor of such proposal.

     A stockholder of record may revoke a proxy by filing an instrument of revocation with Carol E. Correia, Secretary of NBB (174 Union Street, New Bedford, Massachusetts 02740), by filing a duly executed proxy bearing a later date, or by appearing at the Special Meeting in person, notifying the Secretary, and voting by ballot at the Special Meeting. Any stockholder of record attending the Special Meeting may vote in person whether or not a proxy has been previously given, but the mere presence (without notifying the Secretary) of a stockholder at the Special Meeting will not constitute revocation of a previously given proxy.

VOTES REQUIRED

     The affirmative vote of the holders of a majority of the outstanding shares of NBB Common Stock is necessary to approve and adopt the Merger Agreement and the transactions contemplated thereby. The approval of the Merger Agreement by NBB's stockholders is a condition to the consummation of the Merger.

     At October 21, 1994, 8,669,194 shares of NBB Common Stock were outstanding and entitled to vote, of which approximately 263,675 shares, or approximately 3% were held by directors and executive officers of NBB, the Bank and their respective affiliates. Each such director and officer of NBB has indicated his or her intention to vote the NBB Common Stock beneficially owned by him or her for approval of the Merger Agreement and each of the transactions contemplated thereby. The affirmative vote of the holders of a majority of the shares of NBB Common Stock issued, outstanding and entitled to vote at the Special Meeting will be required to approve the Merger Agreement and each of the transactions contemplated thereby. Consequently, assuming that each director and officer of NBB, the Bank and their respective affiliates votes in favor of the Merger Agreement, the affirmative vote of holders of approximately 4,070,923 additional shares of NBB Common Stock, representing approximately 47% of the shares issued and outstanding on October 21, 1994, will be required. The approval of the Merger Agreement by the NBB stockholders is a condition to the consummation of the Merger.

                                   THE MERGER

GENERAL

     This section of the Proxy Statement-Prospectus describes certain aspects of the proposed Merger, including the principal provisions of the Merger Agreement. A copy of the Merger Agreement is attached to this Proxy Statement-Prospectus as Exhibit A. All stockholders of NBB are urged to read the Merger Agreement in its entirety.

     The Merger Agreement has been unanimously approved by the Board of Directors of NBB. The Board of Directors of NBB believes that the terms of the Merger Agreement are fair and in the best interest of NBB and its stockholders and recommends that the stockholders vote to approve and adopt the Merger Agreement and each of the transactions contemplated thereby.

BACKGROUND OF THE MERGER

     Commencing in September 1993, the Mergers and Acquisitions Committee (the "M&A Committee") of NBB's Board of Directors, which consists of Messrs. Ades, Downey, McCarter and Tuttle, held a series of meetings to discuss NBB's long-term strategic options, including continued internal growth while remaining independent, acquisitions by NBB of smaller financial institutions, a "merger-of-equals" transaction with an institution of comparable size, and the acquisition of NBB by a larger institution. The discussions included management succession issues and an analysis of the extent to which the various options would expand the financial products and services available to both NBB customers and to the communities served by NBB in order to meet the economic development requirements of those communities. In furtherance of this analysis, the M&A Committee authorized management to have exploratory discussions with a potential acquirer that had contacted NBB in order to obtain more information relating to the alternatives of either remaining independent or entering into an acquisition transaction. In the fall of 1993, NBB provided certain summary information concerning NBB to that financial institution. NBB elected not to continue further discussions with that institution following receipt of an indication of interest which NBB determined to be inadequate.

     Commencing on February 15, 1994, discussions were held between Robert McCarter, Chief Executive Officer of NBB, and Terrence Murray, Chief Executive Officer of Fleet and H. Jay Sarles, Vice Chairman of Fleet, concerning the compatibility of the two banking organizations, business philosophies and operations, and a possible acquisition of NBB by Fleet. During the preliminary discussions, certain due diligence materials consisting primarily of publicly available filings and other summary information were exchanged.

     On March 23, 1994, the M&A Committee, following interviews of representatives of five investment banking firms, engaged Salomon to render financial advisory and investment banking services to NBB in connection with the possible sale of NBB to another business entity.

     On April 11, 1994, Fleet entered into a confidentiality agreement with NBB, and on April 21, 1994, Fleet commenced a formal due diligence review of the business operations and legal affairs of NBB and the Bank. This review included interviews and meetings with management of the Bank as well as on-site documentary review of Bank materials, including loan files. Fleet indicated that it expected to complete its due diligence review by the weekend of April 30 and would then be in a position to determine whether to make a formal proposal to acquire NBB in a part stock-part cash merger.

     On April 28, 1994, a representative of another financial institution contacted NBB with a preliminary indication of interest in acquiring NBB in an all-cash merger. During the course of discussions, NBB indicated that discussions concerning the possible acquisition of NBB were already in progress with another institution. The other institution stated that its interest was very serious and it would be prepared to commence due diligence immediately.

     On April 30, 1994, the Board of Directors held a telephonic meeting at which the Board reviewed the course of Fleet's due diligence during the two weeks and the expression of interest from the other financial institution. At the meeting, the Board of Directors authorized management to invite the other financial institution to perform a due diligence review of NBB and to take all necessary steps to provide the other institution with a comparable opportunity to accomplish the due diligence process in order to permit the other institution to submit a formal proposal if it so desired. On May 2, 1994, the other institution entered into a confidentiality agreement with NBB and commenced its on-site due diligence.

     During the week of May 2, 1994, NBB distributed to Fleet and the other institution an outline of certain business issues and proposed forms of a merger agreement. Management of NBB met with managements of Fleet and the other institution to negotiate certain business issues and Goodwin, Procter & Hoar, counsel for NBB, negotiated the merger agreement with counsel for each of Fleet and the other institution. During these negotiations, counsel for Fleet and counsel for the other institution each proposed the inclusion of a lock-up option in order to protect the integrity of its agreement with NBB should it be the prevailing party. Counsel for NBB rejected the proposed lock-up option and alternatives were discussed. As a result of these discussions, NBB advised each party to submit its formal proposal on the basis of a termination fee of $8 million and that any additional provisions in this area would be reviewed by the Board of Directors. NBB also informed Fleet and the other institution that formal proposals should be submitted to NBB no later than Saturday, May 7, 1994 at 8:00 a.m.

     On the morning of May 7, 1994, NBB received Fleet's proposal, which stated, among other things, that Fleet was offering to acquire all of the outstanding stock of NBB in exchange for a combination of Fleet Common Stock and cash, based on a value of $48.50 per share of NBB Common Stock, plus the issuance of warrants to acquire 2,500,000 shares of Fleet Common Stock which Fleet valued at between $2.00 and $4.00 per share of NBB Common Stock. Fleet also proposed the issuance of 6,000,000 shares of Fleet Common Stock (which could consist of shares repurchased by Fleet in the public market), plus a sufficient number of additional shares to preserve the tax-free status of the transaction to NBB stockholders receiving Fleet Common Stock. The exact number of shares to be issued per share of NBB Common Stock would be determined using a floating exchange ratio based on the average closing price of Fleet Common Stock during a ten-day valuation period. The Fleet proposal provided that the warrants would be exercisable for a four-year period, commencing one year from the closing of the proposed merger, with an exercise price for the warrants set at a specified amount above the price of Fleet Common Stock on the closing date of the merger. The Fleet proposal also stated that either Fleet or NBB would be permitted to terminate the transaction in the event of a 20% decrease in the price of Fleet Common Stock and that a termination fee of at least $8,000,000 would be payable if the deal were terminated under certain circumstances.

     On the morning of May 7, 1994, the other financial institution submitted a letter to the effect it was not prepared to submit a proposal in excess of what it believed to be a minimum price requirement of $50.00. In a written response sent that same morning, NBB stated that in fact there was no minimum price requirement and indicated that any proposal received prior to the scheduled meeting of NBB's Board of Directors at 4:00 p.m. that day would be considered by the Board of Directors. During that day and the following day, NBB's counsel received several telephone calls from counsel for the other institution inquiring as to the status of the process. These telephone conversations led NBB's counsel to believe that the other institution might submit a proposal, but at no time during that day or the next day did the other financial institution respond with a proposal.

     At an afternoon meeting of the Board of Directors of NBB on May 7, 1994, management reviewed the activities of the M&A Committee, the communications with Fleet and the other institution and the status of due diligence, which was completed by Fleet on May 1 and by the other financial institution on May 6. The Board of Directors reviewed Fleet's proposal and was presented with Salomon's analysis of the Fleet proposal. See "-- Fairness Opinion of Financial Advisor". At the meeting, the Board of Directors authorized management to continue negotiating with Fleet to resolve outstanding issues, including trying to obtain a higher price, eliminating Fleet's right to terminate the transaction in the event of a 20% decrease in the price of Fleet Common Stock, and establishing a firm exercise price for the warrants so that the NBB stockholders could better assess the Fleet offer.

     As a result of negotiations which followed the May 7, 1994 meeting, Fleet agreed, among other things, to provide for a five-year term for exercise of the Warrants and a fixed exercise price for the warrants of $43.875 based on a $7.00 premium over the closing sale price of Fleet Common Stock on May 6, 1994. Instead of the termination right contained in its original offer, Fleet agreed that if the price of Fleet Common Stock fell to $29.50 or less, the transaction would convert to an all-cash transaction, with Fleet retaining the option to use repurchased Fleet Common Stock as part of the consideration. Fleet also requested that the aggregate number of shares of Fleet Common Stock to be issued in the proposed merger be revised from 6,000,000 to permit a range of between 5,700,000 and 6,300,000 shares.

     At a meeting of the Board of Directors on May 8, 1994, management reviewed with the Board the course of negotiations with Fleet, and Goodwin, Procter & Hoar reviewed the terms of the proposed Merger Agreement, including the conditions to the Merger. The Board of Directors was advised that Fleet had agreed to a fixed exercise price for the warrants. Salomon advised the Board of Directors of its opinion that as of May 8, 1994 the warrants were worth at least $2.00 per share of NBB Common Stock. The Board of Directors was also informed that investment bankers retained by Fleet had also expressed a similar opinion. The Board of Directors decided to engage Salomon to provide a written opinion dated as of May 8, 1994, that the value of the Warrants was at least $2.00 per share of NBB Common Stock on such date.

     After consideration of the factors described below under "Recommendation of the Board of Directors and Reasons for the Merger," the Board unanimously approved and adopted the Merger Agreement. The Merger Agreement was entered into on May 9, 1994.

RECOMMENDATION OF THE NBB BOARD OF DIRECTORS AND REASONS FOR THE MERGER

  NBB

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND EACH OF THE TRANSACTIONS CONTEMPLATED THEREBY.

     In the course of reaching its decision to approve the Merger Agreement, the Board of Directors of NBB consulted with its legal advisors regarding the legal terms of the Merger Agreement and the Board of Directors' obligations in its consideration thereof, its financial advisor regarding the financial terms and fairness, from a financial point of view, of the consideration to be received by holders of NBB Common Stock in the proposed Merger, and the management of NBB. Without assigning any relative or specific weights thereto, the Board of Directors considered the factors outlined below, among others, that it believed relevant to reaching its determination.

     The terms of the Merger Agreement, including the consideration to be received by holders of NBB Common Stock, were reached on the basis of arms' length negotiations between NBB and Fleet. In reaching the conclusion that the consideration to be received by NBB stockholders is fair, the Board of Directors considered, among other things, the market value, book value, and earnings per share of NBB Common Stock. The Merger provides an opportunity for the stockholders of NBB to receive consideration for their shares having a value in excess of the book value of the NBB Common Stock. At March 31, 1994, the book value per share of NBB Common Stock was $28.92 (including the effect of Statement of Financial Accounting Standards No. 115). The per share consideration to be received by holders of NBB Common Stock of $50.50 (using an assumed value of the Warrants of $2.00 per share of NBB Common Stock) represents a premium of $6.875 over the closing per share sales price for NBB Common Stock of $43.625 on May 2, 1994 (one week prior to the date of announcement of the proposed Merger) as reported on the New York Stock Exchange Composite Tape and a premium of $2.375 over the closing per share sales price of NBB Common Stock of $48.125 on May 6, 1994 (the last full trading day prior to the date of announcement of the proposed Merger) as so reported. Since January 1, 1994, NBB Common Stock had traded as low as $35.00 per share. See "COMPARATIVE STOCK PRICES AND DIVIDENDS".

     In reaching its conclusion, the Board of Directors took into consideration and relied upon the opinions of Salomon, NBB's financial advisor. At the May 7, 1994 meeting of NBB's Board of Directors, Salomon made a presentation regarding the financial aspects of the Merger and on May 8, 1994 Salomon rendered its written opinion to the effect that, as of such date, the consideration to be received in the Merger by the holders of NBB Common Stock was fair to such stockholders from a financial point of view. That opinion was rendered again in writing in substantially identical form as of the date of this Proxy Statement-Prospectus. A copy of the written opinion, dated the date of this Proxy Statement-Prospectus, rendered by Salomon to the Board of Directors is attached as Exhibit B to this Proxy Statement-Prospectus. NBB's Board of Directors considered the analyses presented to it by Salomon relating to selected financial and stock market data concerning NBB and Fleet and other publicly-held thrift institutions, certain financial analyses of the terms of the Merger, including a discounted cash flow analysis, and a comparison to the terms of other recent business combinations involving thrift institutions which are described below under "THE MERGER -- Fairness Opinion of Financial Advisor".

     The Board of Directors considered the total value of the cash and Fleet Common Stock portion of the Fleet proposal at $48.50 per share plus Warrants having a current value of at least $2.00 per share of NBB Common Stock and concluded that the value of the Fleet proposal was at least $50.50 per share. The Board of Directors considered the fact that the other institution that had conducted formal due diligence had decided not to submit a proposal at this or any other price and that in the fall of 1993, NBB received a price range indication from another institution which was considerably below the value of the Fleet proposal.

     The Board of Directors considered the strategic alternatives available to NBB, including the possibility of remaining independent (and continuing with no acquisitions, acquisitions of smaller institutions, or a "merger-of-equals"), seeking further to solicit competing proposals, and accepting Fleet's proposal, before concluding, for the reasons discussed in this section, that the Merger represented the best available alternative to enhance stockholder value and that the consideration to be received by holders of NBB Common Stock was fair to the stockholders.

     In assessing the alternatives for remaining independent, the Board of Directors considered the long-range business prospects and risks of NBB's business, financial condition and results of operations. In this regard the Board of Directors considered that although NBB's financial condition and results of operations had improved significantly during the past two years and management believed that continued improvement was possible, comparable future growth could not be assured. In assessing the long-range prospects and risks of NBB's business, the Board of Directors considered the risks posed by uncertainty concerning the depth and likely duration of the economic recovery in New England, the recent upward trend in interest rates, as well as the fact that the banking markets in which NBB operates are becoming increasingly concentrated and competitive. The Board also considered NBB's need to expand the services offered to its customers and the communities served by NBB and the start-up costs, including the hiring of qualified personnel, which would be associated with such expanded services under the strategic option of NBB remaining independent.

     In considering the competitive pressures in the financial services industry in general and the banking industry in particular, the Board of Directors of NBB recognized that the banking industry is in the midst of a major transformation and restructuring. In particular, the Board of Directors believes that the banking industry is experiencing significant pressure for consolidation as a result of many factors, including industry overcapacity, increased competition from non-bank financial services competitors, technological change and the evolving legislative environment. NBB's Board of Directors believes that the proposed business combination with Fleet could lead to competitive advantages through greater diversity in product offerings, cost-savings through integration of operations, improved access to capital and funding, and geographic expansion of operations.

     The Board of Directors concluded that it was not in the best interests of stockholders to solicit competing proposals based on the financial terms of Fleet's offer, the fact that the other financial institution which had conducted formal due diligence had decided not to submit a proposal at this level or any other level and that the price level associated with the indication of interest received from another institution in the fall of 1993 was significantly below Fleet's proposal. The Board of Directors also considered the fact that Fleet had stated that its offer would remain open only until May 9, 1994, the risk that Fleet might, as it had indicated, withdraw its offer if NBB were to solicit other offers, and the disruption and potential harm to NBB that could result from a public auction process.

     The Board of Directors considered the historical growth in Fleet's earnings per share and book value. The Board of Directors also considered the historical dividends paid on NBB Common Stock and Fleet Common Stock, respectively, and the significant increase in dividends to NBB stockholders which could result from the Merger. The Board of Directors also considered the expectation that the Merger will be a tax-free transaction to NBB stockholders to the extent they received Fleet Common Stock in exchange for their shares of NBB Common Stock and the price of Fleet Common Stock remains above $29.50 per share.

     The Board of Directors considered the conditions to the Merger and the risks to NBB if the Merger was not consummated. The Board of Directors was advised that the conditions to the Merger included, among other things, (a) that the representations and warranties contained in the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and as of the closing date of the Merger and (b) that all regulatory approvals required to consummate the Merger and the Bank Merger shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired. The Board of Directors also considered the risks to NBB of non-consummation of the transaction, including that the termination of the Merger Agreement might result in a decline in the market price of NBB Common Stock and might have other adverse operational consequences for NBB and its subsidiaries.

     The Board of Directors considered the fact that approval of the Merger Agreement requires the affirmative vote of a majority of the shares of NBB Common Stock outstanding and entitled to vote and that the Board of Directors' decision to approve the Merger Agreement would empower the stockholders as a group to decide whether or not to accept Fleet's proposal to acquire NBB.

     The Board of Directors considered the possible impact of the Merger on NBB's and the Bank's employees, customers and community. NBB's Certificate of Incorporation requires the Board of Directors to consider a variety of factors, including, without limitation, the social and economic effects of a transaction on the employees, depositors, borrowers and other customers of NBB and its subsidiaries, and on the communities served by NBB and its subsidiaries. Delaware law permits the Board of Directors to consider these factors, at least to the extent that there are rationally related benefits accruing to stockholders. The Board of Directors believes that the Merger, if consummated, will provide expanded services, greater ability to grow and diversify, and access to the resources of a strong financial parent. Additionally, the Board of Directors believes that, while there will be some consolidation as a result of the Merger, the employees who are retained by Fleet may experience greater job opportunities within the Fleet organization. The Board also considered the fact that terminated employees will receive severance benefits provided for in the Merger Agreement. See "THE MERGER -- Effect on Employee Benefits".

     In reviewing the terms of the $8,000,000 termination fee which is payable by NBB to Fleet following termination of the Merger Agreement under certain circumstances, the Board of Directors was aware that the existence of the termination fee would make it more expensive for a third party to offer a price that was in excess of Fleet's proposal and could therefore deter a potential competing acquiror from making an offer. The Board was also aware, however, that Fleet agreed to the termination fee after having initially proposed a lock-up option, which was rejected by counsel for NBB. See "THE MERGER -- No Solicitation; Expense Fee".

     If the NBB stockholders do not approve and adopt the Merger Agreement or the Merger is not consummated for any other reason, the Board of Directors expects to continue to operate NBB as an ongoing business.

  FLEET

     Fleet has entered into the Merger Agreement because it views the merger as an opportunity to further expand its banking presence in southeastern Massachusetts and Rhode Island.

FAIRNESS OPINION OF FINANCIAL ADVISOR

     Salomon has delivered its written opinions to the Board of Directors of NBB that, as of May 8, 1994 and as of the date of this Proxy Statement-Prospectus, the consideration to be received in the Merger by the holders of NBB Common Stock is fair, from a financial point of view, to the holders of NBB Common Stock.

     THE FULL TEXT OF THE OPINION OF SALOMON DATED AS OF THE DATE OF THIS PROXY STATEMENT-PROSPECTUS, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN BY SALOMON, IS ATTACHED HERETO AS EXHIBIT B. STOCKHOLDERS ARE URGED TO READ THIS OPINION IN ITS ENTIRETY. SALOMON'S OPINIONS ARE DIRECTED ONLY TO THE CONSIDERATION TO BE RECEIVED IN THE MERGER BY THE HOLDERS OF NBB COMMON STOCK AND DO NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING. THE SUMMARY OF THE OPINIONS OF SALOMON SET FORTH IN THIS PROXY STATEMENT-PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINIONS. THE MAY 8, 1994 OPINION IS SUBSTANTIALLY IDENTICAL TO THE OPINION ATTACHED HERETO.

     In connection with its opinion dated the date hereof, Salomon reviewed and analyzed, among other things: (a) the Merger Agreement; (b) this Proxy Statement-Prospectus in substantially the form to be sent to NBB's stockholders;
(c) certain publicly available reports filed with the Commission by NBB and by Fleet; (d) certain other publicly available financial and other information concerning NBB and Fleet and the trading markets for the publicly-traded securities of NBB and Fleet; (e) certain other internal information, including projections, relating to NBB and Fleet, prepared by the management of each of NBB and Fleet and furnished to Salomon for the purposes of its analysis; and (f) certain publicly available information concerning certain other depository institutions and holding companies, the trading markets for their securities and the nature and terms of certain other merger and acquisition transactions Salomon believed relevant to its inquiry. Salomon also met with certain officers and representatives of NBB and Fleet to discuss the foregoing as well as other matters Salomon believed relevant to its inquiry. Salomon also considered such financial and other factors as it deemed appropriate under the circumstances and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of depository institutions and holding companies generally. Salomon's opinions were necessarily based upon conditions as they existed and could be evaluated on the date thereof and the information made available to Salomon through the date thereof. No limitations were imposed by the Board of Directors upon Salomon with respect to the investigations made or procedures followed by Salomon in rendering its opinions.

     In conducting its review and arriving at its opinions, Salomon relied upon and assumed the accuracy and completeness of the financial and other information provided to it or publicly available and did not attempt independently to verify the same. Salomon relied upon the management of each of NBB and Fleet as to the reasonableness and achievability of the projections (and the assumptions and bases therefor) provided to Salomon, and assumed that such projections reflected the best currently available estimates and judgments of the management of each of NBB and Fleet and that such projections would be realized in the amount and in the time periods estimated by the management of each of NBB and Fleet. Salomon also assumed, without independent verification, that the aggregate allowances for loan losses for NBB and Fleet were adequate to cover such losses. Salomon did not make or obtain any evaluations or appraisals of the properties or assets of NBB or Fleet, nor did Salomon examine any individual loan credit files. Salomon was retained by the Board of Directors of NBB to express an opinion as to the fairness, from a financial point of view, to the holders of NBB Common Stock of the consideration to be received in the Merger. Salomon did not address NBB's underlying business decision to proceed with the Merger and did not make any recommendation to the Board of Directors of NBB or to the stockholders of NBB with respect to any approval of the Merger.

     In connection with rendering its opinions to the Board of Directors of NBB, Salomon performed a variety of financial analyses which are summarized below. Salomon believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the processes underlying Salomon's opinions. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or summary description. In its analyses, Salomon made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond NBB's or Fleet's control. Any estimates contained in Salomon's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities actually may be sold. None of the analyses performed by Salomon was assigned a greater significance by Salomon than any other.

     The projections reviewed by Salomon were prepared by the management of each of NBB and Fleet. NBB and Fleet do not publicly disclose internal management projections of the type provided to Salomon in connection with the review of the Merger. Such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including without limitation factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections.

     The following is a brief summary of the analyses performed by Salomon in connection with its opinion dated May 8, 1994:

          (a) Valuation Summary. Salomon analyzed the Merger consideration of $50.50 per share of NBB Common Stock and the total transaction value of $456 million (based on 8,660,394 shares of NBB Common Stock outstanding and assuming the exercise prior to the Effective Time of 368,701 options with an average strike price of $23.08). Salomon determined that as of May 8, 1994 the value of the Warrants was at least $2.00 per share of NBB Common Stock, which when added to the $48.50 payable by Fleet in cash or Fleet Common Stock resulted in total Merger consideration of $50.50 per share of NBB Common Stock. Salomon noted that the Merger consideration represented a multiple of 14.8x earnings per share (based on fully diluted earnings of NBB of $3.42 per share for the twelve months ended March 31, 1994) and 14.4x projected 1994 earnings per share (based on fully diluted 1994 earnings projected by management of NBB of $3.50 per share) and a multiple of 1.76x fully diluted book value per share and 1.87x fully diluted tangible book value per share at March 31, 1994. Salomon also noted that the Merger consideration represented a premium of 4.9% to the market price of the NBB Common Stock one day prior to announcement of the Merger and 21.0% to the market price of the NBB Common Stock one month prior to such announcement.

          (b) Mark-to-Market Analysis. Salomon analyzed key balance sheet items for NBB, adjusting for cash proceeds resulting from the exercise of outstanding stock options, adjusting securities held-to-maturity for unrealized gains, eliminating intangibles and creating deferred tax assets due to the net effect of the write-up of securities and elimination of intangibles. This analysis showed that, marked to market, NBB's net worth at March 31, 1994 was $246.4 million. Salomon then adjusted NBB's net worth to include core deposit premiums of 2.0% (low case) and 4.0% (high case), resulting in total economic net worth of NBB of $272.4 million (low case), or $30.17 per fully diluted share, and $298.4 million (high case), or $33.05 per fully diluted share, respectively.

          (c) Comparable Transaction Analysis. Salomon analyzed certain other thrift merger and acquisition transactions throughout the United States as a whole for the period from January 1, 1993 to May 6, 1994 in which (i) the total consideration paid was at least $150 million, (ii) the return on average assets of the acquired company was greater than 1.00%, or (iii) the tangible common equity as a percentage of tangible assets of the acquired company was greater than 10%. Salomon also analyzed certain other thrift merger and acquisition transactions in the New England states for the period from January 1, 1993 to May 6, 1994. Salomon then compared the multiples implied by the Merger consideration of $50.50 per share with high, low and median deal multiples for the thrift merger and acquisition transactions analyzed. This analysis compared the price/latest twelve months' earnings per share, price/fully diluted book value and price/fully diluted tangible book value multiples implied by the Merger consideration to the high, low and median multiples for the transactions analyzed, and calculated the premiums to market prices, the latest twelve months' earnings per share dilution and the target percentage overhead reduction needed for zero percent dilution. Set forth below are the high, low and median deal multiples presented to the Board of Directors of NBB, compared to the multiples implied by the Merger consideration:

                                       TRANSACTIONS THROUGHOUT THE U.S.

                                                                                     TARGET
                                                                                    TANGIBLE
                                                         TRANSACTIONS    TARGET      COMMON
                                           MERGER        IN EXCESS OF     ROAA       EQUITY       NEW ENGLAND
                                        CONSIDERATION    $150 MILLION    > 1.00%     > 10%       TRANSACTIONS
                                        -------------    ------------    ------    ----------    -------------
Price/Latest Twelve Months' Earnings:
     High............................                        36.8x        20.0x       20.0x           35.9x
     Median..........................        14.8x           16.6         13.3        14.6            17.5
     Low.............................                         8.1          3.7         3.7             7.4

Price/Fully Diluted Book Value:
     High............................                        2.04x        2.29x       2.29x           2.62x
     Median..........................        1.76x           1.69         1.68        1.65            1.74
     Low.............................                        0.85         0.97        0.97            1.19

Price/Fully Diluted Tangible Book
  Value:
     High............................                        2.11x        2.60x       2.29x           2.63x
     Median..........................        1.87x           1.76         1.70        1.65            1.78
     Low.............................                        1.12         0.98        0.98            1.28

     The results produced in this analysis do not purport to be indicative of actual values or expected values of NBB or the shares of NBB Common Stock.

          (d) Discounted Cash Flow Analysis. Salomon performed a discounted cash flow analysis using the growth rate in earnings per share projected by management of NBB, discount rates of 12.0%, 14.0% and 16.0%, terminal value per share multiples ranging from 8x to 18x to apply to 1998 forecasted earnings and projecting per share dividends of 34.3% of projected earnings per share. This analysis showed a range of present values per share of NBB Common Stock from $22.50 to $52.53. The results produced in this analysis did not purport to be indicative of actual values or expected values of the shares of the NBB Common Stock before or after the Merger. Salomon noted that the discounted cash flow analysis was included because it is a widely used valuation methodology, but noted that it relies on numerous assumptions, including earnings growth rates, dividend payout rates, terminal values and discount rates.

          (e) Financial Impact to Fleet Shareholders. Salomon analyzed the financial impact of the Merger consideration to Fleet shareholders, noting that on a pro forma basis (also giving effect to other pending Fleet acquisitions) the Merger would have resulted in 3.4% earnings per share dilution to Fleet stockholders for the 12 months ended March 31, 1994, and on the basis of the projections furnished by the management of each of NBB and Fleet would result in earnings per share dilution of 2.3% and 1.7%, respectively, for 1994 and 1995. In arriving at these calculations, Salomon assumed, among other things, that the shares of Fleet Common Stock to be issued in the Merger would have been purchased by Fleet in the open market, that average fully diluted shares outstanding of Fleet would be increased by 2,500,000 giving effect to the exercise of the Warrants and did not take into consideration any potential cost savings or revenue enhancements resulting from the Merger.

          (f) Historical Performance. Salomon reviewed certain operating statistics for NBB over the period from January 1, 1989 through December 31, 1993. This review compared NBB's earnings per share growth, net interest margin, ratio of noninterest income to net operating revenue, overhead ratio, ratio of loan loss provision to average loans, return on average assets, return on average common equity, total asset growth, total loan growth and ratio of tangible common equity to tangible assets with comparable data for an index of New England thrifts and to the Salomon Thrift Index. This review also compared such data for Fleet to pro forma data for Fleet and NBB combined and to the Salomon Superregional Bank Index.

          (g) Stock Market Performance. Salomon reviewed the historical performance of the NBB Common Stock. This review showed a compound annual growth rate for the period from January 1, 1989 through March 31, 1994 in NBB's earnings per share of 27.0%, of 5.7% in NBB's book value per share, and of 4.2% in dividends per share of NBB Common Stock.

     In connection with its opinion dated the date of this Proxy Statement-Prospectus, Salomon also confirmed the appropriateness of its reliance on the analyses used to render its May 8, 1994 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions on which such analyses were based and the factors considered in connection therewith.

     Salomon is a nationally recognized investment banking firm and is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwriting, competitive bidding, secondary distributions of listed and unlisted securities and valuations for estate, corporate and other purposes. NBB selected Salomon as its financial advisor because of its reputation and because of its substantial experience in transactions such as the Merger.

     In addition to the financial advisory services referred to above, Salomon has from time to time provided investment banking and financial advisory services to NBB for which Salomon has received customary compensation. Such services have included acting as a manager in the initial public offering of NBB Common Stock on March 12, 1987. Salomon also has provided investment banking and financial advisory services to Fleet for which Salomon has received customary compensation. Such services have included (i) acting as a managing underwriter of offerings of common stock, subordinated debt and senior debt by Fleet, (ii) acting as an agent for Fleet's medium term note program, (iii) acting as a managing underwriter for the initial public offering of common stock of Fleet Mortgage Group, Inc., a subsidiary of Fleet ("FMG"), and (iv) acting as agent for FMG's medium term note program. In the ordinary course of business, Salomon actively trades the debt and equity securities of Fleet and FMG and the equity securities of NBB for its own account and for the accounts of its customers and, accordingly, at any time may hold a long or short position in such securities.

     NBB and Salomon have entered into a letter agreement, dated March 29, 1994 and amended by a letter agreement dated May 8, 1994 (collectively, the "Salomon Engagement Letter"), relating to the services to be provided by Salomon in connection with the Merger. NBB has agreed to pay Salomon's fees for all services rendered in connection with the Merger as follows: (a) $50,000 payable following NBB's execution of the Salomon Engagement Letter (which has been paid); (b) an additional fee of $300,000, payable upon execution of the Merger Agreement (which has been paid); and (c) an additional fee of $650,000, payable upon consummation of the Merger. In the Salomon Engagement Letter, NBB also has agreed to reimburse Salomon for its reasonable fees and disbursements of Salomon's counsel and all of Salomon's reasonable travel and other out-of-pocket expenses, in an amount not to exceed $30,000 without the consent of NBB. Pursuant to an additional letter agreement dated March 29, 1994, NBB also has agreed to indemnify Salomon against certain liabilities, including liabilities under the federal securities laws.

STRUCTURE OF THE MERGER

     Subject to the terms and conditions of the Merger Agreement and in accordance with the Delaware General Corporation Law ("Delaware law") and the Rhode Island Business Corporation Law ("Rhode Island law"), at the Effective Time, unless the Alternative Merger is consummated, NBB will merge with and into Fleet. Except in the event that the Alternative Merger is consummated, Fleet will be the surviving corporation in the Merger, and will continue its corporate existence under Rhode Island law under the name Fleet Financial Group, Inc. and at the Effective Time, the separate corporate existence of NBB will terminate. Except in the event that the Alternative Merger is consummated, the articles of incorporation of Fleet, as in effect at the Effective Time, will be the articles of incorporation of the surviving corporation and the by-laws of Fleet, as in effect immediately prior to the Effective Time, will be the by-laws of the surviving corporation.

     If the Alternative Merger is consummated, then, subject to the terms and conditions of the Merger Agreement, in accordance with Delaware law, at the Effective Time, Merger Subsidiary, a wholly-owned subsidiary of Fleet organized as a Delaware corporation, will merge with and into NBB, with NBB the surviving corporation in the Alternative Merger. In the Alternative Merger, each share of the common stock of Merger Subsidiary will be converted into and exchanged for one share of common stock of NBB. See "-- Conversion of NBB Common Stock and Other Matters" for a discussion of the circumstances under which the Alternative Merger will be consummated. Immediately following the Alternative Merger, Fleet would cause the merger of NBB with and into Fleet. As used in this Proxy Statement-Prospectus, the term "Surviving Corporation" means Fleet, if the Merger is consummated, and NBB, if the Alternative Merger is consummated.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

     Except in the event that the Alternative Merger is consummated, upon consummation of the Merger, the directors and officers of Fleet immediately prior to the Effective Time will remain the directors and officers of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

     If the Alternative Merger is consummated, the directors and officers of Merger Subsidiary immediately prior to the Effective Time will be the directors and officers of the Surviving Corporation, to hold office in accordance with the charter documents and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

ORGANIZATION OF MERGER SUBSIDIARY

     Merger Subsidiary is a Delaware corporation with minimum capitalization organized solely to effect the Alternative Merger. The directors of Merger Subsidiary, and Fleet, in its capacity as sole stockholder of Merger Subsidiary, have approved the Merger Agreement and consummation of the transactions contemplated thereby.

CONVERSION OF NBB COMMON STOCK AND OTHER MATTERS

     In the Merger, each share of NBB Common Stock outstanding (other than shares (a) held by NBB as treasury stock or (b) held by Fleet or NBB or any subsidiary thereof (other than in both cases shares held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties ("Trust Account Shares") or as a result of debts previously contracted ("DPC Shares") or (c) held by dissenting stockholders) will be converted into and exchangeable for (i) the number of Warrants determined by dividing 2,500,000 by the sum of the number of shares of NBB Common Stock outstanding at the Effective Time which are being converted plus the number of shares of NBB Common Stock underlying outstanding options under the NBB Stock Option Plan which are being converted into stock options under the Fleet Stock Option Plan at the Effective Time and (ii) at the election of the NBB stockholder, subject to the allocation procedures discussed below, either the Per Share Stock Consideration which is equal to the number of shares of Fleet Common Stock determined by dividing $48.50 plus, if the Effective Time has not occurred on or prior to March 31, 1995, an additional $0.25 per share per month for each full month (prorated on a daily basis for each partial month) thereafter until the Effective

Time (the "Merger Consideration") by the Average Closing Price, rounded to the nearest thousandth of a share or the Per Share Cash Consideration which consists of cash in the amount of the Merger Consideration. The aggregate number of shares of Fleet Common Stock issued in the Merger (the "Aggregate Parent Stock Amount") will not be less than 5,700,000 shares (or a lesser number of shares under the limited circumstances in which Fleet would be able to pay the total consideration for the Merger (other than the Warrants) solely through the issuance of Fleet Common Stock) and not more than 6,300,000 shares plus such additional number of shares so that the Fleet Common Stock represents at least 45% of the total Merger consideration, calculated based on the closing sales price of Fleet Common Stock on the Stock Exchange on the date of the Effective Time. For purposes of the percentage calculation of the total Merger consideration, cash paid to dissenting stockholders, cash received in lieu of fractional shares and the fair market value of the Warrants will each be taken into account as part of the cash portion of the total Merger consideration. The "Average Closing Price" is the average closing sale price per share of Fleet Common Stock on the Stock Exchange (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source), for the ten Stock Exchange trading days ending on and including the fifth trading day immediately preceding (but not including) the Effective Time. Fleet has repurchased approximately 6,300,000 shares of Fleet Common Stock in the public market, some or all of which will be issued to NBB stockholders in the Merger.

     Notwithstanding the previous paragraph, in the event that the Average Closing Price is equal to or less than $29.50, then the consideration payable pursuant to the Merger Agreement will consist (in addition to the Warrants) solely of cash in the amount of the Per Share Cash Consideration, unless Fleet elects at its option to pay part of such consideration using shares of Fleet Common Stock previously repurchased by Fleet which would be valued at the Average Closing Price. In the event the Average Closing Price is equal to or less than $29.50, Fleet will provide written notice (the "Parent Notice") to NBB no later than 5:00 p.m. on the first business day following the last Stock Exchange trading day of the period during which the Average Closing Price is calculated which contains its calculation of the Average Closing Price and which specifies the number of shares of Fleet Common Stock, if any, which Fleet has elected to use to pay part of such consideration. NBB will in turn notify Fleet no later than 5:00 p.m. on the first business day following receipt of the Parent Notice as to whether NBB has been advised by its counsel that such counsel would be able, under then applicable law, to deliver to NBB an opinion in form and substance reasonably satisfactory to Fleet and its counsel (the "Tax Opinion") that if the Merger were to be consummated using the number of shares of Fleet Common Stock specified in the Parent Notice (and assuming no decline in the fair market value of Fleet Common Stock between the date of the Parent Notice and the Effective Time), for federal income tax purposes the Merger would constitute a reorganization within the meaning of section 368(a) of the Code. If counsel has advised NBB that it is unable to deliver the Tax Opinion, then the Merger Agreement provides that the Alternative Merger will be consummated and Fleet will pay the consideration payable under the Merger Agreement in cash, Warrants and the number of shares of Fleet Common Stock specified in the Parent Notice. If counsel has advised NBB that it would be able, under then applicable law, to deliver to NBB the Tax Opinion, then the Merger will be consummated and Fleet will pay the consideration payable in the Merger in cash, Warrants and the number of shares of Fleet Common Stock specified in the Parent Notice.

     Each Warrant will entitle the holder to purchase one share of Fleet Common Stock at $43.875 per share at any time during the five year period commencing on the first anniversary of the Effective Time. See "DESCRIPTION OF FLEET CAPITAL STOCK AND WARRANTS".

     The Merger Agreement provides that, in the event that Fleet changes the number or kind of shares of Fleet Common Stock issued and outstanding between May 9, 1994 and the Effective Time as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, or other like changes in Fleet's capitalization, the Per Share Stock Consideration the Per Share Cash Consideration, the Aggregate Parent Stock Amount and the number of Warrants to be issued will be adjusted proportionately.

     Each outstanding share of NBB Common Stock owned by Fleet and its subsidiaries or NBB and its subsidiaries (other than Trust Account Shares or DPC Shares) or by NBB as treasury stock will be cancelled at the Effective Time and shall cease to exist, and no Fleet Common Stock, cash, Warrants or other consideration will be delivered in exchange therefor. Each outstanding share of Fleet Common Stock or Fleet preferred stock that is owned by NBB (other than Trust Account Shares and DPC Shares) will become treasury stock of Fleet.

     Shares of NBB Common Stock which are issued and outstanding immediately prior to the Effective Time and which are owned by NBB stockholders who, pursuant to applicable law, (a) deliver to NBB, before the taking of the vote of the NBB stockholders on the Merger Agreement and each of the transactions contemplated thereby, written demand for the appraisal of their shares, and (b) whose shares are not voted in favor of the Merger Agreement and each of the transactions contemplated thereby, nor consented thereto in writing (the "Dissenting Shares"), will not be converted into Fleet Common Stock and/or cash and Warrants, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their right of appraisal and payment under applicable law. If any such holder fails to perfect or shall have effectively withdrawn or lost such right of appraisal, the NBB Common Stock of such holder will thereupon be deemed to have been converted into the right to receive and become exchangeable for, at the Effective Time, that number of whole shares of Fleet Common Stock and/or cash and Warrants determined pursuant to the Merger Agreement. Holders of NBB Common Stock who become entitled pursuant to the provisions of Section 262 of Delaware law to payment for their shares of NBB Common Stock under the provisions thereof will receive payment therefor from the Surviving Corporation and such shares of NBB Common Stock will be cancelled. See "-- Appraisal Rights of Dissenting Stockholders".

     In addition, commencing at least 15 days prior to the Effective Time each stock option with respect to NBB Common Stock granted under the NBB Stock Option Plan, which is then outstanding and unexercised, whether or not then exercisable, will be immediately exercisable and if not exercised prior to the Effective Time, the option holder may elect at or immediately prior to the Effective Time to have such option cancelled in exchange for cash in an amount equal to the difference between the Per Share Cash Consideration and the per share exercise price multiplied by the number of shares covered by the option, subject to any required withholding of taxes. Any such options which are not so exercised or cancelled will be converted at the Effective Time into and will become stock options under the Fleet Stock Option Plan to purchase Fleet Common Stock plus their pro rata share of the Warrants. The rights to Fleet Common Stock to be received by holders of NBB stock options which are so converted upon consummation of the Merger will be the same as the rights such optionees had under the NBB Stock Option Plan immediately prior to the Effective Time, except that (a) the number of shares of Fleet Common Stock subject to the new option shall be equal to the product of the number of shares of NBB Common Stock subject to the original option and the Per Share Stock Consideration, rounded to the nearest share, and (b) the exercise price per share of Fleet Common Stock subject to the new option will be equal to the exercise price per share of NBB Common Stock under the original option divided by the Per Share Stock Consideration, rounded to the nearest cent. The duration and other terms of each new option shall be the same as the original option except that all references in such option to NBB shall be deemed to be references to Fleet.

     As of the Effective Time (or as soon thereafter as practicable), the New Bedford Institution for Savings Employee Stock Ownership Plan and Trust (the "Bank ESOP") will be terminated.

     Shares of Fleet capital stock (including Fleet Common Stock) issued and outstanding immediately prior to the Effective Time will remain issued and outstanding immediately after the Merger.

EXCHANGE OF CERTIFICATES; ELECTION PROCEDURE; FRACTIONAL SHARES

     The conversion of NBB Common Stock into Fleet Common Stock and/or cash and Warrants will occur automatically at the Effective Time. At or prior to the Effective Time, Fleet will deposit, or cause to be deposited, with Fleet-RI (the "Exchange Agent"), for the benefit of the holders of certificates of NBB Common Stock, certificates representing the shares of Fleet Common Stock and the Warrants, and cash, which together constitute the consideration for the Merger (such cash and certificates for shares of Fleet Common Stock and Warrants, together with any dividends or distributions with respect thereto, being referred to as the "Exchange Fund") to be issued and paid, respectively, pursuant to the Merger Agreement in exchange for outstanding shares of NBB Common Stock. As soon as practicable after the Effective Time, and in no event later than three business days thereafter, transmittal and election forms, as well as a Prospectus which updates the information contained in this Proxy Statement-Prospectus, will be mailed to NBB stockholders by the Exchange Agent. The transmittal form will contain instructions with respect to the surrender of certificates representing NBB Common Stock. The election form will permit each NBB stockholder, with respect to each share of NBB Common Stock, to elect to receive Fleet Common Stock, cash or to make no election. ANY SUCH ELECTION SHALL HAVE BEEN PROPERLY MADE ONLY IF THE EXCHANGE AGENT SHALL HAVE ACTUALLY RECEIVED A PROPERLY COMPLETED ELECTION FORM BY 5:00 P.M. ON THE 20TH DAY FOLLOWING THE MAILING DATE OF THE ELECTION FORM (OR SUCH OTHER TIME AND DATE AS FLEET AND NBB MAY MUTUALLY AGREE) (THE "ELECTION DEADLINE"). AN ELECTION FORM SHALL BE DEEMED PROPERLY COMPLETED ONLY IF ACCOMPANIED BY ONE OR MORE CERTIFICATES REPRESENTING ALL SHARES OF NBB COMMON STOCK COVERED BY SUCH ELECTION FORM, TOGETHER WITH DULY EXECUTED TRANSMITTAL MATERIALS INCLUDED WITH THE ELECTION FORM. ANY HOLDER OF NBB COMMON STOCK WHO SHALL NOT HAVE SUBMITTED TO THE EXCHANGE AGENT AN EFFECTIVE, PROPERLY COMPLETED ELECTION FORM ON OR BEFORE THE ELECTION DEADLINE WILL BE DEEMED TO HAVE MADE NO ELECTION.

     Any election form may be revoked or changed by the person submitting such election form at or prior to the Election Deadline by written notice to the Exchange Agent, which notice must be received by the Exchange Agent at or prior to the Election Deadline. In the event an election form is revoked prior to the Election Deadline, the shares of NBB Common Stock represented by such election form shall be deemed to have made no election.

     Notwithstanding the elections made, upon consummation of the Merger, shares of Fleet Common Stock will be issued in exchange for a number of shares of NBB Common Stock (the "Stock Conversion Number") equal to the Aggregate Parent Stock Amount divided by the Per Share Stock Consideration. In the event that the number of shares held by NBB stockholders that elect to receive Fleet Common Stock is less than the Stock Conversion Number, then all shares electing to receive Fleet Common Stock will be converted into the right to receive Fleet Common Stock and the Exchange Agent will select on a pro rata basis, first from the holders who made no election and then if necessary from those electing to receive cash, a sufficient number of shares of NBB Common Stock such that the number of such selected shares will, when added to the number of shares electing to receive Fleet Common Stock, equal as closely as practicable the Stock Conversion Number. Under such circumstances, such selected shares will be converted into the right to receive Fleet Common Stock and any shares not so selected will be converted into the right to receive cash.

     On the other hand, in the event that the number of shares held by NBB stockholders that elect to receive Fleet Common Stock is more than the Stock Conversion Number, then all shares electing to receive cash will be converted into the right to receive cash, and the Exchange Agent will select on a pro rata basis first from the holders who made no election and then if necessary from those electing to receive Fleet Common Stock, a sufficient number of shares of NBB Common Stock such that the number of such selected shares will, when added to the number of shares electing to receive cash, equal the difference between the number of shares of NBB Common Stock outstanding as of the Effective Time which are being converted and the Stock Conversion Number. Any shares which are not so selected will be converted into the right to receive Fleet Common Stock.

     NEITHER NBB NOR FLEET MAKES ANY RECOMMENDATION AS TO THE MANNER IN WHICH EACH INDIVIDUAL NBB STOCKHOLDER'S ELECTION SHOULD BE MADE. EACH NBB STOCKHOLDER SHOULD CONSIDER, AMONG OTHER THINGS, HIS OR HER DESIRE TO RECEIVE CASH, THE RISKS RELATED TO THE FLEET COMMON STOCK, HIS OR HER DESIRE TO ASSUME THOSE RISKS AND THE RESPECTIVE TAX CONSEQUENCES OF RECEIVING CASH OR FLEET COMMON STOCK. SEE "-- CERTAIN FEDERAL INCOME TAX CONSEQUENCES".

     NBB STOCK CERTIFICATES SHOULD NOT BE RETURNED WITH THE ENCLOSED PROXY AND SHOULD NOT BE FORWARDED TO THE EXCHANGE AGENT UNTIL THE NBB STOCKHOLDER HAS RECEIVED A LETTER OF TRANSMITTAL AND ELECTION FORM.

     Until the certificates representing NBB Common Stock are surrendered for exchange after the Effective Time of the Merger, holders of such certificates will accrue but will not be paid dividends or other distributions on the Fleet Common Stock into which their shares have been converted. When such certificates are surrendered, any unpaid dividends or other distributions will be paid, without interest. No interest will be paid or accrued on the cash into which their shares have been converted or the cash in lieu of fractional shares payable to holders of such certificates. For all other purposes, however, each certificate which represents outstanding shares of NBB Common Stock outstanding at the Effective Time of the Merger will be deemed to evidence ownership of the Warrants, shares of Fleet Common Stock and/or cash into which those shares have been converted pursuant to the Merger.

     No fractional shares of Fleet Common Stock will be issued to any NBB stockholder upon consummation of the Merger. For each fractional share that would otherwise be issued, Fleet will pay cash in an amount equal to such fraction multiplied by the Average Closing Price. Calculations will be made to the nearest one-thousandth of a share of Fleet Common Stock and to the nearest cent.

     Fleet will pay all stock transfer taxes, if any, owing in connection with the exchange of shares of NBB Common Stock for Warrants, shares of Fleet Common Stock and/or cash. Fleet will not pay any stock transfer taxes resulting from such issuances and/or payment to any person other than a registered holder.

     For a description of the differences between the rights of the holders of NBB Common Stock and Fleet Common Stock, see "COMPARISON OF STOCKHOLDERS' RIGHTS UNDER RHODE ISLAND AND DELAWARE LAW". For a description of the capital stock and Warrants of Fleet, see "DESCRIPTION OF FLEET CAPITAL STOCK AND WARRANTS".

EFFECTIVE TIME

     The Effective Time will be as set forth in the Certificate of Merger (the "Certificate of Merger") which shall be filed with the Secretary of State of the State of Delaware, and, unless the Alternative Merger is consummated, in the Articles of Merger (the "Articles of Merger") which shall be filed with the Secretary of State of the State of Rhode Island, each on the closing date of the Merger (the "Closing Date"). The Closing Date will occur not more than five business days following the satisfaction of the conditions set forth in Section
7.01 of the Merger Agreement which include, among other things, stockholder approval and adoption of the Merger Agreement and the receipt of regulatory approvals required to consummate the Merger and the Bank Merger (including expiration of all applicable waiting periods in respect thereof). NBB and Fleet each anticipate that the Merger will be consummated during the first quarter of 1995. However, the consummation of the Merger could be delayed as a result of delays in obtaining the necessary governmental and regulatory approvals. There can be no assurances given that such approvals will be obtained or that the Merger will be completed at any time. See "THE MERGER -- Conditions to the Consummation of the Merger" and "-- Regulatory Matters".

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains representations and warranties of NBB as to, among other things, (i) the corporate organization and existence of NBB and the Bank; (ii) the capitalization of NBB and the Bank; (iii) the corporate power and authority of NBB and the Bank; (iv) the compliance of the Merger Agreement and the Bank Merger Agreement with (a) the charter and by-laws of NBB and the Bank,
(b) law, and (c) certain agreements; (v) governmental and third party approvals;
(vi) the classification of NBB's loan portfolio; (vii) NBB's financial statements and filings with the Commission; (viii) the absence of certain changes in NBB's business since December 31, 1993; (ix) the absence of certain legal proceedings; (x) the filing and accuracy of NBB's tax returns; (xi) NBB's employee benefit plans and related matters; (xii) the accuracy of information provided in writing by NBB for inclusion in this Proxy Statement-Prospectus;
(xiii) the absence of material defaults under certain contracts; (xiv) NBB's compliance with applicable law, including environmental laws; (xv) agreements between NBB and regulatory agencies; (xvi) title to NBB's properties; and (xvii) NBB's maintenance of insurance.

     The Merger Agreement also includes representations and warranties by Fleet and Merger Subsidiary as to (i) the corporate organization and existence of Fleet, the Surviving Bank and Merger Subsidiary; (ii) the capitalization of Fleet, the Surviving Bank and Merger Subsidiary; (iii) the corporate power and authority of Fleet, the Surviving Bank and Merger Subsidiary; (iv) the compliance of the Merger Agreement and the Bank Merger Agreement with (a) the charter and by-laws of Fleet, the Surviving Bank and Merger Subsidiary, (b) law, and (c) agreements; (v) governmental and third party approvals; (vi) Fleet's financial statements and filings with the Commission; (vii) the absence of certain changes in Fleet's business since December 31, 1993; (viii) the absence of certain legal proceedings; (ix) the accuracy of information provided by Fleet or the Merger Subsidiary for inclusion in this Proxy Statement-Prospectus; (x) Fleet's compliance with applicable laws; (xi) Fleet's ownership of NBB Common Stock; and (xii) agreements between Fleet and regulatory agencies.

CONDUCT OF BUSINESS PENDING THE MERGER

     Pursuant to the Merger Agreement, prior to the Effective Time, NBB and Fleet have each agreed to carry on their respective businesses and those of their respective subsidiaries in the ordinary course consistent with past practices except as is contemplated by the Merger Agreement or with the prior written consent of the other party. NBB and Fleet have also agreed, subject to the terms and conditions of the Merger Agreement, to use their best efforts to consummate the Merger.

     NBB has agreed to give Fleet access to all of its properties, books, contracts, commitments and records and to furnish information concerning its businesses, properties and personnel, subject to the restrictions set forth in the Merger Agreement.

     Fleet has agreed to give NBB access to such information regarding Fleet and its subsidiaries as shall be reasonably necessary for NBB to prepare this Proxy Statement-Prospectus, and for NBB to verify that Fleet's representations and warranties under the Merger Agreement are true and correct and that Fleet's covenants contained therein have been performed in all material respects, subject to the restrictions set forth in the Merger Agreement.

     In addition, except as contemplated by the Merger Agreement, NBB has agreed that, without the consent of Fleet, it will not, among other things:

          (a) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, except (i) for the declaration and payment of regular quarterly cash dividends in an amount not to exceed $0.30 per share of NBB Common Stock; provided, however, that NBB's regular quarterly cash dividend may be increased by up to 10% per share beginning in the first quarter of 1995, and (ii) that NBB and Fleet have agreed (x) to consult with respect to the amount of the last NBB quarterly dividend payable prior to the Effective Time with the objective of assuring that the stockholders of NBB do not receive a shortfall based on the record and payment dates of their last dividend prior to the Merger and (y) that NBB may pay a special dividend to holders of record of NBB Common Stock immediately prior to the Effective Time consistent with the objective described in clause (x) above;

          (b) (i) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock except upon the exercise or fulfillment of rights or options issued or existing pursuant to employee benefit plans, programs or arrangements, all to the extent outstanding and in existence on May 9, 1994, or (ii) repurchase, redeem or otherwise acquire (except for the acquisition of shares pursuant to the Bank ESOP, or of Trust Account Shares and DPC Shares), any shares of the capital stock of NBB or any of its consolidated subsidiaries or any securities convertible into or exercisable for any shares of the capital stock of NBB or any of its consolidated subsidiaries;

          (c) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of NBB Common Stock pursuant to stock options or similar rights to acquire NBB Common Stock granted pursuant to the NBB Stock Option Plan and outstanding prior to May 9, 1994 and the issuance of NBB Common Stock pursuant to a grant of options to acquire shares issued to directors of NBB and the Bank on May 18, 1994 pursuant to the NBB Stock Option Plan or (ii) the sale of NBB Common Stock under the Bank ESOP, in each case in accordance with the terms in effect on May 9, 1994;

          (d) amend its Certificate of Incorporation or By-laws;

          (e) enter into any real property lease for a term longer than one year;

          (f) make any capital expenditures in excess of $500,000 in the aggregate;

          (g) enter into any new line of business;

          (h) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business, which would be material to NBB;

          (i) take any action that is intended or would result in any of its representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger not being satisfied, or in a violation of any provision of the Merger Agreement or the Bank Merger Agreement, except, in every case, as may be required by applicable law;

          (j) change its methods of accounting in effect at December 31, 1993, except as required by changes in generally accepted accounting principles or regulatory accounting principles as concurred to by NBB's independent auditors;

          (k) except as required by applicable law or to maintain qualification pursuant to the Code, (i) adopt, amend, renew or terminate any employee benefit plan or any agreement, arrangement, plan or policy between NBB or any NBB subsidiary and one or more of its current or former directors, officers or employees or (ii) except for normal increases in the ordinary course of business consistent with past practice or as set forth in the Merger Agreement, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement as in effect as of the date of the Merger Agreement (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

          (l) except in the case that the Alternative Merger is to be consummated, knowingly take or cause to be taken any action which would disqualify the Merger as a tax free reorganization under Section 368 of the Code;

          (m) other than activities in the ordinary course of business consistent with prior practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;

          (n) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

          (o) file any application to open, relocate or terminate the operations of any banking office of the Bank;

          (p) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business;

          (q) purchase or sell loans in bulk;

          (r) foreclose upon or take deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property; or foreclose upon such commercial real estate if such environmental assessment indicates the presence of hazardous material in amounts which, if such foreclosure were to occur, would be reasonably likely to result in a Material Adverse Effect (as hereinafter defined;

          (s) change NBB's policies and practices with respect to asset liability management in any material respect, other than the development and implementation of a program to manage its interest rate sensitive assets and liabilities in consultation and cooperation with Fleet, as agreed to by NBB pursuant to the Merger Agreement; or

          (t) agree to do any of the foregoing.

     As used in the Merger Agreement, a Material Adverse Effect is defined as a change in or effect on the business, financial condition or results of operations of NBB or Fleet, as the case may be, and its subsidiaries taken as a whole, other than any such effect attributable to or resulting from changes in interest rates or general economic conditions.

CONDITIONS TO THE CONSUMMATION OF THE MERGER

     Each party's obligation to effect the Merger is subject to various conditions, unless waived, which include, in addition to other customary closing conditions, the following:

          (a) Approval and adoption of the Merger Agreement by the affirmative vote of the holders of at least a majority of the outstanding shares of the NBB Common Stock entitled to vote thereon;

          (b) The Warrants, the shares of Fleet Common Stock which are to be issued to NBB stockholders upon consummation of the Merger and the Warrant Shares shall have been authorized for listing on the Stock Exchange, subject to official notice of issuance;

          (c) All regulatory approvals required to consummate the Merger and the Bank Merger shall have been obtained, and such approvals shall be in full force and effect and all statutory waiting periods with respect to such approvals shall have expired;

          (d) The registration statement of which this Proxy
     Statement-Prospectus forms a part shall have become effective and shall not be subject to an actual or threatened stop order;

          (e) No order, injunction or decree issued by any court or agency of competent jurisdiction preventing the consummation of the Merger or the other transactions contemplated by the Merger Agreement shall be in effect and no statute, rule, regulation, order, injunction or decree shall have been enacted or enforced by any court, administrative agency or commission or other governmental authority or instrumentality which prohibits or makes illegal consummation of the Merger; and

          (f) The representations and warranties of the other party to the Merger Agreement shall be true and correct in all material respects (such representations and warranties to be deemed true and correct unless the failure of such representations and warranties to be true and correct represents in the aggregate, a Material Adverse Effect) and each party shall have performed its obligations under the Merger Agreement.

     In addition, NBB's obligations to effect the Merger is subject, unless the Alternative Merger is consummated, to, among other conditions, the satisfaction or waiver of the following condition: NBB shall have received an opinion of its counsel, dated as of the Effective Time, that (i) the Merger will constitute a "reorganization" under Section 368(a) of the Code; and (ii) Fleet and NBB each will be a party to the reorganization within the meaning of Section 368(b) of the Code (noting, however, that the nontaxability of the stockholders of NBB resulting from such reorganization does not extend to the Warrants, cash received as Per Share Cash Consideration, cash in lieu of a fractional share interest in Fleet Common Stock, or cash received upon exercise of dissenter's rights) (see "-- Certain Federal Income Tax Consequences").

STRUCTURE OF THE BANK MERGER; TRANSFER OF RHODE ISLAND BRANCHES

     Although not a condition to the consummation of the Merger or the Bank Merger, the parties contemplate that immediately following the consummation of the Merger but prior to the Bank Merger, and subject to requisite regulatory approvals, Fleet will cause the Bank to transfer to Fleet-RI in the Branch Transfer the ten branches of the Bank located in the State of Rhode Island and the loans associated therewith in consideration of Fleet-RI's assumption of deposit and other liabilities related thereto. Following the Branch Transfer and subject to requisite regulatory approvals, the Bank will merge with and into the Surviving Bank pursuant to the Bank Merger Agreement. Although consummation of the Bank Merger is not a condition to consummation of the Merger, the Merger Agreement provides that it is a condition to each party's obligation to effect the Merger that all regulatory approvals required to consummate the Bank Merger shall have been obtained, remain in full force and effect and all applicable waiting periods shall have expired. In the Bank Merger, Fleet will cause the outstanding shares of common stock of the Bank to be exchanged for certain preferred stock of Fleet Banking Group, Inc. ("Fleet Banking Group"), a wholly-owned subsidiary of Fleet and the holder of all of the outstanding stock of each of Surviving Bank and Fleet-CT.

NBB SHAREHOLDER RIGHTS AGREEMENT

     On November 14, 1989, the Board of Directors of NBB declared a dividend distribution of one right (a "Right") for each outstanding share of NBB Common Stock to stockholders of record as of the close of business on November 27, 1989. Each Right entitles the registered holder to purchase from NBB one-hundredth of a share of Series A Junior Participating Cumulative Preferred Stock at a cash exercise price of $60.00 per one-hundredth of a share, subject to adjustment. The description and terms of the Rights are set forth in the Rights Agreement.

     Immediately prior to the execution of the Merger Agreement, NBB amended the Rights Agreement (the "Amendment"). The Amendment provides, among other things, that neither Fleet nor any of its Affiliates or Associates (as such terms are defined in the Rights Agreement) shall be deemed an Acquiring Person (as defined in the Rights Agreement) and no "Stock Acquisition Date", "Distribution Date", "Section 11(a) (ii) Event" or "Section 13 Event" (as such terms are defined in the Rights Agreement) shall occur as a result of (a) the execution and delivery of the Merger Agreement as the same may be amended from time to time; (b) any action taken by Fleet or any of its Affiliates or Associates in accordance with the provisions of the Merger Agreement; or (c) the consummation of the Merger in accordance with the provisions of the Merger Agreement. The Amendment also provides that the Expiration Date (as such term is defined in the Rights Agreement) shall be the earliest of (a) the close of business on November 14, 1999; (b) the time at which the Rights are redeemed as provided in the Rights Agreement; or (c) the Effective Time.

REGULATORY MATTERS

     Under the Merger Agreement, it is a condition to each party's obligation to effect the Merger that all regulatory approvals required to consummate the Merger and Bank Merger shall have been obtained and shall be in full force and effect and all statutory waiting periods in respect thereof shall have expired. Fleet and NBB have agreed to use their best efforts to obtain the approvals discussed below. There can be no assurance that such regulatory approvals will be obtained, and, if obtained, there can be no assurance as to the date of any such approvals or the absence of any litigation challenging such approvals.

     Federal Reserve Board. As provided in Section 225.12(d)(2) of Regulation Y promulgated by the Federal Reserve Board, Fleet has filed a notice with the Federal Reserve Board seeking a waiver of the requirement for prior approval of the Merger by the Federal Reserve Board pursuant to Section 3 of the BHC Act. Since the Merger consists in substance of bank-to-bank transactions among the Surviving Bank, Fleet-RI and the Bank, Fleet believes that the Merger qualifies for such a Federal Reserve Board waiver. If the Federal Reserve Board declines to approve Fleet's waiver request, Fleet will be required to file an application under the BHC Act for approval of the Merger. In considering whether to approve any such application, the Federal Reserve Board would consider factors similar to those considered by the Comptroller in connection with the application under the Bank Merger Act. If an application is filed with the Federal Reserve Board, consummation of the Merger would be subject to the same thirty day waiting period described below for the

Bank Merger, during which period of time the Department of Justice could challenge the Merger on antitrust grounds.

     Comptroller. Assuming Fleet obtains the Federal Reserve Board's waiver, the Bank Merger and the Branch Transfer are subject to approval by the Comptroller pursuant to the Bank Merger Act and, in the case of the Bank Merger, 12 U.S.C Section 215a. Fleet has filed applications with the Comptroller with respect to the Branch Transfer and the Bank Merger. Assuming receipt of the Federal Reserve Board waiver and Comptroller approval, the Bank Merger and the Branch Transfer may not be consummated until 30 days after such approval, during which time the Department of Justice may challenge the Bank Merger or the Branch Transfer on antitrust grounds. Because the expiration of all statutory waiting periods with respect to the Bank Merger is a condition to each party's obligations to consummate the Merger, the expiration of the Department of Justice's 30-day waiting period for the Bank Merger is a condition to consummation of the Merger.

     The Comptroller is prohibited from approving any application under the Bank Merger Act: (a) which would result in a monopoly or which would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States; or (b) the effect of which in any section of the United States may be substantially to lessen competition, or to tend to create a monopoly, or result in a restraint of trade, unless the Comptroller finds that the anti-competitive effects of the transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

     Additionally, in reviewing an application under the Bank Merger Act, the Comptroller will consider the convenience and needs of the communities to be served; the financial history of the Surviving Bank and the Bank; the condition of the Surviving Bank and the Bank, including capital, management and earnings prospects; the existence of insider transactions; and the adequacy of disclosure to NBB's stockholders. As part of, or in addition to, consideration of the above factors, it is anticipated that the Comptroller will consider the regulatory status of the Surviving Bank and the Bank, current and projected economic conditions in the New England region and the overall capital and safety and soundness standards established by the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") and the regulations promulgated thereunder.

     In addition, under the Community Reinvestment Act of 1977, as amended (the "CRA"), the Comptroller must take into account the record of performance of each of the Surviving Bank and the Bank in meeting the credit needs of the entire community, including low and moderate income neighborhoods, served by each of such institutions.

     Furthermore, the Bank Merger Act and Comptroller regulations require publication of notice of, and the opportunity for public comment on, the application submitted for approval of the Bank Merger and Branch Transfer and authorize the Comptroller to permit interested parties to intervene in the proceedings and to hold a public hearing in connection therewith if the Comptroller determines that such a hearing would be appropriate. Any such intervention by third parties could prolong the period during which the application is subject to review by the Comptroller. Finally, as noted above, the Bank Merger and Branch Transfer may not be consummated until 30 days after Comptroller approval, during which time the Department of Justice may challenge the Bank Merger and Branch Transfer on antitrust grounds. The commencement of an antitrust action by the Department of Justice would stay the effectiveness of Comptroller approval unless a court specifically orders otherwise. In reviewing the Bank Merger and Branch Transfer, the Department of Justice could analyze the Bank Merger's and Branch Transfer's effect on competition differently than the Comptroller, and thus it is possible that the Department of Justice could reach a different conclusion than the Comptroller regarding the Bank Merger's and Branch Transfer's competitive effects. Failure of the Department of Justice to object to the Bank Merger and Branch Transfer does not prevent the filing of antitrust actions by private persons.

     Massachusetts BBI. The Merger requires the approval of the Massachusetts BBI, under Sections 2 and 4 of Chapter 167A of the Massachusetts General Laws. In determining whether or not to approve the Merger, the Massachusetts BBI's approval is essentially based upon its determination that such proposed acquisition does not unreasonably affect competition among Massachusetts banking institutions and that it promotes public convenience and advantage. In making such a determination, the BBI must consider, but is not limited to, a showing of net new benefits including initial capital investments, job creation plans, consumer and business services and commitments to maintain and open branch offices within a bank's statutorily-delineated local community.

     Section 2 also requires that the Massachusetts BBI receive notice from the Massachusetts Housing Partnership Fund (the "MHPF") that arrangements satisfactory to the MHPF have been made for the proposed acquiror to make 0.9% of its assets located in Massachusetts available for call by MHPF for a period of ten years for purposes of funding various affordable housing programs. Under the statute, Surviving Bank also would be required to maintain, for a period of two years following the consummation of the Bank Merger, the asset base of the Bank at a level equal to or greater than the total assets of the Bank on the date of consummation of the Bank Merger. In addition, the BBI may not approve any proposed acquisition or merger if such acquisition or merger would result in a bank holding company holding or controlling in excess of twenty-five percent of the total deposits, exclusive of foreign deposits, of all state and federally chartered banks in Massachusetts and all Massachusetts branches existing by authority of a foreign country. Since it is estimated that the Bank Merger will result in the Surviving Bank controlling no more than 8.27% of such total deposits, the twenty-five percent limit on deposits will not be exceeded.

     Fleet has filed an application with the Massachusetts BBI with respect to the Merger.

     Fleet and NBB are not aware of any other governmental approvals or actions that are required prior to the parties' consummation of the Merger. It is presently contemplated that if any such additional governmental approvals or actions are required, such approvals or actions will be sought. There can be no assurance, however, that any such additional approvals or actions will be obtained.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     General. The following is a summary description of the material federal income tax consequences of the Merger and the Alternative Merger. This summary is not a complete description of all of the consequences of the Merger and the Alternative Merger and, in particular, may not address federal income tax considerations that may affect the treatment of a stockholder which, at the Effective Time, already owns some Fleet capital stock, is a foreign corporation, a tax exempt entity, or an individual who acquired NBB Common Stock pursuant to an employee stock option, or exercises some form of control over NBB. In addition, no information is provided herein with respect to the tax consequences of the Merger or the Alternative Merger under applicable foreign, state or local laws. Consequently, each NBB stockholder is advised to consult a tax advisor as to the specific tax consequences of the transaction to that stockholder. The following discussion is included for general information only and is based on the Code, as in effect on the date of this Proxy Statement-Prospectus without consideration of the particular facts or circumstances of any holder of NBB Common Stock.

     Unless an exemption applies, the Exchange Agent will be required to withhold, and will withhold, 31% of any cash payments to which a NBB stockholder or other payee is entitled pursuant to the Merger Agreement unless the NBB stockholder or other payee provides his tax identification number (social security number or employer identification number) and certifies that such number is correct. Each NBB stockholder and, if applicable, each other payee should complete and sign the substitute Form W-9 that will be included as part of the transmittal letter to avoid back-up withholding, unless an applicable exemption exists and is proved in a manner satisfactory to Fleet and the Exchange Agent.

     The Merger. Neither Fleet nor NBB has requested or will request an advance ruling from the Internal Revenue Service as to the tax consequences of the Merger. NBB's obligation to effect the Merger is conditioned on delivery of an opinion from Goodwin, Procter and Hoar, its counsel, dated as of the Effective Time, based upon certain customary representations and assumptions set forth therein, substantially to the effect that for federal income tax purposes the Merger constitutes a reorganization within the meaning of Section 368(a) of the Code, and Fleet and NBB each will be a party to the reorganization within the meaning of Section 368(b) of the Code (noting, however, that the nontaxability of the stockholders of NBB resulting from such reorganization does not extend to the Warrants or to any cash received as Per Share Cash

Consideration, cash in lieu of a fractional share interest in Fleet Common Stock or cash received by dissenting stockholders).

     Based on such opinion, the material federal income tax results of the Merger would be as follows. No gain or loss will be recognized by NBB or by Fleet as a result of the Merger. An NBB stockholder who receives solely cash and Warrants in exchange for all of his shares of NBB Common Stock will recognize a gain or loss for federal income tax purposes equal to the difference between (i) the sum of the cash and the fair market value of the Warrants as of the Effective Time and (ii) the stockholder's tax basis in the NBB Common Stock surrendered in exchange therefor. Assuming such NBB stockholder, at the time of the exchange, holds NBB Common Stock as a capital asset, such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the stockholder's holding period is more than one year. There are limitations on the extent to which stockholders may deduct capital losses from ordinary income.

     If the consideration received in the Merger by an NBB stockholder consists in part of Fleet Common Stock, and such stockholder's adjusted basis in the shares of NBB Common Stock surrendered in the transaction is less than the sum of the fair market value, as of the Effective Time, of the Fleet Common Stock and Warrants and the amount of any cash received (other than for a fractional share of Fleet Common Stock), such stockholder will realize a gain on the transaction (a "Realized Gain"). Such stockholder will recognize a gain equal to the lesser of (i) such Realized Gain and (ii) the sum of the fair market value of the Warrants and the amount of any cash received (other than for a fractional share of Fleet Common Stock). Provided the exchange does not have the effect of a dividend, the gain so recognized will be characterized as a capital gain (assuming the NBB Common Stock exchanged was a capital asset in the hands of the stockholder). If an NBB stockholder who receives part Fleet Common Stock in the Merger realizes a loss, such loss will not be currently recognized for federal income tax purposes. Such disallowed loss will be reflected in the adjusted tax basis of the shares of Fleet Common Stock received in the Merger. If an NBB stockholder who receives part Fleet Common Stock in the Merger acquired his NBB Common Stock at different times at different prices, the foregoing calculations must be done on a block-by-block-basis, allocating a proportionate part of the Fleet Common Stock, the Warrants and any cash received among the various blocks based upon the relative value of each such block. (Cash received in lieu of a fractional share is subject to different treatment, described below.)

     The determination of whether the Warrants and any cash received in the Merger by an NBB stockholder has the effect of the distribution of a dividend will be made by comparing the proportionate interest of such stockholder after the Merger with the proportionate interest the stockholder would have had if the stockholder had received solely Fleet Common Stock in the Merger. This comparison is made as though Fleet had issued in the Merger to such stockholder solely Fleet Common Stock and, in a hypothetical redemption under the rules of section 302 of the Code, Fleet had redeemed such portion of Fleet Common Stock as represented in value, at the time of the Merger, the amount of any cash and the fair market value of the Warrants the stockholder received. For this purpose, the constructive ownership rules in section 318 of the Code apply. These rules apply in certain specified circumstances to attribute ownership of shares of a corporation from the stockholder actually owning the shares, whether an individual, a trust, a partnership or a corporation, to certain members of the individual's family or to certain individuals, trusts, partnerships or corporations in which that stockholder has an ownership or beneficial interest, or which have an ownership or beneficial interest in that stockholder. A stockholder is also considered under these rules to own any shares with respect to which he holds exercisable options. The amount of any such dividend, so determined, is limited to that stockholder's ratable share of the accumulated earnings and profits of NBB at the Effective Time.

     Under IRS guidelines interpreting the rules of Section 302(b)(1) of the Code, if a hypothetical redemption involves a minority Fleet stockholder whose relative stock interest in Fleet is minimal, who exercises no control over the affairs of Fleet and who experiences a reduction in his proportionate stock interest, such stockholder will not receive dividend treatment on the Warrants and any cash received. Because the determination of whether the receipt of Warrants or any cash will be treated as having the effect of the distribution of a dividend generally will depend in part upon the facts and circumstances of each NBB stockholder, such stockholders are strongly advised to consult their own tax advisors regarding the tax treatment of the Warrants and any cash received in the Merger.

     If an NBB stockholder receives part Fleet Common Stock in the Merger, the stockholder's basis in the Fleet Common Stock received will equal his basis in the NBB Common Stock surrendered in exchange therefor less the fair market value of the Warrants and any cash received, increased by any gain recognized. Provided the NBB Common Stock surrendered was held as a capital asset at the time of the exchange, the holding period of the Fleet Common Stock received will include the holding period of the shares of NBB Common Stock surrendered.

     The tax basis of a Warrant in the hands of an NBB stockholder will be equal to the fair market value of the Warrant at the Effective Time of the Merger.

     Holders of NBB Common Stock who receive cash in lieu of fractional share interests of Fleet Common Stock will be treated as having received such fraction of a share of Fleet Common Stock and then as having received cash in redemption of the fractional share interest, subject to the provisions of section 302 of the Code.

     The transaction will be a fully taxable event for federal income tax purposes for holders of shares of NBB Common Stock who seek appraisal and receive solely cash in exchange for their shares. An NBB stockholder who receives solely cash through the exercise of rights of appraisal and, as a result of the surrender of all of his shares, owns no shares either directly or through the constructive ownership rules of section 318 of the Code, would recognize capital gain or loss (assuming that the shares are held by such stockholder as a capital asset) equal to the difference between the amount of cash received and the stockholder's tax basis in the shares.

     Warrants received by holders of options issued under the NBB Stock Option Plan which are being converted into stock options under the Fleet Stock Option Plan are also subject to federal income tax.

     The Alternative Merger. Neither Fleet nor NBB has requested or will request an advance ruling from the Internal Revenue Service as to the tax consequences of the Alternative Merger. As discussed under the caption "THE MERGER -- Alternative Merger," if (i) the Average Closing Price of Fleet Common Stock is equal to or less than $29.50 and (ii) counsel for NBB is unable to deliver the Tax Opinion, then the Merger Agreement provides for use of the Alternative Merger.

     Although no gain or loss would be recognized by NBB or Fleet as a result of the Alternative Merger, it is anticipated that the Alternative Merger would be a taxable transaction to NBB stockholders. In such event, NBB stockholders would recognize a gain or loss for federal income tax purposes equal to the difference between (a) the sum of the fair market value, as of the Effective Time, of the Warrants and any Fleet Common Stock received in the Alternative Merger plus any cash received in the Alternative Merger and (b) the stockholder's tax basis in the NBB Common Stock surrendered in exchange therefor. However, it is possible that the Alternative Merger will still qualify as a tax-free reorganization with the tax treatment for the NBB stockholders being the same as that described above in the case of the Merger. Since the determination of whether the Alternative Merger would qualify as a tax-free reorganization depends in part on the aggregate fair market value of the shares of Fleet Common Stock used as consideration in the Alternative Merger compared to the total amount of consideration received by NBB stockholders as well as on whether and how Fleet takes certain subsequent steps to integrate NBB and the Bank into the Fleet corporate structure, facts which are unknown as of the date of this Proxy Statement-Prospectus, the tax treatment of the Alternative Merger cannot now be determined. Consequently, NBB stockholders are urged to consult a tax advisor as to the tax consequences of the Alternative Merger in the event that the Alternative Merger is implemented.

ACCOUNTING TREATMENT

     It is anticipated that the Merger will be accounted for as a "purchase" transaction. Under such method of accounting, the book value of the assets and liabilities of NBB, as reported on its balance sheet, will be increased or decreased to their fair market value at the Effective Time and goodwill will be recorded to the extent that the purchase price exceeds the fair market value of the net assets and liabilities. The income of NBB will be included in the consolidated income of Fleet from the Effective Time, and not for the entire fiscal year.

TERMINATION OF THE MERGER AGREEMENT

     The Merger Agreement provides that the Merger may be terminated at any time prior to the Effective Time (whether before or after stockholder approval) by mutual consent of Fleet, Merger Subsidiary and NBB by a majority vote of each company's entire Board of Directors. Subject to certain limitations in cases where the party seeking termination is in breach of the Merger Agreement, the Merger Agreement may also be terminated by Fleet and Merger Subsidiary or NBB
(a) 90 days after the date on which any request or application for a regulatory approval required to consummate the Merger shall have been denied or withdrawn at the request or recommendation of any governmental entity which must grant such regulatory approval, unless within the 90 day period following such denial or withdrawal, a petition for rehearing or an amended application has been filed with such governmental entity; (b) if any governmental entity shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by the Merger Agreement; (c) if the Effective Time has not occurred by May 31, 1995; (d) if there is a material breach by the other party of any representation, warranty, covenant or agreement contained in the Merger Agreement which is not timely cured; (e) if the vote of NBB's stockholders shall not be sufficient to approve the Merger Agreement; or
(f) if NBB's Board of Directors determines that it will not recommend to its stockholders approval, or modifies or withdraws its recommendation, of the Merger Agreement and the transactions contemplated thereby and such other matters as may be submitted to its stockholders in connection with the Merger Agreement, if the Board shall have concluded with the advice of counsel that such action is required to prevent such Board from breaching its fiduciary obligations to NBB's stockholders.

     Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger and the transactions contemplated thereby will be paid by the party incurring such expenses, except as follows: (i) Fleet will bear the costs and expenses of printing and mailing the Proxy Statement-Prospectus, and all filing and other fees paid to the Commission or any other governmental entity in connection with the Merger, the Bank Merger and the other transactions contemplated thereby; (ii) in the event that the Merger Agreement is terminated due to the failure to receive required regulatory approvals discussed in subsection (a) of the foregoing paragraph, any governmental entity shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by the Merger Agreement, or if the Effective Time has not occurred by May 31, 1995, or the transactions contemplated by the Merger Agreement otherwise fail to be consummated in any such case because of the failure to receive any required regulatory approval, then NBB will be reimbursed by Fleet for all of its expenses up to a maximum of $1,500,000; and (iii) in the event that the Merger Agreement is terminated as a result of a material breach by the other party of its representations, warranties, covenants or agreements caused by the willful conduct or gross negligence of such party, then such party will be liable to the other party for all out-of-pocket costs and expenses. NBB is also obligated to pay an expense fee of $8,000,000 under the circumstances described below under "-- No Solicitation; Expense Fee".

WAIVER AND AMENDMENT OF THE MERGER AGREEMENT

     Waiver. Fleet and NBB, with the authorization of their respective Boards of Directors, may to the extent legally allowable, (a) extend the time for the performance of any of the obligations or other acts required of the other party contained in the Merger Agreement; (b) waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; or (c) waive compliance by the other party of any of its agreements or conditions contained in the Merger Agreement, except that after NBB stockholder approval, no extension or waiver shall reduce the amount or change the form of consideration to be delivered to each of NBB's stockholders as contemplated by the Merger Agreement without further approval of NBB's stockholders, except as contemplated by the Merger Agreement.

     Amendment. Any term or provision of the Merger Agreement may be amended in writing (subject to compliance with applicable law) at any time, except that after NBB stockholder approval, no amendment shall reduce the amount or change the form of the consideration to be delivered to each of NBB's stockholders under the Merger Agreement without further approval of NBB's stockholders, other than as contemplated by the Merger Agreement. In addition, Delaware law prohibits, among other things, any change in any of the terms and conditions of the Merger Agreement if such change or alteration would adversely effect any holder of NBB Common Stock.

NO SOLICITATION; EXPENSE FEE

     Under the Merger Agreement, NBB has agreed that neither it, any of its subsidiaries nor any of the directors, officers, employees, representatives or agents of NBB or other persons controlled by NBB shall, except to the extent required by applicable law relating to fiduciary obligations of directors, upon advice of counsel, solicit or hold discussions or negotiations with, or assist or provide any information to, any person, entity, or group (other than Fleet) concerning any merger, disposition of a significant portion of its assets, or acquisition of a significant portion of its capital stock or similar transaction involving NBB or any of its subsidiaries.

     In the event that (x) (i) the Merger Agreement is terminated by NBB due to the failure to receive the requisite approval of the NBB stockholders, the determination by NBB's Board not to recommend stockholder approval or modification or withdrawal of its recommendation, or (ii) by Fleet and Merger Subsidiary as a result of a material breach by NBB of its covenants, agreements or representations and warranties under the Merger Agreement caused by the willful conduct or gross negligence of NBB and (y)(1) within six months thereafter NBB enters into an agreement, or the NBB Board shall have approved or recommended stockholder approval of, a merger, consolidation, sale, lease or other disposition of 25% of more of its assets or a tender or exchange offer for 25% or more of the outstanding NBB Common Stock with any person other than Fleet or an affiliate or subsidiary of Fleet or (2) in the case of termination for the reasons set forth in (x)(i) above, a bona fide proposal by any person other than Fleet or an affiliate or subsidiary of Fleet for any such transaction shall have been publicly disclosed at the time of such termination, then NBB will make a cash payment to Fleet of $8,000,000, net of any payments made by NBB in the event of termination by Fleet as a result of a material breach by NBB of NBB's representations, warranties, covenants or agreements caused by the willful conduct or gross negligence. Such cash payment will be payable within five days after demand by Fleet.

EFFECT ON EMPLOYEE BENEFITS

     The Merger Agreement requires Fleet and the Surviving Bank to offer employment to all employees of NBB and its subsidiaries and to honor all employment, severance and other compensation agreements disclosed to Fleet in the Merger Agreement in accordance with their terms. See "-- Interests of Certain Persons in the Merger". The Merger Agreement also provides that, after the Merger, Fleet and the Surviving Bank will provide NBB employees with the same employee benefit plans provided to Fleet's own employees, and to credit NBB employees that become participants in any employee benefit plans of the Surviving Bank, Fleet or any of its subsidiaries with all prior years of service with NBB or any of its subsidiaries (and any entities acquired by NBB or the Bank to the same extent as NBB or the Bank recognizes such service) to the extent such service was recognized by NBB or any of its subsidiaries under any of its plans.

     In addition to the severance and benefit arrangements discussed above, Fleet has also agreed to provide employees of NBB and its subsidiaries who are terminated on or within two years after the Effective Time: (a) the greater or more favorable of the severance and other benefits set forth in (x) Fleet's Severance Pay and Benefits Plan as in effect on the date of the Merger Agreement (as disclosed to NBB), or (y) Fleet's severance pay and benefits plan policy existing on the date of termination; and (b) continuation of health benefits for one year after termination on the same terms and conditions as though they had remained active employees, as well as continuation benefits (such as COBRA) thereafter for an additional 18 month period.

     In addition, Fleet has agreed that, commencing at least 15 days prior to the Effective Time, each option held by optionees under the NBB Stock Option Plan which is then outstanding and unexercised will become immediately exercisable and, if not exercised prior to the Effective Time, the option holder may elect at or immediately prior to the Effective Time to have such option cancelled in exchange for cash in an amount equal to the difference between the Per Share Cash Consideration and the per share exercise price multiplied by the number of shares covered by the option. Any such option which is not so exercised or cancelled will, at the Effective Time, be converted into (i) an option under the Fleet Stock Option Plan on the same terms and conditions as the NBB Stock Option Plan, except that the number of shares subject to such Fleet option shall be the number of shares subject to the NBB option multiplied by the Per Share Stock Consideration and that the exercise price per share under the Fleet option shall be equal to the exercise price per share under the NBB option divided by the Per Share Stock Consideration, and (ii) a pro rata share of the Warrants.

     The Merger Agreement provides that, effective as of the Effective Time (or as soon thereafter as practicable), the Bank ESOP will be terminated in accordance with applicable law and regulations.

     The Merger Agreement provides that NBB, and after the Effective Time, Fleet, shall indemnify and hold harmless, as and to the fullest extent permitted by applicable law, each person who was at the date of the Merger Agreement, or has been at any time prior to the date of the Merger Agreement, or who becomes prior to the Effective Time, a director, officer or employee of NBB or any of its subsidiaries (the "Indemnified Parties") against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses), judgments, fines and amounts paid in settlement in connection with any threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which each such Indemnified Party is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (a) the fact that he is or was a director, officer or employee of NBB, any of its subsidiaries or any of their respective predecessors or (b) the Merger Agreement or any of the transactions contemplated thereby. Fleet has also agreed that all rights to indemnification existing in favor of and limitations on the personal liability of the Indemnified Parties in such companies' respective charter documents or by-laws or similar organizational document, as in effect on May 9, 1994, will survive the Merger and continue in full force and effect for a period of not less than six years from the Effective Time with respect to matters occurring prior to the Effective Time. See "-- Interests of Certain Persons in the Merger".

     Retention Bonus Pool. In connection with the Merger, NBB has established a retention bonus pool of up to $500,000 to be paid to certain employees of NBB (other than those officers with which NBB and the Bank have special termination agreements). Payments from the retention bonus pool have been allocated among such employees as has been mutually agreed upon by Fleet and NBB.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In connection with the Merger, Fleet has agreed to provide certain benefits and make certain severance payments to all employees of NBB and its subsidiaries. See "-- Effect on Employee Benefits". Fleet also has agreed to take certain actions regarding the existing employment and severance arrangements of certain officers of NBB and the Bank. The following section describes certain arrangements that NBB and the Bank had entered into prior to the execution of the Merger Agreement with its executive officers and further describes the actions that Fleet has agreed to take in connection with these pre-existing agreements. The following section also describes other actions Fleet has agreed to take with respect to certain officers of NBB and the Bank. Fleet will take the actions described below upon the consummation of the Merger.

     Employment Agreement. NBB and the Bank (collectively, the "Employers") are parties to an employment agreement with Irving J. Goss (the "Employment Agreement") which became effective as of December 22, 1992. The Employment Agreement provides that Mr. Goss will receive annual compensation at a rate of $145,000 per year, subject to increase in accordance with the usual practice of the Employers with respect to review of compensation of senior executives. The Employment Agreement had an initial one year term which has been renewed pursuant to a provision which provides for automatic renewals for additional periods of one year, unless Mr. Goss or the Employers give written notice to the other prior to the end of any term. The respective Employers, by two-thirds vote of all the members of the respective Employer's Board of Directors, may terminate Mr. Goss's employment without further liability for "cause" as defined in the respective Employment Agreement. In the event of termination of employment by the Employers without cause, Mr. Goss would be entitled to receive his salary at the rate in effect on the date of termination for one year. Pursuant to the Merger Agreement, Fleet has agreed to honor the Employment Agreement. However,

Mr. Goss has indicated that, in the event of termination of his employment under the circumstances triggering termination benefits, he intends to elect to receive the severance benefits pursuant to the Special Termination Agreement to which he is a party, as described below, in lieu of any termination benefits under his Employment Agreement.

     Termination Agreements. The Employers are also parties to special termination agreements with each of Robert McCarter, William A. Flaherty, George
J. Charette III and Paul A. Lamoureux effective as of October 31, 1989; with Gayle A. Johnson, effective as of November 10, 1989; with Mr. Goss, effective as of December 22, 1992; with Frederick D. Healey, effective as of October 31, 1993; and with Carol E. Correia, Jane M. Jacobsen and Charles P. O'Brien, effective as of May 26, 1994 (collectively, the "Special Termination Agreements"). The Special Termination Agreements define a "Change in Control" of the Employers to mean (i) a Change in Control that NBB would be required to report in Item 6(e) of Schedule 14A under the Exchange Act; (ii) the acquisition by a person of beneficial ownership of stock of either of the Employers representing 25% or more of the total number of votes that may be cast for the election of directors of either of the Employers; (iii) during any period of thirty consecutive months (not including any period prior to the execution of the Termination Agreement), individuals who at the beginning of such period constitute the Board of Directors of NBB, and any new director whose election by the Board or nomination for election by NBB's stockholders was approved by a vote of at least two-thirds ( 2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board of Directors of NBB; or (iv) the stockholders of NBB approve a merger or consolidation of NBB with any other corporation, other than a merger or consolidation which would result in the voting securities of NBB outstanding immediately prior thereto continuing to represent more than 50% of the combined voting power of the voting securities of NBB or such surviving entity outstanding immediately after such merger or consolidation; or (v) the stockholders of NBB approve a plan of complete liquidation of NBB or an agreement for the sale or disposition by NBB of all or substantially all of NBB's assets.

     If at any time during the three year period following the Change in Control, either of the Employers were to terminate the officer's employment for any reason other than for death, deliberate dishonesty with respect to either Employer or any subsidiary or affiliate thereof or conviction of a crime involving moral turpitude, or the officer were to resign from his or her own employment following (i) a significant change in the nature or scope of such officer's responsibilities, authorities, powers, functions or duties from the responsibilities, authorities, powers, functions or duties exercised by such officer immediately prior to the Change in Control; (ii) a determination by such officer that, as a result of a Change in Control, he or she is unable to exercise the responsibilities, authorities, powers, functions or duties exercised by such officer immediately prior to such Change in Control; (iii) a reduction in such officer's annual base salary as in effect on the date of the Termination Agreement or as the same may be increased from time to time; or (iv) certain other events as described in the Special Termination Agreement (each a "Termination Event"), then the Employers would be obligated to pay to such officer a lump sum payment in an amount equal to approximately three times the "base amount" (defined in Section 280G(b)(3) of the Code to generally mean an individual's average annual compensation for the five taxable years preceding the Change in Control) payable in one lump sum payment on the date of such termination or resignation.

     Fleet has agreed in the Merger Agreement to honor the Special Termination Agreements in accordance with their terms, and has also agreed for itself and its subsidiaries that the consummation of the transactions contemplated by the Merger Agreement is a "Change of Control" as defined in the Special Termination Agreements.

     Continuation of Rights to Indemnification, Limitation of Liability, D & O Insurance. In addition to the continuation of indemnification rights and limitations on the personal liability of the Indemnified Parties described above under "-- Effect on Employee Benefits", Fleet has also agreed to maintain in effect for not less than three years from the Effective Time, policies of directors' and officers' liability insurance maintained by NBB or to substitute comparable policies, covering officers and directors of NBB immediately prior to the Effective Time with respect to acts or omissions occurring at or prior to the Effective Time which were committed by such officers and directors in their capacity as such, except that Fleet is not required to expend more than 200% of the amount currently expended by NBB and the Bank on such insurance.

RESALE OF FLEET COMMON STOCK, WARRANTS AND WARRANT SHARES

     The Fleet Common Stock issued pursuant to the Merger will be freely transferable under the Securities Act, except for shares issued to any NBB stockholder who may be deemed to be an affiliate of Fleet for purposes of Rule 144 promulgated under the Securities Act ("Rule 144") or an affiliate of NBB for purposes of Rule 145 promulgated under the Securities Act ("Rule 145") (each an "Affiliate"). Affiliates are generally defined as persons (generally executive officers, directors and ten percent stockholders) who control, are controlled by, or are under common control with (a) Fleet or NBB at the time of the Special Meeting or (b) Fleet at or after the Effective Time.

     Rules 144 and 145 will restrict the sale of Fleet Common Stock received in the Merger by Affiliates and certain of their family members and related interests. Generally speaking, during the two years following the Effective Time, Affiliates of NBB, provided they are not Affiliates of Fleet, may publicly resell the Fleet Common Stock received by them in the Merger, subject to certain limitations as to the amount of Fleet Common Stock sold by them in any three-month period and as to the manner of sale. After the two-year period, such Affiliates of NBB who are not Affiliates of Fleet may resell their shares without such restrictions so long as there is adequate current public information with respect to Fleet as required by Rule 144. Persons who become Affiliates of Fleet prior to, at or after the Effective Time may publicly resell the Fleet Common Stock received by them in the Merger subject to similar limitations and subject to certain filing requirements specified in Rule 144.

     The ability of Affiliates to resell shares of Fleet Common Stock received in the Merger under Rule 144 or 145 as summarized herein generally will be subject to Fleet's having satisfied its Exchange Act reporting requirements for specified periods prior to the time of sale. Affiliates also would be permitted to resell Fleet Common Stock received in the Merger pursuant to an effective registration statement under the Securities Act or another available exemption from the Securities Act registration requirements.

     Resales of the Warrants and Warrant Shares would be governed by resale restrictions under Rule 144 and 145 which are similar to those described for Fleet Common Stock, except that in the case of the Warrant Shares, the two year period commences on the date of exercise of the applicable Warrant.

     This Proxy Statement-Prospectus does not cover any resales of Fleet Common Stock, Warrants or the Warrant Shares received by persons who may be deemed to be Affiliates of Fleet or NBB. The Merger Agreement provides that NBB shall use all reasonable efforts to cause each such Affiliate of NBB who has indicated to NBB that such Affiliate intends to elect to receive Fleet Common Stock pursuant to the Merger to deliver to Fleet prior to the date of the Special Meeting an agreement providing that such Affiliate will not sell, pledge, transfer or otherwise dispose of any Fleet Common Stock received in the Merger except in compliance with the Securities Act.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

     Fleet has an automatic Dividend Reinvestment and Stock Purchase Plan (the "Plan"). Effective as of January 1, 1994, the Plan provides, in substance, for those stockholders who elect to participate, that dividends on Fleet Common Stock and optional cash payments of not less than $10 per month, up to a maximum of $10,000 for each quarter, will be invested in shares of Fleet Common Stock. The purchase price for Fleet Common Stock purchased with reinvested cash dividends is 97% of the market price and for purchases with optional cash payments is 100% of the market price. In each case, the Plan provides for the payment by Fleet of any brokerage commissions or service charges with respect to such purchases. After the Effective Time, stockholders of NBB who receive Fleet Common Stock in the Merger will have the right to participate in the Plan.

APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS

     If the Merger is consummated, a holder of record of NBB Common Stock on the date of making a demand for appraisal, as described below, who continues to hold such shares through the Effective Time and who strictly complies with the procedures set forth under Section 262 of the Delaware General Corporation Law ("Section 262") will be entitled to have such shares appraised by the Delaware Court of Chancery under Section 262 and to receive payment of the "fair value" of such shares in lieu of the consideration provided for in the Merger Agreement. This Proxy Statement-Prospectus is being sent to all holders of record of NBB Common Stock at the Record Date and constitutes notice of the appraisal rights available to such holders under Section 262. THE STATUTORY RIGHT OF APPRAISAL GRANTED BY SECTION 262 REQUIRES STRICT COMPLIANCE WITH THE PROCEDURES SET FORTH IN SECTION 262. FAILURE TO FOLLOW ANY OF SUCH PROCEDURES MAY RESULT IN A TERMINATION OR WAIVER OF DISSENTERS' RIGHTS UNDER SECTION 262. The following is a summary of certain of the provisions of Section 262 and is qualified in its entirety by reference to the full text of Section 262, a copy of which is attached to this Proxy Statement-Prospectus as Exhibit C.

     A stockholder of NBB electing to exercise dissenters' rights under Section 262 must deliver a written demand for appraisal of such stockholder's shares to NBB prior to the vote on the approval of the Merger Agreement, and must not vote for approval of the Merger Agreement. A proxy or vote against the Merger is not sufficient to constitute such a demand. Such written demand must be in addition to and separate from any proxy or vote against the Merger and must reasonably inform NBB of the identity of the stockholder of record and of such stockholder's intention to demand appraisal of his shares. All such demands should be delivered to NBB Bancorp, Inc., Attention: Carol E. Correia, Secretary, at 174 Union Street, New Bedford, Massachusetts 02740. Because a proxy signed and left blank will, unless revoked, be voted for approval of the Merger Agreement, to be assured that shares are not voted for approval of the Merger Agreement a stockholder electing to exercise dissenters' rights who votes by proxy must vote against the approval of the Merger Agreement or mark a proxy to indicate that such stockholder is abstaining from voting.

     Only a holder of shares of NBB Common Stock on the date of making such written demand for appraisal who continuously holds such shares through the Effective Time is entitled to seek appraisal. Demand for appraisal must be executed by or for the holder of record, fully and correctly, as such holder's name appears on the holder's stock certificates representing shares of NBB Common Stock. If NBB Common Stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be made in that capacity, and if NBB Common Stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be made by or for all owners of record. An authorized agent, including one or more joint owners, may execute the demand for appraisal for a holder of record; however, such agent must identify the record owner or owners and expressly disclose in such demand that the agent is acting as agent for the record owner or owners of such shares.

     A record holder such as a broker who holds shares of NBB Common Stock as a nominee for beneficial owners, some of whom desire to demand appraisal, must exercise dissenters' rights on behalf of such beneficial owners with respect to the shares of NBB Common Stock held for such beneficial owners. In such case, the written demand for appraisal should set forth the number of shares of NBB Common Stock covered by it. Unless a demand for appraisal specifies a number of shares, such demand will be presumed to cover all shares of NBB Common Stock held in the name of such record owner. BENEFICIAL OWNERS WHO ARE NOT RECORD OWNERS AND WHO INTEND TO EXERCISE DISSENTERS' RIGHTS SHOULD INSTRUCT THE RECORD OWNER TO COMPLY WITH THE STATUTORY REQUIREMENTS WITH RESPECT TO THE EXERCISE OF DISSENTERS' RIGHTS BEFORE THE DATE OF THE SPECIAL MEETING. BANK ESOP PARTICIPANTS DESIRING TO EXERCISE THEIR RIGHT TO APPRAISAL WITH RESPECT TO SHARES OF NBB COMMON STOCK HELD FOR THEIR ACCOUNT IN THE BANK ESOP SHOULD NOTIFY THE TRUSTEE AT INVESTORS BANK & TRUST CO., TAD 58, P.O. BOX 1537, BOSTON, MASSACHUSETTS 02205-1537, IN WRITING SO THAT SUCH NOTICE IS RECEIVED NO LATER THAN DECEMBER 8, 1994, SO THAT A TIMELY DEMAND FOR APPRAISAL CAN BE SUBMITTED ON THEIR BEHALF.

     Within ten days after the Effective Time, the Surviving Corporation is required to send notice of the effectiveness of the Merger to each stockholder of NBB who prior to the Effective Time complied with the requirements of Section 262.

     Within 120 days after the Effective Time, the Surviving Corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of NBB Common Stock held by all stockholders seeking appraisal. A dissenting stockholder must serve a copy of such petition on the Surviving Corporation. If no petition is filed by either the Surviving Corporation or a dissenting stockholder within such 120 day period, the rights of all dissenting stockholders to appraisal shall cease. NBB stockholders seeking to exercise dissenters' rights should not assume that the Surviving Corporation will file a petition with respect to the appraisal of the fair value of their shares or that the Surviving Corporation will initiate any negotiations with respect to the appraisal of the fair value of their shares or that the Surviving Corporation will initiate any negotiations with respect to the fair value of such shares. The Surviving Corporation is under no obligation to and has no present intention to take any action in this regard. Accordingly, NBB stockholders who wish to seek appraisal of their shares should initiate all necessary action with respect to the perfection of their dissenters' rights within the time periods and in the manner prescribed in Section 262. FAILURE TO FILE THE PETITION ON A TIMELY BASIS WILL CAUSE THE STOCKHOLDERS' RIGHT TO AN APPRAISAL TO CEASE.

     Within 120 days after the Effective Time, any stockholder who has complied with subsections (a) and (d) of Section 262 is entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of NBB Common Stock not voted in favor of adoption of the Merger Agreement and with respect to which demands for appraisal have been received by NBB and the number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by the Surviving Corporation or within 10 days after expiration of the time for delivery of demands for appraisal under Section 262, whichever is later.

     If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to dissenters' rights and will appraise the shares of NBB Common Stock owned by such stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining fair value, the court is to take into account all relevant factors. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation." Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." The Delaware Supreme Court has also held that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy.

     Stockholders considering seeking appraisal should consider that the fair value of their shares determined under Section 262 could be more, the same, or less than the value of the consideration to be received pursuant to the Merger Agreement without the exercise of dissenters' rights, and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value as determined under Section 262. The cost of the appraisal proceeding may be determined by the Court of Chancery and assessed against the parties as the Court deems equitable in the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding (including without limitation reasonable attorney's fees and the fees and expenses of experts) be charged pro rata against the value of all shares of NBB Common Stock entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

     Any stockholder who has fully demanded appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote for any purpose the shares of NBB Common Stock subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the Effective Time.

     A NBB stockholder may withdraw a demand for appraisal and accept the terms of the Merger at any time within 60 days after the Effective Time, or thereafter may withdraw such demand with the written approval of the Surviving Corporation. In the event an appraisal proceeding is properly instituted, such proceeding may not be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and any such approval may be conditioned on the terms the Court of Chancery deems just.

     See "THE MERGER -- Certain Federal Income Tax Consequences" below for a brief description of certain federal income tax consequences resulting from the receipt of the fair value of appraised shares.

             MATERIAL CONTACTS BETWEEN AFFILIATES OF NBB AND FLEET

     Irving J. Goss, Senior Vice President and Chief Financial Officer of NBB and the Bank, served as Comptroller of Fleet from 1983 to December, 1992.

                    INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

     John A. Reeves, a Director of Fleet, is an executive officer and stockholder of Mid-Continent Minerals Corporation ("MCM"). One of MCM's wholly-owned subsidiaries, Mid-Continent Reserves, Inc., filed for reorganization under Chapter 11 of the Federal Bankruptcy Code in 1993. A plan under Chapter 11 has been approved.

     John S. Scott, a Director of Fleet, is Chairman of Cambridge Biotech Corporation, which filed for reorganization under Chapter 11 of the Federal Bankruptcy Code in July, 1994.

                       CERTAIN REGULATORY CONSIDERATIONS

GENERAL

     As a bank holding company, Fleet is subject to regulation by the Federal Reserve Board. Fleet Bank of Maine, Fleet Bank-NH and Fleet-NY are state-chartered banks that are members of the Federal Reserve System; as such, they are subject to regulation by the Federal Reserve Board and bank regulators in their respective states. Fleet-RI, Fleet-CT and the Surviving Bank are national banks subject to regulation and supervision by the OCC. Each subsidiary bank's deposits are insured by the FDIC and is therefore subject to FDIC supervision and regulation. Fleet is also subject to the reporting and other requirements of the Exchange Act.

     As a bank holding company, NBB is subject to regulation, supervision and examination by the Federal Reserve Board under the BHCA. As a Delaware corporation, NBB must comply with the general corporation law of Delaware. As a Massachusetts chartered, FDIC-insured savings bank, the Bank is subject to regulation, examination and supervision by the FDIC and the Commissioner of Banks of the Commonwealth of Massachusetts.

     The credit quality of the assets held by certain of Fleet's subsidiaries is subject to periodic review by the state and federal bank regulatory agencies noted above. While Fleet believes its present reserve for credit losses is adequate in light of prevailing economic conditions and the current regulatory environment, there can be no assurance that Fleet's subsidiaries will not be required to make certain adjustments to their reserves for credit losses and charge-off policies in response to changing economic conditions or regulatory examinations.

     Neither Fleet nor any of its subsidiaries has entered into formal written agreements with state and federal regulators. At the request of its regulators, Fleet and its subsidiaries continue to evaluate and refine oversight and reporting systems and procedures to enhance the ability of such companies to respond to the changing economic environment.

PAYMENT OF DIVIDENDS

     Fleet is a legal entity separate and distinct from its subsidiaries. The ability of holders of debt and equity securities of Fleet, including NBB stockholders who will become holders of Fleet Common Stock upon consummation of the Merger, to benefit from the distribution of assets of a subsidiary upon the liquidation or reorganization of such subsidiary is subordinate to prior claims of creditors of the subsidiary (including depositors, in the case of banking subsidiaries) except to the extent that a claim of Fleet as a creditor may be recognized.

     There are various statutory and regulatory limitations on the extent to which banking subsidiaries of Fleet can finance or otherwise transfer funds to Fleet or its nonbanking subsidiaries, whether in the form of loans, extensions of credit, investments or asset purchases. Such transfers by any subsidiary bank to Fleet or any nonbanking subsidiary are limited in amount to 10% of the bank's capital and surplus and, with respect to Fleet and all such nonbanking subsidiaries, to an aggregate of 20% of each such bank's capital and surplus. Furthermore, loans and extensions of credit are required to be secured in specified amounts and are required to be on terms and conditions consistent with safe and sound banking practices. Under applicable banking statutes, at June 30, 1994, Fleet's banking subsidiaries could have declared additional dividends of approximately $528 million, of which $264 million could have been declared by the Surviving Bank and Fleet-CT. Federal and state regulatory agencies also have the authority to limit further Fleet's banking subsidiaries' payment of dividends based on other factors, such as the maintenance of adequate capital for such subsidiary bank. Further, holders of Fleet's Dual Convertible Preferred Stock are entitled to dividends equal to one-half of the total dividends declared (after the first $15 million in dividends) to Fleet, if any, on the common stock of Fleet Banking Group. As of the date of this Proxy Statement-Prospectus, Fleet Banking Group has not paid any dividends on its common stock to Fleet. Federal and state regulatory agencies also have the authority to limit further Fleet's banking subsidiaries' payment of dividends based on other factors, such as the maintenance of adequate capital for such subsidiary bank.

     Under the policies of the Federal Reserve Board, Fleet is expected to act as a source of financial strength to each subsidiary bank and to commit resources to support such subsidiary bank in circumstances where it might not do so absent such policy. In addition, any subordinated loans by Fleet to any of the subsidiary banks would also be subordinate in right of payment to deposits and obligations to general creditors of such subsidiary bank. Further, the Crime Control Act of 1990 provides that in the event of the bankruptcy of Fleet, any commitment by Fleet to its regulators to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

                     RECENT LEGISLATION AND RELATED MATTERS

     In addition to extensive existing government regulation, Federal and state statutes and regulations are subject to changes that may have significant impact on the way in which banks may conduct business. The likelihood and potential effects of any such changes cannot be predicted. Legislation enacted in recent years has substantially increased the level of competition among commercial banks, thrift institutions and non-banking institutions, including insurance companies, brokerage firms, mutual funds, investment banks and major retailers. In addition, the enactment of recent banking legislation such as the Financial Institutions Reform, Recovery and Enforcement Act ("FIRREA") and the FDICIA have affected the banking industry by, among other things, broadening the regulatory powers of the federal banking agencies in a number of areas. The following summary is qualified in its entirety by the text of the relevant statutes and regulations.

FIRREA

     As a result of the enactment of FIRREA on August 9, 1989, any or all of Fleet's subsidiary banks can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with (a) the default of any other of Fleet's subsidiary banks or (b) any assistance provided by the FDIC to any other of Fleet's subsidiary banks in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur without regulatory assistance.

FDICIA

     The FDICIA, which was enacted on December 19, 1991, provides for, among other things, increased funding for the Bank Insurance Fund (the "BIF") of the FDIC and expanded regulation of depository institutions and their affiliates, including parent holding companies. A summary of certain provisions of FDICIA and its implementing regulations is provided below.

     Risk Based Deposit Insurance Assessments. A significant portion of the additional funding to BIF is in the form of borrowings to be repaid by insurance premiums assessed on BIF members. In addition, the FDICIA provides for an increase in the ratio of the reserves to insured deposits of the BIF to 1.25% by the end of the 15-year period that began with the semi-annual assessment period ending December 31, 1991, also to be financed by insurance premiums. The FDICIA also provides authority for special assessments against insured deposits and for the development of a general risk-based assessment system. The FDIC has set assessment rates for BIF-insured institutions ranging from 0.23% to 0.31%, based on a risk assessment of the institution. Each financial institution is assigned to one of three capital groups -- "well capitalized", "adequately capitalized" or "undercapitalized" -- and further assigned to one of three subgroups within each capital group, on the basis of supervisory evaluations by the institution's primary federal and, if applicable, state supervisors and other information relevant to the institution's financial condition and the risk posed to the applicable insurance fund. For purposes of the risk-based assessment system, a well-capitalized institution is one that has a total risk-based capital ratio of 10% or more, a Tier 1 risk-based capital of 6% or more, and a leverage ratio of 5% or more. An adequately capitalized institution has a total risk-based capital ratio of 8% or more, a Tier 1 risk-based capital ratio of 4% or more, and a leverage ratio of 4% or more.

     An undercapitalized institution is one that does not meet either of the foregoing definitions. The actual assessment rate applicable to a particular institution, therefore, depends in part upon the risk assessment classification so assigned to the institution by the FDIC. As of June 30, 1994, each of Fleet's banking subsidiaries was classified as "well-capitalized" under these provisions.

     Prompt Corrective Action. The FDICIA also provides the federal banking agencies with broad powers to take prompt corrective action to resolve problems of insured depository institutions, depending upon a particular institution's level of capital. The FDICIA establishes five tiers of capital measurement for regulatory purposes ranging from "well-capitalized" to "critically undercapitalized." Under prompt corrective action regulations adopted by the federal banking agencies in December 1992, a depository institution is (a) "well-capitalized" if it has a total risk-based capital ratio of 10% or more, a Tier 1 risk-based ratio of 6% or more, a leverage ratio of 5% or more and is not subject to any written agreement, order or capital directive or prompt corrective action directive issued by the primary regulator to meet and maintain a specific capital measure; (b) "adequately capitalized" if it has a total risk-based capital ratio of 8% or more, a Tier 1 risk-based capital ratio of 4% or more and a leverage ratio of 4% or more (3% if the bank is rated composite 1 under the CAMEL rating system in its most recent examination and is not experiencing or anticipating significant growth) and does not qualify as "well-capitalized"; (c) "undercapitalized" if it has a total risk-based capital ratio that is less than 8%, a Tier 1 risk-based capital ratio that is less than 4% or a leverage ratio that is less than 4% (3% if the bank is rated composite 1 under the CAMEL rating system in its most recent examination and is not experiencing or anticipating significant growth); (d) "significantly undercapitalized" if the bank has a total risk-based capital ratio that is less than 6%, a Tier 1 risk-based capital ratio that is less than 3% or a leverage ratio that is less than 3%; and (e) "critically undercapitalized" if the depository institution has a ratio of tangible equity to total assets that is equal to or less than 2% of total assets, or otherwise fails to meet certain established critical capital levels. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position under certain circumstances. At June 30, 1994, each of Fleet's subsidiary depository institutions was classified as "well-capitalized" under the prompt corrective action regulations described above.

     Any depository institution that is undercapitalized and which fails to meet regulatory capital requirements specified in the FDICIA must submit a capital restoration plan guaranteed by the bank holding company controlling such institution, and the regulatory agencies may place limits on the asset growth and restrict activities of the institution (including transactions with affiliates), require the institution to raise additional capital, dispose of subsidiaries or assets or to be acquired and, ultimately, require the appointment of a receiver. The guarantee of a controlling bank holding company under the FDICIA of performance of a capital restoration plan is limited to the lower of 5% of an undercapitalized banking subsidiary's assets or the amount required for the bank to be classified as adequately capitalized. Federal banking agencies may not accept a capital restoration plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. If a depository institution fails to submit an acceptable plan within the time required (generally 45 days after receiving notice that the institution is undercapitalized, significantly undercapitalized or critically undercapitalized), it is treated as if it is significantly undercapitalized. If the controlling bank holding company fails to fulfill its guaranty obligations under the FDICIA and files (or has filed against it) a petition under the federal Bankruptcy Code, the applicable regulatory agency would have a claim as a general creditor of the bank holding company and, if the capital restoration plan were deemed to be a commitment to maintain capital under the Federal Bankruptcy Code, the claim would be entitled to a priority in such bankruptcy proceeding over unsecured third party creditors of the bank holding company.

     In addition to the requirement of mandatory submission of a capital restoration plan, under the FDICIA, an undercapitalized institution may not pay management fees to any person having control of the institution nor may an institution, except under certain circumstances and with prior regulatory approval, make any capital distribution if, after making such payment or distribution, the institution would be undercapitalized. Further, undercapitalized depository institutions are subject to restrictions on borrowing from the Federal Reserve System.

     Undercapitalized and significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. In addition, significantly undercapitalized depository institutions also are prohibited from awarding bonuses or increasing compensation of senior executive officers until approval of a capital restoration plan. Critically undercapitalized depository institutions are subject to appointment of a receiver or conservator.

     Brokered Deposits and Pass-Through Deposit Insurance Limitation. Under the FDICIA, a depository institution that is well-capitalized may accept brokered deposits and offer interest rates on deposits "significantly higher" than the prevailing rate in its market. A depository institution that is adequately capitalized may accept brokered deposits if it obtains the prior approval of the FDIC. An undercapitalized depository institution may not accept brokered deposits. The definitions of "well-capitalized", "adequately capitalized" and "undercapitalized" conform to the definitions described above for prompt corrective action, except that the term "undercapitalized" also includes an institution that is "significantly undercapitalized" or "critically undercapitalized" under the prompt corrective action requirements. In addition, "pass-through" insurance coverage may not be available for certain employee benefit accounts. In Fleet's opinion, these limitations do not have a material effect on Fleet.

     Safety and Soundness Standards. The FDICIA directs each federal banking agency to prescribe safety and soundness standards for depository institutions and depository institution holding companies relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, a maximum ratio of classified assets to capital, minimum earnings sufficient to absorb losses without impairing capital and, to the extent feasible, a minimum ratio of market value to book value for publicly traded shares. Proposed regulations to implement the safety and soundness standards were issued in November 1993. The ultimate cumulative effect of these standards cannot currently be forecast.

     The FDICIA also contains a variety of other provisions that may affect Fleet's and NBB's respective operations, including new reporting requirements, regulatory standards for real estate lending, "truth in savings" provisions, and the requirement that a depository institution give 90 days' prior notice to customers and regulatory authorities before closing any branch. Many of the provisions in the FDICIA have recently been or will be implemented through the adoption of regulations by the various federal banking agencies and, therefore, the precise impact on Fleet cannot be assessed at this time.

     Capital Guidelines. In January 1989, the Federal Reserve Board issued final risk-based capital guidelines for bank holding companies such as Fleet and state-chartered member banks. The new regulatory minimum capital requirements, which became effective in March 1989, have been phased in over the past four years. Under the requirements as fully phased in, the minimum ratio of total capital to risk-adjusted assets (including certain off-balance sheet items, such as standby letters of credit) is 8%. At least half of the total capital is to be comprised of common equity, retained earnings, minority interests in the equity accounts of consolidated subsidiaries and a limited amount of perpetual preferred stock, less goodwill ("Tier 1 capital"). The remainder may consist of perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, other preferred stock and a limited amount of loan loss reserves ("Tier 2 capital"). In addition, on August 2, 1990, the Federal Reserve Board adopted a leverage ratio (Tier 1 capital to total assets, net of goodwill) of 3% for bank holding companies that meet certain specified criteria, including that they have the highest regulatory rating. The rule indicates that the minimum leverage ratio should be 1% to 2% higher for holding companies undertaking major expansion programs or that do not have the highest regulatory rating. Fleet's national banking subsidiaries, including the Surviving Bank, are subject to similar capital requirements adopted by the OCC.

     The federal banking agencies continue to indicate their desire to raise capital requirements applicable to banking organizations, and recently proposed amendments to their risk-based capital regulations to provide for the consideration of interest rate risk in the determination of a bank's minimum capital requirements. The proposed amendments are intended to require that banks effectively measure and monitor their interest rate risk and that they maintain capital adequate for that risk. Under the proposed amendments, banks with interest rate risk in excess of a defined supervisory threshold would be required to maintain additional capital beyond that generally required. In addition, the federal banking agencies recently proposed amendments to their risk-based capital standards to provide for the concentration of credit risk and certain risks arising from nontraditional activities, as well as a bank's ability to manage these risks, as important factors in assessing a bank's overall capital adequacy.

     As of June 30, 1994, Fleet's and NBB's capital ratios on a historical basis exceeded all minimum regulatory capital requirements.

Under FIRREA and the FDICIA, failure to meet the minimum regulatory capital requirements could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including the termination of deposit insurance by the FDIC and seizure of the institution.

INTERSTATE BANKING LEGISLATION

     On September 29, 1994, President Clinton signed into law the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act"). The Interstate Act generally authorizes bank holding companies to acquire banks located in any state commencing one year after its enactment. In addition, it generally authorizes national and state chartered banks to merge across state lines (and to thereby create interstate branches) commencing June 1, 1997. Under the provisions of the Interstate Act, states are permitted to opt out of this latter interstate branching authority by taking action prior to the commencement date. States may also "opt in" early (i.e., prior to June 1, 1997) to the interstate merger provisions. Further, the Interstate Act provides that states may act affirmatively to permit de novo branching by banking institutions across state lines. Fleet does not currently have any plans to consolidate its banking subsidiaries or to take any other actions as a result of this new statute. However, Fleet is considering the potential benefits in cost savings and convenience to its customers that might be achieved through combinations of two or more of its existing banking subsidiaries.

                              RECENT DEVELOPMENTS

1994 THIRD QUARTER

     Fleet. Fleet reported net income for the quarter ended September 30, 1994, of $164 million, or $1.01 per fully diluted share, compared to $127 million, or $.78 per fully diluted share for the third quarter of 1993. For the first nine months of 1994, net income was $448 million, or $2.70 per fully diluted share, an increase of 27% from the $352 million, or $2.16 per fully diluted share, for the first nine months of 1993.

     Net interest income for the third quarter decreased to $505 million from the $512 million recorded in the second quarter as a result of the impact of rising short-term interest rates on Fleet's investment portfolio. The net interest margin for the third quarter was 4.45% compared to 4.66% in the second quarter of 1994. The effect of the narrower margin on net interest income, also the result of rising interest rates, was substantially offset by growth in Fleet's earning assets.

     Noninterest income for the third quarter was $288 million compared to $318 million, excluding $127 million of securities gain, in the corresponding quarter in the prior year. The decrease is due primarily to a reduction in mortgage banking income as a result of a continuing decline in mortgage refinancings.

     Noninterest expense totaled $501 million in the third quarter, compared to $562 million for the third quarter of 1993, prior to a $125 million restructuring charge in 1993. This $61 million decrease is primarily attributable to reductions resulting from Fleet's efficiency improvement program and a reduction in mortgage servicing amortization resulting from a significant decline in mortgage refinancings. Included in noninterest expense is the previously announced $7 million restructuring charge recorded at Fleet Mortgage Group, Inc., Fleet's mortgage banking subsidiary ("FMG").

     Fleet's provision for credit losses was $11 million in the third quarter. Net charge-offs for the quarter totaled $19 million, compared to $71 million in the third quarter of 1993. Both of these items reflect a 29% decrease in nonperforming assets over the past year to $526 million at September 30, 1994.

     Fleet's reserve for credit losses was $969 million at September 30, 1994, representing 3.58% of loans, compared to $977 million, or 3.65% of loans, at June 30, 1994.

     At September 30, 1994, Fleet had total assets of $47.0 billion, while total loans and leases were $27.0 billion at the same date, compared with $46.9 billion of total assets and $26.3 billion of total loans and leases at September 30, 1993. Average loans and leases increased more than $600 million from the second quarter primarily in commercial and consumer loans, as average loan growth was noted in all Fleet banking markets, especially the Massachusetts, New York and Rhode Island franchises. Stockholders' equity totaled $3.4 billion at September 30, 1994, compared to $3.6 billion at June 30, 1994. The decrease reflects the previously announced repurchase of common shares in connection with the Merger.

     All 1994 financial information set forth above has been restated to include the acquisition of Sterling Bancshares Corporation as if it had occurred on January 1, 1994.

     NBB. On October 20, 1994, NBB reported net income for the third quarter of 1994 of $7.8 million or $.90 per share, compared to net income of $7.3 million or $.85 per share earned in the third quarter of 1993. For the nine months ended September 30, 1994, net income totaled $22.6 million or $2.61 per share, a 10% increase from the $20.5 million or $2.38 per share earned in the first nine months of 1993. Net income for the third quarter of 1994 was negatively impacted by $1.0 million of non-recurring expenses associated with the Merger, including a loss of approximately $200,000 after tax resulting from the sale of a 45% ownership interest in a data processing company and professional fees related to the Merger.

     Nonperforming assets at September 30, 1994 totaled $25.1 million, which was $12.8 million or 34% below the comparable amount the prior year. As a result of this improvement, both the provision for loan losses and OREO expenses were reduced in the third quarter of 1994 compared to the third quarter of 1993. The provision was $100,000, $500,000 below the comparable 1993 amount and OREO expense totaled $508,000, a $1.1 million reduction from the prior year. As of September 30, 1994, the allowance for loan losses totaled $27.2 million or 2.03% of total loans compared to $30.2 million or 2.29% of loans at September 30, 1993, while nonperforming loans were 0.82% of total loans compared to 1.14% of total loans for the respective periods.

     At September 30, 1994, NBB Bancorp had total assets of $2.5 billion compared to $2.4 billion at September 30, 1993. Stockholders' equity totaled $254 million compared to $242 million the prior year. NBB's Board of Directors declared a cash dividend of $.30 per share payable on November 10, 1994 to shareholders of record as of October 30, 1994.

                DESCRIPTION OF FLEET CAPITAL STOCK AND WARRANTS

GENERAL

     Fleet's Restated Articles of Incorporation (the "Fleet Restated Articles") currently authorize the issuance of 300,000,000 shares of Fleet Common Stock, 16,000,000 shares of Preferred Stock, $1.00 par value (the "Fleet $1 Par Preferred Stock"), issuable in one or more series from time to time by action of the Board of Directors, and 1,500,000 shares of Preferred Stock with Cumulative and Adjustable Dividends, $20.00 par value (the "Fleet $20 Par Adjustable Rate Preferred Stock" and, together with any series of issued and outstanding Fleet $1 Par Preferred Stock, the "Preferred Stock").

     At June 30, 1994, 137,757,719 shares of Fleet Common Stock were issued and outstanding. In addition, as of June 30, 1994, Fleet had outstanding three series of Fleet $1 Par Preferred Stock as follows: (i) 1,100,000 shares of Series III 10.12% Perpetual Preferred Stock (the "Series III Preferred"), having a liquidation value of $100 per share, plus accrued and unpaid dividends, were designated and 519,758 shares were issued and outstanding, (ii) 1,000,000 shares of Series IV 9.375% Perpetual Preferred Stock (the "Series IV Preferred"), having a liquidation value of $100 per share, plus accrued and unpaid dividends, were designated and 478,838 shares were issued and outstanding and (iii) 1,415,000 shares of Dual Convertible Preferred Stock (the "Dual Convertible Preferred Stock"), having a liquidation preference of $200 per share, plus accrued and unpaid dividends, were designated and 1,415,000 shares were issued and outstanding. In addition, as of June 30, 1994, the Board of Directors of Fleet had established a series of 1,500,000 shares of Cumulative Participating Junior Preferred Stock, par value $1 per share (the "Junior Preferred Stock") issuable upon exercise of the Preferred Share Purchase Rights described below of which no shares were issued and outstanding. As of June 30, 1994, Fleet also had authorized 1,500,000 shares of a separate class of Preferred Stock with Cumulative and Adjustable Dividends, $20 par value (the "Fleet $20 Par Adjustable Rate Preferred Stock"), having a liquidation value of $50 per share, plus accrued and unpaid dividends, none of which were issued and outstanding as of June 30, 1994. Each such outstanding series and class is described below under "Description of Existing Preferred Stock".

     The following summary does not purport to be complete and is subject in all respects to the applicable provisions of the Rhode Island Business Corporation Act ("Rhode Island law") and the Fleet Restated Articles and Fleet By-Laws.

FLEET COMMON STOCK

     General. Holders of the Fleet Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of any funds legally available therefor, and are entitled upon liquidation, after claims of creditors and preferences of the Preferred Stock, and any other series of preferred stock at the time outstanding, to receive pro rata the net assets of Fleet. Dividends are paid on the Fleet Common Stock only if all dividends on the outstanding classes or series of Preferred Stock for the then-current period and, in the case of cumulative Preferred Stock, all prior periods have been paid or provided for.

     Fleet $1 Par Preferred Stock and any other class of preferred stock have, or upon issuance will have, preference over the Fleet Common Stock with respect to the payment of dividends and the distribution of assets in the event of liquidation or dissolution of Fleet and such other preferences as may be fixed by the Board of Directors.

     The holders of the Fleet Common Stock are entitled to one vote for each share held and are vested with all of the voting power except as the Board of Directors has provided with respect to the Preferred Stock or may provide, in the future, with respect to any other series of preferred stock which it may hereafter authorize. See "-- Preferred Stock". Shares of Fleet Common Stock are not redeemable and have no subscription, conversion or preemptive rights.

     The affirmative vote of not less than 80% of Fleet's outstanding voting stock, voting separately as a class, is required for certain Business Combinations between Fleet and/or its subsidiaries and persons owning 10% or more of its voting stock. See "-- Selected Provisions in the Restated Articles of Fleet; Business Combinations with Related Persons".

     The Fleet Common Stock is listed on the Stock Exchange. The outstanding shares of Fleet Common Stock are, and the shares to be issued to NBB stockholders upon consummation of the Merger will be, validly issued, fully paid and non-assessable and the holders thereof are not, and will not be, subject to any liability as stockholders.

     Restrictions on Ownership. The BHCA requires any "bank holding company", as such term is defined therein, to obtain the approval of the Federal Reserve Board prior to the acquisition of 5% or more of the Fleet Common Stock. Any person other than a bank holding company is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of the Fleet Common Stock under the Change in Bank Control Act (the "CBCA"). The partnerships which purchased the Dual Convertible Preferred Stock (the "Partnerships") made a filing under the CBCA because of their acquisition of such stock. Any holder of 25% or more of the Fleet Common Stock (or a holder of 5% or more if such holder otherwise exercises a "controlling influence" over Fleet) is subject to regulation as a bank holding company under the BHCA.

     Preferred Share Purchase Rights. On November 21, 1990, the Board of Directors of Fleet declared a dividend of one preferred share purchase right ("Right") for each outstanding share of Fleet Common Stock. The dividend was paid on December 4, 1990 to the shareholders of record on that date. Each Right, when exercisable, will entitle the registered holder to purchase from Fleet one one-hundredth of a share of the Junior Preferred Stock of Fleet, at an exercise price of $50 per one one-hundredth of a share of Junior Preferred Stock (the "Purchase Price"), subject to certain adjustments. Until the earlier to occur of the Distribution Date and the Expiration Date (each as hereinafter defined), Fleet will issue one Right with each share of Fleet Common Stock; accordingly, each stockholder of NBB who receives Fleet Common Stock upon consummation of the Merger shall automatically receive one Right with each such share issued. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Rights Agreement dated as of November 21, 1990 between Fleet and Fleet National Bank, as Rights Agent, a copy of which was filed as an exhibit to the Registration Statement on Form 8-A dated November 29, 1990, as amended by a First Amendment to Rights Agreement dated March 28, 1991 and a Second Amendment to Rights Agreement dated July 12, 1991, copies of which were filed as exhibits to Fleet's Amendment to Application or Report on Form 8 dated September 6, 1991 (as amended, the "Rights Agreement").

     The Rights are not represented by separate certificates and are not exercisable or transferable apart from the Fleet Common Stock until the earlier to occur of (i) the tenth day after a public announcement by Fleet (x) that a person or group of affiliated or associated persons has, subsequent to November 21, 1990 (the "Declaration Date") acquired, or obtained the right to acquire, beneficial ownership (as defined in the Rights Agreement) of 10% or more (or, in the case of a qualifying institutional investor, acting in the ordinary course of business and not with the purpose of changing or influencing control of Fleet (a "Qualifying Investor"), 15% or more) of the outstanding shares of Fleet Common Stock, (y) that any person or group of Affiliated or associated persons, which beneficially owned 10% or more (or, in the case of a Qualifying Investor, 15% or more) of the outstanding shares on the Declaration Date, or which acquired beneficial ownership of 10% or more (or, in the case of a Qualifying Investor, 15% or more) of the outstanding shares as a result of any repurchase of shares by Fleet, thereafter acquired beneficial ownership of additional shares constituting 1% or more of the outstanding shares, or (z) that any person who was a Qualifying Investor owning 10% or more of the outstanding shares of Fleet Common Stock ceased to qualify as a Qualifying Investor and thereafter acquired beneficial ownership of additional shares constituting 1% or more of the outstanding shares (any person described in clause (x), (y) or (z) being an "Acquiring Person"); and (ii) the tenth day (or such later day as may be determined by action of the Board of Directors of Fleet prior to such time as any person becomes an Acquiring Person) after the date of the commencement of a tender or exchange offer by any person (other than Fleet) to acquire (when added to any shares as to which such person is the beneficial owner immediately prior to such commencement) beneficial ownership of 10% or more of the issued and outstanding shares of Fleet Common Stock (the earlier of such dates being called the "Distribution Date"). On March 28, 1991 and July 12, 1991 the Rights Agreement was amended to change the definition of an "Acquiring Person" (i) to permit the sale of the Dual Convertible Preferred Stock and issuance of rights to purchase Fleet Common Stock to the Partnerships and (ii) to permit the Board of Directors of Fleet to determine that a person who would otherwise be an "Acquiring Person" had become such inadvertently and therefore allow divestiture of a sufficient number of shares to avoid such designation.

     The Rights will first become exercisable on the Distribution Date and could then begin trading separately from the Fleet Common Stock. The Rights will expire on the earliest of November 21, 2000 (the "Final Expiration Date"), the date on which the Rights are earlier redeemed by Fleet or the date on which the Rights are exchanged (such earliest date being referred to as the "Expiration Date").

     In the event any person becomes an Acquiring Person, the Rights would give holders (other than such Acquiring Person and its transferees) the right to buy, for the Purchase Price (and in lieu of Junior Preferred Stock), Fleet Common Stock (or, under certain circumstances, cash, property or other debt or equity securities ("Fleet Common Stock equivalents")) with a market value of twice the Purchase Price. In addition, at any time after any person becomes an Acquiring Person, the Board may, at its option and in lieu of any transaction described in the preceding sentence, exchange the outstanding and exercisable Rights (other than Rights held by any such Acquiring Person and its transferees) for shares of Fleet Common Stock or Fleet Common Stock equivalents at an exchange ratio of one share of Fleet Common Stock per Right, subject to certain adjustments.

     In any merger or consolidation involving Fleet after the Rights become exercisable, each Right will be converted into the right to purchase, for the Purchase Price, common stock of the surviving corporation (which may be Fleet) with a market value of twice the Purchase Price.

     The Board of Directors of Fleet may amend the Rights Agreement or redeem the Rights for $.01 each at any time until the date of a public announcement by Fleet that there is an Acquiring Person. Thereafter, the Board of Directors may amend the Rights Agreement only to eliminate ambiguities or to provide additional benefits to, and if the amendment would not adversely affect, the holders of the Rights (other than the Acquiring Person).

     Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of Fleet, including, without limitation, the right to vote or to receive dividends.

     The Purchase Price payable, and the number of shares of Junior Preferred Stock or other securities or property issuable, upon exercise of the Rights, and the number of outstanding Rights, are subject to customary antidilution adjustments.

     The Rights have certain "anti-takeover" effects. The Rights may cause substantial dilution to a person or group that attempts to acquire Fleet on terms not approved by the Board of Directors of Fleet, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors prior to the time that there is an Acquiring Person (at which time holders of the Rights become entitled to exercise their Rights for shares of Fleet Common Stock at one-half the market price), since until such time the Rights generally may be redeemed by the Board of Directors of Fleet at $.01 per Right.

     Transfer Agent and Registrar. The Transfer Agent and Registrar for the Fleet Common Stock is Fleet-RI.

WARRANTS

     The Warrants are to be issued under a Warrant Agreement, to be dated as of the Effective Time (the "Warrant Agreement"), between the Company and Fleet-RI,, as Warrant Agent (the "Warrant Agent"), a copy of which is filed as an exhibit to the Registration Statement of which this Proxy Statement-Prospectus is a part. The following summaries of certain provisions of the Warrant Agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Warrants and the Warrant Agreement, including the definitions therein of certain terms.

     Each whole Warrant will entitle the registered holder thereof (the "holder"), subject to and upon compliance with the provisions thereof and of the Warrant Agreement, at such holder's option at any time from 9:00 a.m., New York City time, on the first anniversary of the Effective Time until 5:00 p.m., New York City time on the day prior to the sixth anniversary of the Effective Time, to purchase from Fleet one share of Fleet Common Stock at a purchase price of $43.875 per share (the "Exercise Price"). The Exercise Price is subject to adjustment as discussed below.

     Warrants may be exercised by surrendering the Warrant certificate evidencing such Warrants with the form of election to purchase shares set forth on the reverse side thereof duly completed and executed by the holder thereof and paying in full the Exercise Price for each such Warrant (and any other amounts required to be paid under the Merger Agreement) at the office or agency designated for such purpose, which will initially be the corporate trust office of the Warrant Agent in New York, New York and Providence, Rhode Island. Each Warrant may only be exercised in whole. The Exercise Price must be paid by certified or official bank check or by wire transfer of immediately available funds.

     The Warrant certificates evidencing the Warrants may be surrendered for exercise, exchange or registration of transfer at the office or agency of Fleet maintained for such purpose, which initially will be the office or agency of the Warrant Agent in New York, New York and Providence, Rhode Island. The Warrant certificates will be issued only in fully registered form. No service charge will be made for any exercise, exchange or registration of transfer of Warrant certificates, but Fleet may require payment of a sum sufficient to cover any stamp or other tax or other governmental charge payable in connection therewith.

     Holders of Warrants will not be entitled, by virtue of being such holders, to receive dividends, vote, receive notice of any meetings of stockholders or otherwise have any right of stockholders of Fleet.

     The Exercise Price of a Warrant is subject to adjustment from time to time upon the occurrence of certain events, including (a) dividends or distributions on Fleet Common Stock payable in Fleet Common Stock or certain other capital stock; (b) subdivisions, combinations or certain reclassifications of Fleet Common Stock; (c) distributions to all holders of Fleet Common Stock of certain rights, warrants or options to purchase Fleet Common Stock expiring within 60 days at a price per share less than the Quoted Price (defined in the Warrant Agreement as the average of the closing prices of the Fleet Common Stock as reported by the Stock Exchange over a specified period of time); and (d) distributions to such holders of assets or debt securities of Fleet or certain rights, warrants or options to purchase securities of Fleet (excluding ordinary cash dividends or other cash distributions from current or retained earnings and dividends or distributions or rights or warrants referred to in subsections (a),
(b) or (c) above). In cases where the fair market value of the assets, debt securities or certain rights, warrants or options to purchase securities of Fleet distributed to stockholders equals or exceeds the Quoted Price of the Fleet Common Stock, rather than being entitled to an adjustment in the Exercise Price, the holder of a Warrant upon exercise thereof will be entitled to receive in addition to the shares of Fleet Common Stock for which the Warrant is exercisable, the kind and amount of securities, cash or other assets comprising the distribution that such holder would have received if such holder had exercised such Warrant immediately prior to the record date for determining the stockholders entitled to receive the distribution. The Warrant Agreement permits Fleet voluntarily to reduce the Exercise Price from time to time for a period of time not less than 20 business days.

     If Fleet is a party to a consolidation, merger or binding share exchange, or certain transfers of all or substantially all of its assets occur, the right to exercise a Warrant for Fleet Common Stock may be changed into a right to receive securities, cash or other assets of Fleet or another person.

     In the event of a taxable distribution to holders of Fleet Common Stock which results in an adjustment to the Exercise Price at which a Warrant may be exercised, the holders of the Warrants may, in certain circumstances, be deemed to have received a distribution subject to United States Federal income tax as a dividend.

     Fractional shares of Fleet Common Stock are not required to be issued upon exercise of Warrants, but in lieu thereof Fleet will pay a cash adjustment.

     The Warrant Agreement permits, with certain exceptions, the amendment thereof and the modification of the rights and obligations of Fleet and the rights of the holders of Warrants under the Warrant Agreement at any time by Fleet and the Warrant Agent with the consent of the holders of Warrants representing a majority in number of the then outstanding Warrants.

     The Warrants will be listed on the Stock Exchange, and will be freely transferable under the Securities Act, subject to the restrictions discussed under "THE MERGER -- Resale of Fleet Common Stock, Warrants and Warrant Shares".

PREFERRED STOCK

  Fleet $1 Par Preferred Stock

     Fleet $1 Par Preferred Stock is issuable in series, with such relative rights, preferences and limitations of each series (including dividend rights, dividend rate, liquidation preference, voting rights, conversion rights and term of redemption (including sinking fund provisions), redemption price or prices and the number of shares constituting any series) as may be fixed by the Board of Directors of Fleet.

     As of the date of this Proxy Statement-Prospectus, Fleet has three series of Fleet $1 Par Preferred Stock outstanding, and one series designated but unissued.

     Series III Preferred. In the event of the dissolution, liquidation or winding up of Fleet, holders of shares of the outstanding Series III Preferred are entitled to receive a distribution of $100 per share, plus accrued and unpaid dividends, if any.

     The holders of Series III Preferred are entitled to receive dividends at the rate of 10.12% per annum computed on the basis of the issue price thereof of $100 per share, payable quarterly, before any dividend shall be declared or paid upon the Fleet Common Stock or the Junior Preferred Stock. The dividends on Series III Preferred are cumulative. The Series III Preferred is redeemable, in whole or in part, at Fleet's option, on and after June 1, 1996, commencing at $105.06 per share and declining ratably on June 1 of each year to $100 per share on or after June 1, 2001, plus, in each case, accrued and unpaid dividends, if any.

     Except as indicated below or except as expressly required by applicable law, the holders of the Series III Preferred are not entitled to vote. If the equivalent of six quarterly dividends payable on the Series III Preferred or any other class or series of preferred stock (other than any other class of preferred stock expressly entitled to elect additional directors by a separate and distinct vote) are in default, the number of directors of Fleet will be increased by two (without duplication of any increase made pursuant to the terms of any other series of preferred stock of Fleet), and the holders of the Series III Preferred, voting as a single class with the holders of shares of any one or more other series of Fleet $1 Par Preferred Stock (other than any other class of preferred stock expressly entitled to elect additional directors by a separate and distinct vote) and any other class of Fleet preferred stock ranking on a parity with the Series III Preferred either as to dividends or distribution of assets and upon which like voting rights have been conferred and are exercisable, will be entitled to elect two directors to fill each of the two newly-created directorships. Such right shall continue until full cumulative dividends for all past dividend periods on all preferred shares of Fleet (other than any other class of preferred stock expressly entitled to elect additional directors by a separate and distinct vote), including any shares of the Series III Preferred, have been paid or declared and set apart for payment. Any such elected directors shall serve until Fleet's next annual meeting of stockholders (notwithstanding that prior to the end of such term the dividend default shall cease to exist) or until their respective successors shall be elected and qualify.

     The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Series III Preferred is required for any amendment of the Fleet Restated Articles (or any certificate supplemental thereto) which will adversely affect the powers, preferences, privileges or rights of the Series III Preferred. The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Series III Preferred and any other series of Fleet $1 Par Preferred Stock ranking on a parity with the Series III Preferred either as to dividends or upon liquidation, voting as a single class without regard to series, is required to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any additional class or series of stock ranking prior to the Series III Preferred as to dividends or upon liquidation, or to reclassify any authorized stock of Fleet into such prior shares.

     Series IV Preferred. In the event of the dissolution, liquidation or winding up of Fleet, holders of shares of the outstanding Series IV Preferred are entitled to receive a distribution of $100 per share, plus accrued and unpaid dividends, if any.

     The holders of Series IV Preferred are entitled to receive dividends at the rate of 9.375% per annum computed on the basis of the issue price thereof of $100 per share, payable quarterly, before any dividend shall be declared or paid upon the Fleet Common Stock or the Junior Preferred Stock. The dividends on Series IV Preferred are cumulative. The Series IV Preferred is redeemable, in whole or in part, at Fleet's option, on and after December 1, 1996, at $100 per share, plus accrued and unpaid dividends, if any.

     Except as indicated below or except as expressly required by applicable law, the holders of the Series IV Preferred are not entitled to vote. If the equivalent of six quarterly dividends payable on the Series IV Preferred or any other class or series of preferred stock are in default (other than any other class of preferred stock expressly entitled to elect additional directors by a separate and distinct vote), the number of directors of Fleet will be increased by two (without duplication of any increase made pursuant to the terms of any other series of preferred stock of Fleet), and the holders of the Series IV Preferred, voting as a single class with the holders of shares of any one or more other series of Fleet $1 Par Preferred Stock (other than any other class of preferred stock expressly entitled to elect additional directors by a separate and distinct vote) and any other class of Fleet preferred stock ranking on a parity with the Series IV Preferred either as to dividends or distribution of assets and upon which like voting rights have been conferred and are exercisable, will be entitled to elect such directors to fill each of the two newly-created directorships. Such right shall continue until full cumulative dividends for all past dividend periods on all preferred shares of Fleet (other than any other class of preferred stock expressly entitled to elect additional directors by a separate and distinct vote), including any shares of the Series IV Preferred, have been paid or declared and set apart for payment. Any such elected directors shall serve until Fleet's next annual meeting of stockholders (notwithstanding that prior to the end of such term the dividend default shall cease to exist) or until their respective successors shall be elected and qualify.

     The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Series IV Preferred is required for any amendment of the Fleet Restated Articles (or any certificate supplemental thereto) which will adversely affect the powers, preferences, privileges or rights of the Series IV Preferred. The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Series IV Preferred and any other series of Fleet $1 Par Preferred Stock ranking on a parity with the Series IV Preferred either as to dividends or upon liquidation, voting as a single class without regard to series, is required to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any additional class or series of stock ranking prior to the Series IV Preferred as to dividends or upon liquidation, or to reclassify any authorized stock of Fleet into such prior shares.

     Dual Convertible Preferred Stock. The Dual Convertible Preferred Stock has no voting rights except as provided by Rhode Island law or as indicated below. The Dual Convertible Preferred Stock is not entitled to vote for the election of directors in any circumstances, including dividend arrearages, and the holders thereof

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

have agreed to vote the Dual Convertible Preferred Stock as directed by Fleet's board of directors on any matters upon which the shares are entitled to vote under Rhode Island law, except on those matters adversely affecting the rights of holders of Dual Convertible Preferred Stock. The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of Dual Convertible Preferred Stock, voting as a class, given in person or by proxy, either in writing or by resolution adopted at a special meeting called for the purpose, is required to authorize any new class of equity securities of Fleet to which the Dual Convertible Preferred Stock ranks junior, whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise. In addition, the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of Dual Convertible Preferred Stock, voting as a class, given in person or by proxy, either in writing or by resolution adopted at a special meeting called for the purpose, shall be required for any amendment of Fleet's Restated Articles (or the certificate of designation of the Dual Convertible Preferred Stock), which would affect materially and adversely the specified rights, preferences, privileges or voting rights of shares of Dual Convertible Preferred Stock.

     The holders of Dual Convertible Preferred Stock are entitled to dividends equal to one-half of the total dividends declared (after the first $15 million in dividends), if any, by Fleet Banking Group on its common stock. Such dividends, if accrued and unpaid, will be cumulative. In the event of the liquidation, dissolution or winding up of Fleet, the holders of the outstanding Dual Convertible Preferred Stock are entitled to receive a distribution of $200 per share, plus accrued and unpaid dividends, if any.

     On July 31, 1991, the date of issuance of the Dual Convertible Preferred Stock, Fleet granted to the Partnerships which purchased the Dual Convertible Preferred Stock rights (the "DCP Rights") to purchase 6,500,000 shares of Fleet Common Stock at $17.65 per share.

     The Dual Convertible Preferred Stock is convertible into Fleet Common Stock at a conversion price of $17.65 per share at any time. The total number of shares issuable upon such conversion is 16,033,994 shares, subject to customary anti-dilution adjustments. If any of such stock is converted prior to July 12, 2001, all of such stock must be converted. After July 12, 2001, any holder of Dual Convertible Preferred Stock may convert its stock into Fleet Common Stock independently of any other holder.

     The Dual Convertible Preferred Stock is also convertible into 50% of the common stock of Fleet Banking Group at any time after the later of (i) July 12, 1995 and (ii) the date on which the Partnerships distribute all the shares of Dual Convertible Preferred Stock then held by them to the partners therein (which distribution date will be July 12, 1997 unless the Federal Reserve Board consents to an alternative distribution date, but in no event earlier than July 12, 1995). The Dual Convertible Preferred Stock is also convertible into Fleet Banking Group common stock on an earlier date in the event that the quotient of
(i) Fleet's Tier 1 capital as of the date of determination (adjusted to include goodwill of Fleet as of July 12, 1991) divided by (ii) total assets, falls below 3%. The Dual Convertible Preferred Stock is not convertible into Fleet Banking Group common stock after July 12, 2001 or at any time while it is held by the Partnerships. After the Dual Convertible Preferred Stock becomes convertible into Fleet Banking Group common stock, the holders of the Dual Convertible Preferred Stock will have the right to obtain an appraisal of the fair value of the common stock of Fleet Banking Group (the "Appraisal") as if all such shares were to be sold to a third party in a transaction reflecting a control premium. If such Appraisal is acceptable to the holders of the Dual Convertible Preferred Stock, the Dual Convertible Preferred Stock may be converted into 50% of the common stock of Fleet Banking Group on or after the date that is six months after such acceptance or, in the case of the earlier date due to the capital deficiency described above, on or after the date that is 60 days after the notice of such deficiency. During the period after acceptance but prior to the date on which such shares become convertible, Fleet will have the option to redeem the Dual Convertible Preferred Stock at a redemption price equal to 50% of the Appraisal price less the sum of (i) the market value of the shares of Fleet Common Stock into which the Dual Convertible Preferred Stock are then convertible (and such shares of Fleet Common Stock shall be distributed to the holders of Dual Convertible Preferred Stock) and (ii) the value of the DCP Rights. Fleet has the option to pay such redemption price in cash or in any combination of Fleet securities having a realizable market value equal to such redemption price. If Fleet does not exercise this option, the holders of the Dual Convertible Preferred Stock may convert their shares into 50% of the common stock of Fleet Banking Group. Any such conversion must be for all of the Dual Convertible Preferred Stock.

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

     Junior Preferred Stock. The Junior Preferred Stock will be issued upon the exercise of a Right issued to holders of the Fleet Common Stock. As of the date of this Proxy Statement-Prospectus, there were 1,500,000 shares of Fleet $1 Par Preferred Stock reserved for issuance upon the exercise of the Rights. See
"-- Common Stock -- Preferred Share Purchase Rights". Shares of Junior Preferred Stock purchasable upon exercise of the Rights will rank junior to the Fleet $1 Par Preferred Stock and the Fleet $20 Par Adjustable Rate Preferred Stock and will not be redeemable. Each share of Junior Preferred Stock will, subject to the rights of such senior securities of Fleet, be entitled to a preferential cumulative quarterly dividend payment equal to the greater of $1.00 per share or, subject to certain adjustments, 100 times the dividend declared per share of Fleet Common Stock. Upon the liquidation, dissolution or winding up of Fleet, the holders of the Junior Preferred Stock will, subject to the rights of such senior securities, be entitled to a preferential liquidation payment equal to the greater of $1.00 per share plus all accrued and unpaid dividends or 100 times the payment made per share of Fleet Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Fleet Common Stock are exchanged, each share of Junior Preferred Stock will, subject to the rights of such senior securities, be entitled to receive 100 times the amount received per share of Fleet Common Stock. Each share of Junior Preferred Stock will have 100 votes, voting together with the Fleet Common Stock. The rights of the Junior Preferred Stock are protected by customary antidilution provisions.

SELECTED PROVISIONS IN THE FLEET RESTATED ARTICLES

     Business Combinations with Related Persons. The Fleet Restated Articles require that neither Fleet nor any of its subsidiaries may engage in a Business Combination with a Related Person unless such Business Combination (a) was approved by an 80% vote of the Board of Directors prior to the time the Related Person became such; (b) is approved by a vote of 80% of the Continuing Directors and a majority of the entire Board and certain conditions as to price and procedure are complied with; or (c) is approved by a vote of 80% of Fleet's outstanding shares of Fleet capital stock entitled to vote generally in the election of directors, voting as a single class. Under the Fleet Restated Articles, a "Business Combination" includes any merger or consolidation of Fleet or any of its subsidiaries into or with a Related Person or any of its affiliates or associates; any sale, exchange, lease, transfer or other disposition to or with a Related Person or any of its affiliates or associates of all, substantially all or any Substantial Part (defined as assets having a value of more than 5% of the total consolidated assets of Fleet and its subsidiaries) of the assets of Fleet or any of its subsidiaries; any purchase, exchange, lease or other acquisition by Fleet or any of its subsidiaries of all or any Substantial Part of the assets or business of a Related Person or any of its affiliates or associates; any reclassification of securities, recapitalization or other transaction which has the effect, directly or indirectly, of increasing the proportionate amount of voting shares of Fleet or any subsidiary which are beneficially owned by a Related Person; and the acquisition by a Related Person of beneficial ownership of voting securities, securities convertible into voting securities or any rights, warrants or options to acquire voting securities of a subsidiary of Fleet; a "Related Person" includes any person who is the beneficial owner of 10% or more of Fleet's voting shares, as of the date on which a binding agreement providing for a Business Combination is authorized by the Board of Directors or prior to the consummation of a Business Combination or any person who is an affiliate of Fleet and was the beneficial owner of 10% or more of Fleet's then outstanding voting shares at any time within the five years preceding the date on which a binding agreement providing for a Business Combination is authorized by the Board of Directors; and the "Continuing Directors" are those individuals who were members of the Fleet Board of Directors prior to the time a Related Person became the beneficial owner of 10% or more of Fleet's voting stock or those individuals designated as Continuing Directors (prior to their initial election as directors) by a majority of the then Continuing Directors. To amend these provisions, a super majority vote (80%) of the Board of Directors, a majority vote of the Continuing Directors and a super majority vote (80%) of the stockholders is required unless the amendment is recommended to the stockholders by a majority of the Board of Directors and not less than 80% of the Continuing Directors, in which event only the vote provided under Rhode Island law is required.

     Directors. The Fleet Restated Articles contain a number of additional provisions which are intended to delay an insurgent's ability to take control of Fleet's Board of Directors, even after an insurgent has obtained majority ownership of the Fleet Common Stock. The Fleet Restated Articles provide for a classified Board of Directors, consisting of three classes of directors serving staggered three-year terms. Directors of Fleet may

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

only be removed for cause and only (a) by a vote of the holders of 80% of the outstanding shares of Fleet stock entitled to vote thereon voting separately as a class at a meeting called for that purpose or (b) by a vote of a majority of the Continuing Directors and a majority of the Board of Directors as constituted at that time. Vacancies on the Board of Directors, whether due to resignation, death, incapacity or an increase in the number of directors, may only be filled by the Board, acting by a vote of 80% of the directors then in office. The Fleet Restated Articles provide that the number of directors of Fleet (exclusive of directors to be elected by the holders of any one or more series of the Preferred Stock voting separately as a class or classes) that shall constitute the Board of Directors shall be 13, unless otherwise determined by resolution adopted by a super majority vote (80%) of the Board of Directors and a majority of the Continuing Directors. Pursuant to such an adopted resolution, the number of directors that may serve is currently fixed at twenty-two, except in the event that quarterly dividends are not paid on non-voting Preferred Stock as described above, and may only be increased by the affirmative vote of 80% of the Board of Directors and a majority of the Continuing Directors. A super majority vote (80%) of the Board of Directors, a majority vote of the Continuing Directors and a super majority vote (80%) of the outstanding shares of Fleet stock entitled to vote thereon voting separately as a class are required to amend any of these provisions.

                       COMPARISON OF STOCKHOLDERS' RIGHTS
                      UNDER RHODE ISLAND AND DELAWARE LAW

GENERAL

     Fleet and NBB are incorporated in Rhode Island and Delaware, respectively. Stockholders of NBB receiving Per Share Stock Consideration in connection with the Merger, whose rights as stockholders are currently governed by the Delaware General Corporation Law ("Delaware Law"), NBB's Certificate of Incorporation (the "NBB Certificate"), and NBB's by-laws (the "NBB By-laws") will, upon consummation of the Merger, automatically become stockholders of Fleet, and their rights will be governed by Rhode Island law, the Fleet Restated Articles and Fleet's by-laws (the "Fleet By-laws"). Although it is impractical to note all of the differences, the following is a summary of certain significant differences between the rights of holders of Fleet Common Stock and those of NBB Common Stock. The following does not purport to be a complete description of the differences between the rights of Fleet and NBB stockholders. Such differences may be determined in full by reference to Rhode Island law, Delaware law, the Fleet Restated Articles, the NBB Certificate and the respective Fleet By-laws and NBB By-laws.

VOTING RIGHTS

     Required Vote For Certain Business Combinations. Both Rhode Island and Delaware law generally require approval of a merger, consolidation, dissolution or sale of all or substantially all of a corporation's assets by the affirmative vote of the holders of a majority of the outstanding shares of the corporation entitled to vote thereon, unless otherwise provided in the corporation's charter. In addition, under Rhode Island law, if any class of stock is entitled to vote separately, approval of the plan of merger or consolidation, dissolution or sale of all or substantially all assets also requires the affirmative vote of the holders of a majority of the shares of each class of stock entitled to vote as a class thereon. Delaware law, absent a charter provision to the contrary, does not require such a class vote.

     Pursuant to Delaware law, unless the corporate charter provides otherwise, no vote of the stockholders of a surviving corporation is required to approve a merger if: (a) the agreement of merger does not amend in any respect, the corporation's charter; (b) each share of the corporation's stock outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of the surviving corporation after the effective date of the merger; and (c) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the number of authorized unissued shares or treasury stock of the surviving corporation's common stock to be issued or delivered under the plan of merger plus the number of shares of common stock into which any other shares, securities or obligations to be issued or delivered in the plan of merger are initially

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

convertible does not exceed 20% of the surviving corporation's common stock outstanding immediately prior to the effective date of the merger.

     Rhode Island law provides that unless the corporate charter provides otherwise, the vote of the stockholders of a surviving corporation is not required to approve a merger if: (a) the plan of merger does not amend the corporation's charter and (b) the number of shares of common stock to be issued or transferred in the merger plus the number of shares of common stock into which any other securities to be issued in the merger are convertible within one year does not exceed one-third of the total combined voting power of all classes of stock then entitled to vote for the election of directors which would be outstanding immediately after the merger.

     No provisions relating to the approval of mergers with unrelated third parties by holders of the respective corporation's common stock are contained in the corporate charters of either Fleet or NBB.

     The Fleet Restated Articles provide that with regard to: (a) the sale, exchange, lease, transfer or other disposition by Fleet or any of its subsidiaries of all or substantially all of its assets or businesses (including, without limitation any securities issued by a subsidiary) to or with a person who is the beneficial owner of 10% or more of Fleet's voting stock or any affiliate of Fleet who within the five years preceding the date on which a binding agreement is entered into by Fleet as authorized by its Board of Directors owned 10% or more of Fleet's outstanding voting stock ("Related Person") or with any affiliate or associate or such Related Person; (b) the purchase, exchange, lease or other acquisition by Fleet or any of its subsidiaries (in a single transaction or series of related transactions) of all, substantially all or a substantial part (as defined in the Fleet Restated Articles) of the assets or businesses of a Related Person or any affiliate or associate of such Related Person; (c) any merger or consolidation of Fleet or any subsidiary thereof into or with a Related Person or any affiliate or associate of a Related Person irrespective of which person is the surviving entity in such merger or consolidation; (d) any reclassification of securities, recapitalization or other transaction (other than redemption in accordance with the terms of the security redeemed) which has the effect, directly or indirectly, of increasing the proportionate amount of voting shares of Fleet or any subsidiary thereof which are beneficially owned by a Related Person, or any partial or complete liquidation, spin-off, split-off or split up of Fleet or any of its subsidiaries if such transaction has not been approved by a majority of the Board of Directors and 80% of the Continuing Directors; or (e) the acquisition upon issuance thereof of beneficial ownership by a Related Person of voting shares or securities convertible into voting shares or any voting securities or securities convertible into voting securities of any subsidiary of Fleet or the acquisition upon the issuance thereof of beneficial ownership by a Related Person of any rights, warrants or options to acquire any of the foregoing or any combination of the foregoing voting shares or voting securities of a subsidiary of Fleet (the transactions described in clauses (a) through (e) are each hereinafter referred to as a "Fleet Business Combination"), if the proposed Fleet Business Combination does not (x) receive the prior approval of 80% of the Board of Directors, (y) receive the approval of 80% of the Continuing Directors and a majority of the Board of Directors and satisfy certain enumerated qualification tests regarding adequacy of price and procedure including solicitation of stockholder approval of the Fleet Business Combination pursuant to a proxy statement complying with the requirements of the Exchange Act which are specified in Fleet's Restated Articles, or (z) receive the affirmative vote of holders of 80% of the outstanding shares entitled to vote thereon to approve a Fleet Business Combination. See "DESCRIPTION OF FLEET CAPITAL STOCK AND WARRANTS -- Selected Provisions in the Fleet Restated Articles".

     The NBB Certificate contains comparable provisions. Pursuant to the NBB Certificate, if a proposed NBB Business Combination (as hereinafter defined) does not satisfy certain enumerated qualification criteria regarding the adequacy of price and procedure or the NBB Business Combination is not approved by the affirmative vote of a majority of NBB's Continuing Directors, then the affirmative vote of holders of 80% of the voting power of the then outstanding shares of capital stock entitled, at the time, to vote in the election of any directors ("NBB Voting Stock") is required to approve a NBB Business Combination involving any person who: (a) beneficially owns more than 10% of the outstanding voting power of the NBB Voting Stock; (b) is an affiliate of NBB and who has at any time within the two year period immediately prior to and including the transaction date been the beneficial owner of 10% or more of the voting power of the then outstanding NBB voting stock; or (c) is the assignee of or has otherwise succeeded to the beneficial ownership

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

of any shares of NBB Voting Stock which were at any time within the two year period immediately prior to and including the transaction date beneficially owned by an Interested Stockholder (as hereinafter defined), if such assignment or succession occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act, and such assignment or succession was not approved by a majority of the Continuing Directors (the persons referred to in clauses (a), (b) and (c) are each hereinafter referred to as an "Interested Stockholder"). A NBB Business Combination means (a) any merger or consolidation of NBB or any subsidiary with any Interested Stockholder or any other corporation or entity which is or after the merger or consolidation would be an affiliate of any Interested Stockholder;
(b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or an affiliate of any Interested Stockholder of any assets of NBB or any subsidiary thereof having an aggregate fair market value of $1,000,000 or more; (c) the issuance or transfer by NBB or any subsidiary (in one transaction or a series of transactions) of any securities of NBB or any subsidiary to any Interested Stockholder or any affiliate of any Interested Stockholder in exchange for cash, securities or other property having an aggregate fair market value of $1,000,000 or more; (d) the adoption of any plan or proposal for the liquidation, dissolution or winding up of NBB proposed by or on behalf of any Interested Stockholder or any affiliate of any Interested Stockholder; or (e) any reclassification of securities (including any reverse stock split) or recapitalization of NBB or any merger or consolidation of NBB with any of its subsidiaries or any other transaction (whether or not with or into or otherwise involving any interested stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of NBB or any subsidiary which is directly or indirectly owned by any Interested Stockholder or any affiliate of any Interested Stockholder. See "-- State Anti-Takeover Statutes".

     Charter and By-Law Amendments. To authorize an amendment to the corporate charter, both Delaware and Rhode Island law generally require the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon. Both Delaware and Rhode Island law also provide for any class of stock or series to vote as a class on the proposed amendment if the amendment would change the number or par value of the aggregate authorized shares of a class. Delaware law also provides for class voting if the amendment would alter or modify the powers, preferences or special rights of the shares of such class to affect such class adversely. Rhode Island law also requires separate class voting if the amendment would, among other things, change the designations, preferences, limitations or relative rights of the class, effect an exchange or create a right of exchange of all or any part of the shares of another class into shares of the class, or create a new class of shares having rights and preferences prior and superior to the shares of the class.

     Rhode Island law generally, and Delaware law, if so provided in the charter, provide that the by-laws of a corporation may be amended by the vote of a majority of the board of directors. The board of directors' authority to adopt, amend or repeal the by-laws of a corporation does not divest nor limit the power of stockholders to adopt, amend or repeal by-laws. Any amendment by the Board of Directors to the by-laws may be subsequently changed by the affirmative vote of holders of a majority of the shares entitled to vote thereon.

     The NBB Certificate provides that any repeal, alteration or amendment to such charter requires the approval of the stockholders subsequent to approval by a majority of the Board of Directors, provided that if at any time within the 60 day period immediately preceding the meeting at which the stockholder vote is to be taken there is an Interested Stockholder, such repeal, alteration or amendment also requires the affirmative vote of a majority of the Continuing Directors then in office prior to approval by the stockholders. The NBB Certificate further provides that any repeal, alteration or amendment to such charter relating to any provision other than the corporate name, purpose, registered office or agent and number of authorized shares requires the affirmative vote of holders of at least two-thirds of the total votes eligible to be cast therefor by stockholders voting together as a single class at a duly constituted meeting of stockholders called expressly for such purpose.

     The NBB Certificate provides that the NBB By-laws may be adopted, amended, altered or repealed by the affirmative vote of a majority of the corporation's directors at a duly constituted meeting of the Board of Directors, provided that if at the time of such action there is an Interested Stockholder, the affirmative vote of a majority of the Continuing Directors then in office shall also be required. Any action by stockholders of NBB

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

to adopt, amend, alter or repeal the NBB By-laws requires the affirmative vote of holders of at least 80% of the total votes eligible to vote thereon, voting together as a single class at a duly constituted meeting of stockholders called expressly for such purpose.

     The Fleet Restated Articles provides that any amendment, alteration, change or repeal of the provisions in such charter relating to directors, business combinations and amendments to the Fleet Restated Articles requires the affirmative vote of 80% of the Board of Directors and a majority of the Continuing Directors and by the holders of 80% or more of the outstanding shares of capital stock entitled to vote generally in the election of directors voting separately as a class.

     The Fleet By-laws provide that such by-laws may be altered, amended, changed or repealed in whole or in part and new By-laws may be adopted in whole or in part only by the affirmative vote of 80% of the Board of Directors and a majority of the Continuing Directors or by an affirmative vote of the stockholders entitled to vote thereon.

     Voting Rights of Preferred Stockholders. The Fleet Restated Articles provide that the affirmative vote of two-thirds of certain series of the outstanding Fleet $1 Par Preferred Stock and the Fleet $20 Par Adjustable Rate Preferred Stock is required to authorize any amendment to the Fleet Restated Articles which would adversely affect such stockholders or create a class or series of stock which has preference over the existing series of stock. The Fleet Restated Articles also provide that, on all matters submitted to a vote of stockholders (including, without limitation, the election of directors), each holder of Junior Preferred Stock shall be entitled to 100 votes for each share of Junior Preferred Stock held. Except as otherwise provided in the Fleet Restated Articles, Fleet By-laws or a certificate of designation, the holders of Junior Preferred Stock are entitled to vote together with the Fleet Common Stock as one class on all matters submitted to a vote of Fleet stockholders.

     The NBB Certificate provides that holders of Series A Preferred Stock are entitled to 100 votes on all matters submitted to a vote of the stockholders of the corporation for each share of Series A Preferred Stock which they hold, subject to adjustment in the event of (i) payment of a common stock dividend in shares of NBB Common Stock or (ii) a decrease in the number of shares of NBB Common Stock outstanding due to a subdivision or combination of outstanding NBB Common Stock into a smaller number of shares. Such holders of Series A Preferred Stock vote together with the holders of shares of Common Stock except as otherwise provided by law or the NBB Certificate.

SPECIAL MEETINGS; CORPORATE ACTION WITHOUT A MEETING

     Special Meetings. Under Delaware law, a special meeting of stockholders may be called by the board of directors or such other persons as are authorized by the certificate of incorporation or by-laws. The NBB Certificate provides that special meetings may be called only by the Chairman of the Board, the President or by the Board of Directors pursuant to resolutions approved by the affirmative vote of a majority of directors, provided that if there is an Interested Stockholder, the affirmative vote of a majority of the Continuing Directors then in office is also required. Additionally, pursuant to the NBB Certificate if dividends payable on the Series A Preferred Stock are in default for six calendar quarters and the holders of the Series A Preferred Stock have not exercised their right to elect two directors to NBB's Board of Directors, the Board may order, or any holder owning in the aggregate not less than 10% of the total number of shares of preferred stock outstanding may request, the calling of a special meeting of holders of preferred stock. Upon such a request, such a meeting shall be called by the President, a Vice President or the Secretary of NBB provided no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of stockholders. The NBB By-laws do not contain any additional provisions relating to the calling of special meetings of stockholders.

     Rhode Island law permits a special meeting of stockholders to be called by the president, board of directors or by the holders of 10% or more of the shares entitled to vote at such meeting, or such other officers or persons specified in the charter or by-laws. The Fleet By-laws permit special meetings of stockholders to be called by the Board of Directors pursuant to resolutions adopted by the majority of the Board, the Chairman of the Board or the president. In addition, the Fleet By-laws require that the Secretary of Fleet must call a

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

special meeting of stockholders upon written request of three or more stockholders holding at least 80% of the outstanding shares of stock of Fleet entitled to vote at such meeting.

     Corporate Action Without a Meeting. Delaware law permits corporate action without a stockholder's meeting, without prior notice and without a vote of stockholders upon receipt of written consent of that number of shares that would be necessary to authorize the proposed corporate action at a meeting at which all shares entitled to vote thereon were present and voting, unless the charter expressly provides otherwise. Prompt notice of the taking of action without a meeting by less than unanimous written consent must be given to all stockholders who have not consented in writing. The NBB Certificate permits corporate action without a meeting of the stockholders only if the written consent of the holders of all of the shares entitled to vote thereon is obtained.

     Except for corporate action relating to a merger or consolidation, acquisition or disposition, Rhode Island law permits corporate action without a meeting if the charter of a corporation authorizes such action and the shareholders consenting to such action would be entitled to cast, at a meeting at which all stockholders entitled to vote thereon were present, at least the minimum number of votes which would be required to take such action. Rhode Island law further provides that corporate action relating to a merger, consolidation, acquisition or disposition may be taken without a meeting if all stockholders entitled to vote thereon consent in writing. The Fleet Restated Articles authorize such action by stockholders if the written consent of stockholders having not less than the minimum percentage of the total vote statutorily required for the proposed corporate action is obtained.

DIVIDENDS

     Under Rhode Island law, the board of directors has the power to declare and pay dividends in cash, property or securities of the corporation unless (a) such corporation is or would be thereby made insolvent or (b) the declaration or payment of such dividend would be contrary to any restrictions contained in the charter. Rhode Island law further provides that no distribution may be made (i) if the corporation would become unable to pay its debts as they become due in the usual course of business or (ii) the corporation's total assets would be less than the sum of its liabilities plus, unless the articles of incorporation permit otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

     Under Delaware law, the directors of a corporation are generally permitted to declare and pay dividends out of surplus or out of net profits for the current and/or preceding fiscal year, provided that such dividends will not reduce capital below the amount of capital represented by all classes of issued and outstanding stock having a preference upon the distribution of assets. Also under Delaware law, a corporation may generally redeem or purchase shares of its stock if such redemption or purchase will not impair the capital of the corporation.

LIQUIDATION

     Pursuant to both Rhode Island and Delaware law, upon the winding up, dissolution or liquidation of a corporation, the stockholders of such corporation are entitled to share in any of the assets distributable to the holders of the respective corporation's stock upon such liquidation, dissolution or winding up in accordance with their respective rights and interests. The Fleet Restated Articles provide that the holders of the Fleet $1 Par Preferred Stock and the Fleet $20 Par Adjustable Rate Preferred Stock are entitled to a preference, prior to any payment to the holders of Fleet Common Stock, upon the liquidation, dissolution or winding up of the corporation.

     Similarly, holders of the NBB Series A Preferred Stock, none of which is issued or outstanding, are entitled to a preference upon liquidation, dissolution or winding up of NBB. Specifically, upon any voluntary liquidation, dissolution or winding up and before any payment or distribution of assets to holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, the holders of such Series A Preferred Stock are entitled to receive an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of (a) $6,000 per share or (b) an aggregate amount per share, subject to adjustment, equal to 100 times the aggregate amount to be distributed per share to holders of NBB Common Stock. Upon any voluntary liquidation, dissolution or winding up, any payments or distribution of assets to holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock shall be made ratably on the Series A Preferred Stock and all such other parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. The Merger Agreement provides that the NBB Board of Directors has approved and will keep in effect an amendment to the Rights Agreement which provides, among other things, that no "Distribution Date", as such term is defined in the Rights Agreement, shall have occurred and, therefore, the Rights shall not have become nonredeemable and the Rights shall not have become exercisable for the capital stock of Fleet upon consummation of the Merger.

APPRAISAL RIGHTS

     Under Delaware law, appraisal rights are available in connection with a statutory merger or consolidation in certain specified situations. Appraisal rights are not available when a corporation is to be the surviving corporation and no vote of its stockholders is required to approve the merger. In addition, unless otherwise provided in the charter, no appraisal rights are available to holders of shares of any class of stock which is either: (a) listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or (b) held of record by more than 2,000 stockholders, unless such stockholders are required by the terms of the merger to accept anything other than: (i) shares of stock of the surviving corporation; (ii) shares of stock of another corporation which are or will be so listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more that 2,000 stockholders; (iii) cash in lieu of fractional shares of such stock; or (iv) any combination thereof. The NBB Certificate has no provisions for appraisal rights. Given that holders of NBB Common Stock will be receiving Warrants and, in certain cases, cash in the Merger, appraisal rights are available to NBB stockholders in connection with the Merger. See "THE MERGER -- Appraisal Rights of Dissenting Stockholders."

     Under Rhode Island law, appraisal rights are available only in connection with (a) a statutory merger or consolidation (unless the corporation is to be the surviving corporation and no vote of its stockholders is required to approve the merger); (b) acquisitions which require shareholder approval; and (c) sales or exchanges of all or substantially all of the property and assets of a corporation in a transaction requiring stockholder approval. In addition, unless otherwise provided in the charter, no appraisal rights are available to holders of shares of any class of stock which, as of the date fixed to determine the stockholders entitled to receive notice of the proposed transaction, are (i) registered on a national securities exchange or included as national market securities in the National Association of Securities Dealer's automated quotation system or (ii) held of record by not less than 2,000 stockholders. There are no provisions in the Fleet Restated Articles providing for appraisal rights.

PROVISIONS RELATING TO DIRECTORS AND OFFICERS

     Number of Directors. Under both Rhode Island and Delaware law a corporation must have a board of directors consisting of at least one director. The Fleet Restated Articles provide that the Board of Directors shall consist of 13 members (exclusive of directors to be elected by holders of any one or more series or classes of the Preferred Stock voting separately as a class or classes) unless otherwise determined from time to time by resolution adopted by a super majority (80%) vote of the Board of Directors and a majority of the Continuing Directors. Pursuant to such an adopted resolution, the number of directors that may serve is currently fixed at twenty-two. The NBB Certificate provides that the number of directors shall be fixed by the NBB By-laws; the NBB By-laws provide that the Board of Directors shall fix the number of directors by resolution duly adopted by the Board, provided that if at the time of such action there is an Interested

Stockholder, such action shall require a majority vote of the Continuing Directors then in office. Pursuant to a duly adopted resolution, the number of directors that may serve is currently fixed at six.

     Classification. Rhode Island and Delaware law both permit classification of the board of directors if the corporate charter so provides. Delaware law also permits classification of directors if an initial by-law so provides, or by by-law adopted by a vote of the stockholders. The charter and by-laws of both Fleet and NBB provide for classification of the Board into three classes as nearly equal in number as possible, with one class being elected annually.

     Cumulative Voting. Both Delaware and Rhode Island law permit cumulative voting for the election of directors, if the corporate charter provides for cumulative voting. The charter of neither Fleet nor NBB provides for cumulative voting for the election of directors.

     Class Voting. Under Delaware and Rhode Island law, a corporation's charter may confer upon holders of any class or series of stock the right to elect one or more directors to serve for such term and to have such voting powers as may be specified therein. The terms of office and voting powers of directors elected in the manner so provided in the charter may be either greater or less than those of any other director or class of directors. The Fleet Restated Articles and the NBB Certificate permit class voting by holders of preferred stock only in the event of certain dividend arrearages. See "-- Rights of Preferred Stockholders to Elect Directors".

     Stockholder Nominations. The holders of Fleet Common Stock may nominate individuals for election to the Board of Directors of Fleet. The procedure pursuant to which such nomination must occur is set forth in the Fleet By-laws. The Fleet By-laws specify that nominations of persons for election as director may be made at a meeting of stockholders by or at the direction of the board of directors, or by any holder of stock entitled to vote thereon who complies with the requisite notice procedure. The notice procedure requires that a stockholder's nomination of a person for election as a director must be made in writing and received by the Secretary of Fleet not less than 30 days prior to the date of the meeting of stockholders, provided, however, that if fewer than 40 days notice or prior public disclosure of the date of the meeting is given to stockholders, the stockholder's nomination notice must be received not later than the close of business on the seventh day following the first to occur of the publication or mailing of the notice of the meeting date. The Fleet By-laws set forth specific requirements as to the content of the nomination notice.

     Similarly, the NBB By-laws set forth procedures that must be followed for stockholders to nominate individuals to the Board of Directors. The NBB By-laws provide that any holder of record (both as of the time notice of such nomination is given by the stockholder and as of the record date for the annual meeting in question) of NBB's capital stock entitled to vote for the election of directors who complies with the notice procedures specified in the NBB By-laws may nominate candidates for election as directors. The NBB By-laws require that stockholder nominations of persons for election as director must be made in writing and received at NBB's principal executive offices not less than 60 nor more than 150 days prior to the scheduled date of the annual stockholder meeting regardless of postponements, deferrals or adjournments of that meeting to a later date; provided, however, that if less than 70 days' notice or prior public disclosure of the date of the scheduled annual meeting is given or made, notice by the stockholder will be deemed to be timely if received by NBB not later than the 10th day following the earlier of (a) the day on which notice of the date of the scheduled annual meeting was mailed; or (b) the day on which public disclosure was made.

     Rights of Preferred Stockholders to Elect Directors. Pursuant to the Fleet Restated Articles, the number of directors on Fleet's Board of Directors will increase and holders of certain series of outstanding Fleet $1 Par Preferred Stock and the Fleet $20 Par Adjustable Rate Preferred Stock will be entitled (without duplication of any increase made pursuant to the terms of any other series of outstanding Fleet Preferred Stock) as a single class to elect such additional directors if, at the time of an annual meeting of Fleet, dividends on such series of preferred stock are in default as a result of not having been paid or declared and a sum sufficient for the payment thereof irrevocably set aside in trust for the holders of such shares for six calendar quarters. The directors so elected by the holders of the series or class of Preferred Stock upon which the dividend payment is in default will hold such positions for the full term for which they shall have been elected, notwithstanding that prior to the end of such term a default in preference dividends shall cease to exist.

     Pursuant to the NBB Certificate, if dividends payable on the Series A Preferred Stock are in default for six calendar quarters, the holders of Series A Preferred Stock have the right to call a special meeting (or, if such holders desire, to cause an election at an annual meeting) and elect two directors to NBB's Board of Directors who shall serve until the dividends in default are paid or duly provided for.

     Removal. Under Delaware law, any director or the entire board of directors of a corporation may be removed, with or without cause, by the holders of a majority of the shares then entitled to elect directors. In the case of a corporation whose board is classified, stockholders may effect such removal only for cause unless the charter provides otherwise. In the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or if there are classes of directors, at an election of the class of directors of which he is a part. Under Rhode Island law, a director may be removed by the stockholders without cause, if the charter or by-laws so provide but, in the case of a corporation permitting cumulative voting for the election of directors, only if the number of shares voted against removal would not be sufficient to elect the director if voted cumulatively. For a discussion of provisions regarding the removal of directors in the Fleet Restated Articles, see "DESCRIPTION OF FLEET CAPITAL STOCK AND
WARRANTS -- Selected Provisions in the Fleet Restated Articles". The NBB Certificate provides that, subject to the rights of any class or series of preferred stock to elect directors, any director may be removed from office only with cause and by the affirmative vote of (a) at least 80% of the total votes which would be eligible to be cast by stockholders in the election of such director at a duly constituted meeting of stockholders called expressly for such purpose (the director whose removal is being considered at such meeting being entitled to at least 30 days' written notice of such meeting), or (b) a majority of the directors then in office, unless at the time of such removal there is an Interested Stockholder, in which case the affirmative vote of a majority of the Continuing Directors then in office shall also be required.

DERIVATIVE SUITS

     Under both Rhode Island and Delaware law, stockholders may bring suits on behalf of the corporation to enforce the rights of a corporation. Under both Rhode Island and Delaware law, a person may institute and maintain a suit only if such person was a stockholder at the time of the transaction which is the subject of the suit. Under Rhode Island law, upon final judgment and a finding that the commencement of a derivative action by a stockholder was without reasonable cause, a court may require the plaintiff(s) to pay to the parties named as defendant(s) the reasonable expenses including legal fees incurred by them in defense of such action.

     Additionally, under Delaware law, the plaintiff generally must be a stockholder not only at the time of the transaction which is the subject of the action but also throughout the duration of the derivative suit. Delaware law also requires that the derivative plaintiff make demand on the directors of the corporation to assert the corporate claim unless such demand would be futile before the suit may be prosecuted by the derivative plaintiff.

CONFLICT OF INTEREST TRANSACTIONS

     Both Rhode Island and Delaware law provide that contracts or other transactions between a corporation and one or more of its directors or officers or between a corporation and any other corporation or other entity with respect to which any of the corporation's directors or officers are directors, officers or financially interested persons, are permitted if: (a) the material facts as to the contract or transaction and the director's relationship or interest are disclosed to the board of directors or committee and the board of directors or committee authorizes the contract in good faith by the affirmative vote of a majority of disinterested directors (even though less than a quorum); (b) if the material facts as to the contract or transaction and the director's relationship or interest are disclosed to the stockholders entitled to vote thereon and it is approved in good faith by vote of the stockholders, or (c) if the contract or transaction is fair and reasonable as to the corporation as of the time it is approved by the board of directors, a committee, or the stockholders. Neither the Fleet Restated Articles or Fleet By-Laws nor the NBB Certificate or NBB By-Laws contain additional provisions governing transactions involving interested directors.

STATE ANTI-TAKEOVER STATUTES

     Pursuant to Delaware law, a corporation shall not engage in any business combination with an interested stockholder (generally defined as the holder of 15% or more of the corporation's voting stock) for a period of three years following the date that such stockholder became an interested stockholder, unless (a) the board of directors approved either the business combination or transaction prior to the date that the interested stockholder became an interested stockholder; (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (i) any persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (c) on or subsequent to the date the stockholder became an interested stockholder, the board of directors approved the transaction and the stockholders approved the transaction, not by written consent, but at an annual or special meeting of shareholders, with an affirmative vote of two-thirds of the outstanding voting stock, excluding any stock owned by the interested stockholder. The restrictions prescribed by the statute will not be applicable if (a) a corporation's charter or by-laws contain a provision expressly providing that the corporation shall not be subject to such statutory restrictions; (b) if the corporation does not have a class of voting stock that is (i) listed on a national securities exchange; (ii) authorized for quotation on an inter-dealer quotation system of a registered national securities association; or (iii) held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken directly or indirectly by an interested stockholder or from a transaction in which a person becomes an interested stockholder; or (c) a stockholder becomes an interested stockholder inadvertently and divests sufficient shares so that the stockholder ceases to be an interested stockholder and would not at any time during the three year period immediately prior to a business combination between the corporation and the interested stockholder have been an interested stockholder but for the inadvertent acquisition; or (d) the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or required notice to interested stockholders of a proposed transaction: (i) involving (A) a merger or consolidation (except a merger in respect of which no vote of the stockholders of the corporation is required);
(B) a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of the corporation or of any direct or indirect majority-owned subsidiary of the corporation having an aggregate market value equal to 50% or more of either the aggregate market value of all the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; or (C) a proposed tender offer or exchange offer for 50% or more of the outstanding voting stock of the corporation; (ii) is with or by a person who either was not an interested stockholder during the previous 3 years or who became an interested stockholder with the approval of the corporation's board of directors; and (iii) is approved or not opposed by a majority of the members of the board of directors who were directors prior to any person becoming an interested stockholder during the previous 3 years or were recommended for election or elected to succeed such directors by a majority of directors. Neither the NBB Certificate nor the NBB By-Laws contain any provision expressly providing that the corporation will not be subject to the restrictions prescribed by the statute. See "-- Voting Rights -- Required Vote for Certain Business Combinations".

     Pursuant to Rhode Island law, a corporation shall not engage in any business combination with an interested stockholder (generally defined as the beneficial owner of 10% or more of the corporation's outstanding voting stock or an affiliate of the corporation who within five years prior to the date in question was the beneficial owner of 10% or more of the corporation's outstanding voting stock) for a period of five years following the date the stockholder became an interested stockholder unless either (a) the board of directors of the corporation approved the business combination or transaction prior to the date the stockholder became an interested stockholder; (b) holders of two-thirds of the outstanding voting stock, excluding any stock owned by the interested stockholder or any affiliate or associate of the interested stockholder, have approved the business combination at a meeting called for such purpose no earlier than five years after the interested stockholder's stock acquisition date; or (c) the business combination meets each of the following conditions: (i) the nature, form and adequacy of the consideration to be received by the corporation's stockholders in the business combination transaction satisfies certain specific enumerated criteria; (ii) the holders of all the outstanding shares of stock of the corporation not beneficially owned by the interested stockholder are entitled to receive the specified consideration in the business combination transaction; and (iii) the interested stockholder shall not acquire additional shares of voting stock of the corporation except in certain specifically identified transactions.

     The restrictions prescribed by the statute will not be applicable to any business combination (a) involving a corporation that does not have a class of voting stock registered under the Exchange Act, unless the charter provides otherwise; (b) involving a corporation which did not have a class of voting stock registered under the Exchange Act at the time corporation's charter was amended to provide that the corporation shall be subject to the statutory restriction provisions and the interested stockholder's stock acquisition date is prior to the effective date of the charter amendment; (c) involving a corporation whose original charter contains a provision expressly electing not to be subject to the statutory restrictions or which adopted an amendment expressly electing not to be subject to the statutory restrictions either to its by-laws prior to March 31, 1991 or to its charter if such charter amendment is approved by the affirmative vote of holders, other than the interested stockholders, and their affiliates and associates, of two-thirds of the outstanding voting stock, excluding the voting stock of the interested stockholders; provided, that the amendment to the charter shall not be effective until 12 months after the vote of the stockholders and shall not apply to any business combination of the corporation with an interested stockholder whose stock acquisition date is on or prior to the effective date of the amendment; or
(d) involving a corporation with an interested stockholder who became an interested stockholder inadvertently, if the interested stockholder divests itself of such number of shares so that it is no longer the beneficial owner of 10% of the outstanding voting stock and, but for such inadvertent ownership, was not an interested stockholder within the five-year period preceding the announcement of the business combination. Neither the Fleet Restated Articles nor the original Fleet charter contain any provisions expressly relating to the non-applicability of the statute.

                     COMPARATIVE STOCK PRICES AND DIVIDENDS

     Fleet.  Fleet Common Stock is listed on the Stock Exchange under the symbol
FLT. The following table sets forth the high and low sales prices for Fleet
Common Stock as reported on the New York Stock Exchange Composite Tape, and the cash dividends declared, for the calendar periods indicated.

                                                                  PRICE              CASH
                                                            ----------------       DIVIDENDS
     YEAR                                                   HIGH         LOW       DECLARED
     ----                                                   ----         ---       ---------
     1991
       First Quarter.....................................  $18.000     $ 9.625       $.200
       Second Quarter....................................   25.875      15.500        .200
       Third Quarter.....................................   26.250      21.500        .200
       Fourth Quarter....................................   25.500      20.125        .200

     1992
       First Quarter.....................................  $30.750     $24.250       $.200
       Second Quarter....................................   31.000      26.750        .200
       Third Quarter.....................................   30.875      25.750        .200
       Fourth Quarter....................................   33.875      27.500        .225

     1993
       First Quarter.....................................  $37.875     $30.250       $.225
       Second Quarter....................................   37.625      28.250        .250
       Third Quarter.....................................   35.500      30.375        .250
       Fourth Quarter....................................   35.625      29.500        .300

                                                                  PRICE              CASH
                                                           -------------------     DIVIDENDS
                             YEAR                           HIGH         LOW       DECLARED
     ----------------------------------------------------  -------     -------     ---------
     1994
       First Quarter.....................................  $38.000     $31.750       $.300
       Second Quarter....................................   41.375      34.375        .350
       Third Quarter.....................................   40.500      34.875        .350
       Fourth Quarter (through October 21, 1994).........   38.375      32.750        .400

     NBB. NBB Common Stock is listed on the Stock Exchange under the symbol NBB. The following table sets forth the high and low sales prices for NBB Common Stock as reported on the New York Stock Exchange Composite Tape, and the cash dividends declared, for the calendar periods indicated.

                                                                  PRICE              CASH
                                                           -------------------     DIVIDENDS
                             YEAR                           HIGH         LOW       DECLARED
     ----------------------------------------------------  -------     -------     ---------
     1991
       First Quarter.....................................  $12.250     $ 7.875       $ .16
       Second Quarter....................................   11.750      10.250         .16
       Third Quarter.....................................   13.500      10.250         .16
       Fourth Quarter....................................   15.125      11.625         .16
     1992
       First Quarter.....................................  $19.125     $14.375       $ .18
       Second Quarter....................................   20.375      17.625         .21
       Third Quarter.....................................   21.625      18.250         .21
       Fourth Quarter....................................   29.500      19.500         .24
     1993
       First Quarter.....................................  $31.750     $25.250       $ .24
       Second Quarter....................................   31.000      25.750         .26
       Third Quarter.....................................   38.625      28.875         .26
       Fourth Quarter....................................   41.250      33.500         .28
     1994
       First Quarter.....................................  $43.875     $35.000       $ .30
       Second Quarter....................................   49.000      38.500         .30
       Third Quarter.....................................   48.000      46.750         .30
       Fourth Quarter (through October 21, 1994).........   48.125      47.750         .30

     On October 21, 1994, the closing sales price for Fleet Common Stock as reported on the New York Stock Exchange Composite Tape was $34.250 per share and the closing sales price for NBB Common Stock as reported on the New York Stock Exchange Composite Tape was $47.750 per share. On May 6, 1994, the last full trading day prior to the announcement of the proposed Merger, the closing sales price of Fleet Common Stock as so reported was $36.875 per share, and the closing sales price of NBB Common Stock as so reported was $48.125 per share.

                                    EXPERTS

     The consolidated financial statements of Fleet appearing in Fleet's 1993 Annual Report to Stockholders and incorporated by reference in Fleet's 1993 Annual Report on Form 10-K for the year ended December 31, 1993, incorporated by reference herein (and elsewhere in the Registration Statement) have been incorporated by reference herein (and elsewhere in the Registration Statement) in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of NBB appearing in NBB's Annual Report on Form 10-K for the year ended December 31, 1993 incorporated by reference herein (and elsewhere in the Registration Statement) have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1993, consolidated financial statements refers to a change in NBB's method of accounting for securities and income taxes.

                                 LEGAL OPINIONS

     The legality of the shares of Fleet Common Stock to be issued to the NBB stockholders pursuant to the Merger, the Warrants and Warrant Shares and certain other legal matters in connection with the Merger, will be passed upon by Edwards & Angell, 2700 Hospital Trust Tower, Providence, Rhode Island 02903. V. Duncan Johnson, a partner of Edwards & Angell, is a director of Fleet-RI, Fleet-CT and the Surviving Bank and beneficially owns 4,052 shares of Fleet Common Stock. Edwards & Angell has from time to time acted as counsel in advising NBB and its affiliates with respect to certain regulatory and labor matters and in connection with various transactions. Edwards & Angell did not act as counsel to NBB or its affiliates with respect to the Merger or any transaction in connection therewith.

     The Merger Agreement provides as a condition to NBB's obligation to consummate the Merger, except if the Alternative Merger is to be consummated, that it receive the opinion of Goodwin, Procter & Hoar, Boston, Massachusetts, substantially to the effect that the Merger will constitute a "reorganization" under Section 368(a) of the Code and Fleet and NBB will be a party to the reorganization within Section 368(b) of the Code. Goodwin, Procter & Hoar, counsel to NBB, has from time to time acted as counsel in advising Fleet and its affiliates with respect to certain regulatory matters and in connection with various transactions. Goodwin, Procter & Hoar did not act as counsel to Fleet or its affiliates in regard to the Merger or any transaction in connection therewith.

                            SOLICITATION OF PROXIES

     The cost of solicitation of proxies from NBB stockholders, including the cost of reimbursing brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy statements to their principals, will be borne by Fleet. Fleet will not seek reimbursement from NBB of such costs. Morrow & Co. has been retained by NBB to assist in the solicitation of proxies and will be compensated in the estimated amount of $7,500 plus reasonable out-of-pocket expenses. In addition to such solicitation and solicitation by use of the mails, solicitation may be made in person or by telephone or telegraph by certain directors, officers and regular employees of NBB who will not receive additional compensation therefor. Fleet and NBB estimate the total cost to solicit proxies to be $16,000, of which $6,000 has been incurred through October 21, 1994.

                             STOCKHOLDER PROPOSALS

     NBB intends to hold an annual meeting of stockholders in 1995 only if the Merger is not consummated on or before May 31, 1995. To the extent that an annual meeting of stockholders in 1995 is scheduled, NBB will inform its stockholders of the date by which proposals of stockholders intended to be presented at such an annual meeting must be received in writing by NBB in order to be included in the proxy statement and form of proxy relating to such meeting. The NBB By-laws provide that notice of any director nominations or new business submitted by stockholders (which notice must satisfy the informational requirements set forth in the NBB By-laws) must be filed with the Secretary of NBB at least 60 days, but not more than 150 days, prior to the scheduled annual meetings of stockholders, regardless of any postponements, deferrals or adjournments to a later date (except that if less than 70 days' notice or prior public disclosure of the date of the scheduled annual meeting is given or made, notice by the stockholder to be timely must be so delivered or received not later than the close of business on the 10th day following the earlier of (a) the day on which such notice of the date of the scheduled annual meeting was mailed or (b) the day on which public disclosure was made), in order to be acted upon at an annual meeting, and that no other nominations or proposals by stockholders shall be acted upon at an annual meeting. Any such proposal or nomination should be mailed to NBB Bancorp, Inc., 174 Union Street, New Bedford, Massachusetts 02740, Attention: Secretary.

                                                                       EXHIBIT A

                                                            AMENDED AND RESTATED
                                                           AS OF AUGUST 26, 1994

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                          FLEET FINANCIAL GROUP, INC.

                                      AND

                               NBB BANCORP, INC.

                            DATED AS OF MAY 9, 1994

                                        TABLE OF CONTENTS

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ARTICLE I............................................................................    A-5
THE MERGER...........................................................................    A-5
     1.01  ..........................................................................    A-5
           (a) The Merger............................................................    A-5
           (b) Alternative Merger....................................................    A-5
           (c) Terminology...........................................................    A-5
     1.02  Effective Time............................................................    A-6
     1.03  Effects of the Merger.....................................................    A-6
     1.04  Conversion of Company Common Stock........................................    A-6
     1.05  Dissenters' Rights........................................................    A-8
     1.06  Options...................................................................    A-8
     1.07  Rights....................................................................    A-9
     1.08  ESOP......................................................................    A-9
     1.09  Articles of Incorporation.................................................    A-9
     1.10  By-Laws...................................................................    A-9
     1.11  Directors and Officers....................................................    A-9
     1.12  Tax Consequences..........................................................   A-10
     1.13  Conversion of Merger Subsidiary Common Stock..............................   A-10
ARTICLE II...........................................................................   A-10
EXCHANGE OF SHARES...................................................................   A-10
     2.01  Parent to Make Shares and Cash Available..................................   A-10
     2.02  Election and Exchange Procedures..........................................   A-10
ARTICLE III..........................................................................   A-12
REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................................   A-12
     3.01  Corporate Organization....................................................   A-12
     3.02  Capitalization............................................................   A-13
     3.03  Authority; No Violation...................................................   A-14
     3.04  Consents and Approvals....................................................   A-15
     3.05  Loan Portfolio............................................................   A-15
     3.06  Financial Statements......................................................   A-15
     3.07  Broker's Fees.............................................................   A-16
     3.08  Absence of Certain Changes or Events......................................   A-16
     3.09  Legal Proceedings.........................................................   A-16
     3.10  Taxes and Tax Returns.....................................................   A-16
     3.11  Employees.................................................................   A-17
     3.12  SEC Reports...............................................................   A-17
     3.13  Company Information.......................................................   A-18
     3.14  Compliance with Applicable Law............................................   A-18
     3.15  Certain Contracts.........................................................   A-18
     3.16  Agreements with Regulatory Agencies.......................................   A-18
     3.17  Investment Securities.....................................................   A-18
     3.18  Environmental Matters.....................................................   A-18
     3.19  Assistance Agreements.....................................................   A-19
     3.20  Properties................................................................   A-19
     3.21  Insurance.................................................................   A-19
     3.22  Material Interests of Certain Persons.....................................   A-19

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

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     3.23  Regulatory Approvals......................................................   A-19
ARTICLE IV...........................................................................   A-20
REPRESENTATIONS AND WARRANTIES OF PARENT.............................................   A-20
     4.01  Corporate Organization....................................................   A-20
     4.02  Capitalization............................................................   A-20
     4.03  Authority; No Violation...................................................   A-21
     4.04  Consents and Approvals....................................................   A-22
     4.05  Financial Statements......................................................   A-22
     4.06  Broker's Fees.............................................................   A-22
     4.07  Absence of Certain Changes or Events......................................   A-23
     4.08  Legal Proceedings.........................................................   A-23
     4.09  SEC Reports...............................................................   A-23
     4.10  Parent and Merger Subsidiary Information..................................   A-23
     4.11  Compliance with Applicable Law............................................   A-23
     4.12  Ownership of Company Common Stock; Affiliates and Associates..............   A-23
     4.13  Agreements with Regulatory Agencies.......................................   A-23
     4.14  Regulatory Approvals......................................................   A-24
ARTICLE V............................................................................   A-24
COVENANTS RELATING TO CONDUCT OF BUSINESS............................................   A-24
     5.01  Covenants of the Company..................................................   A-24
     5.02  No Solicitation...........................................................   A-26
     5.03  Covenants of Parent.......................................................   A-26
ARTICLE VI...........................................................................   A-26
ADDITIONAL AGREEMENTS................................................................   A-26
     6.01  Regulatory Matters........................................................   A-26
     6.02  Access to Information.....................................................   A-27
     6.03  Shareholder Meeting.......................................................   A-28
     6.04  Legal Conditions to Merger................................................   A-28
     6.05  Restrictions on Resale....................................................   A-29
     6.06  Stock Exchange Listing....................................................   A-29
     6.07  Employee Benefit Plans....................................................   A-29
     6.08  Employee Termination And Other Benefits...................................   A-29
     6.09  Indemnification; Directors' and Officers' Insurance.......................   A-30
     6.10  Subsequent Interim and Annual Financial Statements........................   A-31
     6.11  Additional Agreements.....................................................   A-31
     6.12  Disclosure Supplements....................................................   A-31
     6.13  Current Information.......................................................   A-31
     6.14  ALCO Management...........................................................   A-32
     6.15  Execution and Authorization of Bank Merger Agreement......................   A-32
     6.16  Organization of Merger Subsidiary.........................................   A-32
ARTICLE VII..........................................................................   A-33
CONDITIONS PRECEDENT.................................................................   A-33
     7.01  Conditions to Each Party's Obligation to Effect the Merger................   A-33
           (a) Shareholder Approval..................................................   A-33
           (b) Stock Exchange Listing................................................   A-33
           (c) Other Approvals.......................................................   A-33
           (d) S-4...................................................................   A-33
           (e) No Injunctions or Restraints; Illegality..............................   A-33

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

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     7.02  Conditions to Obligations of Parent and Merger Subsidiary.................   A-33
           (a) Representations and Warranties........................................   A-33
           (b) Performance of Obligations of the Company.............................   A-33
           (c) Consents Under Agreements.............................................   A-33
           (d) Legal Opinion.........................................................   A-34
           (e) Accountant's Letter...................................................   A-34
     7.03  Conditions to Obligations of the Company..................................   A-34
           (a) Representations and Warranties........................................   A-34
           (b) Performance of Obligations............................................   A-34
           (c) Consents Under Agreements.............................................   A-34
           (d) Federal Tax Opinion...................................................   A-34
           (e) Legal Opinion.........................................................   A-35
           (f) Opinion of Financial Advisor..........................................   A-35
ARTICLE VIII.........................................................................   A-35
TERMINATION AND AMENDMENT............................................................   A-35
     8.01  Termination...............................................................   A-35
     8.02  Effect of Termination; Expenses...........................................   A-36
     8.03  Amendment.................................................................   A-37
     8.04  Extension; Waiver.........................................................   A-37
ARTICLE IX...........................................................................   A-37
GENERAL PROVISIONS...................................................................   A-37
     9.01  Closing...................................................................   A-37
     9.02  Non-Survival of Representations, Warranties and Agreements................   A-37
     9.03  Expenses..................................................................   A-38
     9.04  Notices...................................................................   A-38
     9.05  Interpretation............................................................   A-38
     9.06  Counterparts..............................................................   A-38
     9.07  Entire Agreement..........................................................   A-38
     9.08  Governing Law.............................................................   A-39
     9.09  Jurisdiction and Venue....................................................   A-39
     9.10  Enforcement of Agreement..................................................   A-39
     9.11  Severability..............................................................   A-39
     9.12  Publicity.................................................................   A-39
     9.13  Assignment................................................................   A-39

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of May 9, 1994, as amended and restated as of August 26, 1994 by and between NBB BANCORP, INC., a Delaware corporation (the "Company") and FLEET FINANCIAL GROUP, INC., a Rhode Island corporation ("Parent").

     WHEREAS, the Board of Directors of Parent and the Company have determined that it is in the best interests of their respective companies and their stockholders to consummate a business combination transaction provided for herein in which (i) except under the circumstances set forth in Section 1.04(a) of this Agreement, the Company will, subject to the terms and conditions set forth herein, merge with and into Parent, with Parent as the surviving corporation or (ii) under the circumstances set forth in Section 1.04(a) of this Agreement, Parent will organize a wholly-owned subsidiary of Parent as a Delaware corporation ("Merger Subsidiary") which, subject to the terms and conditions set forth herein, will merge with and into the Company (the "Alternative Merger") (the term "Merger" referring to the transaction described in (i) or (ii) above, whichever is to be consummated); and

     WHEREAS, Parent will cause Merger Subsidiary to become a party to this Agreement prior to the mailing of the Proxy Statement (as hereinafter defined) to be sent to stockholders of the Company to seek their approval of this Agreement; and

     WHEREAS, as soon as practicable after the execution and delivery of this Agreement, Fleet Bank of Massachusetts, N.A., a national banking association and an indirect wholly-owned subsidiary of Parent ("Massachusetts Bank," and sometimes referred to herein as the "Surviving Bank"), and New Bedford Institution for Savings, a Massachusetts savings bank and a wholly-owned subsidiary of the Company (the "Bank"), will enter into a Bank Agreement and Plan of Merger (the "Bank Merger Agreement"), providing for the merger (the "Bank Merger") of the Bank with and into Massachusetts Bank; and

     WHEREAS, Parent, promptly following the consummation of the Merger, intends to cause (i) if the Alternative Merger is consummated, the merger of the Company with and into Parent, (ii) the sale of certain assets and liabilities of the Bank in exchange for cash and (iii) the Bank Merger to be consummated.

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.01 (a) THE MERGER. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the "DGCL") and the Rhode Island Business Corporation Law (the "RIBCL"), at the Effective Time (as defined in Section 1.02 hereof), unless the Alternative Merger is consummated pursuant to Sections 1.01(b) and 1.04(a)), the Company shall merge with and into Parent. Except in the event that the Alternative Merger is consummated, Parent shall be the surviving corporation in the Merger, shall continue its corporate existence under the laws of the State of Rhode Island under the name of Fleet Financial Group, Inc. and upon consummation of the Merger, the separate corporate existence of the Company shall terminate.

     (b) ALTERNATIVE MERGER. If the Alternative Merger is consummated pursuant to Section 1.04(a), then, subject to the terms and conditions of this Agreement, in accordance with the DGCL, at the Effective Time (as defined in Section 1.02 hereof), Merger Subsidiary shall merge with and into the Company. The Company shall be the surviving corporation in the Alternative Merger and shall continue its corporate existence under the laws of the State of Delaware under the name NBB Bancorp, Inc. Upon consummation of the Alternative Merger, the separate corporate existence of Merger Subsidiary shall terminate.

     (c) TERMINOLOGY. As used in this Agreement, the term "Merger" means the Merger or the Alternative Merger, whichever is to be consummated. As used in this Agreement, the term "Surviving Corporation" means Parent, if the Merger is to be consummated, and the Company, if the Alternative Merger is to be consummated.

     1.02 EFFECTIVE TIME. Except in the event that the Alternative Merger is consummated, the Merger shall become effective as set forth in the certificate of merger (the "Certificate of Merger") which shall be filed with the Secretary of State of the State of Delaware (the "Delaware Secretary") and the articles of merger (the "Articles of Merger") which shall be filed with the Secretary of State of the State of Rhode Island (the "Rhode Island Secretary"), in each case on the Closing Date (as defined in Section 9.01 hereof). If the Alternative Merger is consummated, the Merger shall become effective as set forth in the Certificate of Merger which shall be filed with the Delaware Secretary on the Closing Date. The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Certificate of Merger and, except in the event that the Alternative Merger is consummated, the Articles of Merger.

     1.03 EFFECTS OF THE MERGER. At and after the Effective Time, the Merger shall have the effects set forth in Sections 259 and 261 of the DGCL and, except in the event that the Alternative Merger is consummated, Section 7-1.1-69 of the RIBCL.

     1.04 CONVERSION OF COMPANY COMMON STOCK.

     (a) At the Effective Time, subject to Sections 2.02(b) and (d) hereof, each share of the common stock, par value $0.10 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time and all rights attached thereto (other than shares of Company Common Stock (x) held in the Company's treasury, (y) held directly or indirectly by Parent or the Company or any of their respective Subsidiaries (as defined below) (except for Trust Account Shares and DPC Shares (as such terms are defined in Section 1.04(c) hereof)) or (z) which are Dissenting Shares (as such term is defined in Section 1.05 hereof) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for the right to receive (i) the number of Warrants (as defined in Section 1.04(d)) determined in accordance with Section 1.04(d) and (ii) at the election of the holder thereof as provided in Section 2.02, either:

          (x) a number of shares of the common stock of Parent, par value $1.00 per share (the "Parent Common Stock") (together with the number of Parent Rights (as defined in Section 4.02(a) hereof) associated therewith), rounded to the nearest thousandth of a share, determined by dividing the Merger Consideration, as defined below, by the Average Closing Price, as defined below (the "Per Share Stock Consideration"), or

          (y) cash in the amount of the Merger Consideration, as defined below (the "Per Share Cash Consideration"),

provided, that, the aggregate number of shares of Parent Common Stock that shall be issued in the Merger pursuant to Section 1.04(a)(ii)(x) shall be equal to the "Aggregate Parent Stock Amount" as defined below. Accordingly, consideration pursuant to Section 1.04(a)(ii)(y) shall be available to holders of Company Common Stock only to the extent the consideration pursuant to Section 1.04(a)(ii)(x) is not sufficient to pay the entire consideration due under
Section 1.04(a)(ii).

     The "Merger Consideration" shall be equal to $48.50, provided, however, that in the event that the Effective Time has not occurred on or prior to March 31, 1995, this amount shall be increased at the rate of $0.25 per share per month for each full month (prorated on a daily basis for each partial month) thereafter until the Effective Time. The "Average Closing Price" shall mean the average closing sale price per share of Parent Common Stock on the New York Stock Exchange (the "Stock Exchange") (as reported by the Wall Street Journal or, if not reported thereby, another authoritative source), for the 10 consecutive Stock Exchange trading days ending on and including the fifth trading day immediately preceding (but not including) the Effective Time.

     Notwithstanding the foregoing, if the Average Closing Price is equal to or less than $29.50, then the consideration payable pursuant to Section 1.04(a)(ii) shall consist solely of cash in the amount of the Per Share Cash Consideration, provided that Parent may, at its option, pay part of such consideration in the form of Parent Common Stock valued at the Average Closing Price up to the number of shares which Parent previously repurchased to be used in payment of the Merger Consideration under Section 1.04(a)(ii)(x). If the Average Closing Price is equal to or less than $29.50, Parent shall provide a written notice (the "Parent Notice") to the Company no later than 5:00 p.m. on the first business day following the last Stock Exchange trading day of the period during which the Average Closing Price is calculated, indicating its calculation of the Average Closing Price and specifying the number of shares of Parent Common Stock, if any, which Parent has elected to use to pay part of the consideration pursuant to Section 1.04(a)(ii). The Company in turn shall notify Parent no later than 5:00 p.m. on the first business day following receipt of the Parent Notice as to whether the Company has been advised by its counsel that such counsel would be able, under the applicable law, to deliver to the Company an opinion, in form and substance reasonably satisfactory to Parent and its counsel (the "Tax Opinion") that, if the Merger were to be consummated using the number of shares of Parent Common Stock specified in the Parent Notice (and assuming no decline in the fair market value of Parent Common Stock between the date of the Parent Notice and the Effective Time), for federal income tax purposes the Merger would constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). If counsel has advised the Company that it is unable to deliver the Tax Opinion, then Parent, the Company and Merger Subsidiary agree to consummate the Alternative Merger and Parent shall (x) pay the consideration payable pursuant to Section 1.04(a)(i) and (y) pay the consideration payable pursuant to Section 1.04(a)(ii) in cash plus the number of shares of Parent Common Stock specified in the Parent Notice. If counsel has advised the Company that it would be able, under then applicable law, to deliver to the Company the Tax Opinion of the Merger were to be so consummated, then the Merger shall be consummated pursuant to Section 1.01(a) and Parent shall (x) pay the consideration payable pursuant to Section 1.04(a)(i) and (y) pay the consideration payable pursuant to Section 1.04(a)(ii) in cash and the number of shares of Parent Common Stock specified in the Parent Notice.

     The "Aggregate Parent Stock Amount" shall equal (i) if the Average Closing Price is greater than $29.50, such number of shares of Parent Common Stock not less than 5,700,000 (or such lesser number of shares that would enable Parent to pay the total consideration for the Merger pursuant to Section 1.04(a)(ii)) and not more than 6,300,000 as shall be determined by Parent prior to the Effective Time (Parent to notify the Company no later than 5:00 p.m. on the first business day following the last Stock Exchange trading day of the period during which the Average Closing Price is calculated indicating its calculation of the Average Closing Price and specifying the exact number of shares), plus such additional number of shares of Parent Common Stock as may be required so that the aggregate portion of the consideration for the Merger attributable to Parent Common Stock is equal to at least 45% of the total consideration for the Merger, it being understood that for purposes of calculating the total consideration for the Merger, Dissenting Shares, cash received in lieu of fractional shares and the Warrants shall each be deemed the receipt of cash and the value of the Parent Common Stock shall be calculated using the closing sales price of Parent Common Stock on the Stock Exchange on the date of the Effective Time; or (ii) if the Average Closing Price is equal to or less than $29.50, the number of shares of Parent Common Stock specified in the Parent Notice.

     (b) The Per Share Stock Consideration, the Per Share Cash Consideration, the Aggregate Parent Stock Amount and the number of Warrants to be issued pursuant to Section 1.04(d) shall be subject to appropriate adjustments in the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding Parent Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, or other like changes in Parent's capitalization.

     (c) At the Effective Time, all shares of Company Common Stock that are owned by the Company as treasury stock and all shares of Company Common Stock that are owned directly or indirectly by Parent or the Company or any of their respective Subsidiaries (other than shares of Company Common Stock held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties (any such shares, and shares of Parent Common Stock which are similarly held, whether held directly or indirectly by Parent or the Company, as the case may be, being referred to herein as "Trust Account Shares") and other than any shares of Company Common Stock held by Parent or the Company or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Company Common Stock, and shares of Parent Common Stock which are similarly held, whether held directly or indirectly by Parent or the Company, being referred to herein as "DPC Shares")) shall be cancelled and shall cease to exist and no Parent Common Stock, cash, Warrants or other consideration shall be delivered in exchange therefor. All shares of Parent Common Stock and Parent Preferred Stock that are owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become treasury stock of Parent.

     (d) At the Effective Time, Parent shall issue and deliver in accordance with the provisions of Article II a total of 2,500,000 warrants (the "Warrants") as follows:

          (i) Each holder of a share of Company Common Stock which is being converted in accordance with Section 1.04(a) shall have the right to receive a number of Warrants equal to the Warrant Amount, and

          (ii) Each holder of a stock option issued under the Company Stock Plan (as defined in Section 1.06) (a "Company Stock Option") which is converted into a stock option under the Parent Stock Plan pursuant to Section 1.06 shall have the right to receive a number of Warrants equal to the Warrant Amount multiplied by the number of shares of Company Common Stock underlying such Company Stock Option.

     Each Warrant shall entitle the holder thereof to purchase one share of Parent Common Stock at a price of $43.875 per share at any time during the period beginning on the first anniversary of the Effective Time and ending on the sixth anniversary of the Effective Time. The Warrant Amount means a fraction, the numerator of which is 2,500,000, and the denominator of which is the sum of the number of shares of Company Common Stock which are being converted in accordance with Section 1.04(a) plus the number of shares of Company Common Stock underlying the Company Stock Options. For purposes of this Agreement, the "Warrant Shares" shall mean the shares of Parent Common Stock issuable upon exercise of the Warrants.

     1.05 DISSENTERS' RIGHTS. Notwithstanding anything in this Agreement to the contrary and unless otherwise provided by applicable law, shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are owned by shareholders who, pursuant to applicable law, (a) deliver to the Company, before the taking of the vote of the Company's shareholders on the Merger, written demand for the appraisal of their shares, and (b) whose shares are not voted in favor of the Merger, nor consented thereto in writing (the "Dissenting Shares"), shall not be converted into Parent Common Stock and/or cash and Warrants, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their right of appraisal and payment under applicable law. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right of appraisal, the Company Common Stock of such holder shall thereupon be deemed to have been converted into the right to receive and become exchangeable for, at the Effective Time, that number of whole shares of Parent Common Stock and/or cash and Warrants determined pursuant to Section 1.04 and Section 2.02(c) hereof. Holders of Company Common Stock who become entitled pursuant to the provisions of Section 262 of the DGCL to payment for their shares of Company Common Stock under the provisions thereof shall receive payment therefor from the Surviving Corporation and such shares of Company Common Stock shall be cancelled.

     1.06 OPTIONS. Commencing at least 15 days prior to the Effective Time, each holder of a then outstanding stock option to purchase shares of Company Common Stock pursuant to the NBB Bancorp, Inc. Stock Option Plan (the "Company Stock Plan") shall be entitled to exercise such option (whether or not such option would otherwise have been exercisable) at the exercise price therefor, and if such options are not so exercised prior to the Effective Time, at or immediately prior to the Effective Time each such holder shall be entitled, upon election, to receive from the Company in cancellation of such option a cash payment from the Company in an amount equal to the excess of the Per Share Cash Consideration over the per share exercise price of such option, multiplied by the number of shares covered by such option, subject to any required withholding of taxes. At the Effective Time, any option which has not been so exercised or cancelled shall be converted automatically into (a) the number of Warrants determined in accordance with Section 1.04(d) and (b) an option under the Fleet Financial Group, Inc. 1992 Employee Stock Option and Restricted Stock Plan (the "Parent Stock Plan") to purchase shares of Parent Common Stock in an amount and at an exercise price determined as provided below and otherwise subject to the terms of the Parent Stock Plan and the provisions of the Company Stock Plan providing for immediate vesting as a result of the Merger:

          (a) The number of shares of Parent Common Stock to be subject to the new option shall be equal to the product of the number of shares of Company Common Stock subject to the original option and the Per Share Stock Consideration, provided, that any fractional shares of Parent Common Stock resulting from such multiplication shall be rounded to the nearest share; and

          (b) The exercise price per share of Parent Common Stock under the new option shall be equal to the exercise price per share of Company Common Stock under the original option divided by the Per Share Stock Consideration, provided, that such exercise price shall be rounded up to the nearest cent.

     The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code. The duration and other terms of the new option shall be the same as the original option, except that all references to the Company shall be deemed to be references to Parent.

     1.07 RIGHTS. The Board of Directors of the Company has approved, and shall enter into and keep in effect, an amendment to the Shareholder Rights Agreement dated as of November 14, 1989, between the Company and The First National Bank of Boston, as Rights Agent (the "Company Rights Agreement"), which, among other things, shall provide that a Distribution Date, as such term is defined in the Company Rights Agreement, shall not have occurred, and, as a consequence of which the Company Rights shall not have become nonredeemable and the Company Rights shall not become exercisable for capital stock of Parent upon consummation of the Merger (the "Rights Amendment").

     1.08 ESOP. The parties hereto agree that, effective as of the Effective Time (or as soon thereafter as practicable), the New Bedford Institution for Savings Employee Stock Ownership Plan and Trust (the "Bank ESOP") will be terminated in accordance with applicable law and regulations.

     1.09 ARTICLES OF INCORPORATION.

     (a) Except in the event that the Alternative Merger is consummated, at the Effective Time, the Articles of Incorporation of Parent, as in effect at the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation.

     (b) If the Alternative Merger is consummated, unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Certificate of Incorporation of the Company, as amended and restated in the form acceptable to Parent in its sole judgment, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter further amended as provided by law and such Certificate of Incorporation.

     1.10 BY-LAWS.

     (a) Except in the event that the Alternative Merger is consummated, at the Effective Time, the By-Laws of Parent, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with applicable law.

     (b) If the Alternative Merger is consummated, unless otherwise determined by Parent prior to the Effective Time, the By-Laws of the Company, as amended and restated in the form acceptable to Parent in its sole judgment, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

     1.11 DIRECTORS AND OFFICERS.

     (a) Except in the event that the Alternative Merger is consummated, the directors and officers of Parent immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

     (b) If the Alternative Merger is consummated, the directors of Merger Subsidiary immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and the officers of the Merger Subsidiary immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

     1.12 TAX CONSEQUENCES. Except in the event that the Alternative Merger is consummated, it is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code.

     1.13 CONVERSION OF MERGER SUBSIDIARY COMMON STOCK. If the Alternative Merger is consummated, at the Effective Time, each share of the common stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchanged for one share of common stock of the Surviving Corporation.

                                   ARTICLE II

                               EXCHANGE OF SHARES

     2.01 PARENT TO MAKE SHARES AND CASH AVAILABLE. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company selected by Parent (and reasonably acceptable to the Company) (the "Exchange Agent"), for the benefit of the holders of certificates of Company Common Stock (the "Certificates"), for exchange in accordance with this Article II, certificates representing the shares of Parent Common Stock and the Warrants and cash which together constitute the consideration for the Merger (such cash and certificates for shares of Parent Common Stock and Warrants, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued and paid, respectively, pursuant to Section 1.04 and Section 2.02 in exchange for outstanding shares of Company Common Stock.

     2.02 ELECTION AND EXCHANGE PROCEDURES.

     (a) As soon as practicable after the Effective Time, and in no event later than three business days thereafter (which date shall be referred to as the "Mailing Date"), Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates at the Effective Time (1) a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) containing instructions for use in effecting the surrender of the Certificates and (2) an election form (the "Election Form"). The Company shall have the right to approve the form of both the letter of transmittal and the Election Form.

     (b) Each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through appropriate and customary documentation and instructions) to elect to receive Parent Common Stock with respect to each share of such holder's Company Common Stock ("Stock Election Shares"), to elect to receive cash with respect to each share of such holder's Company Common Stock ("Cash Election Shares") or to indicate that such holder makes no election ("No Election Shares"). Any shares of Company Common Stock with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent, an effective, properly completed Election Form on or before 5:00 p.m., on the 20th day following the Mailing Date (or such other time and date as Parent and the Company may mutually agree) (the "Election Deadline") shall also be deemed to be "No Election Shares".

     Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates representing all shares of Company Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline by written notice to the Exchange Agent, which notice must be received by the Exchange Agent at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Company Common Stock represented by such Election Form shall become No Election Shares. Subject to the terms of this Agreement and of the Election Form, Parent or the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of Parent or the Exchange Agent regarding such matters shall be binding and conclusive. Neither Parent nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

     If the aggregate number of Stock Election Shares does not equal the Stock Conversion Number (as defined below), within five business days after the Election Deadline, Parent shall cause the Exchange Agent to allocate among holders of Company Common Stock the right to receive, with respect to each such share, Parent Common Stock or cash in the Merger as follows:

          (i) if the number of Stock Election Shares is less than the Stock Conversion Number, then

             (A) all Stock Election Shares shall be converted into the right to receive Parent Common Stock,

             (B) the Exchange Agent will select, on a pro rata basis, first from among the holders of No-Election Shares and then (if necessary) from among the holders of Cash Election Shares, a sufficient number of such shares ("Stock Designee Shares") such that the number of Stock Designee Shares shall, when added to the number of Stock Election Shares, equal as closely as practicable the Stock Conversion Number, and all Stock Designee Shares shall be converted into the right to receive Parent Common Stock, and

             (C) any Cash Election Shares and any No-Election Shares not so selected as Stock Designee Shares shall be converted into the right to receive cash; or

          (ii) if the aggregate number of Stock Election Shares is greater than the Stock Conversion Number, then

             (A) all Cash Election Shares shall be converted into the right to receive cash,

             (B) the Exchange Agent will select, on a pro rata basis, first from among the holders of No-Election Shares and then (if necessary) from among the holders of Stock Election Shares, a sufficient number of such shares ("Cash Designee Shares") such that the number of Cash Designee Shares shall, when added to the number of Cash Election Shares, equal as closely as practicable the Cash Conversion Number (as defined below), and all Cash Designee Shares shall be converted into the right to receive cash, and

             (C) any Stock Election Shares and any No-Election Shares not so selected as Cash Designee Shares shall be converted into the right to receive Parent Common Stock.

     "Stock Conversion Number" means the Aggregate Parent Stock Amount divided by the Per Share Stock Consideration. "Cash Conversion Number" means the difference between the number of shares of Company Common Stock outstanding as of the Effective Time which are being converted pursuant to Section 1.04(a) and the Stock Conversion Number.

     The selection process to be used by the Exchange Agent shall consist of such processes as shall be mutually determined by the Company and Parent as shall be further described in the Election Form.

     Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with the Election Form, duly executed, the holder of such Certificates shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock, if any, to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Articles I and II hereof, (y) a check representing the amount of cash, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of Articles I and II, and (z) a certificate representing the number of Warrants to which such holder is entitled pursuant to the provisions of Article I and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash and unpaid dividends and distributions, if any, payable to holders of Certificates.

     (c) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Parent Common Stock and/or cash and certificates representing Warrants as provided in this Article II.

     (d) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of the Company. In lieu of the issuance of any such fractional share, Parent shall pay to each former shareholder of the Company who otherwise would be entitled to receive a fractional share of Parent Common Stock, an amount in cash determined by multiplying (i) the Average Closing Price by (ii) the fraction of a share of Parent Common Stock to which such holder would otherwise be entitled to receive pursuant to Articles I and II hereof.

     (e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for twelve months after the Effective Time shall be paid to Parent. Any shareholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their Warrants, shares of Parent Common Stock, cash and unpaid dividends and distributions of the Parent Common Stock deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, the Exchange Agent nor any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Warrants, shares of Parent Common Stock and cash deliverable in respect thereof pursuant to this Agreement.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent and Merger Subsidiary as follows:

     3.01 CORPORATE ORGANIZATION.

     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as defined below) on the Company and its Subsidiaries taken as a whole. As used in this Agreement, the term "Material Adverse Effect" means, with respect to Parent or the Company, as the case may be, a material adverse change in or effect on the business, financial condition or results of operations of such party and its subsidiaries taken as a whole, other than any such effect attributable to or resulting from changes in interest rates or general economic conditions. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial purposes. The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). The Certificate of Incorporation and By-laws of the Company, copies of which have previously been made available to Parent, are true and complete copies of such documents as in effect as of the date of this Agreement.

     (b) The Bank is a savings bank duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts. The deposit accounts of the Bank are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Bank Insurance Fund (the "BIF") or the Savings Association Insurance Fund (the "SAIF") and by the Mutual Savings Central Fund, Inc. (the "Central Fund"), through the Deposit Insurance Fund, to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by the Bank. Each of the Company's other Subsidiaries that is a "Significant Subsidiary" (defined for purposes of this Agreement to mean subsidiaries other than those that are either inactive or have an immaterial amount of assets) is a corporation, partnership or business trust duly organized and, in the case of any such corporation, is validly existing and in good standing under the laws of its jurisdiction of incorporation. Each Significant Subsidiary of the Company has the power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. The Amended and Restated Charter and By-laws of the Bank and the Articles of Organization and By-laws of each other Significant Subsidiary of the Company, copies of which have previously been made available to Parent, are true and complete copies of such documents as in effect as of the date of this Agreement.

     (c) The minute books of the Company and the Bank contain true and complete records in all material respects of all meetings since January 1, 1988 of their respective shareholders and Boards of Directors.

     3.02 CAPITALIZATION.

     (a) The authorized capital stock of the Company consists of 40,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.10 per share (the "Company Preferred Stock"). As of the date of this Agreement, there are (x) 8,660,394 shares of Company Common Stock issued and outstanding and 873,433 shares of Company Common Stock held in the Company's treasury, (y) no shares of Company Common Stock reserved for issuance, except for 686,701 shares of Company Common Stock reserved for issuance upon exercise of stock options (368,701 with respect to outstanding stock options as of the date hereof) pursuant to the Company Stock Plan, and (z) no shares of Company Preferred Stock issued or outstanding, held in the Company's treasury or reserved for issuance, except for 150,000 shares of Company Series A Junior Participating Cumulative Preferred Stock reserved for issuance upon exercise of the rights (the "Company Rights") distributed to holders of Company Common Stock pursuant to the Company Rights Agreement. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except as referred to above or reflected in Section 3.02 of the Disclosure Schedule which is being delivered to Parent concurrently herewith (the "Company Disclosure Schedule"), and except for the Company Stock Plan and the Company Rights Agreement, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock or Company Preferred Stock or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock, Company Preferred Stock or any other equity security of the Company. The names of the optionees, the date of each option to purchase Company Common Stock granted, the number of shares subject to each such option, and the price at which each such option may be exercised under the Company Stock Plan are set forth in Section 3.02 of the Company Disclosure Schedule.

     (b) The authorized capital stock of the Bank consists of 40,000,000 shares of common stock, par value $0.10 per share (the "Bank Common Stock") and 10,000,000 shares of preferred stock, par value $0.10 per share (the "Bank Preferred Stock"). As of the date of this Agreement, there are (x) 10,000 shares of Bank

Common Stock issued and outstanding and no shares of Bank Common Stock held in the Bank's treasury, (y) no shares of Bank Common Stock reserved for issuance, and (z) no shares of Bank Preferred Stock issued or outstanding. Section 3.02 of the Company Disclosure Schedule sets forth a true and correct list of all of the Company Subsidiaries as of the date of this Agreement. Except as set forth in
Section 3.02 of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the Company Subsidiaries (or, in the case of Company Subsidiaries that are not corporations, all of the outstanding partnership interests or beneficial interests, as the case may be), free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares of capital stock are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock of any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Assuming compliance with Sections 1.06 and 1.07 hereof, at the Effective Time, there will not be any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character by which the Company or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock of the Company or any of its Subsidiaries, other than shares reserved for issuance under the Company Rights.

     3.03 AUTHORITY; NO VIOLATION.

     (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company. The Board of Directors of the Company has directed that this Agreement and the transactions contemplated hereby be submitted to the Company's shareholders for consideration at a meeting of such shareholders and, except for the adoption of this Agreement by the requisite vote of the Company's shareholders, no other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming adoption of the Agreement by the requisite vote of the Company's shareholders and the due authorization, execution and delivery by Parent) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

     (b) The Bank has all necessary corporate power and authority to execute and deliver the Bank Merger Agreement and to consummate the transactions contemplated thereby. Upon the due and valid approval of the Bank Merger Agreement by the Board of Directors of the Bank and by the shareholders of the Bank, no other corporate proceedings on the part of the Bank will be necessary to consummate the transactions contemplated thereby. The Bank Merger Agreement, upon execution and delivery by the Bank, will be duly and validly executed and delivered by the Bank and will (assuming adoption of the Bank Merger Agreement by the requisite vote of the shareholders of the Bank and Massachusetts Bank and the due authorization, execution and delivery by Massachusetts Bank) constitute a valid and binding obligation of the Bank, enforceable against the Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

     (c) Except as set forth in Section 3.03 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company or the Bank Merger Agreement by the Bank, nor the consummation by the Company or the Bank, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by the Company or the Bank with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Certificate of Incorporation or By-Laws of the Company or the Amended and Restated Charter or By-laws of the Bank, (ii) assuming that the consents and approvals referred to in Section 3.04 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or the Bank, or (y) violate, result in a breach of any provision of, constitute a default under, or result in the creation of any material lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of the Company or any of its Significant Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Significant Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except with respect to clause ii(x) and (y) above, for such violations, breaches, defaults or creation of encumbrances which would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

     3.04 CONSENTS AND APPROVALS. Except for (A) the filing of applications and notices with, and the consents and approvals of, as applicable, (i) the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), (ii) the Office of the Comptroller of the Currency (the "Comptroller"), (iii) the Board of Bank Incorporation of The Commonwealth of Massachusetts (the "Massachusetts Board" or the "State Banking Approval"), (iv) the Central Fund, (v) the Commissioner of Banks of The Commonwealth of Massachusetts (the "Commissioner"), and (vi) the Massachusetts Housing Partnership Fund (the "MHP Consent"), (B) the filing with the Securities and Exchange Commission (the "SEC") of a registration statement on Form S-4 (the "S-4") of which the proxy statement in definitive form relating to the meeting of the Company's shareholders to be held in connection with this Agreement and the transactions contemplated hereby (the "Proxy Statement") will be included as a prospectus, (C) the approval of this Agreement by the requisite vote of the shareholders of the Company, (D) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL and the Articles of Merger with the Rhode Island Secretary pursuant to the RIBCL, and (E) the approval of the Bank Merger Agreement by the requisite vote of the Board of Directors and the shareholders of the Bank, and except for such filings, authorizations or approvals as may be set forth in Section 3.04 of the Company Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or with any third party are necessary in connection with (1) the execution and delivery by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby, and (2) the execution and delivery by the Bank of the Bank Merger Agreement and the consummation by the Bank of the transactions contemplated thereby, except where the failure to obtain such consents or approvals, or to make such filings or registrations, would not prevent or significantly delay the Merger or the Bank Merger or otherwise prevent the Company or the Bank from performing their respective obligations under this Agreement, or would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

     3.05 LOAN PORTFOLIO. Section 3.05 of the Company Disclosure Schedule sets forth all of the Loans in original principal amount in excess of $100,000 of the Company or any of its Subsidiaries that as of the date of this Agreement are classified by the Bank or any bank regulatory examiner as "Special Mention", "Substandard", "Doubtful", "Loss" or "Classified," together with the aggregate principal amount of and accrued and unpaid interest on such loans by category. Except for normal examinations conducted by (i) the Federal Reserve Board, (ii) the FDIC, and (iii) the Commissioner or any other state bank regulatory authority (collectively, "Regulatory Agencies"), in the regular course of the business of the Company and its Subsidiaries, no Regulatory Agency has initiated any proceeding into the business or operations of the Company or any of its Subsidiaries during the last two years.

     3.06 FINANCIAL STATEMENTS. The Company has previously made available to Parent copies of the consolidated balance sheets of the Company and its Subsidiaries as of December 31 for the fiscal years 1992 and 1993, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years 1991 through 1993, inclusive, as reported in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The December 31, 1993 consolidated balance sheet of the Company (including the related notes, where applicable) fairly presents in all material respects the consolidated financial position of the Company and its Subsidiaries as of the date thereof, and the other financial statements referred to in this
Section 3.06 (including the related notes, where applicable) fairly present in all material respects, and the financial statements referred to in Section 6.10 hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount) in all material respects, the results of the consolidated operations and changes in shareholders' equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.10 hereof will be, prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q.

     3.07 BROKER'S FEES. Neither the Company nor any Company Subsidiary, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement or the Bank Merger Agreement, except that the Company has engaged, and will pay a fee or commission to Salomon Brothers Inc in accordance with the terms of a letter agreement between Salomon Brothers Inc and the Company.

     3.08 ABSENCE OF CERTAIN CHANGES OR EVENTS.

     (a) Except as may be set forth in Section 3.08 of the Company Disclosure Schedule or otherwise disclosed herein or in the Company Reports, since December 31, 1993:

          (i) there has not been any Material Adverse Effect on the Company and its Subsidiaries taken as a whole;

          (ii) there has not been any incurrence by the Company of any liability that has had, or to the knowledge of the Company any liability that could reasonably be expected to have, a Material Adverse Effect on the Company and its Subsidiaries taken as a whole;

          (iii) there has not been any agreement, contract or commitment entered into, or agreed to be entered into, except for those in the ordinary course of business, none of which has had a Material Adverse Effect on the Company and its Subsidiaries taken as a whole;

          (iv) there has not been any change in any of the accounting methods or practices of the Company or any of its Subsidiaries other than changes required by applicable law or generally accepted accounting principles.

     (b) Except as set forth in Sections 3.08 or 5.01 of the Company Disclosure Schedule, or as consented to by Parent, and except for any increase, grant, payment or arrangement that, if effected after the date hereof, would be permitted pursuant to Section 5.01, since December 31, 1993, neither the Company nor any of its Subsidiaries has (i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 1993 (which amounts have been previously disclosed to Parent), granted any severance or termination pay, entered into or amended any contract to make or grant any employment, severance or termination pay, or paid any bonus or (ii) suffered any material strike, work stoppage, slow-down, or other labor disturbance.

     3.09 LEGAL PROCEEDINGS. Except as set forth in Section 3.09 of the Company Disclosure Schedule, there are no pending or to the knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against the Company or any Significant Subsidiary of the Company, as to which there is a reasonable likelihood of adverse determination and which if adversely determined, would (i) have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, or (ii) as of the date hereof, prevent or materially and adversely affect the Company's ability to consummate the transactions contemplated hereby.

     3.10 TAXES AND TAX RETURNS. Each of the Company and its Subsidiaries has filed all Federal, state and, to the best of the Company's knowledge, material local, information returns and tax returns required to be filed by it on or prior to the date hereof (all such returns being true and complete in all material respects) and has paid or made provisions for the payment of all taxes and other governmental charges, except where the non-filing of which or the non-payment of which would not have a Material Adverse Effect on the Company and

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its Subsidiaries taken as a whole, and which have been incurred or are due or claimed to be due from it by Federal, state, county or local taxing authorities on or prior to the date hereof other than taxes or other charges which (i) are not yet delinquent or are being contested in good faith and (ii) have not been finally determined. The amounts set up as reserves for taxes on the consolidated balance sheet of the Company included in its Form 10-K for the period ended December 31, 1993 for the payment of all unpaid Federal, state, county and local taxes (including any interest or penalties thereon), whether or not disputed, accrued or applicable, for the period ended December 31, 1993 or for any year or period prior thereto, and for which the Company or any of its Subsidiaries may be liable in its own right or as transferee of the assets of, or successor to, any corporation, person, association, partnership, joint venture or other entity, are adequate under GAAP and are sufficient to cover all such taxes due, except where the failure to so accrue would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. The Company has not received any written notice of any pending tax examinations or audits, material disputes or claims asserted for taxes or assessments upon the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries been requested to give any currently effective waivers extending the statutory period of limitation applicable to any Federal, state, county or local income tax return for any period.

     3.11 EMPLOYEES.

     (a) Section 3.11 of the Company Disclosure Schedule sets forth a true and complete list of each employee benefit plan, arrangement or agreement that is maintained as of the date of this Agreement (the "Plans") by the Company, any of its Significant Subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), all of which together with the Company would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

     (b) The Company has heretofore made available to Parent true and complete, in all material respects, copies of each of the Plans and all related documents, including but not limited to (i) the most recent actuarial report for such Plan (if applicable), and (ii) the most recent determination letter from the Internal Revenue Service (if applicable) for such Plan.

     (c) Each of the Plans has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code, (ii) each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, (iii) with respect to each Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Plan, based upon reasonable actuarial assumptions used for funding purposes, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits,
(iv) no liability under Title IV of ERISA has been incurred by the Company, its Significant Subsidiaries or any ERISA Affiliate that has not been satisfied in full, (v) no Plan is a "multiemployer pension plan," as such term is defined in
Section 3(37) of ERISA, (vi) all contributions or other amounts payable by the Company or its Significant Subsidiaries as of the Effective Time with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting practices and Section 412 of the Code, and (vii) neither the Company, its Significant Subsidiaries nor any ERISA Affiliate has engaged in a transaction in connection with which the Company, its Significant Subsidiaries or any ERISA Affiliate could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, except in each case above, where the failure to do so would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

     3.12 SEC REPORTS. The Company has previously made available to Parent a true and complete, in all material respects, copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1990 by the Company with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act (the "Company Reports"), and (b) communication mailed by the Company to its shareholders since January 1, 1990, and, as of their respective dates, no such Company Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

     3.13 COMPANY INFORMATION. The information provided in writing by the Company for inclusion in the Proxy Statement and the S-4 will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

     3.14 COMPLIANCE WITH APPLICABLE LAW. The Company and each of its Subsidiaries hold, and have at all times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default under any, applicable law, statute, order, rule or regulation of any Governmental Entity relating to the Company or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, and neither the Company nor any of its Subsidiaries has received notice of any material violations of any of the above.

     3.15 CERTAIN CONTRACTS.

     (a) Except as set forth in Sections 6.07, 6.08, 6.09 of this Agreement or in Sections 3.15 or 5.01 of the Company Disclosure Schedule or in the Company Reports, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement will result in any payment becoming due from Parent, the Company, the Surviving Corporation, the Surviving Bank or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company Reports, (iv) which is a consulting or other agreement (including agreements entered into in the ordinary course and data processing, software programming and licensing contracts) not terminable on 60 days or less notice involving the payment of more than $250,000 per annum,
(v) which materially restricts the conduct of any line of business by the Company or any of its Significant Subsidiaries, or (vi) with or to a labor union or guild (including any collective bargaining agreement). Each contract, arrangement, commitment or understanding of the type described in this Section 3.15(a), whether or not set forth in Section 3.15 of the Company Disclosure Schedule, is referred to herein as a "Company Contract".

     (b) Each of the Company and its Subsidiaries has performed in all material respects all obligations required to be performed by it to date under each Company Contract, except where such noncompliance would not have a Material Adverse Effect on the Company and it Subsidiaries taken as a whole, and no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of the Company or any of its Subsidiaries under any such Company Contract, except where such default would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

     3.16 AGREEMENTS WITH REGULATORY AGENCIES.  Except as set forth in Section
3.16 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding (each a "Regulatory Agreement"), with any Regulatory Agency or other Governmental Entity that restricts in any material respect the conduct of its business or that relates to its capital adequacy, its credit policies or its management, nor has the Company or any of its Subsidiaries been notified by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

     3.17 INVESTMENT SECURITIES. Section 3.17 of the Company Disclosure Schedule sets forth the book and market value as of April 30, 1994 of the investment securities, mortgage backed securities and securities held for sale of the Company and its Subsidiaries.

     3.18 ENVIRONMENTAL MATTERS. Except as set forth in Section 3.18 of the Company Disclosure Schedule:

     (a) Each of the Company and its Subsidiaries is in compliance, and for the last three years has been in compliance, with all applicable laws, rules, regulations, standards and requirements adopted or enforced by the United States Environmental Protection Agency (the "EPA") and of state and local agencies with jurisdiction over pollution or protection of the environment, except where such noncompliance or violations would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole; and

     (b) There is no suit, claim, action or proceeding pending before any court or Governmental Entity in which the Company or any of its Subsidiaries has been named as a defendant (x) for alleged noncompliance with any environmental law, rule or regulation or (y) relating to the release into the environment of any Hazardous Material (as hereinafter defined) or oil at or on a site presently or formerly owned, leased or operated by the Company or any of its Subsidiaries or, to the knowledge of the senior officers of the Company, on a site with respect to which the Company has made a commercial real estate loan and has a mortgage or security interest in, except where such noncompliance or release would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. "Hazardous Material" means any pollutant, contaminant, or hazardous substance under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. sec.9601 et seq., or any similar state law. With respect to the items described in Section 3.18 of the Company Disclosure Schedule, neither the Company nor any Subsidiary has taken any action which would result in any of them being deemed to be "owners" or "operators" under any environmental law, rule or regulation, except where any such action would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

     3.19 ASSISTANCE AGREEMENTS. Except as set forth in Section 3.19 of the Company Disclosure Schedule or in the Company Reports, neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement entered into in connection with the consummation of a federally assisted acquisition of a depository institution pursuant to which the Company or any of its Subsidiaries is entitled to receive financial assistance or indemnification from any governmental agency.

     3.20 PROPERTIES. The Company and each Company Subsidiary has good and marketable title to all the real property and all other property owned by it and included in the December 31, 1993 consolidated balance sheet of the Company (the "Balance Sheet"), other than property disposed of in the ordinary course of business after December 31, 1993, except where the failure to so have title would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, and owns such property subject to no encumbrances, liens, mortgages, security interests or pledges, except (a) those items that secure liabilities that are reflected in the Balance Sheet or the notes thereto or incurred in the ordinary course of business after the date of the Balance Sheet,
(b) statutory liens for amounts not yet delinquent or which are being contested in good faith, (c) those items that secure public or statutory obligations or any discount with, borrowing from, or other obligations to, any Federal Reserve Bank or Federal Home Loan Bank, inter-bank credit facilities, or any transaction by a subsidiary acting in a fiduciary capacity, and (d) such encumbrances, liens, mortgages, security interests, and pledges that do not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. Neither the Company nor any Company Subsidiary has received any notice of violation of any applicable zoning regulation, ordinance or other law, order, regulation or requirement relating to its properties, except such violations which would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

     3.21 INSURANCE. To the knowledge of the Company, all of the policies relating to insurance maintained by the Company or any Significant Subsidiary with respect to its property and the conduct of its business (or any comparable policies entered into as a replacement therefor) are in full force and effect and neither the Company nor any Significant Subsidiary has received any notice of cancellation with respect thereto.

     3.22 MATERIAL INTERESTS OF CERTAIN PERSONS. Except as disclosed in the Company's proxy statement for its 1994 annual meeting of shareholders, no officer or director of the Company, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of the Company or any of the Company's Subsidiaries that would be required to be disclosed in a proxy statement to shareholders under Regulation 14A of the Exchange Act.

     3.23 REGULATORY APPROVALS. The Company is not, as of the date hereof, aware of any reason why the regulatory approvals required to be obtained by it or any of its Subsidiaries to consummate the Merger and the

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

Bank Merger would not be satisfied within the time frame customary for transactions of the nature contemplated thereby.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent hereby represents and warrants to the Company as follows:

     4.01 CORPORATE ORGANIZATION.

     (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Rhode Island. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Parent. Parent is duly registered as a bank holding company under the BHC Act. The Restated Articles of Incorporation and By-laws of Parent, copies of which have previously been made available to the Company, are true and complete copies of such documents as in effect as of the date of this Agreement.

     (b) Massachusetts Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States. The deposit accounts of the Bank are insured by the FDIC through the BIF to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by Massachusetts Bank. Massachusetts Bank has the power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Massachusetts Bank. The Articles of Association and By-laws of Massachusetts Bank, copies of which have previously been made available to the Company, are true and complete copies of such documents as in effect as of the date of this Agreement.

     4.02 CAPITALIZATION.

     (a) The authorized capitalized stock of Parent consists of: (i) 300,000,000 shares of Parent Common Stock, of which at March 31, 1994, 137,617,952 shares were issued and outstanding, (ii) 16,000,000 shares of Preferred Stock, par value $1.00 per share, ("Parent Preferred Stock"), of which at March 31, 1994,
(A) with respect to Cumulative and Adjustable Dividends, 1,000,000 shares were designated and no shares were issued and outstanding, (B) 12,553 shares were designated and 2,155 shares were issued and outstanding as Series I 12% Cumulative Convertible Preferred Stock, (C) 96,000 shares were designated and no shares were issued and outstanding as Series II 6 1/2% Cumulative Convertible Preferred Stock, (D) 1,100,000 shares were designated and 519,758 shares were issued and outstanding as Series III 10.12% Perpetual Preferred Stock, (E) 1,000,000 shares were designated and 478,838 shares were issued and outstanding as Series IV 9.375% Preferred Stock, (F) 1,500,000 shares were designated and no shares were issued and outstanding as Cumulative Participating Junior Preferred Stock pursuant to the Parent's Shareholder Rights Agreement ("Parent Rights"), and (G) 1,415,000 shares were designated and outstanding as Dual Convertible Preferred Stock and (iii) 1,500,000 shares of Preferred Stock, par value $20.00 (the "Parent $20 Par Value Preferred Stock"), with Cumulative and Adjustable Dividends, of which at such date, no shares were issued and outstanding. As of March 31, 1994, there were 32,522,975 shares reserved for issuance in connection with employee benefit, stock option, dividend reinvestment, and stock purchase plans, warrants, the 6 1/2% Cumulative Convertible Preferred Stock, the 12% Convertible Preferred Stock and the Dual Convertible Preferred Stock. All of the issued and outstanding shares of Parent Common Stock and Parent Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, except as referred to above or reflected in Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 filed with the SEC under the Exchange Act (the

"Parent 1993 10-K"), Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Common Stock, Parent Preferred Stock or Parent $20 Par Value Preferred Stock or any other equity security of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock, Parent Preferred Stock or Parent $20 Par Value Preferred Stock or any other equity security of Parent. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights. The Warrants and Warrant Shares have been duly authorized and when issued will be fully paid, nonassessable and free of preemptive rights. As of the Effective Time, Parent will have reserved 2,500,000 authorized but unissued shares of Parent Common Stock for issuance upon exercise of the Warrants.

     (b) The authorized capital stock of Massachusetts Bank consists of 1,000,000 shares of common stock, par value $15.00 per share, 1,000,000 of which are issued and outstanding. Fleet Banking Group, Inc., a wholly-owned subsidiary of Parent, owns all of the issued and outstanding shares of capital stock of Massachusetts Bank, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares of capital stock are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Massachusetts Bank does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character with any party that is not a direct or indirect Subsidiary of Parent calling for the purchase or issuance of any shares of capital stock or any other equity security of Massachusetts Bank or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Massachusetts Bank.

     4.03 AUTHORITY; NO VIOLATION.

     (a) Parent has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Parent, and no other corporate proceedings on the part of Parent are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming adoption of the Agreement by the requisite vote of the Company's shareholders and the due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

     (b) Massachusetts Bank has all necessary corporate power and authority to execute and deliver the Bank Merger Agreement and to consummate the transactions contemplated thereby. Upon the due and valid approval of the Bank Merger Agreement by Parent as the sole shareholder of Massachusetts Bank, and by the Board of Directors of Massachusetts Bank, no other corporate proceedings on the part of Massachusetts Bank will be necessary to consummate the transactions contemplated thereby. The Bank Merger Agreement, upon execution and delivery by Massachusetts Bank will be duly and validly executed and delivered by Massachusetts Bank and will (assuming adoption of the Bank Merger Agreement by the requisite vote of the shareholders of the Bank and Massachusetts Bank and the due authorization, execution and delivery by the Bank) constitute a valid and binding obligation of Massachusetts Bank, enforceable against Massachusetts Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

     (c) Neither the execution and delivery of this Agreement by Parent or the Bank Merger Agreement by Massachusetts Bank, nor the consummation by Parent or Massachusetts Bank, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by Parent or Massachusetts Bank with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Restated Articles of Incorporation or By-Laws of Parent or the Articles of Association or By-laws or similar governing documents of Massachusetts Bank, as the case may be, or (ii) assuming that the consents and approvals referred to in

Section 4.04 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or Massachusetts Bank or any of Parent's Significant Subsidiaries, or (y) violate, result in a breach of any provision of, constitute a default under, or result in the creation of any material lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Parent or Massachusetts Bank or any of Parent's Significant Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or Massachusetts Bank or any of Parent's Significant Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except with respect to clause ii(x) and (y) above, for such violations, breaches or defaults which would not have a Material Adverse Effect on Parent.

     4.04 CONSENTS AND APPROVALS. Except for (A) the filing of applications and notices with, and the consents and approvals of, as applicable (i) the Federal Reserve Board, (ii) the Comptroller, (iii) the State Banking Approval, (iv) the Commissioner, (v) the Central Fund, (vi) the MHP Consent, (B) the filing with the SEC of the S-4 of which the Proxy Statement will be included as a prospectus, (C) the filing of the Certificate of Merger with the Delaware Secretary and the filing of Articles of Merger with the Rhode Island Secretary,
(D) the approval of the Bank Merger Agreement by the requisite vote of the Board of Directors and sole shareholder of Massachusetts Bank, and except for such filings and approvals as are required to be made or obtained under the securities or "Blue Sky " laws of various states in connection with the issuance of the shares of Parent Common Stock, Warrants and Warrant Shares pursuant to this Agreement and such filings, authorizations or approvals as may be set forth in Section 4.04 of the Disclosure Schedule which is being delivered by Parent to the Company herewith (the "Parent Disclosure Schedule"), no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (1) the execution and delivery by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the Merger and the other transactions contemplated hereby, and (2) the execution and delivery by Massachusetts Bank of the Bank Merger Agreement and the consummation by Massachusetts Bank of the transactions contemplated thereby, except where the failure to obtain such consents or approvals, or to make such filings or registrations, would not prevent or delay the Merger or the Bank Merger or otherwise prevent Parent or Merger Subsidiary from performing their respective obligations under this Agreement or prevent Massachusetts Bank from performing its obligations under the Bank Merger Agreement, or would not have a Material Adverse Effect on Parent. The vote of the holders of the outstanding shares of Parent Common Stock is not required to approve this Agreement or the transactions contemplated hereby.

     4.05 FINANCIAL STATEMENTS. Parent has previously made available to the Company copies of the consolidated balance sheets of Parent and its Subsidiaries as of December 31 for the fiscal years 1992 and 1993 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years 1991 through 1993, inclusive, as reported in the Parent 1993 10-K. The December 31, 1993 consolidated balance sheet of Parent (including the related notes, where applicable) fairly presents in all material respects the consolidated financial position of Parent and its Subsidiaries as of the date thereof, and the other financial statements referred to in this
Section 4.05 (including the related notes where applicable) fairly present in all material respects, and the financial statements referred to in Section 6.10 hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount) in all material respects, the results of the consolidated operations and changes in shareholders' equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section
6.10 hereof will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q.

     4.06 BROKER'S FEES. Neither Parent, Massachusetts Bank or any Parent Subsidiary, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement or the Bank Merger Agreement.

     4.07 ABSENCE OF CERTAIN CHANGES OR EVENTS.

     (a) Since December 31, 1993:

          (i) there has not been any Material Adverse Effect on Parent and its Subsidiaries taken as a whole;

          (ii) there has not been any incurrence by Parent of any liability that has had, or to the knowledge of Parent could reasonably be expected to have, a Material Adverse Effect on Parent and its Subsidiaries taken as a whole;

          (iii) there has not been any agreement, contract or commitment entered into, or agreed to be entered into, except for those in the ordinary course of business none of which has had a Material Adverse Effect on Parent and its Subsidiaries taken as a whole;

          (iv) there has not been any change in any of the accounting methods or practices of Parent or any of its Subsidiaries other than changes required by applicable law or generally accepted accounting principles.

     4.08 LEGAL PROCEEDINGS. There are no pending or to the knowledge of Parent, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against Parent or any Significant Subsidiary of Parent, as to which there is a reasonable likelihood of adverse determination and which if adversely determined, would (i) have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole, or (ii) as of the date hereof, prevent or materially and adversely affect Parent's ability to consummate the transactions contemplated hereby.

     4.09 SEC REPORTS. Parent has previously made available to the Company a true and complete, in all material respects, copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1990 by Parent with the SEC pursuant to the Securities Act or the Exchange Act (the "Parent Reports") and (b) communication mailed by Parent to its shareholders since January 1, 1990, and, as of their respective dates, no such Parent Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

     4.10 PARENT AND MERGER SUBSIDIARY INFORMATION. The information provided in writing by Parent or Merger Subsidiary for inclusion in the Proxy Statement and the S-4 will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

     4.11 COMPLIANCE WITH APPLICABLE LAW. Parent and each of its Subsidiaries holds, and have at all times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default under any, applicable law, statute, order, rule or regulation of any Governmental Entity relating to Parent or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not have a Material Adverse Effect on Parent, and neither Parent nor any of its Subsidiaries has received notice of any material violations of any of the above.

     4.12 OWNERSHIP OF COMPANY COMMON STOCK; AFFILIATES AND ASSOCIATES. Neither Parent nor any of its affiliates or associates (as such terms are defined under the Exchange Act), (i) beneficially own, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than Trust Account Shares and DPC Shares). Neither Parent nor any of its Subsidiaries is an "affiliate" (as such term is defined in DGCL sec.202(c)(1)) or an "associate" (as such term is defined in DGCL sec.203(C)(2)) of the Company.

     4.13 AGREEMENTS WITH REGULATORY AGENCIES.  Except as set forth in Section
4.13 of the Parent Disclosure Schedule or as disclosed in Parent's Annual Report on Form 10-K for the year ended December 31, 1993, neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any Regulatory Agreement with any Regulatory Agency or other Governmental

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Entity that restricts in any material respect the conduct of its business or that relates in any manner to its capital adequacy, its credit policies or its management, nor has Parent or any of its Subsidiaries been notified by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

     4.14 REGULATORY APPROVALS. Parent is not, as of the date hereof, aware of any reason why the regulatory approvals required to be obtained by it or any of its Subsidiaries to consummate the Merger and the Bank Merger would not be satisfied within the time frame customary for transactions of the nature contemplated thereby.

                                   ARTICLE V

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     5.01 COVENANTS OF THE COMPANY. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or the Bank Merger Agreement or with the prior written consent of Parent, the Company and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice. The Company will use all reasonable efforts to (x) preserve its business organization and that of its Significant Subsidiaries intact, (y) keep available to itself and Parent the present services of the employees of the Company and its Significant Subsidiaries and (z) preserve for itself and Parent the goodwill of the customers of the Company and its Significant Subsidiaries and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in Section 5.01 of the Company Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by Parent, the Company shall not, and shall not permit any of its Subsidiaries to:

          (a) solely in the case of the Company, declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, except (i) for the declaration and payment of regular quarterly cash dividends in an amount not to exceed $0.30 per share of Company Common Stock, provided, however, that the Company's regular quarterly cash dividend may be increased by up to ten percent per share beginning in the first quarter of 1995, and (ii) that the parties agree (x) to consult with respect to the amount of the last Company quarterly dividend payable prior to the Effective Time with the objective of assuring that the shareholders of the Company do not experience a shortfall based on the record and payment dates of their last dividend prior to the Merger and (y) that the Company may pay a special dividend to holders of record of Company Common Stock immediately prior to the Effective Time consistent with the objective described in clause (x) above;

          (b) (i) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock except upon the exercise or fulfillment of rights or options issued or existing pursuant to employee benefit plans, programs or arrangements, all to the extent outstanding and in existence on the date of this Agreement, or (ii) repurchase, redeem or otherwise acquire (except for the acquisition of shares pursuant to the Bank ESOP or of Trust Account Shares and DPC Shares), any shares of the capital stock of the Company or any Company Subsidiary, or any securities convertible into or exercisable for any shares of the capital stock of the Company or any Company Subsidiary;

          (c) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Company Common Stock pursuant to stock options or similar rights to acquire Company Common Stock granted pursuant to the Company Stock Plan and outstanding prior to the date of this Agreement, or (ii) the sale of Company Common Stock under the Bank ESOP, in accordance with their present terms;

          (d) amend its Certificate of Incorporation or By-laws;

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

          (e) enter into any real property lease for a term longer than one year;

          (f) make any capital expenditures in excess of $500,000 in the aggregate;

          (g) enter into any new line of business;

          (h) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business, which would be material to the Company;

          (i) take any action that is intended or would result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement or the Bank Merger Agreement, except, in every case, as may be required by applicable law;

          (j) change its methods of accounting in effect at December 31, 1993, except as required by changes in GAAP or regulatory accounting principles as concurred to by the Company's independent auditors;

          (k) except as required by applicable law or to maintain qualification pursuant to the Code, (i) adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between the Company or any Company Subsidiary and one or more of its current or former directors, officers or employees or (ii) except for normal increases in the ordinary course of business consistent with past practice or as set forth in Section 5.01 of the Company Disclosure Schedule, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

          (l) except in the case that the Alternative Merger is to be consummated, knowingly take or cause to be taken any action which would disqualify the Merger as a tax free reorganization under Section 368 of the Code;

          (m) other than activities in the ordinary course of business consistent with prior practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;

          (n) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

          (o) file any application to open, relocate or terminate the operations of any banking office of the Bank;

          (p) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business;

          (q) purchase or sell loans in bulk;

          (r) foreclose upon or take deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property; or foreclose upon such commercial real estate if such environmental assessment indicates the presence of hazardous material in amounts which, if such foreclosure were to occur, would be reasonably likely to result in a Material Adverse Effect on the Company and its Subsidiaries taken as a whole;

          (s) subject to Section 6.14, change the Company's policies and practices with respect to asset liability management in any material respect; or

          (t) agree to do any of the foregoing.

     5.02 NO SOLICITATION. Neither the Company nor any Company Subsidiary nor any of the directors, officers, employees, representatives or agents of the Company or other persons controlled by the Company shall, except to the extent required by applicable law relating to fiduciary obligations of directors, upon advice of counsel, solicit or hold discussions or negotiations with, or assist or provide any information to, any person, entity, or group (other than Parent) concerning any merger, disposition of a significant portion of its assets, or acquisition of a significant portion of its capital stock or similar transactions involving the Company or any Company Subsidiary. Nothing contained in this Section 5.02 shall prohibit the Company or its Board of Directors from taking and disclosing to the Company's shareholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or making such other disclosure to the Company's shareholders which, in the judgment of the Board of Directors, based upon the advice of counsel, may be required under applicable law. The Company will promptly communicate to Parent the terms of any proposal, discussion, negotiation, or inquiry relating to a merger or disposition of a significant portion of its capital stock or similar transaction involving the Company or any Company Subsidiary and the identity of the party making such proposal or inquiry, which it receives with respect to any such transaction.

     5.03 COVENANTS OF PARENT. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of the Company, Parent and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice and use all reasonable efforts to preserve intact their present business organizations and relationships. Without limiting the generality of the foregoing and as otherwise contemplated by this Agreement or consented to in writing by the Company, Parent shall not, and shall not permit any of its Subsidiaries to:

          (a) take any action that is intended or would result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement or the Bank Merger Agreement, except, in every case, as may be required by applicable law;

          (b) change its methods of accounting in effect at December 31, 1993, except in accordance with changes in GAAP or regulatory accounting principles as concurred to by Parent's independent auditors;

          (c) except in the case that the Alternative Merger is to be consummated, knowingly take or cause to be taken any action which would disqualify the Merger as a tax free reorganization under Section 368 of the Code;

          (d) take or cause to be taken any action which would, or may reasonably be expected to, significantly delay or otherwise adversely affect the regulatory approvals required to consummate the Merger; or

          (e) agree to do any of the foregoing.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     6.01 REGULATORY MATTERS.

     (a) The Company shall promptly prepare the Proxy Statement and Parent shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. The S-4 will constitute the Registration Statement registering the issuance of the Warrants and Parent Common Stock pursuant to this Agreement and the issuance of the Warrant Shares upon exercise of the Warrants. Each of the Parent and the Company shall use their best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall thereafter promptly mail the Proxy Statement to its shareholders. Parent shall also use its best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement and the Bank Merger Agreement, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such action.

     (b) The parties hereto shall cooperate with each other and use their best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger and the Bank Merger). The Company and Parent shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

     (c) Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their respective Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated hereby.

     (d) Parent and the Company shall promptly furnish each other with copies of written communications received by Parent or the Company, as the case may be, or any of their respective Subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

     6.02 ACCESS TO INFORMATION.

     (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Parent, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or Federal or state banking laws (other than reports or documents which the Company is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request (other than information which the Company is not permitted to disclose under applicable law). Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of the Company's customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Parent will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated April 11, 1994, between Parent and the Company (the "Confidentiality Agreement").

     (b) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Parent shall, and shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the Company and the Bank, access, during normal business hours during the period prior to the Effective Time, to such information regarding Parent and its Subsidiaries as shall be reasonably

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

necessary for the Company to fulfill its obligations pursuant to this Agreement to prepare the Proxy Statement or which may be reasonably necessary for the Company to confirm that the representations and warranties of Parent contained herein are true and correct and that the covenants of Parent contained herein have been performed in all material respects. Neither Parent nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Parent's customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. During the period from the date of this Agreement to the Effective Time, Parent will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than monthly) with representatives of the Company and the Bank and to report the general status of the ongoing operations of Parent and its Subsidiaries.

     (c) All information furnished by Parent to the Company or its representatives pursuant hereto shall be treated as the sole property of Parent and, if the Merger shall not occur, the Company and its representatives shall return to Parent or destroy all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. The Company shall, and shall use its reasonable efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue from the date the proposed Merger is abandoned and shall not apply to (i) any information which (x) was already in the Company's possession prior to the disclosure thereof by Parent; (y) was then generally known to the public; or (z) was disclosed to the Company by a third party not bound by an obligation of confidentiality or (ii) disclosures made as required by law. It is further agreed that, if in the absence of a protective order or the receipt of a waiver hereunder the Company is nonetheless, in the opinion of its counsel, compelled to disclose information concerning Parent to any tribunal or governmental body or agency or else stand liable for contempt or suffer other censure or penalty, the Company may disclose such information to such tribunal or governmental body or agency without liability hereunder.

     6.03 SHAREHOLDER MEETING. The Company shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders to be held as soon as is reasonably practicable after the date on which the S-4 becomes effective for the purpose of voting upon the approval of this Agreement. The Company will, through its Board of Directors, recommend to its shareholders approval of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its shareholders in connection with this Agreement; provided, however, that nothing contained in this Section 6.03 or elsewhere in this Agreement shall prohibit the Company's Board of Directors from failing to make such recommendation or modifying or withdrawing its recommendation, if such Board shall have concluded in good faith with the advice of counsel that such action is required to prevent such Board from breaching its fiduciary duties to the shareholders of the Company, and no such action shall constitute a breach of this Agreement.

     6.04 LEGAL CONDITIONS TO MERGER. Each of Parent and the Company shall, and shall cause each of its Subsidiaries to, use its best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger or the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger and the Bank Merger and the other transactions contemplated by this Agreement. Parent also agrees to accept any conditions related to savings bank life insurance, the discontinuation of impermissible activities or the divestiture of the Company's or the Bank's direct or indirect interests in real estate or other investments which are required by any Regulatory Agency in connection with procuring the regulatory approvals required to consummate the Merger and the Bank Merger.

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

     6.05 RESTRICTIONS ON RESALE. The Company shall use all reasonable efforts to cause each director, executive officer and other person of the Company who, at the time of the shareholder's meeting called by the Company to approve this Agreement, is an "affiliate" of the Company (for purposes of Rule 145 under the Securities Act) and who has indicated to the Company that such person intends to elect to receive Parent Common Stock pursuant to the Merger, to execute "affiliate letters" prior to the Effective Time providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of Parent Common Stock received by such person in the Merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder. Parent shall use all reasonable efforts to comply with Rule 144(c) under the Securities Act in order that all such persons may resell such Parent Common Stock pursuant to Rule 145(d) under the Securities Act.

     6.06 STOCK EXCHANGE LISTING. Parent shall cause the Warrants and the shares of Parent Common Stock to be issued in the Merger and the Warrant Shares to be approved for listing on the Stock Exchange, subject to official notice of issuance, prior to the Effective Time.

     6.07 EMPLOYEE BENEFIT PLANS.

     (a) From and after the Effective Time and subject to applicable law, the Surviving Corporation and the Surviving Bank shall provide the employees of the Company ("Company Employees") with the same benefits provided to its own employees; provided, that Parent shall not treat any such employee as a "new" employee for purposes of any exclusion for an existing condition under any health, dental or similar plan of Parent, the Surviving Corporation, or the Surviving Bank. Notwithstanding anything to the contrary herein, with respect to benefits payable to employees who shall have retired from the Company and its Subsidiaries, whether before or after the Effective Time, the Surviving Corporation and the Surviving Bank shall in no event take any action to reduce such benefits and shall take such action as it deems appropriate from time to time with respect to possible increases in the level of such benefits, taking into consideration among other factors any similar increases which Parent shall have effected with respect to its retired employees.

     (b) With respect to the provision of benefits to the Company's employees pursuant to Section 6.07(a) hereof, to the extent that Company Employees become participants in any employee benefit plans maintained by the Surviving Corporation, the Surviving Bank, Parent or any of its Subsidiaries ("Parent Plans"), Company Employees shall be credited under the Parent Plans for all prior years of service with the Company and any Subsidiary of the Company (and any entities acquired by the Company or the Bank to the same extent as the Company or the Bank recognize such service) for all purposes, including but not limited to eligibility and vesting, vacation time and 401(k) plans, but excluding benefit accrual under the qualified defined benefit pension plan of the Surviving Corporation, the Surviving Bank, Parent or any of its Subsidiaries, to the extent of any duplication in benefits, to the extent such service was recognized by the Company or any Subsidiary of the Company under any of its plans.

     (c) The provisions of this Section 6.07 are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each officer and employee covered hereby and his or her heirs and representatives.

     6.08 EMPLOYEE TERMINATION AND OTHER BENEFITS.

     (a) Following the Effective Time, Parent shall honor and shall cause the Company and the Bank, or any of their respective successors, including without limitation, the Surviving Corporation and the Surviving Bank, to honor in accordance with their terms all employment, severance and other compensation agreements and arrangements which are between the Company or the Bank and any director, officer or employee thereof and which have been disclosed in Section
5.01 of the Company Disclosure Schedule, and to assume all duties, liabilities and obligations under such agreements. Parent agrees for itself and its Subsidiaries that the consummation of the transactions contemplated hereby is a "Change in Control" as defined in the Special Termination Agreements between the Company and/or the Bank and certain officers as disclosed in the Company Disclosure Schedule.

     (b) Parent agrees to offer, or cause the Surviving Bank to offer, continued comparable employment on and after the Effective Time to all employees of the Company or the Company Subsidiaries who were such immediately prior to the Effective Time. Employees of the Company or the Company Subsidiaries who are

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

terminated on or within two years after the Effective Time shall be provided, in addition to all other applicable benefits, severance and other benefits set forth in Section 5.01 of the Company Disclosure Schedule, with the following:

          (i) the greater or more favorable of the severance and other benefits set forth in (x) Fleet Financial Group, Inc.'s Severance Pay and Benefits Plan appended to Section 6.08 of the Parent Disclosure Schedule, or (y) Parent's severance pay and benefits plan policy existing on the date of termination; and

          (ii) continuation of health benefits for one year after termination on the same terms and conditions as though they had remained active employees of Parent or the Surviving Corporation or the Surviving Bank (provided, that such employees shall not be treated as "new" employees for purposes of any exclusion for an existing condition under any health or similar plan), and thereafter shall be entitled to continuation benefits (such as COBRA) for an additional eighteen month period determined as though their employment had terminated at the end of such one-year period.

     (c) The provisions of this Section 6.08 are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each officer and employee covered hereby and his or her heirs and representatives.

     6.09 INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.

     (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of the Company or any of its Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of the Company, any of the Company Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that the Company shall indemnify and hold harmless and that after the Effective Time, the Surviving Corporation and Parent shall indemnify and hold harmless, as and to the fullest extent permitted by applicable law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), (i) the Company, and the Surviving Corporation and Parent after the Effective Time, shall promptly pay expenses in advance of the final disposition of any claim, action, suit, proceeding or investigation to each Indemnified Party to the full extent permitted by law, (ii) the Indemnified Parties may retain counsel satisfactory to them, and the Company, and the Surviving Corporation and Parent after the Effective Time, shall pay all fees and expenses of such counsel for the Indemnified Parties within thirty days after statements therefor are received, and (iii) the Company, the Surviving Corporation and Parent will use their respective best efforts to assist in the vigorous defense of any such matter; provided, that none of the Company, the Surviving Corporation or Parent shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided further, that the Surviving Corporation and Parent shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 6.09, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Company and, after the Effective Time, the Surviving Corporation and Parent, thereof, provided, that the failure to so notify shall not affect the obligations of the Company, the Surviving Corporation and Parent, except to the extent such failure to notify materially prejudices such party.

     (b) Parent agrees that all rights to indemnification existing in favor, and all limitations on the personal liability, of the Indemnified Parties provided for in the Company's Certificate of Incorporation or By-laws or the Charter or By-laws or similar organizational documents of any of its Subsidiaries as in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of not less than six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the disposition of such Claim.

     (c) Parent shall cause the persons serving as officers and directors of the Company immediately prior to the Effective Time to be covered for a period of three (3) years from the Effective Time by the directors' and officers' liability insurance policy maintained by the Company (provided, that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring at or prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall Parent be required to expend more than the amount (the "Insurance Amount") equal to 200% of the current amount expended by the Company and the Bank to maintain or procure insurance coverage pursuant hereto.

     (d) In the event Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this section.

     (e) The provisions of this Section 6.09 are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     6.10 SUBSEQUENT INTERIM AND ANNUAL FINANCIAL STATEMENTS. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter ending after December 31, 1993, Parent will deliver to the Company and the Company will deliver to Parent their respective Quarterly Reports on Form 10-Q, as filed with the SEC under the Exchange Act. As soon as reasonably available, but in no event later than April 1, 1995, Parent will deliver to the Company and the Company will deliver to Parent their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 1994, as filed with the SEC under the Exchange Act.

     6.11 ADDITIONAL AGREEMENTS. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purpose of this Agreement, or the Bank Merger Agreement, or to vest the Surviving Corporation or the Surviving Bank with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger or the Bank Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Parent.

     6.12 DISCLOSURE SUPPLEMENTS. From time to time prior to the Effective Time, each party will promptly supplement or amend the Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedules shall have any effect for the purposes of determining satisfaction of the conditions set forth in Sections 7.02(a) or 7.03(a) hereof, as the case may be, or the compliance by the Company or Parent, as the case may be, with the respective covenants set forth in Sections 5.01 and
5.03 hereof.

     6.13 CURRENT INFORMATION.

     (a) During the period from the date of this Agreement to the Effective Time, the Company will cause one or more of its designated representatives to be available to confer on a regular and frequent basis (not less than monthly) with representatives of Parent and to report the general status of the ongoing operations of the Company and its Subsidiaries. The Company will promptly notify Parent of any material change in the normal course of business of the Company or any of its Subsidiaries and of any governmental complaints, investigations or hearings or the institution of significant litigation involving the Company or any of its Subsidiaries and will keep Parent reasonably informed of such events.

     (b) Parent will promptly notify the Company of any material change in the normal course of business of Parent or any of its Subsidiaries and of any governmental complaints, investigations or hearings, or the institution of significant litigation involving Parent or any of its Subsidiaries, and will keep the Company reasonably informed of such events.

     6.14 ALCO MANAGEMENT. The Company agrees that during the period from the date of this Agreement to the Effective Time, the Company will consult and cooperate with Parent in the development and implementation of a program to manage the Company's interest rate sensitive assets and liabilities.

     6.15 EXECUTION AND AUTHORIZATION OF BANK MERGER AGREEMENT. As soon as reasonably practicable after the date of this Agreement, (a) Parent shall (i) cause the Board of Directors of Massachusetts Bank to approve the Bank Merger Agreement, (ii) cause Massachusetts Bank to execute and deliver the Bank Merger Agreement, and (iii) approve the Bank Merger Agreement as the sole shareholder of Massachusetts Bank, and (b) the Company shall (i) cause the Board of Directors of the Bank to approve the Bank Merger Agreement, and (ii) cause the Bank to execute and deliver the Bank Merger Agreement. The Bank Merger Agreement shall contain terms that are normal and customary in light of the transactions contemplated hereby and necessary to carry out the purposes of this Agreement.

     6.16 ORGANIZATION OF MERGER SUBSIDIARY.

     (a) Prior to the mailing of the Proxy Statement to stockholders of the Company for approval of the Merger, Parent will take any and all necessary action to cause (i) Merger Subsidiary to be organized, (ii) Merger Subsidiary to become a direct wholly owned subsidiary of Parent, (iii) the directors and sole stockholder of Merger Subsidiary to approve this Agreement and the consummation of the transactions contemplated hereby, (iv) Merger Subsidiary to execute one or more counterparts to this Agreement and to deliver at least one such counterpart so executed to the Company, whereupon Merger Subsidiary shall become a party to and be bound by this Agreement, and (v) if the Alternative Merger is to be consummated, Merger Subsidiary to take all necessary action to complete the transactions contemplated hereby subject to the terms and conditions hereof.

     (b) On and as of the date Merger Subsidiary becomes a party to this Agreement, Parent and Merger Subsidiary shall, jointly and severally, represent and warrant to the Company as follows:

          (i) Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and all of its outstanding capital stock is owned directly by Parent, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares of capital stock are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement;

          (ii) Merger Subsidiary has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Merger Subsidiary and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Merger Subsidiary and by Parent in its capacity as sole stockholder of Merger Subsidiary and no other corporate proceedings on the part of Merger Subsidiary are necessary to consummate the transaction contemplated hereby and will not (A) conflict with or violate the Certificate of Incorporation or By-laws of Merger Subsidiary or (B) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Merger Subsidiary or by which any of its properties or assets is bound or affected; and

          (iii) Merger Subsidiary has duly and validly executed and delivered this Agreement and this Agreement (assuming adoption of the Agreement by the requisite vote of the Company's shareholders and the due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Merger Subsidiary enforceable against Merger Subsidiary in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

                                  ARTICLE VII

                              CONDITIONS PRECEDENT

     7.01 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) SHAREHOLDER APPROVAL. This Agreement shall have been approved and adopted by the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote thereon.

          (b) STOCK EXCHANGE LISTING. The Warrants, shares of Parent Common Stock which shall be issued to the shareholders of the Company upon consummation of the Merger and the Warrant Shares shall have been authorized for listing on the Stock Exchange, subject to official notice of issuance.

          (c) OTHER APPROVALS. All regulatory approvals required to consummate the Merger and the Bank Merger shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

          (d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (e) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No order, injunction or decree issued by any court or agency of competent jurisdiction (an "Injunction") preventing the consummation of the Merger or the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

     7.02 CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUBSIDIARY. The obligation of Parent and Merger Subsidiary to effect the Merger is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that, for purposes hereof, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct represent, in the aggregate, a Material Adverse Effect (as defined in Section 3.01 hereof). Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

          (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

          (c) CONSENTS UNDER AGREEMENTS. The consent, approval or waiver of each person (other than of the Governmental Entities with responsibility for the regulatory approvals referred to in Section 7.01(c)) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of the Company or any Company Subsidiary of the Company under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument shall have been obtained, except where the failure to obtain such consent, approval or waiver would not have a Material Adverse Effect on the Company or its Subsidiaries taken as a whole.

          (d) LEGAL OPINION. Parent shall have received the opinion of Goodwin, Procter & Hoar, counsel to the Company, dated the Closing Date, in a form that is customary for transactions of this type. As to any matter in such opinion which involves matters of fact or matters relating to laws other than Federal securities law, such counsel may rely upon the certificates of officers and directors of the Company and its Subsidiaries and of public officials and opinions of local counsel, reasonably acceptable to Parent.

          (e) ACCOUNTANT'S LETTER. The Company shall have caused to be delivered to Parent letters from KPMG Peat Marwick, independent public accountants with respect to the Company, dated the date on which the Registration Statement or last amendment thereto shall become effective, and dated the date of the Closing, and addressed to Parent and the Company, with respect to the Company's consolidated financial position and results of operations, which letters shall be based upon agreed upon procedures to be specified by Parent, which procedures shall be consistent with applicable professional standards for letters delivered by independent accountants in connection with comparable transactions.

     7.03 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions (except that the condition set forth in Section 7.03(d) shall not be a condition to the Company's obligations to effect the Alternative Merger):

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Merger Subsidiary (if the Alternative Merger is to be effected) and Parent set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that, for purposes hereof, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct represent, in the aggregate, a Material Adverse Effect (as defined in Section 3.01 hereof). The Company shall have received a certificate signed on behalf of Merger Subsidiary (if the Alternative Merger is to be effected) and Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to the foregoing effect.

          (b) PERFORMANCE OF OBLIGATIONS. Merger Subsidiary (if the Alternative Merger is to be effected) and Parent shall have each performed in all material respects all obligations required to be performed by such party under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

          (c) CONSENTS UNDER AGREEMENTS. The consent or approval of each person (other than of the Governmental Entities with responsibility for the regulatory approvals referred to in Section 7.01(c)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which Parent or any of its Subsidiaries is a party or is otherwise bound, except those for which failure to obtain such consents and approvals would not have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole (after giving effect to the transactions contemplated hereby).

          (d) FEDERAL TAX OPINION. The Company shall have received from its counsel, an opinion dated as of the Effective Time, in form and substance reasonably satisfactory to the Company, rendered on the basis of facts, representations, and assumptions set forth in such opinion or in writing elsewhere and referred to therein, substantially to the effect that for federal income tax purposes (i) the Merger constitutes a reorganization within the meaning of Section 368(a) of the Code, and (ii) Parent and the Company each will be a party to the reorganization within the meaning of
     Section 368(b) of the Code (noting, however, that the nontaxability of the shareholders of the Company resulting from such reorganization does not extend to cash received as Per Share Cash Consideration, cash in lieu of a fractional shares interest in Parent Common Stock, cash received by the holders of Dissenting Shares or the Warrants, if any). In rendering any such opinion, such counsel may require and, to the extent they deem necessary or appropriate may rely upon, opinions of other counsel and upon representations made in certificates of officers of the Company, Parent, affiliates of the foregoing, and others.

          (e) LEGAL OPINION. The Company shall have received the opinion of Edwards & Angell, counsel to Parent, dated the Closing Date, in a form that is customary for transactions of this type. As to any matter in such opinion which involves matters of fact or matters relating to laws other than Federal securities law, Rhode Island law or Delaware corporate law, such counsel may rely upon the certificates of officers and directors of Parent and of public officials and opinions of local counsel, reasonably acceptable to the Company.

          (f) OPINION OF FINANCIAL ADVISOR. The Company shall have received an opinion, dated as of the date of the Proxy Statement, from Salomon Brothers Inc to the effect that as of the date thereof the consideration to be received by the shareholders of the Company pursuant to the Merger is fair to such shareholders from a financial point of view.

                                  ARTICLE VIII

                           TERMINATION AND AMENDMENT

     8.01 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company:

          (a) by mutual consent of Parent, Merger Subsidiary and the Company in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

          (b) by either Parent and Merger Subsidiary or the Company upon written notice to the other party (i) ninety days after the date on which any request or application for a regulatory approval required to consummate the Merger shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such requisite regulatory approval, unless within the ninety day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, provided, however, that no party shall have the right to terminate this Agreement pursuant to this
     Section 8.01 (b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein, or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement;

          (c) by either Parent and Merger Subsidiary or the Company if the Merger shall not have been consummated on or before May 31, 1995, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in any material respect the covenants and agreements of such party set forth herein;

          (d) by either Parent and Merger Subsidiary or the Company if (i) any approval of the shareholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment or postponement thereof, or (ii) the Company's Board of Directors determines that it will not recommend to its shareholders approval, or modifies or withdraws its recommendation, of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its shareholders in connection with this Agreement, if such Board shall have concluded with the advice of counsel that such action is required to prevent such Board from breaching its fiduciary obligations to the shareholders of the Company;

          (e) by either Parent and Merger Subsidiary or the Company (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach shall not have been cured within forty-five

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

     days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing; or

          (f) by either Parent and Merger Subsidiary or the Company (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within forty-five days following receipt by the breaching party of written notice of such breach from the other party hereto.

     8.02 EFFECT OF TERMINATION; EXPENSES.

     (a) In the event of termination of this Agreement by either Parent and Merger Subsidiary or the Company as provided in Section 8.01, this Agreement shall forthwith become void and have no effect except (i) Sections 6.02(c), 8.02 and 9.03 and the last sentence of Section 6.02(a) (except as noted in Section 8.02(c)), shall survive any termination of this Agreement, and (ii) no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

     (b) If this Agreement is terminated, expenses of the parties hereto shall be determined as follows:

          (i) Any termination of this Agreement pursuant to Section 8.01(a) or
     Section 8.01(d) hereof shall be without cost, expense or liability on the part of any party to the other. Any termination of this Agreement pursuant to Section 8.01(e) or Section 8.01(f) hereof shall also be without cost, liability or expense on the part of any party to the others, unless the breach of a representation or warranty or the breach of a covenant or agreement is caused by the willful conduct or gross negligence of a party in which event said party shall be liable to the other party for all out-of-pocket costs and expenses, including, without limitation, reasonable legal, accounting and investment banking fees and expenses, incurred by such other party in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder ("Expenses").

          (ii) If this Agreement is terminated pursuant to Section 8.01(b) or
     Section 8.01(c) or the transactions contemplated hereby otherwise fail to be consummated, in any such case because of the failure to receive any required regulatory approval, Parent shall reimburse the Company for all Expenses up to a maximum of $1,500,000.

          (iii) The payment of Expenses is not an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto at law or in equity and no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provisions of this Agreement.

     (c) In order to induce Parent to enter into this Agreement and to reimburse Parent for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, the Company will make a cash payment to Parent of $8,000,000 (the "Expense Fee") if and only if:

          (i)(x) the Company has terminated this Agreement pursuant to Section 8.01(d) or (y) Parent and Merger Subsidiary have terminated this Agreement pursuant to Sections 8.01(e) or 8.01(f) and the breach of the representation, warranty, covenant or agreement was caused by the willful conduct or gross negligence of the Company, and

          (ii)(x) within six (6) months of any such termination, (A) the Company shall have entered into an agreement to engage in an Acquisition Transaction with any person other than Parent or any subsidiary or affiliate of Parent or (B) the Board of Directors of the Company shall have approved an Acquisition Transaction or recommended that shareholders of the Company approve or accept any Acquisition Transaction with any person other than Parent or any subsidiary or affiliate of Parent, or (y) in the case of a termination pursuant to Section 8.01(d), at the time of such termination any person other than Parent or any subsidiary or affiliate of Parent, shall have made a bona fide proposal to the Company or its shareholders to engage in an Acquisition Transaction by public announcement or written communication that shall be or become the subject of public disclosure.

Any payment required by the previous sentence will be (i) payable by the Company to Parent (by wire transfer of immediately available funds to an account designated by Parent) within five business days after demand by Parent and (ii) net of any other payments made by the Company to Parent pursuant to the provisions of Section 8.02(b)(i). In the event of a termination under circumstances that would trigger a payment under this Section 8.02(c), the standstill provisions contained in the Confidentiality Agreement shall terminate.

     Notwithstanding anything to the contrary set forth in this Agreement, if the Company pays Parent the Expense Fee, the Company will have no further obligations or liabilities to Parent with respect to this Agreement or the transactions contemplated by this Agreement.

     For purposes of this Agreement, "Acquisition Transaction" shall mean (i) a merger, consolidation or other similar transaction with the Company, (ii) any sale, lease or other disposition of 25% or more of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of transactions, or (iii) any tender or exchange offer for 25% or more of the outstanding shares of Company Common Stock.

     8.03 AMENDMENT. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the Company's shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Company's shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.04 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the Company's shareholders, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the Company's shareholders hereunder other than as contemplated by this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.01 CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at the offices of Goodwin, Procter & Hoar, One Exchange Place, Boston, Massachusetts 02109, at 10:00 a.m. on a date selected by Parent, which shall be not more than five business days after the satisfaction of the conditions set forth in Section 7.01 hereof or at such other date, time and place as is mutually agreed upon by the Company and Parent. The date on which such Closing takes place is referred to herein as the "Closing Date". Parent shall provide the Company written notice of the date selected by it as the Closing Date at least five business days prior to such date.

     9.02 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

     9.03 EXPENSES. Except as provided by Section 8.02(b) hereof, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, provided, however, that the costs and expenses of printing and mailing the Proxy Statement, and all filing and other fees paid to the SEC or any other Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated hereby, shall be borne by Parent, provided, however, that nothing contained herein shall limit either party's rights under Section 8.02 hereof, including, but not limited to, the right to recover any liabilities or damages arising out of the other party's willful breach of any provision of this Agreement.

     9.04 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopies (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) if to Parent or Merger Subsidiary, to:

              Fleet Financial Group, Inc.
              50 Kennedy Plaza
              Providence, Rhode Island 02903-2305
              Attn: William C. Mutterperl, General Counsel

     with a copy to:

              Edwards & Angell
              2700 Hospital Trust Plaza
              Providence, Rhode Island 02903-2305
              Attn: Duncan Johnson, Esq.

          (b) if to the Company, to:

              NBB Bancorp, Inc.
              174 Union Street
              New Bedford, MA 02740
              Attn: Robert McCarter, Chairman

     with a copy to:

              Goodwin, Procter & Hoar
              Exchange Place
              Boston, MA 02109
              Attn: Paul W. Lee, P.C.
                    Regina M. Pisa, P.C.

     9.05 INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to be May 9, 1994.

     9.06 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     9.07 ENTIRE AGREEMENT. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement.

     9.08 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

     9.09 JURISDICTION AND VENUE. The parties consent to the jurisdiction of all federal and state courts in Massachusetts, and agree that venue shall lie exclusively in Boston, Suffolk County, Massachusetts.

     9.10 ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in the last sentence of Section 6.02(a) and in Section 6.02(c) of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the last sentence of Section 6.02(a) and
Section 6.02(c) of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.11 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     9.12 PUBLICITY. Except as otherwise required by law or the rules of the Stock Exchange, so long as this Agreement is in effect, neither Parent nor the Company shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

     9.13 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     IN WITNESS WHEREOF, the Company and Parent have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                          NBB BANCORP, INC.

                                          By: /s/  ROBERT MCCARTER
                                              --------------------
                                              Title: Chairman and President
Attest:

By: /s/  CAROL E. CORREIA
    ----------------------
    Title: Secretary

                                          FLEET FINANCIAL GROUP, INC.

                                          By: /s/  H. JAY SARLES
                                              --------------------
                                              Title: Vice Chairman
Attest:

By: /s/  BRIAN T. MOYNIHAN
    ----------------------
    Title: Vice President

                                                                       EXHIBIT B

                                                                October 26, 1994

The Board of Directors
NBB Bancorp, Inc.
174 Union Street
New Bedford, MA 02740

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to holders of shares of common stock, $0.10 par value (the "Company Common Stock"), of NBB Bancorp, Inc. (the "Company") of the consideration to be received by such shareholders in the proposed merger (the "Merger") of the Company with Fleet Financial Group, Inc. ("Fleet") pursuant to the Agreement and Plan of Merger, dated as of May 9, 1994, and amended and restated as of August 26, 1994, (the "Agreement") between the Company and Fleet. All references to the Merger in this Opinion shall be deemed to include the "Alternative Merger" as defined in the Agreement. Under the terms of the Agreement, each outstanding share of Company Common Stock will be converted into the right to receive $48.50 either in cash or in shares of common stock, $1.00 par value (the "Fleet Common Stock"), of Fleet and approximately 0.276 warrants to purchase one share of Fleet Common Stock determined as provided and subject to the limitations set forth in the Agreement.

As you are aware, Salomon Brothers Inc from time to time has provided investment banking and financial advisory services to the Company for which we have received customary compensation. Such services have included acting as a manager in the initial public offering of Company Common Stock on March 12, 1987. Salomon Brothers Inc from time to time has also provided investment banking and financial advisory services to Fleet for which we have received customary compensation. Such services have included acting as a managing underwriter of offerings of common stock, subordinated debt and senior debt by Fleet; acting as an agent for Fleet's medium term note program; acting as a managing underwriter for the initial public offering of common stock of Fleet Mortgage Group ("Fleet Mortgage"), an 80% owned subsidiary of Fleet; acting as an agent for Fleet Mortgage's medium term note program; and acting as financial advisor to Fleet in connection with certain acquisitions. In addition, in the ordinary course of our business, we actively trade the debt and equity securities of Fleet and Fleet Mortgage and the equity securities of the Company for our own account and for the accounts of our customers and, accordingly, at any time may hold a long or short position in such securities.

In arriving at our opinion, we have reviewed and analyzed, among other things, the following: (i) the Agreement; (ii) the Registration Statement on Form S-4 relating to the Fleet Common Stock, filed with the Securities and Exchange Commission on September 22, 1994, as amended through the date hereof, including the Company's Proxy Statement dated October 26, 1994 constituting a part thereof; (iii) the Annual Reports on Form 10-K of the Company and Fleet for each year in the three-year period ended December 31, 1993; (iv) the Quarterly Reports on Form 10-Q for the Company and Fleet for the three-month periods ended March 31, 1994 and June 30, 1994 (as amended by Form 10-Q/A dated October 26,
1994); (v) the Current Reports on Form 8-K of Fleet dated March 10, 1994, May 9, 1994, August 15, 1994, September 7, 1994, October 19, 1994 and October 21, 1994;
(vi) the Current Report on Form 8-K of the Company dated August 26, 1994; (vii) certain other publicly available financial and other information concerning the Company and Fleet and the trading markets for the publicly traded securities of the Company and Fleet; (viii) certain other internal information, including projections, relating to the Company and Fleet, prepared by the managements of the Company and Fleet and furnished to us for purposes of our analysis; and (ix) certain publicly available information concerning certain other depository institutions and holding companies, the trading markets for their securities and the nature and terms of certain other merger and acquisition transactions we believe relevant to our inquiry. We have also met with certain officers and representatives of the Company and Fleet to discuss the foregoing as well as other matters relevant to our inquiry.

In conducting our review and in arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us or publicly available and have not attempted independently to verify the same. We have relied upon the managements of the Company and Fleet as to the reasonableness and achievability of the projections (and the assumptions and bases therefor) provided to us, and we have assumed that such projections reflect the best currently available estimates and judgments of the managements of the Company and Fleet and that such projections will be realized in the amounts and in the time periods currently estimated by the managements of the Company and Fleet. We have also assumed without independent verification that the allowances for loan losses for the Company and Fleet are adequate to cover such losses. We have not made or obtained any evaluations or appraisals of the properties or assets of the Company or Fleet, nor have we examined any individual loan credit files. It is understood that we were retained by the Board of Directors of the Company, and that our opinion as expressed herein is limited to the fairness, from a financial point of view, to the holders of the Company Common Stock of the consideration to be received in the Merger and does not address the Company's underlying business decision to proceed with the Merger.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of the Company and Fleet, including interest income, interest expense, net interest income, net interest margin, non-interest income, non-interest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders' equity, capitalization, the amount and type of non-performing assets, loan losses and the reserve for loan losses, all as set forth in the financial statements for the Company and Fleet; (ii) the assets and liabilities of the Company and Fleet, including the loan and investment portfolios, deposits, other liabilities, historical and current liability sources, costs and liquidity; (iii) certain pro forma combined financial information for the Company and Fleet; (iv) historical and current market data for the Company Common Stock and Fleet Common Stock; and (v) the nature and terms of certain other merger and acquisition transactions involving depository institutions and holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of depository institutions and holding companies generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and on the information made available to us through the date hereof. This letter does not constitute a recommendation to the Board of Directors or to any shareholder of the Company with respect to any approval of the Merger.

Based upon and subject to the foregoing, we are of the opinion as investment bankers that, as of the date hereof, the consideration to be received in the Merger is fair, from a financial point of view, to the holders of the Company Common Stock.

                                            Very truly yours,

                                            SALOMON BROTHERS INC

                                                                       EXHIBIT C

                        DELAWARE GENERAL CORPORATION LAW
                           SEC.262. APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to the provisions of subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with the provisions of subsection (d) of this Section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this Chapter shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this Section. As used in this Section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a non-stock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a non-stock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Sections 251, 252, 254, 257, 258, or 263 of this Chapter;

          (1) provided, however, that no appraisal rights under this Section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or
     (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of Section 251 of this Chapter.

          (2) Notwithstanding the provisions of subsection (b)(1) of this Section, appraisal rights under this Section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this Chapter to accept for such stock anything except (i) shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof; (ii) shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders; (iii) cash in lieu of fractional shares or fractional depository receipts described in the foregoing clauses (i) and (ii); or (iv) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing clauses (i), (ii) and (iii) of this subsection.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this Chapter is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this Section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this Section, including those set forth in subsectiom (d) and
(e), shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this Section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) and (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this Section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with the provisions of this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this Chapter, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this Section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with the provisions of subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of

Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with the provisions of this Section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this Section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this Section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any other state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this Section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this Section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this Section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation into which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant's By-laws provide for indemnification to the extent permitted by Section 7-1.1-4.1 of the Rhode Island Business Corporation Law. Such section, as adopted by the By-laws, requires the Registrant to indemnify directors, officers, employees or agents against judgments, fines, reasonable costs, expenses and counsel fees paid or incurred in connection with any proceeding to which such director, officer, employee or agent or his legal representative may be a party (or for testifying when not a party) by reason of his being a director, officer, employee or agent, provided that such director, officer, employee or agent shall have acted in good faith and shall have reasonably believed (a) if he was acting in his official capacity that his conduct was in the Registrant's best interests, (b) in all other cases that his conduct was at least not opposed to its best interest, and (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. The Registrant's By-laws provide that such rights to indemnification are contract rights and that the expenses incurred by an indemnified person shall be paid in advance of a final disposition of any proceeding; provided, however, that if required under applicable law, such person must deliver a written affirmation that he has met the standards of care required under such provisions to be entitled to indemnification and provides an undertaking by or on behalf of such person to repay all amounts advanced if it is ultimately determined that such person is not entitled to indemnification. With respect to possible indemnification of directors, officers and controlling persons of the Registrant for liabilities arising under the Securities Act of 1933 (the "Act") pursuant to such provisions, the Registrant is aware that the Securities and Exchange Commission has publicly taken the position that such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.  The following is a list of Exhibits to this Registration
Statement:

 2      --    Agreement and Plan of Merger dated as of May 9, 1994, as amended and restated as of August 26, 1994, between Fleet Financial Group, Inc. and
              NBB Bancorp, Inc. (included in Part I as Exhibit A to the Proxy
              Statement-Prospectus included in this Registration Statement).
 3      --    Restated Articles and Bylaws of the Fleet (incorporated by reference to
              Exhibit 1 of Fleet's Form 10-8 Quarterly Report dated June 30, 1992).
 4(a)   --    Shareholder Rights Plan of Fleet (incorporated by reference to Fleet's
              Registration Statement on Form 8-A dated November 29, 1990, as amended by a First Amendment to Rights Agreement dated March 28, 1991 and as further amended by a Second Amendment to Rights Agreement dated July 12,
              1991, as reported on a Form 8 Amendment to Application or Report dated
              September 6, 1991 and as further amended by a Third Amendment to Rights
              Agreement dated February 20, 1995, as reported on a Form 8-A/A dated March 17, 1995).
 4(b)   --    Instruments defining the rights of security holders, including indentures (Fleet has no instruments defining the rights of holders of equity or debt securities where the amount of securities authorized thereunder exceeds 10% of the total assets of Fleet and its subsidiaries on a consolidated basis. Fleet hereby agrees to furnish a copy of any such instrument to the Commission upon request).
 4(c)   --    Form of Rights Certificate for stock purchase rights issued to Whitehall
              Associates, L.P., and KKR Partners II, L.P. (incorporated by reference to Exhibit 4(c) of Fleet's Form 8-K Current Report dated July 12, 1991).
 4(d)   --    Form of Warrant Agreement (incorporated by reference to Exhibit 4(d) of
              Fleet's Registration Statement No. 33-55579 on Form S-4).
 5      --    Opinion of Edwards & Angell as to legality.
 8      --    Form of Opinion of Goodwin, Procter & Hoar as to federal income tax matters (incorporated by reference to Exhibit 8 of Fleet's Registration
              Statement No. 33-55579 on Form S-4).
12      --    Computation of Consolidated Ratios of Earnings to Fixed Charges and
              Earnings to Fixed Charges and Dividends on Preferred Stock (incorporated by reference to Exhibit 12 of Fleet's Registration Statement No. 33-55579
              on Form S-4).
23(a)   --    Consent of KPMG Peat Marwick LLP (as to Fleet).
23(b)   --    Consent of KPMG Peat Marwick LLP (as to NBB).
23(c)   --    Consent of Salomon Brothers Inc. (incorporated by reference to Exhibit 23(c)
              of Fleet's Registration Statement No. 33-55579 on Form S-4).
23(d)   --    Consent of Edwards & Angell (included in Exhibit 5).
25      --    Powers of Attorney (included on signature pages).
99(a)   --    Opinion of Salomon Brothers Inc (included in Part I as Exhibit B to the
              Proxy Statement-Prospectus included in this Registration Statement).
99(b)   --    Form of Proxy (incorporated by reference to Exhibit 99(b) of Fleet's
              Registration Statement No. 33-55579 on Form S-4).
        --    Financial Statement Schedules. Not Applicable.
   (b)

ITEM 22.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to Item 20 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
                                     II-2

                          SIGNATURES AND AMENDMENTS

     Each person whose signature appears below hereby constitutes and appoints the Chairman and President, the Executive Vice President and Chief Financial Officer or the Secretary of the Registrant, or any one of them, acting alone, as his true and lawful attorney-in-fact, with full power and authority to execute in the name, place and stead of each such person in any and all capacities and to file, an amendment or amendments to the Registration Statement (and all exhibits thereto) and any documents relating thereto, which amendments may make such changes in the Registration Statement as said officer or officers so acting deem(s) advisable.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Providence, and State of Rhode Island, on April 11, 1995.

                                          FLEET FINANCIAL GROUP, INC.

                                          By: /s/    TERRENCE MURRAY
                                              ------------------------------
                                                     Terrence Murray
                                                 Chairman and President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 11, 1995.

                SIGNATURES                                     TITLE
                ----------                                     -----
     /s/     TERRENCE MURRAY                    Chairman and President, Chief
- ------------------------------------------      Executive Officer and Director
             Terrence Murray

    /s/     EUGENE M. MCQUADE                   Executive Vice President and Chief
- ------------------------------------------      Financial Officer
            Eugene M. McQuade

   /s/     ROBERT C. LAMB, JR.                  Controller
- ------------------------------------------
           Robert C. Lamb, Jr.

   /s/     WILLIAM BARNET, III                  Director
- ------------------------------------------
           William Barnet, III

   /s/      BRADFORD R. BOSS                    Director
- ------------------------------------------
            Bradford R. Boss

   /s/    PAUL J. CHOQUETTE, JR.                Director
- ------------------------------------------
          Paul J. Choquette, Jr.

   /s/      JAMES F. HARDYMON                   Director
- ------------------------------------------
            James F. Hardymon

   /s/       ROBERT M. KAVNER                   Director
- ------------------------------------------
             Robert M. Kavner

   /s/       LAFAYETTE KEENEY                   Director
- ------------------------------------------
             Lafayette Keeney

   /s/      RAYMOND C. KENNEDY                  Director
- ------------------------------------------
            Raymond C. Kennedy

  /s/        RUTH R. MCMULLIN                   Director
- ------------------------------------------
             Ruth R. McMullin

                SIGNATURES                                   TITLE
                ----------                                   -----
     /S/     ARTHUR C. MILOT                               Director
- ------------------------------------------
             Arthur C. Milot

     /S/    THOMAS D. O'CONNOR                             Director
- ------------------------------------------
            Thomas D. O'Connor

     /S/    MICHAEL B. PICOTTE                             Director
- ------------------------------------------
            Michael B. Picotte

     /S/      JOHN A. REEVES                               Director
- ------------------------------------------
              John A. Reeves

     /S/     JOHN R. RIEDMAN                               Director
- ------------------------------------------
             John R. Riedman

     /S/      JOHN S. SCOTT                                Director
- ------------------------------------------
              John S. Scott

                                               II-4